As Filed with the Securities and Exchange Commission on May 11, 2004
Registration No. 333-110830

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Anthem, Inc.

(Exact name of Registrant as specified in its charter)

Indiana	6324	35-2145715
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

120 Monument Circle

Indianapolis, Indiana 46204
(317) 488-6000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David R. Frick, Esq.

Executive Vice President and Chief Legal and Administrative Officer
Anthem, Inc.
120 Monument Circle
Indianapolis, Indiana 46204
(317) 488-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Stephen M. Kotran, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	James A. Aschleman, Esq. Baker & Daniels 300 North Meridian Street Suite 2700 Indianapolis, Indiana 46204 (317) 237-0300	Thomas C. Geiser, Esq. WellPoint Health Networks Inc. 1 WellPoint Way Thousand Oaks, California 91362 (818) 234-4000	Gary I. Horowitz, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

    Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

          The boards of directors of Anthem and WellPoint have approved a merger of the two companies. Our combined company will be named WellPoint, Inc. Its corporate headquarters will be located in Indianapolis, Indiana.

          If the merger is completed, WellPoint stockholders will have the right to receive $23.80 in cash, without interest, and one share of Anthem common stock for each share of WellPoint common stock they hold. Anthem shareholders will continue to own their existing Anthem shares. The implied value of one share of WellPoint common stock on May 10, 2004, the last practicable trading day before the distribution of this document, was $109.79, based on the closing price of Anthem common stock on that date plus $23.80. This value will fluctuate prior to the completion of the merger.

          We have agreed to file an application with the New York Stock Exchange to have Anthem’s stock listed on the New York Stock Exchange under the symbol “WLP.”

          Approximately 158,022,638 shares of common stock of Anthem will be issued to WellPoint stockholders in the merger, based on the number of shares of WellPoint common stock outstanding on March 31, 2004. These shares will represent approximately 53% of the outstanding common stock of Anthem after the merger. Anthem shares held by Anthem shareholders before the merger will represent approximately 47% of the outstanding common stock of Anthem after the merger.

          We cannot complete the merger unless, among other things, the shareholders of Anthem approve the stock issuance and the articles amendment, and the stockholders of WellPoint adopt the merger agreement. Anthem will hold a special meeting of its shareholders and WellPoint will hold a special meeting of its stockholders to vote on these proposals. Your vote is important. The places, dates and times of the special meetings are as follows:

For Anthem shareholders:
June 28, 2004
11:00 a.m., local time
Anthem, Inc.
120 Monument Circle
Indianapolis, Indiana 46204

Anthem’s board of directors
unanimously recommends that Anthem
shareholders vote FOR the articles
amendment and the issuance of Anthem
common stock in the merger.	For WellPoint stockholders:
June 28, 2004
9:00 a.m., local time
Hyatt Westlake Plaza
880 South Westlake Boulevard
Westlake Village, California 91361

WellPoint’s board of directors unanimously
recommends that WellPoint stockholders
vote FOR the adoption of the merger agreement.

          This document describes the special meetings, the merger, documents related to the merger and other related matters. Please read this entire document carefully, including the section discussing risk factors beginning on page 18. You can also obtain information about our companies from documents that we have each previously filed with the Securities and Exchange Commission.

          Anthem common stock is listed on the New York Stock Exchange under the symbol “ATH.” WellPoint common stock is listed on the New York Stock Exchange under the symbol “WLP.”

Larry C. Glasscock	Leonard D. Schaeffer
Chairman, President and Chief Executive Officer	Chairman and Chief Executive Officer
Anthem, Inc.	WellPoint Health Networks Inc.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Anthem common stock to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

          The date of this joint proxy statement/prospectus is May 11, 2004, and it is first being mailed or otherwise delivered to Anthem shareholders and WellPoint stockholders on or about May 20, 2004.

REFERENCES TO ADDITIONAL INFORMATION

      This document incorporates important business and financial information about Anthem and WellPoint from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document, other than certain exhibits or schedules to those documents, by requesting them in writing or by telephone from the appropriate company at the following addresses:

Anthem, Inc. 120 Monument Circle Indianapolis, Indiana 46204 Attention: Corporate Secretary Telephone (800) 985-0999	WellPoint Health Networks Inc. 1 WellPoint Way Thousand Oaks, California 91362 Attention: Investor Relations Telephone (818) 234-4000

      You will not be charged for any of these documents that you request. Anthem shareholders or WellPoint stockholders requesting documents should do so by June 21, 2004 in order to receive them before the special meetings.

      See “WHERE YOU CAN FIND MORE INFORMATION” on page 128.

VOTE BY MAIL, ELECTRONICALLY OR BY TELEPHONE

      Anthem shareholders of record may submit their proxies:

•	by mail by writing to Anthem, Inc., Attn: Corporate Secretary, 120 Monument Circle, Indianapolis, Indiana 46204;

•	by telephone by calling the toll-free number (877) 779-8683 on a touch-tone phone and following the recorded instructions; or

•	through the Internet by visiting a website established for that purpose at www.eproxyvote.com/ath and following the instructions.

      WellPoint stockholders of record may submit their proxies:

•	by mail by writing to WellPoint Health Networks Inc., 1 WellPoint Way, Thousand Oaks, California 91362;

•	by telephone by calling the toll-free number (800) 435-6710 on a touch-tone phone and following the recorded instructions; or

•	through the Internet by visiting a website established for that purpose at http://www.eproxy.com/wlp and following the instructions.

120 Monument Circle

Indianapolis, Indiana 46204

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Anthem’s Shareholders:

      NOTICE IS HEREBY GIVEN that a special meeting of Anthem shareholders will be held at Anthem’s headquarters, 120 Monument Circle, Indianapolis, Indiana 46204, at 11:00 a.m., local time, on June 28, 2004. The purpose of the Anthem special meeting is to consider and to vote upon the following matters:

•	a proposal to issue shares of Anthem common stock in the merger contemplated by the Amended and Restated Agreement and Plan of Merger, effective as of October 26, 2003, among Anthem, Anthem Holding Corp., a direct wholly owned subsidiary of Anthem, and WellPoint;

•	a proposal to amend the articles of incorporation of Anthem that would change Anthem’s name to WellPoint, Inc.; and

•	such other business as may properly come before the Anthem special meeting or any adjournment or postponement thereof.

      In the merger, each share of WellPoint common stock will be converted into the right to receive $23.80 in cash, without interest, and one share of Anthem common stock. Your attention is directed to the joint proxy statement/prospectus accompanying this notice for a discussion of the merger. A copy of the merger agreement is included as Appendix A to the accompanying joint proxy statement/ prospectus.

      Anthem has fixed the close of business on May 10, 2004, as the record date for the Anthem special meeting, and only Anthem shareholders of record at such time will be entitled to receive notice of and to vote at the special meeting or any adjournment or postponement thereof. In order to approve the issuance of Anthem common stock in the merger, the total number of votes cast at the special meeting must represent over 50% of all Anthem common stock entitled to vote and a majority of the shares voting at the Anthem special meeting must vote in favor of the issuance. In order to approve the amendment to the articles of incorporation of Anthem in connection with the merger, the total number of votes cast at the Anthem special meeting must represent over 25% of all Anthem common stock entitled to vote and a greater number of votes cast by the holders of Anthem common stock at the Anthem special meeting must be in favor of the amendment than against it. Therefore, your vote is very important. A complete list of Anthem shareholders entitled to vote at the Anthem special meeting will be made available for inspection by any Anthem shareholder for five business days prior to the Anthem special meeting at the principal executive offices of Anthem and at the time and place of the Anthem special meeting.

      All Anthem shareholders entitled to notice of, and to vote at, the Anthem special meeting are cordially invited to attend the Anthem special meeting in person. However, to ensure your representation at the special meeting, please submit your proxy, either by mail, by telephone or through the Internet with voting instructions. The submission of your proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of Anthem common stock entitled to vote who is present at the Anthem special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the vote is taken at the Anthem special meeting.

      The Anthem board of directors has unanimously approved the articles amendment and the merger agreement and unanimously recommends that Anthem shareholders vote “FOR” the articles amendment and the issuance of Anthem common stock in the merger.

      YOUR VOTE IS IMPORTANT.

BY ORDER OF THE BOARD OF DIRECTORS,

Nancy L. Purcell

Corporate Secretary

May 11, 2004

1 WellPoint Way

Thousand Oaks, California 91362

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To WellPoint’s Stockholders:

      NOTICE IS HEREBY GIVEN that a special meeting of WellPoint stockholders will be held at the Hyatt Westlake Plaza, 880 South Westlake Boulevard, Westlake Village, California 91361 at 9:00 a.m., local time, on June 28, 2004. The purpose of the WellPoint special meeting is to consider and vote upon the following matters:

•	a proposal to adopt the Amended and Restated Agreement and Plan of Merger, effective as of October 26, 2003, among Anthem, Anthem Holding Corp., a direct wholly owned subsidiary of Anthem, and WellPoint; and

•	such other business as may properly come before the WellPoint special meeting or any adjournment or postponement thereof.

      In the merger, each share of WellPoint common stock will be converted into the right to receive $23.80 in cash, without interest, and one share of Anthem common stock. Your attention is directed to the joint proxy statement/ prospectus accompanying this notice for a discussion of the merger. A copy of the merger agreement is included as Appendix A to the accompanying joint proxy statement/ prospectus.

      WellPoint has fixed the close of business on May 10, 2004 as the record date for the WellPoint special meeting, and only WellPoint stockholders of record at such time will be entitled to receive notice of and to vote at the special meeting or any adjournment or postponement thereof. In order to adopt the merger agreement, a majority of the outstanding shares of WellPoint common stock entitled to vote thereon must vote to adopt the merger agreement. Therefore, your vote is very important. A list of WellPoint stockholders entitled to vote at the special meeting will be available for inspection by any stockholder during regular business hours at WellPoint’s offices, 1 WellPoint Way, Thousand Oaks, California 91362, for 10 days prior to the date of the special meeting and will also be available at the special meeting.

      All WellPoint stockholders entitled to notice of, and to vote at, the WellPoint special meeting are cordially invited to attend the WellPoint special meeting in person. However, to ensure your representation at the special meeting, please submit your proxy, either by mail, by telephone or through the Internet with voting instructions. The submission of your proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of WellPoint common stock entitled to vote who is present at the WellPoint special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the vote is taken at the WellPoint special meeting.

      The WellPoint board of directors has unanimously determined that the terms of the merger agreement and the transactions contemplated by it are advisable, fair to and in the best interests of WellPoint and its stockholders and unanimously recommends that WellPoint stockholders vote “FOR” the adoption of the merger agreement.

      YOUR VOTE IS IMPORTANT.

BY ORDER OF THE BOARD OF DIRECTORS,

Thomas C. Geiser
Secretary

May 11, 2004

Indemnification of Directors and Officers	114
Amendment of Articles of Incorporation or Certificate of Incorporation	115
Amendment and Repeal of Bylaws and Regulations	116
COMPARATIVE MARKET PRICES AND DIVIDENDS	118
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION	119
EXPERTS	127
LEGAL MATTERS	127
OTHER MATTERS	127
WHERE YOU CAN FIND MORE INFORMATION	128
APPENDICES
APPENDIX A Amended and Restated Agreement and Plan of Merger, effective as of October 26, 2003, among Anthem, Inc., Anthem Holding Corp. and WellPoint Health Networks Inc.	A-1
APPENDIX B Opinion of Goldman, Sachs & Co.	B-1
APPENDIX C Opinion of Lehman Brothers Inc.	C-1
APPENDIX D Section 262 of the Delaware General Corporation Law Appraisal Rights	D-1
TAX OPINION OF BAKER & DANIELS
TAX OPINION OF SIMPSON THACHER & BARTLETT LLP
LETTER FROM PRICEWATERHOUSECOOPERS LLP
CONSENT OF ERNST & YOUNG LLP
CONSENT OF PRICEWATERHOUSECOOPERS LLP
FORM OF PROXY CARD OF ANTHEM
FORM OF PROXY CARD OF WELLPOINT
CONSENT OF GOLDMAN, SACHS & CO.
CONSENT OF LEHMAN BROTHERS INC.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen in the merger?

A:	We are proposing to merge our companies. In most mergers, one company becomes a subsidiary of the other company. In our merger, WellPoint will merge into a wholly owned subsidiary of Anthem. WellPoint stockholders will exchange their shares of common stock for newly issued shares of common stock of Anthem and cash and Anthem shareholders will retain their existing shares. We expect that upon the completion of the merger, about 47% of the outstanding common stock of Anthem will be held by former Anthem shareholders and about 53% of the outstanding common stock of Anthem will be held by former WellPoint stockholders. After the closing of the merger, Anthem will change its name to WellPoint, Inc.

Q:	When are the shareholders’ meetings?

A:	Each company’s meeting will take place on June 28, 2004. The location of each meeting is specified on the cover page to this document.

Q:	What do I need to do now?

A:	After you have carefully read this entire document, please vote your shares of either Anthem common stock or WellPoint common stock. You may do this either by completing, signing, dating and mailing the enclosed proxy card or by submitting your proxy by telephone or through the Internet, as explained in this document. This will enable your shares to be represented and voted at the Anthem special meeting or the WellPoint special meeting.

Anthem’s board of directors unanimously recommends that Anthem shareholders vote “FOR” the articles amendment and the issuance of Anthem common stock in the merger.

WellPoint’s board of directors unanimously recommends that WellPoint stockholders vote “FOR” the adoption of the merger agreement.

Q:	Why is my vote important?

A:	If you do not return your proxy card, submit your proxy by telephone or through the Internet or vote in person at your special meeting, it will be more difficult for Anthem and WellPoint to obtain the necessary quorum to hold their special meetings. In addition, if you are an Anthem shareholder, your failure to vote will have the result of reducing the aggregate number of shares voting and the number of affirmative votes required to approve the articles amendment and the issuance of Anthem common stock in the merger. If you are a WellPoint stockholder, your failure to vote will have the same effect as a vote against the adoption of the merger agreement.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, and you should follow the directions your broker provides. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q:	What if I fail to instruct my broker?

A:	If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted toward a quorum at the respective special meeting, but it will otherwise have the consequences set forth above under “Why is my vote important?”

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. Holders of record of Anthem and WellPoint common stock are invited to attend their respective special meetings and to vote in person at their meetings. If a broker holds your shares, then you are not a record holder and you must ask your broker how you can vote in person at the special meeting.

Q:	Can I change my vote?

A:	Yes. If you have not voted through your broker, there are three ways you can change your proxy instructions after you have submitted your proxy card, or submitted your proxy by telephone or through the Internet.

•	First, you may send a written notice revoking your proxy to the person to whom you submitted your proxy.

•	Second, you may complete and submit a new proxy card or submit a new proxy by telephone or through the Internet. The latest proxy actually received from an Anthem shareholder or a WellPoint stockholder before the meeting will be counted, and any earlier proxy will automatically be revoked.

•	Third, you may attend the Anthem special meeting or the WellPoint special meeting and vote in person. Any earlier proxy will thereby be automatically revoked. However, simply attending the meeting without voting will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions you receive from your broker in order to change or revoke your vote.

Q:	If I am a WellPoint stockholder, should I send in my stock certificates now?

A:	No. You should not send in your stock certificates at this time. WellPoint stockholders will need to exchange their WellPoint stock certificates for cash and shares of Anthem common stock after we complete the merger. We will send you instructions for exchanging WellPoint stock certificates at that time.

Q:	If I am an Anthem shareholder, should I send in my stock certificate now?

A:	No. Anthem shareholders do not need to exchange their stock certificates as a result of the merger or the change of Anthem’s name.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger in mid-2004. However, we cannot assure you when or if the merger will occur. We must first obtain the approvals of our shareholders and stockholders at the special meetings and the remaining necessary regulatory approvals, as well as satisfy other closing conditions contained in the merger agreement.

Q:	What are the tax consequences of the merger to me?

A:	Your tax consequences will depend on your basis in WellPoint common stock. For more detail, see “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” on page 91.

Q:	Whom should I call with questions?

A:	Anthem shareholders and WellPoint stockholders with any questions about the merger and related transactions should call Georgeson Shareholder Communications, Inc. toll-free at (866) 468-0444.

SUMMARY

      This summary highlights selected information from this document. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents to which this document refers you in order to fully understand the merger and the related transactions. See “WHERE YOU CAN FIND MORE INFORMATION” on page 128. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

The Companies (page 36)

     Anthem

120 Monument Circle

       Indianapolis, Indiana 46204
       (317) 488-6000

      Anthem, Inc. (“Anthem”) is one of the nation’s largest publicly traded health benefits companies, serving more than 12.5 million members or customers as of March 31, 2004, primarily in Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado, Nevada and Virginia, excluding the immediate suburbs of Washington, D.C. Anthem owns the exclusive right to market its products and services using the Blue Cross® and Blue Shield® names and marks in all nine states under license agreements with the Blue Cross Blue Shield Association, an association of independent Blue Cross and Blue Shield plans. Anthem seeks to be a leader in the health benefits industry by offering a broad selection of flexible and competitively priced health benefits products.

     WellPoint

1 WellPoint Way

       Thousand Oaks, California 91362
       (818) 234-4000

      WellPoint Health Networks Inc. (“WellPoint”) is one of the nation’s largest publicly traded managed health care companies, serving approximately 15.4 million medical and approximately 45.9 million specialty members as of March 31, 2004 through Blue Cross of California, Blue Cross Blue Shield of Georgia, Blue Cross Blue Shield of Missouri, Blue Cross Blue Shield of Wisconsin, UNICARE and HealthLink. Through its subsidiaries, WellPoint offers a broad spectrum of network-based managed care plans including PPOs, HMOs, POS plans and other hybrid plans and traditional indemnity plans. Specialty products include pharmacy benefits management, dental, vision, life insurance, preventive care, disability insurance, behavioral health, COBRA and flexible benefits account administration.

     Anthem Holding Corp.

      Anthem Holding Corp. is an Indiana corporation and a direct wholly owned subsidiary of Anthem. Anthem Holding Corp. was formed exclusively for the purpose of completing the merger.

Reasons for the Merger (page 45 and page 48)

      Our companies are proposing to merge because, among other things, we believe that:

•	by combining them we can create a stronger company that can provide significant benefits to our shareholders and customers alike;

•	both companies have a common strategic focus on delivering the highest value to customers and, working together, we expect to expand future opportunities and capture new efficiencies; and

•	the merger will strengthen the combined company’s position as a competitor in the health benefits industry by allowing us opportunities to create innovative products at lower prices than we can accomplish separately.

Recommendations to Shareholders (page 45 and page 48)

      The Anthem board of directors has unanimously approved the articles amendment and the merger agreement and unanimously recommends that Anthem’s shareholders vote “FOR” the articles amendment and the issuance of Anthem common stock in the merger.

      The WellPoint board of directors has unanimously determined that the terms of the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of WellPoint and its stockholders and unanimously recommends that WellPoint stockholders vote “FOR” the adoption of the merger agreement.

The Merger (page 41)

      We are proposing a merger of WellPoint with and into Anthem Holding Corp., with Anthem Holding Corp. as the surviving entity in the merger. After the merger is completed, the surviving entity will be a wholly owned subsidiary of Anthem.

Merger Consideration (page 41)

      As a result of the merger, each WellPoint stockholder will have the right to receive $23.80 in cash, without interest, and one share of Anthem common stock for each share of WellPoint common stock held. Upon the completion of the merger, we expect that Anthem shareholders will own approximately 47% of Anthem and WellPoint stockholders will own approximately 53% of Anthem. Anthem will not issue any fractional shares. In lieu of fractional shares, WellPoint stockholders will receive an amount in cash equal to the value of any fractional shares that would have been issued, which value will be based on the closing price of Anthem common stock on the trading day on which the merger is completed.

For example: If you hold 100 shares of WellPoint common stock, you will receive $2,380.00 in cash plus 100 shares of Anthem common stock.

Share Information and Comparative Market Prices (page 16 and page 118)

      Anthem common stock is listed on the New York Stock Exchange under the symbol “ATH.” WellPoint common stock is listed on the New York Stock Exchange under the symbol “WLP.” The following table sets forth the closing sale prices of Anthem common stock and WellPoint common stock as reported on the New York Stock Exchange on October 24, 2003, the last trading day before we announced the merger, and on May 10, 2004, the last practicable trading day before the distribution of this document. This table also shows the implied value of one share of WellPoint common stock, which we calculated by adding the closing price of Anthem common stock on those dates and $23.80.

			Implied Value of
	Anthem	WellPoint	One Share of
	Common	Common	WellPoint
	Stock	Stock	Common Stock

October 24, 2003	$77.26	$83.93	$101.06
May 10, 2004	$85.99	$109.50	$109.79

      The market prices of both Anthem common stock and WellPoint common stock will fluctuate prior to the merger. Therefore, you should obtain current market quotations for Anthem common stock and WellPoint common stock.

Material United States Federal Income Tax Consequences of the Merger to WellPoint Stockholders (page 91)

      The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), so that you will recognize gain (but not loss) for United States federal income tax purposes as a result of the merger to the extent of any cash received as part of the merger consideration. The merger is conditioned on the receipt of legal opinions that the merger will qualify as a reorganization for United States federal income tax purposes. For a more complete discussion of the United States federal income tax consequences of the merger, see “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” on page 91.

      Tax matters can be complicated and the tax consequences of the merger to WellPoint stockholders will depend on each stockholder’s particular tax situation. WellPoint stockholders should consult their tax advisors to fully understand the tax consequences of the merger to them.

Opinion of Anthem’s Financial Advisor (page 51)

      Goldman, Sachs & Co. delivered its opinion to Anthem’s board of directors to the effect that, as of October 26, 2003, and based upon and subject to the factors and assumptions set forth therein and based upon other matters that Goldman, Sachs & Co. considers relevant, the $23.80 in cash and one share of Anthem common stock to be paid for each outstanding share of WellPoint common stock pursuant to the merger agreement is fair, from a financial point of view, to Anthem.

      The full text of the written opinion of Goldman, Sachs & Co., dated October 26, 2003, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this document. Goldman, Sachs & Co. provided its opinion for the information and assistance of Anthem’s board of directors in connection with its consideration of the merger. The Goldman, Sachs & Co. opinion is not a recommendation as to how any holder of Anthem common stock should vote. Anthem’s shareholders are urged to read the opinion in its entirety.

Opinion of WellPoint’s Financial Advisor (page 57)

      Lehman Brothers Inc. delivered its written opinion to WellPoint’s board of directors to the effect that, as of October 26, 2003, and based upon and subject to the factors and assumptions set forth therein, the $23.80 in cash and one share of Anthem common stock to be paid for each outstanding share of WellPoint common stock (other than certain shares, such as shares held by subsidiaries of WellPoint) is fair, from a financial point of view, to WellPoint stockholders.

      The full text of the written opinion of Lehman Brothers, dated October 26, 2003, which discusses the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion, is attached as Appendix C to this proxy statement/prospectus. Lehman Brothers provided its opinion for the information and assistance of WellPoint’s board of directors in connection with its consideration of the transaction. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any holder of WellPoint common stock as to how such holder should vote in connection with the merger. WellPoint’s stockholders are urged to read the opinion in its entirety.

Anthem Shareholders Do Not Have Dissenters’ Rights and WellPoint Stockholders Have Dissenters’ Rights (page 68)

      Anthem is incorporated in Indiana; WellPoint is incorporated in Delaware. Under Indiana law, Anthem shareholders do not have any right to a court determination of the fair value of their shares of Anthem common stock in connection with the merger. Under Delaware law, WellPoint stockholders have the right to a court determination of the fair value of their shares of common stock in connection with the merger.

The Merger Agreement (page 75)

      The merger agreement is attached as Appendix A to this document. We urge you to read the entire merger agreement because it is the legal document governing the merger.

Conditions that Must Be Satisfied or Waived for the Merger to Occur (page 79)

      As more fully described in this document and the merger agreement, the completion of the merger depends on a number of conditions being satisfied or waived, including receipt of shareholder and other approvals and tax opinions.

      Although we expect to complete the merger in mid-2004, we cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page 87)

      We may mutually agree to terminate the merger agreement before completing the merger, even after approval by Anthem shareholders of the articles amendment and the issuance of Anthem common stock and the adoption by WellPoint stockholders of the merger agreement. Each of us may also terminate the merger agreement if Anthem’s shareholders do not approve the articles amendment or the issuance of Anthem common stock in the merger, or if WellPoint’s stockholders do not adopt the merger or if a final injunction is issued against the merger.

      Also, either of us may decide to terminate the merger agreement, even after the requisite shareholder approvals and stockholder adoption, as the case may be, have been received, if the merger has not been completed by November 30, 2004, or, generally, if the closing conditions in the merger agreement, such as obtaining the necessary regulatory approvals, have become incapable of satisfaction or the other party has materially breached the merger agreement and the breach has not been cured or is incapable of being cured.

      In addition, Anthem may terminate the merger agreement under the circumstances described in the merger agreement if WellPoint’s board of directors withdraws, amends or modifies its recommendation of the merger in a manner adverse to Anthem or adopts or recommends a business combination transaction with a person other than Anthem. WellPoint may terminate the merger agreement under the circumstances described in the merger agreement if Anthem’s board of directors withdraws, amends or modifies its recommendation of the merger in a manner adverse to WellPoint.

Termination Fees (page 88)

      We have agreed that, under specific circumstances described in the merger agreement, WellPoint will be obligated to pay Anthem a termination fee of $550 million. These circumstances include WellPoint’s board of directors withdrawing, amending or modifying its recommendation of the merger in a manner adverse to Anthem as well as circumstances involving a proposed third-party business combination transaction with WellPoint if:

•	the WellPoint board of directors approves or recommends the business combination transaction with the third party;

•	WellPoint stockholders do not adopt the merger agreement and WellPoint enters into a third-party business combination transaction within 12 months of termination of the merger agreement; or

•	WellPoint materially breaches its agreement to, among other things, use its reasonable best efforts to obtain its stockholders’ adoption of the merger agreement, recommend the merger, not exempt third parties from the threshold restrictions on WellPoint stock ownership and not solicit a business combination with a third party, and WellPoint enters into a third-party business combination transaction within 12 months of termination of the merger agreement.

      We have also agreed that, under specific circumstances described in the merger agreement, Anthem will be obligated to pay WellPoint a termination fee of $550 million. These circumstances include Anthem’s board of directors withdrawing, amending or modifying its recommendation of the merger in a manner adverse to WellPoint as well as circumstances involving a proposed third-party business combination transaction with Anthem if:

•	Anthem shareholders do not approve the stock issuance and the articles amendment, and Anthem enters into a third-party business combination transaction within 12 months of termination of the merger agreement; or

•	Anthem materially breaches its agreement to, among other things, use its reasonable best efforts to obtain its shareholders’ approval of the stock issuance and the articles amendment, not exempt third parties from the threshold restrictions on Anthem stock ownership and not solicit a business combination transaction with a third party, and Anthem enters into a third-party business combination transaction within 12 months of termination of the merger agreement.

Treatment of WellPoint Stock Options and Restricted Stock (page 88)

      At the completion of the merger, each outstanding WellPoint employee and director stock option, whether vested or unvested, will be automatically converted into an option to purchase Anthem common stock.

      The number of shares of Anthem common stock underlying the new Anthem option will equal the number of shares of WellPoint common stock for which the corresponding WellPoint option was exercisable, multiplied by the option exchange ratio, with any fractional share that results being rounded to the nearest whole share. The per share exercise price of each new Anthem option will equal the exercise price of the corresponding WellPoint option divided by the option exchange ratio rounded to the nearest whole cent. The option exchange ratio is equal to the sum of 1 plus a fraction, the numerator of which is $23.80 and the denominator of which is the closing trading price of Anthem common stock on the business day prior to the completion of the merger. For pro forma purposes, we are using an option exchange ratio of 1.269 based on Anthem’s April 30, 2004 closing price. All other terms of WellPoint options will remain unchanged after the conversion.

      Each share of outstanding WellPoint restricted common stock held by employees or directors will be treated the same as shares of WellPoint common stock outstanding, except as discussed under “Treatment of WellPoint Stock Options and Restricted Stock” on page 88.

WellPoint’s Directors and Executive Officers Have Financial Interests in the Merger (page 69)

      WellPoint’s directors and executive officers have interests in the merger as individuals that are in addition to, and that may be different from, their interests as WellPoint stockholders. Each of the Anthem board of directors and the WellPoint board of directors was aware of these interests of WellPoint directors and executive officers and considered them in its respective decision to approve and adopt the merger agreement.

      These interests include:

•	An employment agreement with WellPoint’s Chief Executive Officer and a severance plan covering certain officers of WellPoint and its subsidiaries that provide these officers with various severance benefits if their employment is terminated following the merger;

•	Certain cash payments upon the completion of the merger and, if employment continues through specified periods following the merger, cash payments after the merger under the employment agreement with WellPoint’s Chief Executive Officer and the severance plan covering certain officers of WellPoint and its subsidiaries;

•	Acceleration and vesting of options and restricted stock for executive officers of WellPoint if the executive officer terminates employment under certain circumstances after the merger; and

•	The right to continued indemnification and insurance coverage by the combined company for events occurring prior to or at the time of the merger.

      In addition, eight members of WellPoint’s board of directors will become members of Anthem’s board of directors upon completion of the merger, and Leonard D. Schaeffer, the Chairman and Chief Executive Officer of WellPoint, will become Chairman of the board of directors of Anthem. Roger E. Birk, a WellPoint director since 1993, has indicated that he will retire from the WellPoint board effective upon completion of the merger.

Board After the Merger (page 65)

      After the merger, the board of directors of Anthem will have 19 members, consisting of 11 current members of Anthem’s board of directors designated by Anthem (including Larry C. Glasscock) and eight current members of WellPoint’s board of directors designated by WellPoint (including Leonard D. Schaeffer).

Executive Officers (page 66)

      After the merger, Leonard D. Schaeffer of WellPoint will be Chairman of the board of directors of Anthem and Larry C. Glasscock of Anthem will be the President and Chief Executive Officer and a director of Anthem. By the second anniversary of the completion of the merger, Leonard D. Schaeffer will retire as Chairman and as a director of Anthem and Larry C. Glasscock will succeed him as Chairman.

      Certain executive officers of WellPoint will hold positions with Anthem after the merger.

Regulatory and Other Approvals We Must Obtain for the Merger (page 38)

      WellPoint has insurance company or HMO subsidiaries that are organized under the laws of California, Delaware, Georgia, Illinois, Missouri, Oklahoma, Puerto Rico, Texas, Virginia, West Virginia and Wisconsin. Pursuant to applicable insurance and HMO laws and regulations, and before the merger may be consummated, the insurance commissioner and, where applicable, HMO regulator, in each of these jurisdictions must review and approve the acquisition of control of the insurance company or HMO subsidiary domiciled in its respective jurisdiction. Anthem and WellPoint have made appropriate filings and applications with these insurance and HMO regulators, as specified by the applicable insurance and HMO laws and regulations. As of the date of this proxy statement/prospectus, approvals have been received from the regulators in Delaware, Illinois, Missouri, Oklahoma, Puerto Rico, Texas, Virginia, West Virginia and Wisconsin. Approvals remain pending before the regulators in California and Georgia.

      In addition to the filings with and approvals from the domiciliary insurance and HMO regulators, pre-acquisition notifications of the merger under state insurance antitrust laws and regulations are required in certain states in which insurance company or HMO subsidiaries of both Anthem and WellPoint operate. All such filings have been made.

      Additionally, the Blue Cross Blue Shield Association must approve the transfer to Anthem of WellPoint’s licenses to use the Blue Cross and Blue Shield names and marks in WellPoint’s geographical territories. Anthem and WellPoint submitted a joint application requesting that, in connection with the completion of the merger, the Blue Cross Blue Shield Association grant to Anthem the licenses for the WellPoint territory. On March 18, 2004, the Board of Directors of the Blue Cross Blue Shield Association unanimously approved the application and the transfer to Anthem of WellPoint’s licenses.

      Furthermore, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act, and the rules and regulations thereunder provide that the merger may not be completed until premerger notification filings have been made with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and the specified waiting period thereunder has expired or is terminated. Even after the waiting period expires or is terminated, the Department of Justice and the Federal Trade Commission will have the authority to challenge the merger on antitrust grounds before or after the merger is completed. In January 2004, each of Anthem and WellPoint filed a notification and report form for the merger with the Federal Trade Commission and the Department of Justice.

      On February 26, 2004, the federal antitrust agencies granted an early termination of the waiting period under the HSR Act in connection with the proposed transaction. On that day, the federal antitrust agencies also granted an early termination of the HSR waiting period with respect to the HSR notification of Mr. Leonard D. Schaeffer in which he reported the anticipated number of shares of Anthem voting securities he would acquire upon completion of the merger. On March 9, 2004, the Department of Justice issued a statement announcing the closing of its investigation in connection with the proposed transaction.

      Although we do not know of any reason why we cannot obtain the remaining approvals in a timely manner, we cannot be certain when or if we will obtain them, or what conditions may be imposed by any other regulatory authority as a condition to granting its approval.

The Rights of WellPoint Stockholders Will Be Governed by Different Laws and New Governing Documents After the Merger (page 102)

      Anthem is incorporated in Indiana; WellPoint is incorporated in Delaware. Indiana and Delaware law differ, as do the rights of shareholders and stockholders, as applicable, under the organizational documents of Anthem and WellPoint. Accordingly, the rights of WellPoint stockholders may change materially as a result of the completion of the merger and the WellPoint stockholders becoming Anthem shareholders.

Headquarters, Name and Listing of Common Stock of Anthem (page 41 and page 67)

      We agreed that Anthem will have its corporate headquarters and principal executive offices in Indianapolis, Indiana. We also agreed that Anthem’s name would be changed to WellPoint, Inc. In addition, we have agreed to file an application to have the common stock of Anthem listed on the New York Stock Exchange under the ticker symbol “WLP.”

Accounting Treatment of the Merger by Anthem (page 90)

      Anthem will account for the merger as a purchase for financial reporting purposes.

The Anthem Articles Amendment and Bylaws Amendment (page 66)

      Anthem shareholders are being asked to approve an amendment to the Anthem articles of incorporation that would change the name of Anthem to WellPoint, Inc. A form of the articles amendment is attached as Exhibit A to the merger agreement.

      Pursuant to the merger agreement, Anthem has approved, subject to the completion of the merger, an amendment to its bylaws that implements various governance arrangements consistent with the merger structure. A form of the bylaws amendment is attached as Exhibit B to the merger agreement.

Anthem Special Meeting (page 29)

      Meeting. The Anthem special meeting will be held on June 28, 2004, at 11:00 a.m., local time, at the headquarters of Anthem, 120 Monument Circle, Indianapolis, Indiana 46204. At the Anthem special meeting, Anthem shareholders will be asked:

1.	to approve the issuance of shares of Anthem common stock in the merger;

2.	to approve the articles amendment of Anthem that would change Anthem’s name to WellPoint, Inc.

3.	to act on such other matters as may be properly brought before the Anthem special meeting.

      Record Date. Anthem shareholders may cast one vote at the Anthem special meeting for each share of Anthem common stock that they owned at the close of business on May 10, 2004. On that date, there were 138,661,566 shares of Anthem common stock entitled to vote at the special meeting.

      Required Vote. In order to approve the issuance of Anthem common stock in the merger, the total number of votes cast at the Anthem special meeting must represent over 50% of all Anthem common stock entitled to vote and a majority of the shares voting at the Anthem special meeting must vote in favor of the issuance. To approve the articles amendment, the total number of votes cast at the Anthem special meeting must represent over 25% of all Anthem common stock entitled to vote and a greater number of votes cast at the Anthem special meeting by the holders of Anthem common stock must be in favor of the amendment than against it.

      An Anthem shareholder’s failure to vote, a broker non-vote or an abstention will not constitute a vote for or against the approval of the articles amendment or the issuance of Anthem common stock in the merger, but will reduce the aggregate number of shares voting at the Anthem special meeting and the number of shares of Anthem common stock required to approve the issuance of shares of Anthem common stock in the merger or the articles amendment.

      As of the Anthem record date, directors and executive officers of Anthem and their affiliates beneficially owned or had the right to vote 916,465 shares of Anthem common stock, or less than 1% of the outstanding Anthem common stock entitled to be voted at the special meeting. At that date, directors and executive officers of WellPoint and their affiliates, including WellPoint, beneficially owned or had the right to vote approximately 1,114,031 shares of Anthem common stock entitled to be voted at the meeting, or less than 1% of the outstanding Anthem common stock. To Anthem’s knowledge, directors and executive officers of Anthem and their affiliates intend to vote their Anthem common stock in favor of the articles amendment and the issuance of Anthem common stock in the merger.

WellPoint Special Meeting (page 33)

      Meeting. The WellPoint special meeting will be held at the Hyatt Westlake Plaza, 880 South Westlake Boulevard, Westlake Village, California 91361, at 9:00 a.m., local time, on June 28, 2004. At the WellPoint special meeting, the WellPoint stockholders will be asked:

1.	to adopt the merger agreement; and

2.	to act on such other matters as may be properly brought before the WellPoint special meeting.

      Record Date. WellPoint stockholders may cast one vote at the WellPoint special meeting for each share of WellPoint common stock they owned at the close of business on May 10, 2004, the WellPoint record date. On that date, there were 158,355,635 shares of WellPoint common stock entitled to vote at the special meeting.

      Required Vote. To adopt the merger agreement, a majority of the holders of the outstanding shares of WellPoint common stock entitled to vote must be voted in favor of the adoption of the merger agreement. Accordingly, a WellPoint stockholder’s failure to vote, a broker non-vote or an abstention will have the same effect as a vote against adoption of the merger agreement.

      As of the WellPoint record date, directors and executive officers of WellPoint and their affiliates beneficially owned or had the right to vote 1,510,172 shares of WellPoint common stock, or less than 1% of the outstanding WellPoint common stock entitled to vote at the special meeting. On that date, directors and executive officers of Anthem and their affiliates, including Anthem, beneficially owned or had the right to vote 100 shares of WellPoint common stock entitled to vote at the meeting, or less than 1% of the outstanding WellPoint common stock. To WellPoint’s knowledge, directors and executive officers of WellPoint and their affiliates intend to vote their common stock in favor of the adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ANTHEM

      The following table summarizes financial information for Anthem. Anthem prepared this information using its unaudited consolidated financial statements for the three-month periods ended March 31, 2004 and 2003, and its audited consolidated financial statements for each of the years in the five-year period ended December 31, 2003, which have been audited by Ernst & Young LLP. You should read this information in conjunction with Anthem’s unaudited and audited consolidated financial statements and notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Anthem’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and Annual Report on Form 10-K for the year ended December 31, 2003, each of which is incorporated herein by reference. See “WHERE YOU CAN FIND MORE INFORMATION” on page 128. In Anthem’s opinion, the selected financial data for the three-month periods ended March 31, 2004 and 2003, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of that data. The selected consolidated financial data do not necessarily indicate the results to be expected in the future.

	As of and for the
	Three Months Ended
	March 31		As of and for the Year Ended December 31

	2004	2003	2003	2002(1)	2001	2000(1)	1999(1),(2)

			($ in millions, except per share data)
Income Statement Data
Total operating revenue(3)	$4,467.9	$4,015.9	$16,477.1	$12,990.5	$10,120.3	$8,543.5	$6,080.6
Total revenue	4,574.1	4,100.3	16,771.4	13,282.3	10,444.7	8,771.0	6,270.1
Income from continuing operations	295.6	191.7	774.3	549.1	342.2	226.0	50.9
Net income	295.6	191.7	774.3	549.1	342.2	226.0	44.9
Per Share Data(4)
Basic income from continuing operations	$2.14	$1.38	$5.60	$4.61	$3.31	$2.19	$0.49
Diluted income from continuing operations	2.08	1.36	5.45	4.51	3.30	2.18	0.49
Other Data (unaudited)
Benefit expense ratio(5)	82.1%	82.2%	80.8%	82.4%	84.5%	84.7%	84.6%
Administrative expense ratio (5)	17.4%	17.8%	18.9%	19.3%	19.6%	21.2%	24.2%
Income before income taxes and minority interest as a percentage of total revenue	8.6%	7.4%	7.3%	6.1%	5.0%	3.8%	1.0%
Members (000s)(6)
Midwest	5,981	5,498	5,688	5,234	4,854	4,454	4,253
East	2,653	2,582	2,600	2,434	2,260	2,093	1,397
West	1,108	889	939	836	769	595	486
Southeast	2,777	2,567	2,700	2,549	—	—	—
Total	12,519	11,536	11,927	11,053	7,883	7,142	6,136
Balance Sheet Data
Cash and investments	$7,863.0	$6,858.0	$7,379.7	$6,643.0	$4,478.2	$3,714.6	$2,972.4
Total assets(7)	13,929.9	12,650.3	13,438.6	12,439.3	6,337.1	5,708.5	4,816.2
Long-term debt	1,663.7	1,660.3	1,662.8	1,659.4	818.0	597.5	522.0
Total liabilities(7)	7,574.4	7,174.3	7,438.7	7,077.0	4,277.1	3,788.7	3,155.3
Total shareholders’ equity(8)	6,355.5	5,476.0	5,999.9	5,362.3	2,060.0	1,919.8	1,660.9

(1)	The net assets and results of operations for Blue Cross Blue Shield of New Hampshire, Blue Cross and Blue Shield of Colorado and Blue Cross and Blue Shield of Nevada, Blue Cross and Blue Shield of Maine,

and Trigon Healthcare, Inc. are included from their respective acquisition dates of October 27, 1999, November 16, 1999, June 5, 2000, and July 31, 2002.

(2)	Income from continuing operations and net income for 1999 includes contributions totaling $114.1 million ($71.8 million, net of tax) to non-profit foundations in the states of Kentucky, Ohio and Connecticut to settle charitable asset claims.

(3)	Operating revenue is obtained by adding premiums, administrative fees and other revenue.

(4)	There were no shares or dilutive securities outstanding prior to November 2, 2001 (date of Anthem’s demutualization and initial public offering). Accordingly, amounts prior to 2002 represent pro forma earnings per share. For comparative pro forma earnings per share presentation, the weighted average shares outstanding and the effect of dilutive securities for the period from November 2, 2001, to December 31, 2001, was used to calculate pro forma earnings per share for all periods prior to 2002.

(5)	The benefit expense ratio represents benefit expenses as a percentage of premium revenue. The administrative expense ratio represents administrative expense as a percentage of total operating revenue.

(6)	Excludes TRICARE members of 128,000 and 129,000 at December 31, 2000 and 1999, respectively. The TRICARE operations were sold on May 31, 2001.

(7)	Certain prior year amounts have been reclassified to conform to current-year presentation.

(8)	Represents policyholders’ surplus prior to Anthem’s demutualization on November 2, 2001.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF WELLPOINT

      The following table summarizes financial information for WellPoint. WellPoint prepared this information using its unaudited consolidated financial statements for the three-month periods ended March 31, 2004 and 2003 and its audited consolidated financial statements for each of the years in the five-year period ended December 31, 2003, which have been audited by PricewaterhouseCoopers LLP. You should read this information in conjunction with WellPoint’s unaudited and audited consolidated financial statements and notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in WellPoint’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and Annual Report on Form 10-K for the year ended December 31, 2003, as amended by Amendment No. 1 on Form 10-K/A, each of which is incorporated herein by reference. See “WHERE YOU CAN FIND MORE INFORMATION” on page 128. In WellPoint’s opinion, the selected financial data for the three-month periods ended March 31, 2004 and 2003 include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of that data. The selected consolidated financial data do not necessarily indicate the results to be expected in the future.

	As of and for the
	Three Months Ended
	March 31		As of and for the Year Ended December 31

	2004	2003	2003	2002	2001	2000	1999

	($ in millions, except per share data)
Consolidated Income Statements(1)
Revenues:
Premium revenue	$5,256.3	$4,548.4	$19,156.7	$16,206.2	$11,577.1	$8,583.7	$6,896.9
Management services and other revenue	306.2	226.2	944.8	818.4	609.7	451.8	429.3
Investment income	83.6	66.3	258.2	314.0	241.8	193.5	159.2

	5,646.1	4,840.9	20,359.7	17,338.6	12,428.6	9,229.0	7,485.4
Operating expenses:
Health care services and other benefits	4,187.4	3,717.5	15,428.8	13,211.1	9,436.3	6,935.4	5,533.1
Selling expense	217.1	192.0	807.6	681.8	502.6	394.2	328.6
General and administrative expense	725.7	589.7	2,477.7	2,166.7	1,666.6	1,265.2	1,075.4

	5,130.2	4,499.2	18,714.1	16,059.6	11,605.5	8,594.8	6,937.1
Operating income	515.9	341.7	1,645.6	1,279.0	823.1	634.2	548.3
Interest expense(2)	12.2	12.8	50.6	66.8	49.9	24.0	17.1
Other expense, net	11.7	7.0	36.2	55.1	74.7	45.9	40.8

Income before provision for income taxes, extraordinary item and cumulative effect of accounting change	492.0	321.9	1,558.8	1,157.1	698.5	564.3	490.4
Provision for income taxes	196.8	128.8	623.6	462.9	283.8	222.0	191.3

Income before extraordinary item and cumulative effect of accounting change	295.2	193.1	935.2	694.2	414.7	342.3	299.1
Extraordinary gain from negative goodwill on acquisition	—	—	—	8.9	—	—	—
Cumulative effect of accounting change, net of tax	—	—	—	—	—	—	(20.6)

Net income	$295.2	$193.1	$935.2	$703.1	$414.7	$342.3	$278.5

	As of and for the
	Three Months Ended
	March 31		As of and for the Year Ended December 31

	2004	2003	2003	2002	2001	2000	1999

	($ in millions, except per share data)
Per Share Data(3)
Income before extraordinary item and cumulative effect of accounting change (2):
Earnings per share	$1.92	$1.33	$6.34	$4.81	$3.27	$2.74	$2.27
Earnings per share assuming full dilution	$1.85	$1.29	$6.16	$4.61	$3.15	$2.64	$2.20
Extraordinary gain:
Earnings per share	$—	$—	$—	$0.06	$—	$—	$—
Earnings per share assuming full dilution	$—	$—	$—	$0.06	$—	$—	$—
Cumulative effect of accounting change:
Loss per share	$—	$—	$—	$—	$—	$—	$(0.16)
Loss per share assuming full dilution	$—	$—	$—	$—	$—	$—	$(0.15)
Net income:
Earnings per share	$1.92	$1.33	$6.34	$4.87	$3.27	$2.74	$2.11
Earnings per share assuming full dilution	$1.85	$1.29	$6.16	$4.67	$3.15	$2.64	$2.05
Operating Statistics(4)
Medical care ratio	79.7%	81.7%	80.5%	81.5%	81.5%	80.8%	80.2%
Selling expense ratio	3.9%	4.0%	4.0%	4.0%	4.1%	4.4%	4.5%
General and administrative expense ratio	13.0%	12.4%	12.3%	12.7%	13.7%	14.0%	14.7%
Net income ratio	5.3%	4.0%	4.7%	4.1%	3.4%	3.8%	3.8%
Medical Membership (in thousands) (5)(6)	15,376.8	14,199.7	15,011.3	13,810.6	10,908.3	8,200.9	7,515.0
Balance Sheet Data
Cash and investments(7)	$8,850.3	$7,026.8	$7,918.9	$6,575.3	$4,986.1	$3,780.1	$3,258.7
Total assets(7)	15,957.1	12,053.5	14,788.7	11,470.6	7,590.3	5,597.1	4,639.2
Long-term debt	1,238.9	1,163.6	1,238.3	1,011.6	838.0	400.9	347.9
Total equity(8)	5,948.2	4,018.6	5,429.9	3,976.7	2,132.6	1,644.4	1,312.7

(1)	WellPoint’s consolidated results of operations for the periods presented above include the results of several acquisitions.

(2)	In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. With the rescission of FASB Statement No. 4, gains and losses from the extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30. In applying the provisions of APB Opinion No. 30, WellPoint had determined that the extinguishment of debt under its Zero Coupon Convertible Subordinated Debentures did not meet the requirements of unusual or infrequent and therefore would not be included as an extraordinary item with the rescission of FASB Statement No. 4. For the years ended December 31, 2002 and 1999, WellPoint reclassified an extraordinary loss of $6.3 million, which included a tax benefit of $2.5 million, and an extraordinary gain of $3.1 million, which included a tax expense of $1.2 million, respectively, to interest expense. For the years ended December 31, 2002 and 1999, the impact to Earnings Per Share on Income before extraordinary item and cumulative effect of accounting change was a loss of $0.03 and a gain of $0.02, respectively, and on a diluted basis, a loss of $0.03 and a gain of $0.01, respectively.

(3)	Per share data for the years ended December 31, 2001, 2000 and 1999 have been adjusted to reflect the two-for-one stock split in the form of a 100% stock dividend that occurred on March 15, 2002.

(4)	The medical care ratio represents health care services and other benefits as a percentage of premium revenue. All other ratios are shown as a percentage of premium revenue and management services and other revenue combined.

(5)	Membership numbers are approximate and include some estimates based upon the number of contracts at the relevant date and an actuarial estimate of the number of members represented by each contract. Membership numbers as of December 31, 2001, 2000, and 1999 have been adjusted to include members from two WellPoint-owned or WellPoint-controlled rental networks as well as WellPoint’s proportionate share of members associated with a joint venture providing Medicaid services in Puerto Rico. The total members associated with these entities for December 31, 2001, 2000 and 1999 were 381,102, 331,733 and 215,000, respectively. Membership numbers for the periods subsequent to December 31, 2001 also include members from these entities.

(6)	Effective December 31, 2003, WellPoint revised its medical membership counting methodology to include estimated “host” members using the national BlueCard program. Host members are generally members who reside in a state in which a WellPoint subsidiary is the Blue Cross and/or Blue Shield licensee and who are covered under an employer-sponsored health plan issued by a non-WellPoint controlled Blue Cross and/or Blue Shield licensee. Host members are computed using, among other things, an estimate of the average number of BlueCard claims received per member per month. Total BlueCard host members as of March 31, 2004 and 2003 were 1,196,000 and 748,490, respectively. Total BlueCard host members as of December 31, 2003, 2002 and 2001 were 1,002,113, 587,272 and 380,286, respectively. Medical membership data as of March 31, 2003, December 31, 2002 and 2001 have been revised to include these members. Medical membership data as of December 31, 2000 and 1999 have not been revised to include these BlueCard host members.

(7)	Certain amounts for periods prior to 2004 have been reclassified to conform to the 2004 presentation.

(8)	No cash dividends were declared in any of the periods presented.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

      The following selected unaudited pro forma combined financial information combines historical amounts of Anthem and WellPoint, adjusted to reclassify WellPoint’s information to a consistent presentation format and to reflect the effects of the merger. The table sets forth the information as if the merger had become effective on March 31, 2004, with respect to balance sheet data, and at the beginning of the periods presented, with respect to income statement data. The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting. See “ACCOUNTING TREATMENT” on page 90. The selected unaudited pro forma combined financial data has been derived from and should be read in conjunction with the unaudited pro forma combined financial information and the related notes included herein and should be read in conjunction with the consolidated financial statements of Anthem and WellPoint, which are incorporated herein by reference. See “WHERE YOU CAN FIND MORE INFORMATION” on page 128 and “UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION” on page 119.

      The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, should not be relied upon as being indicative of the results that could actually have been obtained if the merger had been in effect for the periods described below or the future results of the combined company.

	As of and for the
	Three Months
	Ended	For the Year Ended
	March 31, 2004	December 31, 2003

	($ in millions)
Unaudited Pro Forma Combined Income Statement Data:
Total operating revenue	$10,022.7	$36,559.5
Total revenues	10,201.1	37,066.6
Net income	541.4	1,501.2
Unaudited Pro Forma Combined Balance Sheet Data:
Investments	$14,642.5
Goodwill and other intangible assets	18,151.5
Total assets	39,874.5
Total current policy liabilities	5,820.7
Long-term debt, less current portion	5,771.7
Total shareholders’ equity	18,570.9

COMPARATIVE PER SHARE DATA

      The following table sets forth for Anthem common stock and WellPoint common stock certain historical, pro forma and pro forma equivalent per share financial information. The pro forma and pro forma equivalent per share information gives effect to the merger as if the merger had been effective at the beginning of the periods presented, in the case of the net income and dividends declared data presented, and on the dates presented, in the case of the book value data presented. The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting. See “ACCOUNTING TREATMENT” on page 90. The information in the following table is based on, and should be read together with, the pro forma information that appears elsewhere in this document and the historical information of Anthem and WellPoint, which is incorporated into this document by reference. See “WHERE YOU CAN FIND MORE INFORMATION” on page 128 and “UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION” on page 119.

      The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, should not be relied upon as being indicative of the results that could actually have been obtained if the merger had been in effect for the periods described below or the future results of the combined company.

				Per Equivalent
	Anthem	WellPoint	Pro Forma	WellPoint
	Historical	Historical	Combined(1)	Share(2)

Net income per share for the three months ended March 31, 2004:
Basic	$2.14	$1.92	$1.85	$1.85
Diluted	2.08	1.85	1.78	1.78
Net income per share for the year ended December 31, 2003:
Basic	$5.60	$6.34	$5.11	$5.11
Diluted	5.45	6.16	4.90	4.90
Cash dividends declared
For the year ended December 31, 2003	—	—	—	—
For the three months ended March 31, 2004	—	—	—	—
Book value
As of March 31, 2004	$45.92	$38.30	$63.47	$63.47

(1)	Shares of WellPoint common stock outstanding (other than shares held by WellPoint subsidiaries) will be converted at a rate of 1.0 shares of Anthem common stock for each share of WellPoint common stock. In addition, it was assumed that the 20.0 million options and deferred share rights for WellPoint common stock outstanding were converted into Anthem stock options at a rate of 1.269 Anthem shares for each WellPoint share, the exchange ratio resulting from an assumed value of $88.58 (Anthem’s closing price on April 30, 2004) for one share of Anthem common stock.

(2)	The per equivalent WellPoint share data was calculated by multiplying the pro forma combined per share data by 1.0, so that the pro forma combined per share data amounts are equated to the respective values for one share of WellPoint common stock.

RECENT DEVELOPMENTS

Anthem

      As discussed in Anthem’s quarterly report on Form 10-Q for the quarter ended March 31, 2004, which is incorporated by reference in this document, on April 28, 2004 Anthem reported net income for the quarter ended March 31, 2004 of $295.6 million, or $2.08 per share. Net income for the first quarter of 2003 was $191.7 million, or $1.36 per share. Net income in the current year quarter included $0.15 per share in net realized gains and $0.32 per share in tax benefits associated with a change in Indiana laws governing the state’s high-risk insurance pool. The first quarter of 2003 included $0.07 per share in net realized gains and an $0.11 per share benefit from the resolution of a litigation matter.

WellPoint

      On April 21, 2004, WellPoint reported net income for the quarter ended March 31, 2004, of $295.2 million, or $1.85 per diluted share. Net income for the quarter ended March 31, 2003 was $193.1 million, or $1.29 per diluted share. Investment income in the first quarter of 2004 included a net, after-tax realized investment gain of $9.9 million, or $0.06 per diluted share, compared with a net, after-tax realized investment gain of $3.7 million, or $0.02 per diluted share, in the first quarter of 2003, both of which were discussed in WellPoint’s press release dated April 21, 2004 announcing its earnings for the quarter ended March 31, 2004.

      A stockholder class action lawsuit was filed in the Superior Court of Ventura County, California on October 28, 2003 against WellPoint and its board of directors. The lawsuit, which is entitled Abrams v. WellPoint Health Networks Inc., et al., alleges that WellPoint’s directors breached their fiduciary duties to stockholders by approving the merger agreement with Anthem while in possession of non-public information regarding WellPoint’s financial results for the third quarter of 2003. See WellPoint’s quarterly report on Form 10-Q for the quarter ended March 31, 2004 for a more detailed discussion of this lawsuit.

RISK FACTORS

      In addition to the other information contained or incorporated by reference in this document, you should consider the following risk factors in determining how to vote at the special meetings of Anthem and WellPoint.

Risks Relating to the Merger

Anthem and WellPoint may experience difficulties in integrating their businesses, which could cause the combined company to lose many of the anticipated potential benefits of the merger.

•	We have entered into the merger agreement because we believe that the merger will be beneficial to our companies. Achieving the anticipated benefits of the merger will depend in part upon whether our two companies integrate our businesses in an efficient and effective manner. In particular, the successful combination of Anthem and WellPoint will depend on the integration of our respective businesses. We may not be able to accomplish this integration process smoothly or successfully. The necessity of coordinating geographically separated organizations and addressing possible differences in corporate cultures and management philosophies may increase the difficulties of integration. The integration of certain operations following the merger will require the dedication of significant management resources, which may temporarily distract management’s attention from our day-to-day business. Employee uncertainty and lack of focus during the integration process may also disrupt our business. Any inability of our management to integrate successfully the operations of our two companies could have a material adverse effect on our business, results of operations and financial condition.

We must obtain several governmental and other consents to complete the merger, which, if delayed, not granted, or granted with unacceptable conditions, may jeopardize or postpone the completion of the merger, result in additional expenditures of money and resources or reduce the anticipated benefits of the merger.

•	We must obtain certain remaining approvals and consents in a timely manner from state agencies prior to the completion of the merger. If we do not receive these approvals, or do not receive them on terms that satisfy the merger agreement, then we will not be obligated to complete the merger. The governmental agencies from which we will seek these approvals have broad discretion in administering the governing regulations. As a condition to approval of the merger, these agencies may impose requirements, limitations or costs that could negatively affect the way we conduct business. These requirements, limitations or costs could jeopardize or delay the completion of the merger. If we agree to any material requirements, limitations or costs in order to obtain any approvals required to complete the merger, these requirements, limitations or additional costs could adversely affect the two companies’ ability to integrate their operations or could reduce the anticipated benefits of the merger. This could result in a material adverse effect on our business, results of operations and financial condition. See “REGULATORY AND OTHER APPROVALS REQUIRED FOR THE MERGER” on page 38 for a more detailed discussion of required approvals and the status thereof as of the date of this joint proxy statement/prospectus.

Anthem will incur additional indebtedness to pay a portion of the merger consideration to WellPoint’s stockholders and we may incur additional indebtedness in the future. We will not be able to repay our indebtedness except through dividends from our subsidiaries, some of which are restricted in their ability under applicable insurance and other laws to pay such dividends. Such indebtedness could also adversely affect our ability to pursue desirable business opportunities.

•	Anthem currently intends to incur up to approximately $3.2 billion in debt to finance a portion of the cash payments to be made to WellPoint’s stockholders in the merger and the transaction costs associated with this proposed transaction. Anthem may also incur additional indebtedness in the future for other corporate purposes. As a holding company, we will have no operations and will be dependent on dividends from our subsidiaries for cash to fund our debt service and other corporate needs. State insurance and other laws will restrict the ability of our regulated subsidiaries to pay dividends. Anthem’s indebtedness could also limit our ability to pursue desirable business opportunities, and may affect our ability to maintain an investment grade rating for our indebtedness.

Anthem’s bridge loan agreement may contain conditions that may not be satisfied, in which case it would need to arrange for alternative sources of financing.

•	Anthem has entered into a commitment letter with respect to a bridge loan agreement under which it may borrow up to $3 billion. Pursuant to the commitment letter, the bridge loan agreement is to contain various conditions to Anthem’s ability to borrow under the bridge loan, including conditions related to (1) the absence of any change, occurrence or development since December 31, 2002 that could reasonably be expected to have a material adverse effect; (2) the receipt of all governmental, shareholder and third-party consents and approvals necessary in connection with the transaction; (3) the absence of any action, suit, investigation or proceeding pending or, to the knowledge of Anthem or WellPoint, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a material adverse effect; (4) Anthem’s long-term unsecured non-credit enhanced debt not being rated less than Baa3 by Moody’s and BBB by S&P; and (5) and such other conditions that are customary for transactions of this nature.

WellPoint shareholders cannot be sure of the market value of the shares of Anthem common stock that will be issued in the merger.

•	Upon the completion of the merger, each share of WellPoint common stock outstanding immediately prior to the merger will be converted into the right to receive cash and shares of Anthem common stock. Because the exchange ratio is fixed at one share of Anthem common stock for each share of WellPoint common stock, the market value of the Anthem common stock issued in the merger will depend upon the market price of a share of Anthem common stock upon the completion of the merger. This market value of Anthem common stock will fluctuate prior to the completion of the merger and therefore may be different at the time the merger is completed than it was at the time the merger agreement was signed and at the time of Anthem’s and WellPoint’s special meetings. Accordingly, WellPoint stockholders cannot be sure of the market value of the Anthem common stock that they will receive upon the completion of the merger or the market value of Anthem common stock at any time after the merger.

Risks Relating to the Business of Anthem, WellPoint and the Combined Company

Application of and/or changes in state and federal regulations may adversely affect our business, financial condition and results of operations. As holding companies, we are dependent on dividends from our subsidiaries. Our regulated subsidiaries are subject to state regulations, including restrictions on the payment of dividends and maintenance of minimum levels of capital.

•	Our insurance and health maintenance organization, or HMO, subsidiaries are subject to extensive regulation and supervision by the insurance or HMO regulatory authorities of each state in which they are licensed or authorized to do business, as well as to regulation by federal and local agencies. We cannot assure you that future regulatory action by state insurance or HMO authorities will not have a material adverse effect on the profitability or marketability of our health benefits or managed care products or on our business, financial condition and results of operations. In addition, because of both Anthem’s and WellPoint’s participation in government-sponsored programs such as Medicare and Medicaid, changes in government regulations or policy with respect to, among other things, reimbursement levels, could also adversely affect our business, financial condition and results of operations. In addition, we cannot assure you that application of the federal and/or state tax regulatory regime that currently applies to Anthem or WellPoint will not, or future tax regulation by either federal and/or state governmental authorities concerning the combined company could not, have a material adverse effect on our business, operations or financial condition.

•	In December 2000, the Department of Health and Human Services, known as HHS, promulgated certain regulations under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, related to the privacy of individually identifiable health information, or confidential health information. The new regulations require health plans, clearinghouses and providers to: comply with various requirements and restrictions related to the use, storage and disclosure of confidential health information; adopt rigorous internal procedures to protect confidential health information; and enter into specific written agreements with business associates to whom confidential health information is disclosed. These regulations do not preempt more stringent state laws and regulations that may apply to us. On February 20, 2003, HHS published the final regulation addressing security requirements to be met regarding accessibility of confidential health information. Health plans (other than small health plans) have until April 20, 2005 to comply with these new security standards. We are currently assessing the impact of this new regulation and believe the costs could be material.

•	State legislatures and Congress continue to focus on health care issues. From time to time, Congress has considered various forms of Patients’ Bill of Rights legislation which, if adopted, could fundamentally alter the treatment of coverage decisions under the Employee Retirement Income Security Act of 1974, or ERISA. Additionally, there recently have been legislative attempts to limit ERISA’s preemptive effect on state laws. If adopted, such limitations could increase our liability exposure and could permit greater state regulation of our operations. Other proposed bills and regulations at state and federal levels may impact certain aspects of our business, including provider contracting, claims payments and processing and confidentiality of health information. While we cannot predict if any of these initiatives will ultimately become effective or, if enacted, what their terms will be, their enactment could increase our costs, expose us to expanded liability or require us to revise the ways in which we conduct business. Further, as we continue to implement our e-business initiatives, uncertainty surrounding the regulatory authority, and requirements in this area may make it difficult to ensure compliance.

•	We are holding companies whose assets include all of the outstanding shares of common stock of our licensed insurance company and HMO subsidiaries. As holding companies, we depend on dividends from our subsidiaries and their receipt of dividends from our other regulated subsidiaries. Among other restrictions, state insurance and HMO laws may restrict the ability of our regulated subsidiaries to pay dividends. Our ability to pay dividends in the future to our shareholders and meet our obligations, including paying operating expenses and debt service on our outstanding and future indebtedness, will depend upon the receipt of dividends from our subsidiaries. An inability of our subsidiaries to pay dividends in the future in an amount sufficient for us to meet our financial obligations may materially adversely affect our business, financial condition and results of operations.

•	Most of our insurance and HMO subsidiaries are subject to risk-based capital, known as RBC, standards, imposed by their states of domicile. These laws are based on the RBC Model Act adopted by the National Association of Insurance Commissioners, or NAIC, and require our regulated subsidiaries to report their results of risk-based capital calculations to the departments of insurance and the NAIC. Failure to maintain the minimum RBC standards could subject our regulated subsidiaries to corrective action, including state supervision or liquidation. Our insurance and HMO subsidiaries are currently in compliance with the risk-based capital or other similar requirements imposed by their respective states of domicile.

Our inability to contain health care costs, efficiently implement increases in premium rates, maintain adequate reserves for policy benefits, maintain our current provider agreements or avoid a downgrade in our ratings may adversely affect our business, financial condition and results of operations.

•	Our profitability depends in large part on accurately predicting health care costs and on our ability to manage future health care costs through underwriting criteria, medical management, product design and negotiation of favorable provider contracts. The aging of the population and other demographic characteristics and advances in medical technology continue to contribute to rising health care costs. Government-imposed limitations on Medicare and Medicaid reimbursement have also caused the private sector to bear a greater share of increasing health care costs. Changes in health care practices, inflation, new technologies, the cost of prescription drugs, clusters of high cost cases, changes in the regulatory environment and numerous other factors affecting the cost of health care may adversely affect our ability to predict and manage health care costs, as well as our business, financial condition and results of operations.

•	In addition to the challenge of managing health care costs, we face pressure to contain premium rates. Our customer contracts may be subject to renegotiation as customers seek to contain their costs. Alternatively, our customers may move to a competitor to obtain more favorable premiums. Fiscal concerns regarding the continued viability of programs such as Medicare and Medicaid may cause decreasing reimbursement rates for government-sponsored programs in which we participate. A limitation on our ability to increase or maintain our premium levels could adversely affect our business, financial condition and results of operations.

•	The reserves we establish for health insurance policy benefits and other contractual rights and benefits are based upon assumptions concerning a number of factors, including trends in health care costs, expenses, general economic conditions and other factors. Actual experience will likely differ from assumed experience, and to the extent the actual claims experience is less favorable than estimated based on our underlying assumptions, our incurred losses would increase and future earnings could be adversely affected.

•	Our profitability is dependent upon our ability to contract on favorable terms with hospitals, physicians and other health care providers. The failure to maintain or to secure new cost-effective health care provider contracts may result in a loss in membership or higher medical costs. In addition, our inability to contract with providers, or the inability of providers to provide adequate care, could adversely affect our business.

•	Claims-paying ability and financial strength ratings by recognized rating organizations have become an increasingly important factor in establishing the competitive position of insurance companies and health benefits companies. Rating organizations continue to review the financial performance and condition of insurers. Each of the rating agencies reviews its ratings periodically and there can be no assurance that current ratings will be maintained in the future. We believe our strong ratings are an important factor in marketing our products to our customers, since ratings information is broadly disseminated and generally used throughout the industry. If our ratings are downgraded or placed under surveillance or review, with possible negative implications, the downgrade, surveillance or review could adversely affect our business, financial condition and results of operations. Our ratings reflect each rating agency’s opinion of our financial strength, operating performance and ability to meet our obligations to policyholders, and are not evaluations directed toward the protection of investors in our common stock and should not be relied upon when making a decision on how to vote at the meetings.

We face risks related to litigation.

•	We are, or may be, in the future a party to a variety of legal actions that affect any business, such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims and intellectual property-related litigation. In addition, because of the nature of our business, we are subject to a variety of legal actions relating to our business operations, including the design, management and offering of our products and services. These could include: claims relating to the denial of health care benefits; medical malpractice actions; allegations of anti-competitive and unfair business activities; provider disputes over compensation and termination of provider contracts; disputes related to self-funded business; disputes over co-payment calculations; claims related to the failure to disclose certain business practices; and claims relating to customer audits and contract performance.

•	A number of class action lawsuits have been filed against us and certain of our competitors in the managed care business. The suits are purported class actions on behalf of certain of our managed care members and network providers for alleged breaches of various state and federal laws. While we intend to defend these suits vigorously, we will incur expenses in the defense of these suits and cannot predict their outcome.

•	Recent court decisions and legislative activity may increase our exposure for any of these types of claims. In some cases, substantial non-economic, treble or punitive damages may be sought. We currently have insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage or the amount of insurance may not be enough to cover the damages awarded. In addition, certain types of damages, such as punitive damages, may not be covered by insurance, and insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future.

A reduction in the enrollment in our health benefits programs could have an adverse effect on our business and profitability. The health benefits industry is subject to negative publicity, which can adversely affect our profitability. Additionally, we face significant competition from other health benefits companies.

•	A reduction in the number of enrollees in our health benefits programs could adversely affect our business, financial condition and results of operations. Factors that could contribute to a reduction in enrollment include: failure to obtain new customers or retain existing customers; premium increases and benefit changes; our exit from a specific market; reductions in workforce by existing customers; negative publicity and news coverage; failure to attain or maintain nationally recognized accreditations; and general economic downturn that results in business failures.

•	The health benefits industry is subject to negative publicity. Negative publicity may result in increased regulation and legislative review of industry practices, which may further increase our costs of doing business and adversely affect our profitability by: adversely affecting our ability to market our products and services; requiring us to change our products and services; or increasing the regulatory burdens under which we operate.

•	In addition, as long as we use the Blue Cross and Blue Shield names and marks in marketing our health benefits products and services, any negative publicity concerning the Blue Cross Blue Shield Association or other Blue Cross Blue Shield Association licensees may adversely affect us and the sale of our health benefits products and services.

•	As a health benefits company, we operate in a highly competitive environment and in an industry that is currently subject to significant changes from business consolidations, new strategic alliances, legislative reform, aggressive marketing practices by other health benefits organizations and market pressures brought about by an informed and organized customer base, particularly among large employers. This environment has produced and will likely continue to produce significant pressures on the profitability of health benefits companies. In addition, the Gramm-Leach-Bliley Act, which gives banks and other financial institutions the ability to affiliate with insurance companies, could result in new competitors with significant financial resources entering our markets. We cannot assure you that we will be able to compete successfully against current and future competitors or that competitive pressures faced by us will not materially and adversely affect our business, financial condition and results of operations.

Regional concentrations of our business may subject us to economic downturns in those regions.

•	Our business operations include or consist of regional companies located in the Midwest, East and West (in the case of Anthem), and in the West, Midwest and South (in the case of WellPoint) with most of our revenues generated in the states of Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado, Nevada and Virginia (in the case of Anthem) and in the states of California, Missouri, Georgia and Wisconsin (in the case of WellPoint). Due to this concentration of business in a small number of states, we are exposed to potential losses resulting from the risk of an economic downturn in these states. If economic conditions in these states deteriorate, we may experience a reduction in existing and new business, which may have a material adverse effect on our business, financial condition and results of operations.

Anthem and WellPoint have built a significant portion of their current businesses through mergers and acquisitions and we expect to pursue acquisitions in the future. The following are some of the risks associated with acquisitions that could have a material adverse effect on our business, financial condition and results of operations:

•	some of the acquired businesses may not achieve anticipated revenues, earnings or cash flow;

•	we may assume liabilities that were not disclosed to us;

•	we may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems;

•	acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures;

•	we may finance future acquisitions by issuing common stock for some or all of the purchase price, which could dilute the ownership interests of our shareholders;

•	we may also incur additional debt related to future acquisitions; and

•	we would be competing with other firms, some of which may have greater financial and other resources, to acquire attractive companies.

Our investment portfolios are subject to varying economic and market conditions, as well as regulation. As Medicare fiscal intermediaries, we are subject to complex regulations. If we fail to comply with these regulations, we may be exposed to criminal sanctions and significant civil penalties. Moreover, we are using the Blue Cross and Blue Shield names and marks as identifiers for our products and services under licenses from the Blue Cross Blue Shield Association. The termination of these license agreements or changes in the terms and conditions of these license agreements could adversely affect our business, financial condition and results of operations.

•	The market value of our investments varies from time to time depending on economic and market conditions. For various reasons, we may sell certain of our investments at prices that are less than the carrying value of the investments. In addition, in periods of declining interest rates, bond calls and mortgage loan prepayments generally increase, resulting in the reinvestment of these funds at the then lower market rates. We cannot assure you that our investment portfolios will produce positive returns in future periods. Our regulated subsidiaries are subject to state laws and regulations that require diversification of our investment portfolios and limit the amount of investments in certain riskier investment categories, such as below-investment-grade fixed income securities, mortgage loans, real estate and equity investments, which could generate higher returns on our investments. Failure to comply with these laws and regulations might cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring statutory surplus and risk-based capital, and, in some instances, require the sale of those investments.

•	Like a number of other Blue Cross and Blue Shield companies, we serve as fiscal intermediaries for the Medicare program, which generally provides coverage for persons who are 65 or older and for persons with end-stage renal disease. Part A of the Medicare program provides coverage for services provided by hospitals, skilled nursing facilities and other health care facilities. Part B of the Medicare program provides coverage for services provided by physicians, physical and occupational therapists and other professional providers. One of WellPoint’s subsidiaries, United Government Services, currently serves as the largest Part A fiscal intermediary. As fiscal intermediaries, we receive reimbursement for certain costs and expenditures, which is subject to adjustment upon audit by the federal Centers for Medicare and Medicaid Services (formerly the Health Care Financing Administration). The laws and regula-

tions governing fiscal intermediaries for the Medicare program are complex, subject to interpretation and can expose a fiscal intermediary to penalties for non-compliance. Fiscal intermediaries may be subject to criminal fines, civil penalties or other sanctions as a result of such audits or reviews. While we believe that they are in compliance in all material respects with the regulations governing fiscal intermediaries, there are ongoing reviews by the federal government of Anthem’s activities under certain of Anthem’s Medicare fiscal intermediary contracts. One of Anthem’s subsidiaries, AdminaStar Federal, Inc., has received several subpoenas from the U.S. Office of the Inspector General, the Department of Health and Human Services and the U.S. Department of Justice seeking documents and information concerning its responsibilities as a Medicare Part B contractor in its Kentucky office, and requesting certain financial records from AdminaStar Federal, Inc. and from Anthem related to Anthem’s Medicare fiscal intermediary Part A and Part B operations.

•	We are a party to license agreements with the Blue Cross Blue Shield Association that entitle us to the exclusive use of the Blue Cross and Blue Shield names and marks in our geographic territories. The license agreements contain certain requirements and restrictions regarding our operations and our use of the Blue Cross and Blue Shield names and marks, including: minimum capital and liquidity requirements; enrollment and customer service performance requirements; participation in programs that provide portability of membership between plans; disclosures to the Blue Cross Blue Shield Association relating to enrollment and financial conditions; disclosures as to the structure of the Blue Cross and Blue Shield system in contracts with third parties and in public statements; plan governance requirements; a requirement that at least 80% (or, in the case of Blue Cross of California, substantially all) of a licensee’s annual combined net revenue attributable to health benefits plans within its service area must be sold, marketed, administered or underwritten under the Blue Cross and Blue Shield names and marks; a requirement that neither a plan nor any of its licensed affiliates may permit an entity other than a plan or a licensed affiliate to obtain control of the plan or the licensed affiliate or to acquire a substantial portion of its assets related to licensable services; a requirement that we guarantee the contractual and financial obligations of our licensed affiliates; and a requirement that we indemnify the Blue Cross Blue Shield Association against any claims asserted against it resulting from the contractual and financial obligations of any subsidiary that serves as a fiscal intermediary providing administrative services for Medicare Parts A and B. We believe that we and our licensed affiliates are currently in compliance with these standards. The standards under the license agreements may be modified in certain instances by the Blue Cross Blue Shield Association. For example, from time to time there have been proposals considered by the Blue Cross Blue Shield Association to modify the terms of the license agreement to restrict various potential business activities of licensees. These proposals have included, among other things, a limitation on the amount of health plan business that a Blue Cross Blue Shield Association licensee may conduct under a trade name other than the Blue Cross or Blue Shield name and a limitation on the ability of a licensee to make its provider networks available to insurance carriers or other entities not holding a Blue Cross Blue Shield license. To the extent that such amendments to the license agreement are adopted in the future, they could have a material adverse effect on the combined company’s future expansion plans or results of operations.

•	Upon the occurrence of an event causing termination of the license agreements, we would no longer have the right to use the Blue Cross and Blue Shield names and marks in one or more of our geographic territories. Furthermore, the Blue Cross Blue Shield Association would be free to issue a license to use the Blue Cross and Blue Shield names and marks in these states to another entity. Events that could cause the termination of a license agreement with the Blue Cross Blue Shield Association include failure to comply with minimum capital requirements imposed by the Blue Cross Blue Shield Association, a change of control or violation of the Blue Cross Blue Shield Association ownership limitations on our capital stock, impending financial insolvency, the appointment of a trustee or receiver or the commencement of any action against a licensee seeking its dissolution. We believe that the Blue Cross and Blue Shield names and marks are valuable identifiers of our products and services in the marketplace. Accordingly, termination of the license agreements could have a material adverse effect on our business, financial condition and results of operations.

The failure to effectively maintain and modernize our operations in an Internet environment could adversely affect our business.

•	Our businesses depend significantly on effective information systems, and we have many different information systems for our various businesses. Our information systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems in order to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards, and changing customer preferences. For example, HIPAA’s administrative simplification provisions and the Department of Labor’s claim processing regulations have required and will continue to require significant changes to current systems. In addition, we may from time to time obtain significant portions of our systems-related or other services or facilities from independent third parties, which may make our operations vulnerable to such third parties’ failure to perform adequately. As a result of our merger and acquisition activities, we have acquired additional systems. Our failure to maintain effective and efficient information systems, or our failure to efficiently and effectively consolidate our information systems to eliminate redundant or obsolete applications, could have a material adverse effect on our business, financial condition and results of operations.

•	Also, like many of our competitors in the health benefits industry, our vision for the future includes becoming a premier e-business organization by modernizing interactions with customers, brokers, agents, employees and other stakeholders through web-enabling technology and redesigning internal operations. We are developing our e-business strategy with the goal of becoming widely regarded as an e-business leader in the health benefits industry. The strategy includes not only sales and distribution of health benefits products on the Internet, but also implementation of advanced self-service capabilities benefiting customers, agents, brokers, partners and employees. There can be no assurance that we will be able to realize successfully our e-business vision or integrate e-business operations with our current method of operations. The failure to develop successful e-business capabilities could result in competitive and cost disadvantages to us as compared to our competitors.

Indiana law, and other applicable laws, and Anthem’s articles of incorporation and bylaws, may prevent or discourage takeovers and business combinations that our current shareholders and WellPoint’s former stockholders after the completion of the merger might consider in their best interests.

•	Indiana law and Anthem’s articles of incorporation and bylaws may delay, defer, prevent or render more difficult a takeover attempt that Anthem’s shareholders might consider in their best interests. For instance, they may prevent Anthem shareholders from receiving the benefit from any premium to the market price of Anthem’s common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of Anthem’s common stock if they are viewed as discouraging takeover attempts in the future.

•	After the merger, we will continue to be regulated as an insurance holding company and will continue to be subject to the insurance holding company acts of the states in which Anthem’s and WellPoint’s insurance company subsidiaries are domiciled, as well as similar provisions included in the health statutes and regulations of certain states where these subsidiaries are regulated as managed care companies or HMOs. The insurance holding company acts and regulations and these similar health provisions restrict the ability of any person to obtain control of an insurance company or HMO without prior regulatory approval. Under those statutes and regulations, without such approval (or an exemption), no person may acquire any voting security of a domestic insurance company or HMO, or an insurance holding company which controls an insurance company or HMO, or merge with such a holding company, if as a result of such transaction such person would “control” the insurance holding company, insurance company or HMO. “Control” is generally defined as the direct or indirect power to direct or cause the direction of the management and policies of a person and is presumed to exist if a person directly or indirectly owns or controls 10% or more of the voting securities of another person.

•	In addition to the restrictions described above, under the Indiana demutualization law, for a period of five years following November 2, 2001, the effective date of Anthem’s demutualization, no person may acquire beneficial ownership of 5% or more of the outstanding shares of Anthem’s common stock without the prior approval of the Indiana Insurance Commissioner and Anthem’s board of directors. Any Anthem shares acquired in violation of this restriction, including shares acquired by WellPoint stockholders in the merger that constitute 5% or more of the outstanding shares of Anthem common stock immediately after the merger without the prior approval of the Indiana Insurance Commissioner and Anthem’s board of directors, may not be voted at any shareholders’ meeting. This restriction does not apply to acquisitions made by Anthem or made pursuant to an employee benefit plan or employee benefit trust sponsored by Anthem. The Indiana Insurance Commissioner has adopted rules under which passive institutional investors could purchase 5% or more but less than 10% of Anthem’s outstanding common stock with the prior approval of Anthem’s board of directors and prior notice to the Indiana Insurance Commissioner.

•	Anthem’s articles of incorporation restrict the beneficial ownership of its capital stock in excess of specific ownership limits. The ownership limits restrict beneficial ownership of Anthem’s voting capital stock to less than 10% for institutional investors and less than 5% for noninstitutional investors, both as defined in Anthem’s articles of incorporation. Additionally, no person may beneficially own shares of Anthem common stock representing a 20% or more ownership interest in Anthem. These restrictions are intended to ensure Anthem’s compliance with the terms of its licenses with the Blue Cross Blue Shield Association. By agreement between Anthem and the Blue Cross Blue Shield Association, these ownership limits may be increased. Anthem’s articles of incorporation prohibit ownership of Anthem capital stock beyond these ownership limits without prior approval of a majority of Anthem’s continuing directors (as defined in Anthem’s articles of incorporation).

•	Certain other provisions included in Anthem’s articles of incorporation and bylaws may also have anti-takeover effects and may delay, defer or prevent a takeover attempt that Anthem’s shareholders might consider in their best interests. In particular, Anthem’s articles of incorporation and bylaws: permit Anthem’s board of directors to issue one or more series of preferred stock; divide Anthem’s board of directors into three classes serving staggered three-year terms; restrict the maximum number of directors; limit the ability of shareholders to remove directors; impose restrictions on shareholders’ ability to fill vacancies on Anthem’s board of directors; prohibit shareholders from calling special meetings of shareholders; impose advance notice requirements for shareholder proposals and nominations of directors to be considered at meetings of shareholders; and impose restrictions on shareholders’ ability to amend Anthem’s articles of incorporation and bylaws.

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

      This document contains a number of forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations and business of Anthem and WellPoint. These statements may be made directly in this document or may be incorporated in this document by reference to other documents and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “may,” “will,” “should,” “could,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential,” “intend” or similar expressions. Health benefits companies operate in a highly competitive, constantly changing environment that is significantly influenced by aggressive marketing and pricing practices of competitors, regulatory oversight and organizations that have resulted from business combinations. The following is a summary of factors, the results of which, either individually or in combination, if markedly different from our planning assumptions, could cause our results to differ materially from those expressed in any forward-looking statements contained in this document:

•	trends in health care costs and utilization rates;

•	our ability to secure sufficient premium rate increases in the face of cost increases;

•	competitor pricing below market trends of increasing costs;

•	increased government regulation of health benefits and managed care;

•	significant acquisitions or divestitures by major competitors;

•	introduction and utilization of new prescription drugs and technology;

•	a downgrade in our financial strength ratings;

•	an increased level of debt;

•	litigation targeted at health benefits companies;

•	our ability to contract with providers consistent with past practice;

•	our ability to consummate the merger;

•	our ability to achieve expected synergies and operating efficiencies in the merger within the expected time frames or at all and to successfully integrate our operations;

•	difficulties related to the integration of the business of Anthem and WellPoint may be greater than expected;

•	revenues following the merger may be lower than expected;

•	operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction;

•	the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule;

•	our ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction and the value of the transaction consideration;

•	the level of realization, if any, of expected cost savings and other synergies from the merger;

•	future bio-terrorist activity or other potential public health epidemics; and

•	general economic downturns.

      Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Anthem shareholders and WellPoint stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this document or the date of any document incorporated by reference.

      All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Anthem or WellPoint or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Anthem nor WellPoint undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE ANTHEM SPECIAL MEETING

      This section contains information from Anthem for Anthem shareholders about the special meeting of shareholders it has called to consider and approve the issuance of Anthem common stock in the merger and the articles amendment.

      Together with this document, Anthem is also sending you a notice of the Anthem special meeting and a form of proxy that is solicited by Anthem’s board of directors for use at the Anthem special meeting to be held on June 28, 2004 at 11:00 a.m., local time, at Anthem’s headquarters, 120 Monument Circle, Indianapolis, Indiana 46204, and any adjournments or postponements of the meeting.

Matters to be Considered

      The purpose of the Anthem special meeting is to consider and to vote on a proposal to issue shares of Anthem common stock in connection with the merger contemplated by the Amended and Restated Agreement and Plan of Merger, effective as of October 26, 2003, among Anthem, Anthem Holding Corp., a direct wholly owned subsidiary of Anthem, and WellPoint.

      Furthermore, it is the purpose of the Anthem special meeting to consider and to vote on a proposal to approve an amendment to the Anthem articles of incorporation that would change the name of Anthem to WellPoint, Inc.

      You may be asked to vote upon other matters that may properly be submitted to a vote at the Anthem special meeting. You also may be asked to vote on a proposal to adjourn or postpone the Anthem special meeting. Anthem could use any adjournment or postponement for the purpose of, among others, allowing additional time to solicit proxies.

Proxies

      Each copy of this document mailed to Anthem shareholders is accompanied by a form of proxy with voting instructions for submission by mail, telephone and through the Internet. You should complete and return the proxy card accompanying this document or submit your proxy or voting instructions electronically by telephone or through the Internet in order to ensure that your vote is counted at the Anthem special meeting, or any adjournment or postponement thereof, regardless of whether you plan to attend the special meeting.

      Please note that there are separate arrangements for using the telephone and the Internet depending on whether your shares are registered in Anthem’s stock records in your name or in the name of a brokerage firm, bank or other holder of record (i.e., in “street name”). Anthem shareholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available.

      The telephone and Internet procedures described below for submitting your proxy or voting instructions are designed to authenticate shareholders’ identities, to allow shareholders to have their shares voted and to confirm that their instructions have been properly recorded. Shareholders submitting proxies or voting instructions through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the shareholder.

      Anthem holders of record may submit their proxies electronically:

•	by telephone by calling the toll-free number (877) 779-8683 and following the recorded instructions; or

•	through the Internet by visiting a website established for that purpose at www.eproxyvote.com/ath and following the instructions.

      Anthem shareholders may revoke their proxies at any time before the vote is taken at the special meeting by:

•	submitting written notice of revocation to the Corporate Secretary of Anthem prior to the voting of such proxy;

•	submitting a properly executed proxy of a later date; or

•	voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

      If your shares are not held in street name, written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Anthem, Inc.
120 Monument Circle
Indianapolis, Indiana 46204
Attention: Nancy L. Purcell, Corporate Secretary

as early as possible to ensure that the notice of revocation reaches Anthem at the above address prior to the date of the special meeting.

      If your shares are held in street name, you should follow the instructions of your broker or bank regarding revocation of proxies.

      All shares represented by valid proxies that Anthem receives through this solicitation, and that are not revoked, on a timely basis, will be voted in accordance with the instructions on the proxy card or made by telephone or the Internet. If you make no specification on your proxy card as to how you want your shares to be voted before signing and returning it, your proxy will be voted “FOR” the articles amendment and the issuance of Anthem common stock in the merger. The Anthem board of directors is currently unaware of any other matters that may be presented for action at the special meeting. If other matters properly come before the special meeting, or any adjournment or postponement thereof, Anthem intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against the issuance of shares of Anthem common stock in the merger and the articles amendment will not be voted in favor of adjourning or postponing the special meeting to solicit additional proxies for that proposal.

      Anthem shareholders should NOT send stock certificates with their proxy cards. If the merger is completed, Anthem shareholders will not need to exchange their current stock certificates.

Solicitation of Proxies

      Anthem will bear the entire cost of soliciting proxies from you except as noted above with respect to costs that may be associated with electronic voting and except that Anthem and WellPoint have agreed to share the costs of filing, printing and mailing this document. In addition to soliciting proxies by mail, Anthem will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Anthem common stock and secure their voting instructions, if necessary. Anthem will reimburse the record holders for their reasonable expenses in taking those actions. Anthem and WellPoint have also made arrangements with Georgeson Shareholder Communications, Inc. to assist in soliciting proxies and have agreed to pay a base fee of $20,000, direct telephone solicitation and shareholder inquiries fees, and reasonable out-of-pocket expenses for these services. If necessary, Anthem may also use several of its regular employees, who will not be specially compensated, to solicit proxies from Anthem shareholders, either personally or by telephone, telegram, facsimile or letter.

Record Date

      Anthem has fixed the close of business on May 10, 2004, as the record date for determining the Anthem shareholders entitled to receive notice of and to vote at the Anthem special meeting. At that time, 138,661,566 shares of Anthem common stock were outstanding, held by approximately 177,542 holders of record.

Voting Rights and Vote Required

      Under Anthem’s bylaws, the presence, in person or by properly executed proxy, of the holders of more than 25% of Anthem common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. Under the applicable New York Stock Exchange rules, brokers or members who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote those shares with respect to the issuance of Anthem common stock in the merger and the articles amendment without specific instructions from such customers. An unvoted proxy submitted by a broker is sometimes referred to as a “broker non-vote.”

      Notwithstanding the quorum requirement set forth in Anthem’s bylaws, the rules of the New York Stock Exchange require that, in order to approve the issuance of Anthem common stock in the merger, the total number of votes cast at the Anthem special meeting must represent over 50% of all Anthem common stock entitled to vote and a majority of the shares voting at the Anthem special meeting must vote in favor of the issuance. In order to approve the articles amendment, the total number of votes cast at the Anthem special meeting must represent over 25% of all Anthem common stock entitled to vote and a greater number of votes cast by the holders of Anthem common stock at the Anthem special meeting must vote in favor of the amendment than against it.

      Because of the requirement that more than 25% of all Anthem common stock entitled to vote must be voted on the proposal to amend the articles, and the requirement that more than 50% of all Anthem common stock entitled to vote must be voted on the proposal to issue shares of Anthem common stock in the merger, if you do not vote by proxy or in person, it will make it less likely that these requirements will be met. Additionally, a failure to vote by proxy or in person, although not constituting a vote for or against the approval of the articles amendment and the issuance of Anthem common stock in the merger, will reduce the aggregate number of shares voting at the special meeting and will reduce the number of shares of Anthem common stock required to approve the articles amendment and the issuance of Anthem common stock in the merger. The Anthem board of directors urges Anthem shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope or to promptly submit their proxies by telephone or through the Internet.

      As of the record date:

•	Directors and executive officers of Anthem and their affiliates beneficially owned or had the right to vote 916,465 shares of Anthem common stock, or less than 1% of the Anthem common stock outstanding on that date.

•	Directors and executive officers of WellPoint and their affiliates, including WellPoint, beneficially owned approximately 1,114,031 shares of Anthem common stock, or less than 1% of the Anthem common stock outstanding on that date.

•	To Anthem’s knowledge, directors and executive officers of Anthem and their affiliates have indicated that they intend to vote their shares of Anthem common stock in favor of the articles amendment and the issuance of Anthem common stock in the merger.

Recommendation of the Board of Directors

      The Anthem board of directors has unanimously approved the articles amendment and the merger agreement and unanimously recommends that you vote “FOR” the articles amendment and the issuance of Anthem common stock in the merger.

      See “THE MERGER — Anthem’s Reasons for the Merger; Recommendation of Anthem’s Board of Directors” on page 45 for a more detailed discussion of the Anthem board of directors’ recommendation.

Attending the Meeting

      If you are a beneficial owner of Anthem common stock held by a broker, bank or other holder of record, you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Anthem common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other holder of record who holds your shares.

THE WELLPOINT SPECIAL MEETING

      This section contains information from WellPoint for WellPoint’s stockholders about the special meeting of stockholders that WellPoint has called to consider and adopt the merger agreement.

      Together with this document, WellPoint is also sending you a notice of the WellPoint special meeting and a form of proxy that is solicited by WellPoint’s board of directors for use at the WellPoint special meeting to be held on June 28, 2004, at 9:00 a.m., local time, at the Hyatt Westlake Plaza, 880 South Westlake Boulevard, Westlake Village, California 91361 and any adjournments or postponements of the meeting.

Matters to be Considered

      The purpose of the WellPoint special meeting is to consider and to vote on a proposal to adopt the Amended and Restated Agreement and Plan of Merger, effective as of October 26, 2003, among Anthem, Anthem Holding Corp., a direct wholly owned subsidiary of Anthem, and WellPoint.

      You may be asked to vote upon other matters that may properly be submitted to a vote at the WellPoint special meeting. You also may be asked to vote on a proposal to adjourn or postpone the WellPoint special meeting. WellPoint could use any adjournment or postponement for the purpose of, among others, allowing additional time to solicit proxies.

Proxies

      Each copy of this document mailed to WellPoint stockholders is accompanied by a form of proxy with voting instructions for submission by mail, telephone and through the Internet. You should complete and return the proxy card accompanying this document or submit your proxy or voting instructions electronically by telephone or through the Internet, in order to ensure that your vote is counted at the WellPoint special meeting, or any adjournment or postponement thereof, regardless of whether or not you plan to attend the special meeting.

      Please note that there are separate arrangements for using the telephone and the Internet, depending on whether your stock is registered in WellPoint’s stock records in your name or in the name of a brokerage firm, bank or other holder of record (i.e., in “street name”). WellPoint stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available.

      The telephone and Internet procedures described below for submitting your proxy or voting instructions are designed to authenticate stockholders’ identities, to allow stockholders to have their stock voted and to confirm that their instructions have been properly recorded. Stockholders submitting proxies or voting instructions through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

      WellPoint holders of record may submit their proxies electronically:

•	by telephone by calling the toll-free number (800) 435-6710 and following the recorded instructions or

•	through the Internet by visiting a website established for that purpose at http://www.eproxy.com/wlp and following the instructions.

      WellPoint stockholders may revoke their proxies at any time before the vote is taken at the special meeting by:

•	submitting written notice of revocation to the Secretary of WellPoint prior to the voting of such proxy;

•	submitting a properly executed proxy of a later date; or

•	voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

      If your shares are not held in street name, written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

          WellPoint Health Networks Inc.

          1 WellPoint Way
          Thousand Oaks, California 91362
          Attention: Thomas C. Geiser, Secretary

as early as possible to ensure that the notice of revocation reaches WellPoint at the above address prior to the date of the special meeting.

      If your shares are held in street name, you should follow the instructions of your broker or bank regarding revocation of proxies.

      All shares represented by valid proxies that WellPoint receives through this solicitation, and that are not revoked, on a timely basis, will be voted in accordance with the instructions on the proxy card or made by telephone or the Internet. If you make no specification on your proxy card as to how you want your shares to be voted before signing and returning it, your proxy will be voted “FOR” the adoption of the merger agreement and the transactions contemplated by the merger agreement. The WellPoint board of directors is currently unaware of any other matters that may be presented for action at the special meeting. If other matters properly come before the special meeting, or any adjournment or postponement thereof, WellPoint intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against adoption of the merger agreement will not be voted in favor of adjourning or postponing the special meeting to solicit additional proxies.

      WellPoint stockholders should NOT send stock certificates with their proxy cards.

Solicitation of Proxies

      WellPoint will bear the entire cost of soliciting proxies from you except as noted above with respect to costs that may be associated with electronic voting and except that Anthem and WellPoint have agreed to share the costs of filing, printing and mailing this document. In addition to soliciting proxies by mail, WellPoint will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of WellPoint common stock and secure their voting instructions, if necessary. WellPoint will reimburse the record holders for their reasonable expenses in taking those actions. Anthem and WellPoint have also made arrangements with Georgeson Shareholder Communications, Inc. to assist in soliciting proxies and have agreed to pay a base fee of $20,000, direct telephone solicitation and shareholder inquiries fees and reasonable out-of-pocket expenses for these services. If necessary, WellPoint may also use several of its regular employees, who will not be specially compensated, to solicit proxies from WellPoint stockholders, either personally or by telephone, e-mail, facsimile or letter.

Record Date

      WellPoint has fixed the close of business on May 10, 2004, as the record date for determining the WellPoint stockholders entitled to receive notice of and to vote at the WellPoint special meeting or any adjournment or postponement thereof. At that time, 158,355,635 shares of WellPoint common stock were outstanding, held by approximately 1,233 holders of record.

Voting Rights and Vote Required

      The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of WellPoint common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. Under the applicable New York Stock Exchange rules, brokers or members who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote those shares with respect to adopting the merger agreement without specific instructions from such customers. An unvoted proxy submitted by a broker is sometimes referred to as a “broker non-vote.”

      The adoption of the merger agreement requires the affirmative vote of a majority of the shares of WellPoint common stock outstanding as of the record date. You are entitled to one vote for each share of WellPoint common stock you held as of the record date.

      As of the record date:

•	Directors and executive officers of WellPoint and their affiliates beneficially owned or had the right to vote 1,510,172 shares of WellPoint common stock, or less than 1% of the WellPoint common stock outstanding on that date.

•	Directors and executive officers of Anthem and their affiliates, including Anthem, beneficially owned 100 shares of WellPoint common stock, or less than 1% of the WellPoint common stock outstanding on that date.

•	To WellPoint’s knowledge, directors and executive officers of WellPoint and their affiliates have indicated that they intend to vote their shares of WellPoint common stock in favor of the adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Recommendation of the Board of Directors

      The WellPoint board of directors has unanimously determined that the terms of the merger agreement and the transactions contemplated by it are advisable, fair to and in the best interests of WellPoint and its stockholders and unanimously recommends that you vote “FOR” the adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

      See “THE MERGER — WellPoint’s Reasons for the Merger; Recommendation of WellPoint’s Board of Directors” on page 48 for a more detailed discussion of the WellPoint board of directors’ recommendation.

Attending the Meeting

      If you are a beneficial owner of WellPoint common stock held by a broker, bank or other holder of record, you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of WellPoint common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other holder of record who holds your shares.

INFORMATION ABOUT THE COMPANIES

Anthem, Inc.

120 Monument Circle
Indianapolis, Indiana 46204
(317) 488-6000

      Anthem is one of the nation’s largest publicly traded health benefits companies, serving more than 12.5 million members as of March 31, 2004, primarily in Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado, Nevada and Virginia, excluding the immediate suburbs of Washington, D.C. Anthem owns the exclusive right to market products and services using the Blue Cross and Blue Shield names and marks in all nine states under license agreements with the Blue Cross Blue Shield Association, an association of independent Blue Cross and Blue Shield plans. As of March 31, 2004, Anthem had total assets of $13.9 billion and total revenue of $4.6 billion for the three months ended March 31, 2004.

      Anthem’s product portfolio includes a diversified mix of managed care products, including health maintenance organizations, or HMOs, preferred provider organizations, or PPOs, and point of service, or POS, plans, as well as traditional indemnity products. Anthem also offers a broad range of administrative and managed care services and partially insured products for employer self-funded plans. These services and products include claims processing, stop loss insurance, actuarial services, provider network access, medical cost management and other administrative services. In addition, Anthem offers its customers several specialty products including group life and disability insurance benefits, pharmacy benefit management, dental, vision and behavioral health benefits services. Anthem’s products allow its customers to choose from a wide array of funding alternatives. For its insured products, Anthem charges a premium and assumes all or a majority of the health care risk. Under its self-funded and partially insured products, Anthem charges a fee for services, and the employer or plan sponsor reimburses Anthem for all or a majority of the health care costs.

      Anthem’s managed care plans and products are designed to encourage providers and members to participate in quality, cost-effective health benefits plans by using the full range of Anthem’s innovative medical management services, quality initiatives and financial incentives. Anthem’s strong industry position enables it to realize the long-term benefits of investing in preventive and early detection programs. Anthem’s ability to provide cost-effective health benefits products and services is enhanced through a disciplined approach to internal cost containment, prudent management of its risk exposure and successful integration of acquired businesses.

      For more information on Anthem, see “WHERE YOU CAN FIND MORE INFORMATION” on page 128.

WellPoint Health Networks Inc.

1 WellPoint Way
Thousand Oaks, California 91362
(818) 234-4000

      WellPoint is one of the nation’s largest publicly traded managed health care companies, serving approximately 15.4 million medical members and approximately 45.9 million specialty members as of March 31, 2004. Through its subsidiaries, WellPoint offers a broad spectrum of network-based managed care plans to the large and small employer, individual, Medicaid and senior segments. WellPoint’s managed care plans include PPOs, HMOs, POS plans, other hybrid plans and traditional indemnity plans. In addition, WellPoint offers managed care services, including underwriting, actuarial services, network access, medical management and claims processing. WellPoint also provides a broad array of specialty and other products, including pharmacy benefits management, dental, vision, life insurance, preventive care, disability insurance, behavioral health, COBRA and flexible benefits account administration. As of March 31, 2004, WellPoint had total assets of $16.0 billion. WellPoint’s total revenues were $5.6 billion for the three months ended March 31, 2004.

      WellPoint markets its products in California primarily under the name Blue Cross of California, in Georgia primarily under the name Blue Cross Blue Shield of Georgia, in various parts of Missouri (including the greater St. Louis area) under the name Blue Cross Blue Shield of Missouri, in Wisconsin primarily under the names Blue Cross Blue Shield of Wisconsin and CompcareBlue and in various parts of the country under the name UNICARE or HealthLink. These products are marketed by WellPoint’s various operating subsidiaries throughout the United States.

      For more information on WellPoint, see “WHERE YOU CAN FIND MORE INFORMATION” on page 128.

REGULATORY AND OTHER APPROVALS REQUIRED FOR THE MERGER

      Under the merger agreement, each of Anthem and WellPoint agreed to use its reasonable best efforts to prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents, to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to complete the merger and the other transactions contemplated by the merger agreement, and to take all actions reasonably necessary to satisfy the closing conditions contained in the merger agreement and to complete the merger.

      Notwithstanding the foregoing, neither Anthem nor WellPoint is obligated to agree to, among other things, any condition that would impose any obligation, restriction, limitation, qualification or condition (including any limitation on their ownership or operation of all or any portion of their respective, or any of their subsidiaries’, businesses or assets) that would be reasonably likely to have a material and adverse effect on Anthem and its subsidiaries, taken as a whole, or on WellPoint and its subsidiaries, taken as a whole, or which would be reasonably likely to have a material and adverse effect on the expected pro forma financial statements of Anthem following consummation of the merger as agreed by Anthem and WellPoint prior to the date of the merger agreement and which materially differs in character, degree or scope from conditions generally imposed in connection with similar consents or approvals.

      A condition to the parties’ respective obligations to consummate the merger is that any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act, will have expired or been terminated, any other material governmental regulatory consents and approvals, including certain insurance regulatory approvals, will have been obtained, and that the approval of the Blue Cross Blue Shield Association will have been obtained, in each case, on terms that satisfy the materiality standard described above. The required insurance regulatory approvals include approvals from the domiciliary regulators for each of the insurance company and HMO subsidiaries of WellPoint, related to acquisitions of control or material HMO license modifications. Those domiciliary regulators are insurance or HMO regulators in California, Delaware, Georgia, Illinois, Missouri, Oklahoma, Puerto Rico, Texas, Virginia, West Virginia and Wisconsin. See “THE MERGER AGREEMENT — Conditions to the Completion of the Merger” on page 79.

      U.S. Antitrust Filing. Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including the merger, may not be consummated unless certain waiting period requirements have expired or been terminated. Each of Anthem and WellPoint filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Department of Justice and the Federal Trade Commission in January 2004. Under the HSR Act, the merger may not be consummated until 30 days after the initial filing (unless early termination of this waiting period is granted) or, if the Antitrust Division of the Department of Justice or the Federal Trade Commission issues a request for additional information, 30 days after Anthem and WellPoint have substantially complied with such request for additional information (unless this period is shortened by termination). The Department of Justice obtained clearance from the Federal Trade Commission to review this transaction. On February 26, 2004, the federal antitrust agencies granted an early termination of the waiting period under the HSR Act in connection with the proposed transaction. On that day, the federal antitrust agencies also granted an early termination of the HSR waiting period with respect to the HSR notification of Mr. Schaeffer in which he reported the anticipated number of shares of Anthem voting securities he would acquire upon completion of the merger. On March 9, 2004, the Department of Justice issued a statement announcing the closing of its investigation in connection with the proposed merger. However, at any time between now and the effective time of the merger, and even after the effective time of the merger, the Federal Trade Commission, the Department of Justice, states or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger, or to require the divestiture of certain assets of Anthem or WellPoint. Anthem and WellPoint have no reason to believe that a challenge to the merger on antitrust grounds is likely to be made or, if such a challenge is made, that it is likely to be successful.

      Insurance and HMO Laws and Regulations. The merger will, under applicable law, constitute an acquisition of control of WellPoint’s insurance company and HMO subsidiaries. WellPoint has insurance company or HMO subsidiaries that are organized under the laws of California, Delaware, Georgia, Illinois, Missouri, Oklahoma, Puerto Rico, Texas, Virginia, West Virginia and Wisconsin. Pursuant to applicable insurance and HMO laws and regulations, and before the merger may be consummated, the insurance commissioner and, where applicable, HMO regulator, in each of these jurisdictions must review and approve the acquisition of control of the insurance company or HMO subsidiary domiciled in its respective jurisdiction. In general, applicable insurance and HMO laws provide that the acquisition of control of WellPoint’s insurance company or HMO subsidiary must be approved by the regulator unless, after giving notice and opportunity to be heard, the regulator finds that:

(1)	following the merger, WellPoint’s insurance company or HMO subsidiary would be unable to satisfy requirements for the issuance of the insurance and HMO licenses that it presently has;

(2)	the merger would lessen competition substantially or tend to create a monopoly in the state;

(3)	the financial condition of Anthem might jeopardize the financial stability of WellPoint’s insurance or HMO subsidiary, or prejudice the interest of its policyholders;

(4)	any plans or proposals of Anthem to liquidate WellPoint’s insurance company or HMO subsidiary, sell its assets or consolidate or merge it with any person, or to make any other material change in its business or corporate structure or management, are unfair and unreasonable to policyholders and not in the public interest;

(5)	permitting the merger would not be in the interest of policyholders and the public because of the competence, experience and integrity of the persons who would control the operations of WellPoint’s insurance company or HMO subsidiary after the merger; or

(6)	after the merger, the surplus to policyholders of WellPoint’s insurance company or HMO subsidiary would not be reasonable in relation to its outstanding liabilities or adequate to its financial needs.

      Public hearings in connection with these filings and applications may be held at the discretion of the applicable insurance commissioner or HMO regulator and, in some cases, are required by law.

      Anthem and WellPoint have made appropriate filings and applications with these insurance and HMO regulators, as specified by applicable insurance and HMO laws and regulations. Approvals have been received from the regulators in Delaware, Missouri, Oklahoma and Wisconsin following public hearings, and from regulators in Illinois, Puerto Rico, Texas, Virginia and West Virginia, where no hearings were required. Approvals remain pending before the regulators in California and Georgia, and Anthem is in the process of providing supplemental information to and responding to questions from these regulators. A public hearing in Georgia has been scheduled for May 19, 2004.

      In addition to the filings with and approvals from the domiciliary insurance and HMO regulators described above, pre-acquisition notifications in respect of the merger under state insurance antitrust laws and regulations, or exemption requests, have been filed in certain states in which insurance company or HMO subsidiaries of both Anthem and WellPoint operate. Related waiting periods, generally lasting 30 days, must expire following such filings in order for the merger to occur. Failure to comply with these laws could result in the loss of a license or the right to conduct insurance or HMO business in the state. Moreover, if a regulator finds on the basis of a pre-acquisition notification that the merger would violate certain statutory standards of anti-competitiveness, we may be required to take certain actions, such as divesting from certain lines of business in the state, in order to complete the merger. All such filings have been made and no adverse regulatory actions have been taken.

      Blue Cross Blue Shield Association. The Blue Cross Blue Shield Association generally requires that the ultimate controlling entity of an organization be the primary licensee and that the primary licensee guarantee the contractual and financial customer obligations of the licensed subsidiaries that offer Blue Cross and Blue Shield branded products. The merger will result in Anthem becoming the ultimate controlling entity of the

WellPoint subsidiaries, including those that use the Blue Cross and Blue Shield names and marks. WellPoint holds the exclusive right in California to market its products under the Blue Cross name and mark and holds the exclusive rights in Georgia, Wisconsin and in 85 counties in Missouri (including the greater St. Louis area) to market its products under the Blue Cross and Blue Shield names and marks. WellPoint’s rights to use the Blue Cross and Blue Shield names and marks may not be transferred to another entity (in the case of the merger, to Anthem) without the approval of the Blue Cross Blue Shield Association. Anthem and WellPoint submitted a joint application requesting that, in connection with and subject to the completion of the merger, the Blue Cross Blue Shield Association grant to Anthem the licenses for the WellPoint Blue Cross and Blue Shield territories. That application also included Anthem’s commitment, subject to the completion of the merger and the granting of the licenses to Anthem, to guarantee the contractual and financial obligations to the customers of certain WellPoint insurance company and HMO subsidiaries. On March 18, 2004, the Board of Directors of the Blue Cross Blue Shield Association unanimously approved the application and the transfer to Anthem of WellPoint’s licenses.

      While we believe that the remaining requisite regulatory approvals and consents for the merger will be received in a timely manner, we cannot give any assurance regarding the timing of the required approvals and consents or the ability to obtain the remaining required approvals and consents on satisfactory terms or otherwise, or that no action will be brought challenging the merger or the governmental or other actions.

THE MERGER

      The following discussion contains material information pertaining to the merger. This discussion is subject, and qualified in its entirety by reference, to the merger agreement and the financial advisor opinions attached as Appendices to this document. We urge you to read and review those entire documents as well as the discussion in this document.

General

      This section provides material information about the merger of Anthem and WellPoint and the circumstances surrounding the merger. The next section of this document, entitled “THE MERGER AGREEMENT” on pages 75 through 89, has additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating the merger agreement.

      At the Anthem special meeting, Anthem shareholders will be asked to consider and vote upon a proposal to amend the articles of incorporation and a proposal to issue shares of Anthem common stock in the merger. At the WellPoint special meeting, WellPoint stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement. The adoption of the merger agreement will constitute the adoption of the transactions it contemplates, including, among others, the merger of WellPoint with and into Anthem Holding Corp., a direct wholly owned subsidiary of Anthem.

      We are furnishing this document to Anthem shareholders and WellPoint stockholders in connection with the solicitation of proxies by the board of directors of each of Anthem and WellPoint for use at their respective special meeting of shareholders and stockholders and any adjournment or postponement of the meetings.

Structure

      The merger agreement provides for the merger of WellPoint with and into Anthem Holding Corp., an Indiana corporation and a direct wholly owned subsidiary of Anthem. Upon the completion of the merger, the separate corporate existence of WellPoint will cease and Anthem Holding Corp. will continue as the surviving entity.

      Upon the completion of the merger, WellPoint stockholders will be entitled to receive $23.80 in cash, without interest, and one share of Anthem common stock for each share of WellPoint common stock that they hold. WellPoint stockholders will receive cash instead of any fractional shares of Anthem common stock that would have otherwise been issued at the completion of the merger. The one share of Anthem common stock that will be issued for each share of WellPoint common stock is sometimes referred to in this document as the “exchange ratio.” If the number of shares of Anthem common stock or WellPoint common stock changes before the merger is completed because of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar event, then an appropriate and proportionate adjustment will be made to the exchange ratio.

      As a result of the merger, Anthem shareholders will own approximately 47% and WellPoint stockholders will own approximately 53% of the outstanding shares of Anthem common stock. These percentages are based on the number of shares of Anthem common stock outstanding or issuable upon exercise of outstanding stock options as of May 10, 2004, and the number of shares of WellPoint common stock outstanding or issuable upon exercise of outstanding stock options as of May 10, 2004.

      Upon the completion of the merger, and subject to the requisite shareholder approval, Anthem will amend its articles to change its name to WellPoint, Inc.

      Anthem will account for the merger as a purchase for financial reporting purposes. See “ACCOUNTING TREATMENT” on page 90. The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes. See “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” on page 91.

Background of the Merger

      At various times over the years, each of Anthem’s and WellPoint’s board of directors has engaged with senior management in strategic reviews, including reviews of affiliation opportunities for their respective companies. As part of these reviews, publicly available background information on Anthem and WellPoint and the strategic and financial opportunities of a combination of Anthem and WellPoint were presented and discussed. At various times over the years, senior executives of Anthem and WellPoint have also engaged in informal discussions with respect to a potential business combination transaction involving the two companies.

      In early 2003, Larry C. Glasscock, Chairman, President, and Chief Executive Officer of Anthem, and Leonard D. Schaeffer, Chairman and Chief Executive Officer of WellPoint, spoke regarding a possible strategic business combination involving Anthem and WellPoint. During this same period, Michael L. Smith, Executive Vice President and Chief Financial and Accounting Officer of Anthem, and David R. Frick, Executive Vice President and Chief Legal and Administrative Officer of Anthem, and representatives of Anthem’s financial advisor spoke in various conversations with David C. Colby, WellPoint’s Executive Vice President and Chief Financial Officer, Thomas C. Geiser, WellPoint’s Executive Vice President and General Counsel, and a WellPoint financial advisor regarding a potential business combination between Anthem and WellPoint.

      At the regularly scheduled meetings of the Anthem board of directors in January, April and early May 2003, Anthem’s board was updated by senior management and representatives of Anthem’s financial advisor on the preliminary discussions with WellPoint concerning a possible transaction.

      On May 19, 2003, Messrs. Smith and Frick and representatives of Anthem’s financial advisor met with Messrs. Colby and Geiser and a WellPoint financial advisor. They discussed in general terms transaction structures, governance issues and financial terms of a possible business combination. They also discussed precedent transactions and the value creation opportunities that might be developed through a combination of the two companies.

      At a WellPoint board of directors meeting held on May 20, 2003, Messrs. Schaeffer, Colby and Geiser advised WellPoint’s board of the preliminary discussions that had occurred with the representatives of Anthem.

      On June 3, 2003, WellPoint announced it had entered into an agreement to acquire Cobalt Corporation.

      On July 7, 2003, Mr. Glasscock and Mr. Schaeffer met in Washington, D.C. Mr. Glasscock discussed with Mr. Schaeffer transaction structures, governance issues and financial terms of a possible business combination between Anthem and WellPoint. Mr. Schaeffer indicated to Mr. Glasscock that he would advise the WellPoint board of directors of their discussion.

      On July 11, 2003, a special telephonic meeting of the Anthem board of directors was held. An update on the discussions with WellPoint was provided to the board by senior management and representatives of Anthem’s financial advisor.

      On July 11, 2003, a special telephonic meeting of the WellPoint board of directors was held during which Mr. Schaeffer advised the WellPoint board of his discussion with Mr. Glasscock. After the meeting, Mr. Schaeffer telephoned Mr. Glasscock to inform him that WellPoint would not engage in further discussions regarding the terms of a possible business combination with Anthem and would be focused on completing the Cobalt transaction. Mr. Schaeffer also indicated that the WellPoint board of directors had determined to convene an in-person meeting to review the strategic landscape and the strategic alternatives available to it and to be advised fully as to its legal duties and obligations.

      At the regularly scheduled meeting of the Anthem board of directors on July 28, 2003, Mr. Glasscock updated the board on the WellPoint board’s response.

      On August 16, 2003, the WellPoint board of directors held a special meeting and engaged in a comprehensive review of WellPoint’s strategic alternatives. At the meeting, the WellPoint board of directors was advised by legal and financial advisors of both its duties and obligations and of the various strategic alternatives available to WellPoint.

      At its scheduled annual planning meeting held September 9 through September 11, 2003, the WellPoint board of directors, in accordance with its customary practice, received a presentation from its senior management regarding the strategic landscape and strategic alternatives available to WellPoint.

      On September 24, 2003, WellPoint completed the Cobalt transaction. On September 25, 2003, Mr. Glasscock called Mr. Schaeffer and reiterated his belief in the strategic and business rationale for a combination of the companies and his desire to engage in discussions regarding the terms of a potential transaction. They agreed to meet on October 3, 2003.

      On September 29, 2003, a special telephonic meeting of the Anthem board of directors was held. Mr. Glasscock reported that WellPoint had completed its acquisition of Cobalt. He provided an update regarding the prior discussions between Anthem and WellPoint. He described to the Anthem board a transaction proposal to be submitted to WellPoint. Mr. Smith and representatives of Anthem’s financial advisor provided a financial review of the proposed transaction. Mr. Frick and representatives of Anthem’s legal advisors reviewed the board’s fiduciary duties under Indiana law in connection with the proposed transaction. The Anthem board of directors discussed the terms of the proposal and the potential strategic and economic benefits to be realized from the potential business combination with WellPoint. The Anthem board authorized Mr. Glasscock to continue discussions with WellPoint and to make a proposal to WellPoint for a business combination.

      On October 3, 2003, Messrs. Glasscock and Schaeffer met. Mr. Glasscock proposed a transaction structure in which WellPoint would merge with and into a subsidiary of Anthem. WellPoint stockholders would receive a combination of Anthem common stock and cash that, based on the then-current market price of Anthem common stock, would provide WellPoint stockholders with a premium to the then-current market price of WellPoint common stock. In addition, Mr. Schaeffer would be chairman of the board of directors of the combined company; Mr. Glasscock would be chief executive officer of the combined company; and Anthem designees would hold a majority of the seats on the board of directors of the combined company. Mr. Glasscock indicated that the proposal was subject to satisfactory completion of due diligence and the negotiation of a mutually acceptable definitive agreement. Mr. Schaeffer told Mr. Glasscock that he would advise the members of the WellPoint board of directors of the proposal and that it would be worthwhile for the companies to perform due diligence on each other.

      During the period from October 8, 2003 through October 11, 2003, senior management and legal, financial and other representatives and advisors of both companies performed due diligence. This process included meetings between Mr. Glasscock, other members of Anthem’s senior management and representatives of its financial advisor and Mr. Schaeffer, other members of WellPoint’s senior management and representatives of its financial advisor, during which each management team presented an overview of its company and its company’s business strategies, plans and forecasts. Both teams discussed the similarities of their respective companies and the opportunities presented by a combination of the two companies. After the senior management discussions, Messrs. Glasscock and Schaeffer met to negotiate further the proposed terms of a potential transaction.

      On various dates between October 11, 2003 through October 26, 2003, members of Anthem’s management and its legal and financial advisors met or had telephone conversations with members of WellPoint’s management and its legal and financial advisors to negotiate the terms of a definitive merger agreement and complete due diligence.

      On October 16, 2003, a special telephonic meeting of the Anthem board of directors was held. Mr. Glasscock, senior management and representatives of Anthem’s financial advisor provided a comprehensive update of the discussions between Anthem and WellPoint. The results of due diligence also were reported to the Anthem board. The Anthem board of directors reviewed the financial projections, synergy opportunities, financial analysis and financing plans relating to the transaction. The Anthem board of directors thoroughly discussed and considered the strategic rationale for the transaction and the terms of the proposal and authorized senior management to continue discussions with WellPoint. Later that day, Mr. Glasscock telephoned Mr. Schaeffer to further discuss the material terms of the Anthem proposal.

      The WellPoint board of directors met on October 18, 2003 in Washington D.C. and reviewed the terms of a possible transaction with Anthem. The board considered the strategic alternatives available to WellPoint. The WellPoint board also reviewed in detail the proposal that had initially been made by Anthem and how that proposal had been improved in the course of the negotiation process. It also reviewed the status of discussions between the parties relating to the terms of that proposal. At that meeting, legal counsel advised the WellPoint board regarding the issues presented by the transaction and the board received a presentation from its financial advisors regarding the proposed transaction.

      On October 24, 2003, the WellPoint board of directors held a telephonic meeting and received an update on the proposed transaction with Anthem. Legal counsel reviewed with the WellPoint board a proposed merger agreement with Anthem and the board was briefed upon and considered the various unresolved issues regarding the proposed transaction.

      On October 25, 2003, Mr. Glasscock and Mr. Schaeffer met to continue to negotiate the terms of the proposed transaction. Those negotiations continued on October 26, 2003 by telephone.

      On October 26, 2003, the WellPoint board of directors held a special meeting in Aurora, Colorado at which it considered the terms of the proposed transaction with Anthem. It considered the increase in the transaction consideration that had been proposed by Anthem, together with the other changes in the terms of the transaction from those that had been considered by the board at its earlier meetings. The board also reviewed with its legal advisors the fiduciary duties of the directors under the circumstances. The board’s financial advisor, Lehman Brothers, provided a detailed analysis of the financial terms of the proposed combination and an oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 26, 2003, that, as of that date, the consideration to be offered to WellPoint’s stockholders was fair, from a financial point of view, to those stockholders. At the conclusion of the meeting, the board of directors of WellPoint unanimously approved the merger agreement and authorized its execution.

      Anthem’s board of directors met on October 26, 2003 in Indianapolis, Indiana. Mr. Glasscock reviewed the activities and discussions of the previous few weeks, and presented a summary of the proposed transaction, the rationale that supported the proposed transaction, and the financial and strategic benefits that the proposed transaction was expected to create. Mr. Smith and other members of Anthem management presented the financial forecast and synergies upon which the merger valuation was predicated and outlined the findings of the due diligence process. Representatives of Anthem’s legal advisors reviewed in detail with the Anthem board of directors information regarding the proposed transaction, including a comprehensive overview of the terms of the merger agreement. Representatives of Anthem’s legal advisors also reviewed with the Anthem board of directors the fiduciary duties of the directors under Indiana law in connection with the proposed transaction. At this meeting, representatives of Anthem’s financial advisor, Goldman Sachs, reviewed the financial terms of the merger agreement, presented certain detailed financial analyses conducted in connection with the proposed transaction and delivered an oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 26, 2003, that, as of that date, the $23.80 in cash and one share of Anthem common stock to be paid for each outstanding share of WellPoint common stock pursuant to the merger agreement was fair, from a financial point of view, to Anthem. At the conclusion of the meeting, the Anthem board of directors unanimously approved the merger agreement and authorized the execution thereof.

      Following the meetings of the board of directors on October 26, 2003, Anthem and WellPoint executed the merger agreement.

      On October 27, 2003, the parties publicly announced the proposed merger.

      On November 26, 2003, Anthem and WellPoint agreed to amend and restate the merger agreement with effect as of October 26, 2003.

Anthem’s Reasons for the Merger; Recommendation of Anthem’s Board of Directors

      The Anthem board of directors believes that the merger presents a unique opportunity to combine and expand two complementary health benefits companies. The Anthem board consulted with financial and other advisors and determined that the merger was consistent with the strategic plans of Anthem and was in the best interests of Anthem and its shareholders. In reaching its conclusion to approve unanimously the articles amendment and the merger agreement, the Anthem board considered a number of factors, including the following:

      Strategic growth. The Anthem board observed that the merger of Anthem and WellPoint will provide an excellent opportunity to expand Anthem’s products and services to new regions as well as to capitalize upon Anthem’s and WellPoint’s business models. The Anthem board took note of the fact that WellPoint is one of the nation’s largest health benefits companies, with approximately 14 million medical members and approximately 44.7 million specialty members, and that, after the merger is completed, Anthem is expected to be the largest publicly traded health benefits company as measured either by revenues or by medical membership. In addition, the Anthem board took into account the opportunity to share WellPoint’s best practices, which include (1) WellPoint’s history of growth in profitable enrollment; (2) WellPoint’s operating efficiencies as demonstrated by its operating margins; (3) WellPoint’s strong management and operating expertise; and (4) WellPoint’s outstanding sales and marketing operations.

      Synergies. The Anthem board observed that the synergies expected from the merger should result in expense savings and revenue enhancements. The Anthem board took into account the fact that the parties expect at least $50 million in post-closing pre-tax synergies in 2004 and at least $250 million in annual pre-tax synergies by 2006. The synergy opportunities outlined by Anthem’s management included Anthem’s expectation to: (1) save approximately $75 million per year by developing technologies that can be shared by both companies; (2) consolidate certain existing data center functions; (3) take advantage of volume discounts and eliminating duplicate software licenses and other technology redundancies; (4) save approximately $50 million annually through the elimination of Anthem’s and WellPoint’s redundant public company costs, reduced legal and audit fees, reduced insurance expenses, the elimination of redundant shareholder services and the elimination of other back office redundancies; (5) generate approximately $75 million through a combination of additional penetration of specialty products to the combined customer base of the companies and savings resulting from the elimination of redundancies in the specialty business operations and (6) save approximately $50 million per year through the elimination of redundancies in each of the companies’ regional operations.

      Similar corporate cultures. The Anthem board considered (1) Anthem management’s belief that Anthem and WellPoint have similar corporate cultures (based in part on their common heritage as Blue Cross and Blue Shield licensees) and values, which are focused on providing quality products, results with integrity and services to customers, (2) the complementary nature of the two companies’ operations and operating regions, and (3) the experience, reputation and financial strength of WellPoint. In addition, Anthem’s board considered WellPoint’s operating philosophy, which, like Anthem’s, provides for local management and decision-making responsibilities, thereby allowing local management to deliver products and services more effectively to members and to interact closely with hospitals, doctors and other health professionals.

      Trends in the health benefits industry. The Anthem board considered the current environment and trends in the health benefits industry, including regulatory uncertainties related to managed care generally and industry consolidation. The Anthem board considered the likelihood that the increased size and scope of Anthem (after the completion of the merger) would place it in a better position to take advantage of growth opportunities, meet competitive pressures and serve customers more efficiently.

      Effect on earnings per share. The Anthem board noted Anthem management’s view that, assuming the projected synergies are realized, the merger is expected to be essentially neutral to Anthem’s 2004 earnings per share and is expected to be accretive to earnings thereafter. In addition, realizing such synergies should allow Anthem to continue its strategy of generating at least 15% earnings per share growth annually for its shareholders.

      Revenue and revenue enhancements. The Anthem board took note of the opportunity for additional penetration of Anthem’s specialty products into WellPoint’s customer base, as well as the ability to potentially offer WellPoint’s programs to Anthem’s customer base. The Anthem board further noted the fact that the combined company is anticipated to have cash flows between $2.0-2.5 billion, well in excess of anticipated net income.

      Additional growth. The Anthem board noted that there is ample opportunity for WellPoint to sustain growth in its core health benefits offerings. As one of the nation’s largest health benefits companies, WellPoint is one of the most uniquely positioned health plans in the nation in terms of market advantages. In addition, the Anthem board considered the size and scope of Anthem (after the completion of the merger) which would allow it to compete more effectively in an increasingly competitive market for health benefits, to be in a better position to take advantage of growth opportunities and to serve customers more efficiently. The Anthem board determined that, in its judgment, the combined company would be financially stronger, with a broader customer base and more diverse revenue stream, than Anthem would be if it did not pursue the merger.

      Merger consideration and stock prices. The Anthem board took into account the fact that the consideration to be paid in the merger is generally consistent with recent comparable transactions in the health benefits industry specifically and other large mergers generally. In connection with this review, the Anthem board also considered the relative contributions of Anthem and WellPoint to certain pro forma income statement and balance sheet items as prepared by Anthem management. The Anthem board also took note of the historical and current market prices of Anthem common stock and WellPoint common stock.

      Financing. The Anthem board considered Anthem’s ability to borrow and repay the funds needed for the cash portion of the merger consideration and for transaction costs, on both a short and long-term basis. The Anthem board reviewed possible funding needs for potential future transactions, including Anthem’s share repurchase program and the repurchase of the surplus notes of Anthem Insurance Companies, Inc. The Anthem board also noted the likely impact of a borrowing on Anthem’s financial strength and credit ratings.

      Personnel. The Anthem board considered the fact that, upon the completion of the merger, Leonard D. Schaeffer, the current Chairman and Chief Executive Officer of WellPoint, will become the Chairman of Anthem and that, unless he earlier resigns, retires or is unable to serve, or unless the board of directors removes him by an affirmative vote of not less than 80% of its members, he will retire from the board of directors by the second anniversary of the completion of the merger. The Anthem board also considered the fact that, upon completion of the merger, Larry C. Glasscock, the current Chairman, President and Chief Executive Officer of Anthem, will remain the President and Chief Executive Officer of Anthem until at least the second anniversary of the completion of the merger, unless he earlier resigns, retires or is unable to serve, or unless the board of directors removes him by an affirmative vote of not less than 80% of its members, and that he will succeed Leonard D. Schaeffer as the Chairman of the board of directors of Anthem. The Anthem board also considered the fact that upon completion of the merger, certain officers of Anthem and WellPoint will serve as officers of Anthem and that the board of directors of Anthem will have 19 members, consisting of 11 current members of Anthem’s board of directors designated by Anthem (including Larry C. Glasscock) and eight current members of WellPoint’s board of directors designated by WellPoint (including Leonard D. Schaeffer).

      Recent acquisitions. The Anthem board also noted Anthem’s and WellPoint’s records of successfully integrating past acquisitions without sacrificing continuous improvement in profitability.

      Continuity. The Anthem board considered the ability of Anthem to maintain continuity of management and of corporate structure after the completion of the merger, including retention of 11 directors representing a majority on the board of directors of Anthem, the President and Chief Executive Officer positions and key executives in its regional operations, as well as its governing documents under the proposed merger.

      Due diligence. The Anthem board considered the reports of Anthem management and outside advisors concerning the following areas of WellPoint: marketing and operations; underwriting, actuarial and risk management; finance and accounting; legal and regulatory; information technology; and human resources.

      Tax treatment. The Anthem board considered that the intended treatment of the merger would be as a “reorganization” within the meaning of Section 368(a) of the Code.

      Regulatory approvals and clearances. The Anthem board considered its belief, after consultation with its legal counsel, that the regulatory approvals and clearances necessary to complete the merger would be obtained.

      Transaction agreements. The Anthem board reviewed the terms of the merger agreement.

      Articles and bylaws amendments. The Anthem board reviewed the articles amendment and the bylaws amendment that are contemplated by the merger agreement and has, subject to the completion of the merger, approved the articles amendment and approved and adopted the bylaws amendment.

      Goldman, Sachs & Co. opinion. The Anthem board evaluated the financial analyses and presentation of Goldman, Sachs & Co. as well as its opinion that, based on and subject to the considerations set forth in the opinion and other matters that Goldman Sachs considers relevant, the merger consideration is fair, from a financial point of view, to Anthem. We have described the opinion of Goldman Sachs in detail under the heading “THE MERGER — Opinion of Anthem’s Financial Advisor — Goldman, Sachs & Co.” on page 51.

      The Anthem board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

•	that Anthem shareholders as a group would control less than a majority of Anthem after the completion of the merger;

•	the risk that the merger might not receive the necessary regulatory approvals and clearances to complete the merger or that governmental authorities could attempt to condition their approval of the merger on the companies’ compliance with certain burdensome conditions;

•	the pendency of the merger for many months following the announcement of the execution of the merger agreement could have an adverse impact on Anthem;

•	the $550 million fee that would be payable by Anthem to WellPoint if the merger agreement is terminated under certain circumstances, as described under the heading “THE MERGER AGREEMENT — Termination Fees” on page 88;

•	entering into the merger agreement may preclude Anthem from pursuing other opportunities that were potentially available to it and other opportunities that might become available during the period of many months during which the merger would be pending;

•	the possibility of encountering difficulties in achieving cost savings and revenue synergies in the amounts currently estimated or in the time frame currently contemplated; and

•	the possibility that the process of planning for the integration of Anthem and WellPoint and the regulatory approval process and effects might adversely affect the ability of Anthem to meet its existing business performance targets.

      The Anthem board of directors weighed the advantages and opportunities of the merger against the disadvantages and challenges inherent in the combination of two business enterprises of the size and scope of Anthem and WellPoint and the possible resulting diversion of management attention for an extended period of time. The Anthem board realized that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding price-to-earnings multiples, potential revenue enhancements, anticipated cost savings and earnings accretion. However, the Anthem board concluded that the potential positive factors related to the merger outweighed the potential negative factors related to the merger.

      The foregoing discussion of the information and factors considered by the Anthem board of directors is not exhaustive, but includes all material factors considered by the Anthem board. In view of the wide variety of factors considered by the Anthem board in connection with its evaluation of the merger and the complexity of such matters, the Anthem board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Anthem board discussed the factors described above, asked questions of Anthem’s management and Anthem’s legal and financial advisors, and reached general consensus that the merger was advisable and in the best interests of Anthem and its shareholders. In considering the factors described above, individual members of the Anthem board of directors may have given different weight to different factors. It should be noted that this explanation of the Anthem board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” on page 27.

      At a special meeting held on October 26, 2003, after due consideration with financial and legal advisors, the Anthem board of directors unanimously approved the merger agreement and the articles amendment. Accordingly, the Anthem board of directors unanimously recommends that Anthem shareholders vote “FOR” the issuance of Anthem common stock in the merger and the articles amendment.

WellPoint’s Reasons for the Merger; Recommendation of WellPoint’s Board of Directors

      In adopting the merger agreement, the WellPoint board of directors considered a number of factors, including the factors discussed in the following paragraphs. In view of the number and wide variety of factors considered in connection with its evaluation of the merger, the WellPoint board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The WellPoint board of directors viewed its position and recommendations as being based on all of the information and factors presented to and considered by it. In addition, individual directors may have given different weight to different information and factors.

      In reaching its decision, the WellPoint board of directors consulted with WellPoint management with respect to strategic and operational matters. The WellPoint board of directors also consulted with WellPoint’s legal counsel with respect to the merger agreement and related issues. Additionally, the WellPoint board of directors consulted with Lehman Brothers Inc. with respect to the financial aspects of the transaction and received a fairness opinion from such financial advisor.

      Strategic nature of transaction. The WellPoint board considered the benefits that would be derived from the complementary strengths and regional coverage of the two companies, including the superior growth opportunities for the combined company. After the merger is completed, the combined company is expected to be the largest publicly traded health benefits company as measured by either revenues or medical membership. The combined company will have pro forma annual revenues of over $30 billion, over $37 billion in assets on a pro forma basis and approximately 25 million medical members, which will solidify the combined company’s position as a health benefits industry leader. Under the WellPoint board’s leadership, in 1996 WellPoint began implementing a strategy of achieving geographic diversity, and the WellPoint board believed that this transaction would be the culmination of that strategy. The WellPoint board also considered this size and scope, which would allow the combined company to compete more effectively in the increasingly competitive market for health benefits and to better face the many challenges and opportunities presenting the health insurance industry, such as aging of the “Baby Boomer” generation, the expansion of consumer expectations of the health care system and the introduction of new medical technologies. The WellPoint board believed that the combined company would be financially stronger, with a broader customer base and more diverse revenue stream, than WellPoint would be as an independent entity.

      Financial terms of the merger. The WellPoint board considered the relationship of the consideration to be paid pursuant to the merger to recent and historical market prices of WellPoint common stock. The merger consideration represents an implied value for one share of WellPoint common stock as of October 24, 2003, the last business day prior to the announcement of the merger transaction, of $101.06, based on the closing price of Anthem common stock on that date. This implied value represents a 20.41% premium over the $83.93 closing price of WellPoint common stock on October 24, 2003. The implied value also represented a premium over the historical average trading price of WellPoint common stock during recent periods.

      The WellPoint board also considered the form of the merger consideration to be received in the merger by the holders of WellPoint common stock. The WellPoint board considered the certainty of the value of the cash component of the merger consideration as well as the ability of holders of WellPoint common stock to become holders of Anthem common stock and participate in the future prospects of the combined businesses of Anthem and WellPoint. In this regard, the WellPoint board also considered that the stock portion of the merger consideration would be paid pursuant to a fixed exchange ratio.

      Strategic alternatives. The WellPoint board considered trends and competitive developments in the health benefits industry and the range of strategic alternatives available to WellPoint, including WellPoint continuing its existing strategy of seeking growth both internally and through selected acquisitions.

      Similar corporate cultures and complementary operations. The WellPoint board considered that Anthem and WellPoint have similar corporate cultures (based in part on their common heritage as Blue Cross and Blue Shield licensees) focused on providing quality products and services to customers, the complementary nature of the two companies’ operations and operating regions, and the experience, reputation and financial strength of Anthem. In addition, the WellPoint board considered Anthem’s operating philosophy, which, like WellPoint’s, provides significant decision-making responsibility to local management, thereby allowing local managers to more effectively deliver products and services to members and to interact with hospitals, doctors and other health care professionals.

      Changes and consolidation in the health benefits industry. The WellPoint board considered the current environment of the health benefits industry, including the regulatory uncertainty related to managed care generally, and the trends toward consolidation in the industry in order to obtain the advantage of scale in developing and delivering products in a cost-effective manner. The WellPoint board noted that the health benefits industry is increasingly competitive and, to be successful over the long-term, WellPoint needed to be strategically positioned to provide its members with access to a wide range of health benefits products and services that are competitively priced and locally delivered. Although the continued viability of WellPoint as an independent company was not questioned, the WellPoint board considered the likelihood that the combined company would be better positioned to address changes in the health care industry, to meet competitive pressures and to develop and deliver new products and value to current and potential customers.

      Corporate governance. The WellPoint board considered the corporate governance aspects of the merger that will allow WellPoint’s board and executive management to have a significant role in the direction and management of the combined company, including that at the closing of the merger (a) Leonard D. Schaeffer, the current chairman and chief executive officer of WellPoint, will be named the chairman of the board of Anthem and will be named chairman of any executive committee of the Anthem board that may be created; (b) David C. Colby, WellPoint’s current executive vice president and chief financial officer, will be named the chief financial officer of Anthem; (c) several other WellPoint executives will serve in various management roles of the combined company (including that the presidents of each of WellPoint’s Blue Cross and/or Blue Shield operating subsidiaries will be asked to continue in their current roles); and (d) eight WellPoint directors (including Leonard D. Schaeffer) will be named to Anthem’s board of directors (which will then consist of a total of 19 directors).

      Synergies of the combination. The WellPoint board considered the ability of the combined company to achieve greater economies of scale. The WellPoint board also considered the ability of the combined company to achieve operating efficiencies and expense savings in various functional areas, including information technology and corporate services. The WellPoint board considered that the synergies expected from the merger should also result in revenue enhancements, such as greater opportunities to introduce specialty product offerings to existing medical customers. The WellPoint board took into account that the parties expect post-closing pre-tax synergies of approximately $50 million in 2004 and approximately $250 million in annual pre-tax synergies by 2006.

      Continuity of leadership. The WellPoint board considered that the location of the headquarters of each of WellPoint’s Blue Cross and/or Blue Shield operating subsidiaries will be maintained in their respective states following completion of the merger and that the combined company will maintain a meaningful presence in those states, thereby providing continuity of business operations leadership.

      Continuation of Blue Cross and Blue Shield affiliation. The WellPoint board considered that WellPoint’s long tradition as a Blue Cross and Blue Shield licensee would continue following the merger with Anthem.

      Tax treatment. The WellPoint board considered that the intended treatment of the merger would be as a “reorganization” within the meaning of Section 368(a) of the Code.

      Closing and integration risks. The WellPoint board noted that the combination of WellPoint and Anthem should present a manageable execution risk in view of the similar business lines and corporate cultures of the two companies and both companies’ prior experience in successfully completing acquisitions and integrating the acquired companies. The WellPoint board also took into account the likelihood that the merger would be approved by the appropriate regulatory authorities.

      Merger agreement. The WellPoint board reviewed the various terms of the merger agreement, including the nature and scope of the closing conditions. The WellPoint board considered that the merger agreement requires the WellPoint board to schedule and hold a special stockholders meeting to approve the transaction, although the WellPoint board, under certain circumstances, may in the exercise of its fiduciary duties change its recommendations to the WellPoint stockholders. The WellPoint board also considered the potential for incurring a termination fee in the event of a termination of the merger agreement under certain circumstances described in this joint proxy statement/prospectus and the fact that the termination fee and other provisions of the merger agreement (including the requirement to hold a stockholders meeting discussed in the preceding sentence) might discourage third parties from seeking to acquire WellPoint and otherwise increase the cost of such acquisition. These provisions were the subject of extensive negotiations between the parties and ultimately the WellPoint board took into account that the termination fee would generally be payable only in the event that the merger agreement is terminated in conjunction with the receipt by WellPoint of a superior acquisition proposal by a third party. See “THE MERGER AGREEMENT” on page 75.

      Lehman Brothers opinion. The WellPoint board of directors evaluated the detailed financial analyses and presentation of Lehman Brothers as well as its opinion that, based on and subject to the considerations set forth in the opinion, as of the date of such opinion, the per-share merger consideration is fair, from a financial point of view, to the holders of WellPoint common stock. The opinion of Lehman Brothers is described in detail under the heading “THE MERGER — Opinion of WellPoint’s Financial Advisor — Lehman Brothers Inc.” on page 57.

      The WellPoint board of directors weighed these advantages and opportunities against the challenges inherent in the combination of two business enterprises of the size and scope of Anthem and WellPoint and the possible resulting diversion of management attention for an extended period of time. The WellPoint board realized that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding long-term value, competitive and financial strength, potential revenue enhancements, synergies and anticipated cost savings. However, the WellPoint board concluded that the potential positive factors outweighed the potential risks of completing the merger. Note that this explanation of the WellPoint board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” on page 27. The WellPoint board of directors also considered the fact that some members of the board and of WellPoint management may have interests in the merger that are different from those of WellPoint stockholders generally. See “THE MERGER — WellPoint’s Directors and Officers Have Financial Interests in the Merger” on page 69.

      At a special meeting held on October 26, 2003, after due consideration and consultation with its financial and legal advisors, the WellPoint board of directors unanimously determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of WellPoint and its stockholders. The WellPoint board unanimously adopted the merger agreement and unanimously recommends that WellPoint stockholders vote to adopt the merger agreement.

Opinions of Financial Advisors

      Anthem engaged Goldman, Sachs & Co. as its financial advisor and WellPoint engaged Lehman Brothers Inc. as its financial advisor in connection with the merger based on their experience and expertise. Goldman, Sachs & Co. and Lehman Brothers Inc. are internationally recognized investment banking firms that have substantial experience in transactions similar to the merger.

Opinion of Anthem’s Financial Advisor — Goldman, Sachs & Co.

      Goldman Sachs rendered its opinion to Anthem’s board of directors that, as of October 26, 2003, and based upon and subject to the factors and assumptions set forth in the opinion and based upon other matters that Goldman Sachs considers relevant, the $23.80 in cash and 1.000 share of Anthem common stock to be paid for each outstanding share of WellPoint common stock pursuant to the merger agreement is fair, from a financial point of view, to Anthem.

      The full text of the written opinion of Goldman Sachs, dated October 26, 2003, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B. Goldman Sachs provided its opinion for the information and assistance of Anthem’s board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Anthem common stock should vote. Anthem shareholders are urged to read the opinion in its entirety.

      In connection with rendering the opinion described above and performing its related financial analysis, Goldman Sachs reviewed, among other things:

•	the Agreement and Plan of Merger, dated as of October 26, 2003, among Anthem, Anthem Holding Corp. and WellPoint;

•	annual reports to stockholders and Annual Reports on Form 10-K of WellPoint for each of the five years ended December 31, 2002;

•	the annual reports to shareholders and the Annual Reports on Form 10-K for Anthem for each of the two years ended December 31, 2002;

•	Anthem’s Registration Statements on Form S-1, including the prospectus contained therein dated October 26, 2001, relating to the initial public offering of Anthem common stock and Anthem’s 6.00% Equity Security Units;

•	certain interim reports to shareholders and stockholders and Quarterly Reports on Form 10-Q of Anthem and WellPoint;

•	certain other communications from Anthem and WellPoint to their respective shareholders and stockholders;

•	certain internal financial analyses and forecasts for WellPoint prepared by the management of WellPoint; and

•	certain financial analyses and forecasts for Anthem, WellPoint and the combined company prepared by the management of Anthem, including certain cost savings and operating synergies projected by the management of Anthem to result from the merger.

      Goldman Sachs also held discussions with members of the senior managements of Anthem and WellPoint regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Anthem common stock and the WellPoint common stock, compared certain financial and stock market information for Anthem and WellPoint with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the health-benefits industry specifically and in other industries generally, and performed such other studies and analyses as Goldman Sachs considered appropriate.

      Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed, with Anthem’s consent, that the financial analyses and forecasts for Anthem, WellPoint and the combined company prepared by the management of Anthem, including certain cost savings and operating synergies projected by the management of Anthem to result from the merger, were reasonably prepared on a basis reflecting Anthem’s best currently available estimates and judgments. Goldman Sachs is not an actuarial firm and its services did not include any actuarial determinations or evaluations by Goldman Sachs or an attempt to evaluate actuarial assumptions. Goldman Sachs made no analyses of, and expresses no opinion as to, the adequacy of the reserves of Anthem or WellPoint and relied upon information supplied to it by Anthem and WellPoint as to such adequacy. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance sheet assets or liabilities or insurance reserves) of Anthem or WellPoint or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the merger will be obtained without any adverse effect on Anthem or WellPoint or on the expected benefits to be realized from the merger in any way material to Goldman Sachs’ analysis. Goldman Sachs’ opinion does not address the underlying business decision of the Anthem board of directors to engage in the merger. In addition, Goldman Sachs is not expressing any opinion as to the prices at which shares of Anthem common stock or WellPoint common stock will trade at any time.

      The following is a summary of the material financial analyses used by Goldman Sachs in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the analyses performed by Goldman Sachs. The order of analyses described do not represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables presented below must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 24, 2003 and is not necessarily indicative of current market conditions.

      Historical Stock Trading Analysis and EPS Performance. Goldman Sachs reviewed the historical prices of Anthem common stock from its initial public offering on October 29, 2001 to October 24, 2003 and the historical prices of WellPoint common stock from October 24, 2001 to October 24, 2003, in each case, individually and in relation to each other since October 29, 2001. In addition, Goldman Sachs reviewed the quarterly earnings-per-share performance of Anthem since the fourth quarter of 2001 and the quarterly earnings-per-share performance of WellPoint since the fourth quarter of 1996. Finally, Goldman Sachs also reviewed, both individually and in relation to each other, the daily forward price to earnings ratio history of Anthem and WellPoint from February 28, 2002 to October 24, 2003. Forward earnings per share information used in this analysis was obtained from the Institutional Brokerage Estimate System, or IBES, a data service that compiles estimates of securities research analysts.

      Analysis of Implied Offer Price. Using the closing price of Anthem common stock on October 24, 2003, as well as the average closing price of Anthem common stock for the one-month, three-month, six-month and one-year periods ended on October 24, 2003, Goldman Sachs analyzed the $23.80 in cash and the 1.000 share of Anthem common stock to be paid for each outstanding share of WellPoint common stock pursuant to the merger agreement to derive implied premiums over the October 24, 2003 closing price and the one-month, three-month, six-month and one-year average closing prices for the WellPoint common stock. The results of this analysis are set forth below.

	WellPoint	Anthem		Implied
	Stock Price	Stock Price	Cash	WellPoint Value	% Premium

10/24/03	$83.93	$77.26	$23.80	$101.06	20.4%
Averages:
1-month	80.05	73.19	23.80	96.99	21.2%
3-month	79.72	73.60	23.80	97.40	22.2%
6-month	81.16	74.23	23.80	98.03	20.8%
1-year	76.34	68.11	23.80	91.91	20.4%

      In addition, based on the merger consideration of $23.80 in cash and 1.000 share of Anthem common stock to be paid for each outstanding share of WellPoint common stock and assuming a price per share of Anthem common stock of $77.26 as of October 24, 2003, Goldman Sachs calculated: the implied total equity consideration (on a fully-diluted basis) and implied enterprise value (which is the market value of common equity plus the book value of debt less cash); the ratio of enterprise value to total operating revenues; the ratio of enterprise value to earnings before interest and taxes, commonly referred to as EBIT; the ratio of equity consideration (on a fully-diluted basis) to net income; and enterprise value per member. This analysis was based on fiscal year 2003 and 2004 estimates for Anthem and WellPoint prepared by the management of Anthem. Equity trading multiples were based on analysts’ estimates from the IBES as of October 24, 2003 and cash and debt balances as of June 30, 2003. The results of this analysis are set forth below.

				Equity Trading
		Implied		Multiples
		Transaction
		Multiples		Anthem		WellPoint

		($ in millions)
Fully-diluted equity value		$16,096		$10,908		$13,339
Enterprise value		$16,043		$12,093		$13,549
Enterprise value as a multiple of revenues	2003E	0.8	x	0.7	x	0.7	x
	2004E	0.7	x	0.6	x	0.6	x
Enterprise value as a multiple of EBIT	2003E	10.3	x	10.2	x	9.1	x
	2004E	8.4	x	8.3	x	7.9	x
Equity consideration (fully-diluted) as a multiple of net income	2003E	17.8	x	15.0	x	14.9	x
	2004E	14.7	x	12.9	x	12.9	x
Enterprise value per member (medical membership)	06/30/03	$1,133		$1,030		$957

      Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information and public market multiples for Anthem and WellPoint to corresponding financial information and public market multiples for the three largest national publicly-traded managed-care companies with equity market capitalizations greater than $5 billion: Aetna Inc., CIGNA Corporation and UnitedHealth Group Inc. Although none of the selected companies is directly comparable to Anthem or WellPoint, the companies included were chosen because they are publicly-traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Anthem and WellPoint. Goldman Sachs calculated and compared various financial multiples based on historical financial data as of the latest twelve months ended June 30, 2003, except for UnitedHealth Group Inc., which was as of the latest twelve months ended September 30, 2003, and projected earnings per share based on analysts’ estimates from IBES as of October 24, 2003. The multiples were calculated using closing stock prices on October 24, 2003. With respect to the selected companies, Goldman Sachs calculated: enterprise value as a multiple of latest twelve months revenues; enterprise value as a multiple of latest twelve months EBITDA, enterprise value as a multiple of latest twelve months EBIT; enterprise value per member; stock price as a multiple of estimated 2003 earnings per share; and stock price as a multiple of estimated 2004 earnings per share. The results of this analysis are set forth below.

											Implied
	Anthem		WellPoint		Aetna		CIGNA		United		Transaction

	($ in millions)
Enterprise value as a multiple of latest 12 months revenues	0.8	x	0.7	x	0.6	x	0.4	x	1.2	x	0.8	x
Enterprise value as a multiple of latest 12 months EBITDA	8.6	x	8.2	x	7.1	x	16.1	x	10.6	x	9.6	x
Enterprise value as a multiple of latest 12 months EBIT	10.2	x	9.0	x	8.3	x	N/M		11.7	x	10.6	x
Enterprise value per member (medical membership as of June 30, 2003)	$1,030		$963		$797		$526		$1,760		$1,133
Stock price as a multiple of estimated 2003 earnings per share	15.0	x	14.9	x	12.5	x	9.4	x	18.6	x	17.9	x
Stock price as a multiple of estimated 2004 earnings per share	12.9	x	12.9	x	10.6	x	8.9	x	15.3	x	15.5	x

      Selected Transaction Analysis. Goldman Sachs reviewed publicly available information for completed, announced or proposed merger or acquisition transactions in the health-benefits industry, including certain acquisitions involving Anthem and WellPoint. These selected transactions considered by Goldman Sachs included the following:

•	Aetna Inc./US Healthcare

•	Anthem/ Trigon Healthcare, Inc.

•	PacifiCare Health Systems, Inc./FHP International Corp.

•	WellPoint/ Healthcare Systems International

•	CIGNA Corporation/ Healthsource Maine, Inc.

•	WellPoint/ CareFirst, Inc. d/b/a CareFirst Blue Cross and Blue Shield

•	WellPoint/ RightCHOICE Managed Care, Inc.

•	WellPoint/ Cobalt Corporation

•	WellPoint/ Cerulean Companies, Inc.

•	UnitedHealth Group Inc./AmeriChoice Corp.

      For each of the selected transactions, Goldman Sachs calculated and compared: enterprise value as a multiple of latest twelve months revenue; enterprise value as a multiple of latest twelve months EBITDA, enterprise value as a multiple of latest twelve months EBIT; equity value as a multiple of latest twelve months net income; enterprise value per member; and undisturbed premium (which represents the premium calculated using the transaction price at the time of announcement and the target company’s closing share price prior to equity market trading on the day of announcement or media indication of a potential transaction). The results of this analysis are set forth below.

Selected Transactions
Implied
	Range	Median	Transaction

($ in millions)
Enterprise value as a multiple of latest 12 months revenues	0.3x - 2.2x	0.7x	0.8x
Enterprise value as a multiple of latest 12 months EBITDA	6.3x - 15.6x	10.1x	9.6x
Enterprise value as a multiple of latest 12 months EBIT	8.5x - 20.5x	12.2x	10.6x
Equity value (fully-diluted) as a multiple of latest 12 months net income	14.9x - 33.3x	20.2x	21.7x
Enterprise value per member	$330 - $3,171	$984	$1,133
Undisturbed premium	14.2% - 46.3%

      Goldman Sachs also reviewed publicly available information for completed merger or acquisition transactions that were comparable in size and structure and that involved consideration consisting of cash and stock. These selected transactions considered by Goldman Sachs included:

•	Tribune Co./Times Mirror Co.

•	Starwood Hotels & Resorts Worldwide Inc./ITT Corp.

•	Valero Energy Corporation/ Ultramar Diamond Shamrock Corporation

•	Dominion Resources Inc./Consolidated Natural Gas Company

•	First Energy Corp./Jersey Central Power & Light Company d/b/a GPU Energy

•	The Walt Disney Co./Capital Cities/ABC Inc.

•	Anthem/ Trigon Healthcare, Inc.

Specifically, Goldman Sachs calculated the undisturbed premium for each of these transactions, which ranged from 24.7% to 98.2%.

      Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis on Anthem, on a standalone basis, and on the pro forma combined company using projections for Anthem and WellPoint prepared by the management of Anthem.

      Goldman Sachs calculated illustrative implied values per share for Anthem, on a standalone basis, and for the pro forma combined company using illustrative implied terminal values for the year 2008 based on multiples ranging from 7.0x EBITDA to 11.0x EBITDA and discounting these illustrative terminal values to illustrative implied present values using discount rates ranging from 8.0% to 12.0%. This analysis resulted in an illustrative range of implied per share values of $120.00 to $197.00 for Anthem, on a standalone basis, and $124.00 to $207.00 for the pro forma combined company.

      Exchange Ratio Analysis. Goldman Sachs calculated the average historical exchange ratios of WellPoint common stock to Anthem common stock based on the closing prices of WellPoint common stock and Anthem common stock for the 10-day, one-month, three-month and one-year periods ended October 24, 2003 and the period since October 29, 2001. This analysis indicated that the average historical exchange ratios for such periods were 1.10x, 1.09x, 1.08x, 1.12x and 1.13x respectively, and the range of historical exchange ratios for the period from October 29, 2001 to October 24, 2003 was 1.01x to 1.36x.

      Pro Forma Analyses. Goldman Sachs prepared illustrative pro forma analyses of the potential financial impact of the merger on earnings per share from the point of view of the holders of Anthem common stock in 2004, 2005 and 2006. Goldman Sachs compared the projected earnings per share of Anthem common stock, on a standalone basis, to the projected earnings per share of the common stock of the combined company. Based upon estimates prepared by the management of Anthem for Anthem, WellPoint and the combined company, including the cost savings and operating synergies expected to result from the merger, this analysis indicated that the merger would be essentially neutral to Anthem’s shareholders on an earnings per share basis in 2004, and accretive to Anthem’s shareholders on an earnings per share basis in 2005 and 2006.

      Future Stock Price Analysis. Goldman Sachs analyzed potential implied future stock prices of both Anthem, on a standalone basis, and the combined company based on earnings per share estimates for 2004, 2005 and 2006 for Anthem and the combined company prepared by the management of Anthem. Goldman Sachs calculated the implied future stock prices by multiplying projected earnings per share by a range of price to earnings multiples from 13.0x to 17.0x. This analysis showed a range of potential increases in future stock price from $1.00 to $16.00, although there can be no guarantees as to the prices at which shares of Anthem common stock or WellPoint common stock will trade at any time.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to WellPoint, Anthem or the merger.

      Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Anthem board of directors as to the fairness from a financial point of view of the $23.80 in cash and the 1.000 share of Anthem common stock to be paid for each outstanding share of WellPoint common stock pursuant to the merger agreement. These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Anthem, WellPoint, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

      As described above, Goldman Sachs’ opinion to Anthem’s board of directors was one of many factors taken into consideration by the Anthem board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified by reference to the written opinion of Goldman Sachs attached as Appendix B.

      Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs acted as Anthem’s financial advisor in connection with, and having participated in certain negotiations leading to, the merger agreement. In addition, Goldman Sachs has provided certain investment banking services to Anthem from time to time, including: having acted as its financial advisor in connection with its terminated acquisition of Blue Cross and Blue Shield of Kansas, Inc., announced in January 2001; having acted as its financial advisor in connection with the sale of its TRICARE business to Humana Inc. in June 2001; having acted as its financial advisor in connection with its demutualization in June 2001; having acted as lead managing underwriter of its initial public offering of 55,200,000 shares of Anthem common stock and 4,600,000 of Anthem’s 6.00% Equity Security Units in October 2001; having coordinated a

Large Holder Sale Program for Anthem common stock since its initial public offering; having acted as its financial advisor in connection with its acquisition of Trigon Healthcare, Inc. in April 2002; having acted as sole lead arranger, bookrunner and administrative and syndication agent in connection with a $1,200,000,000 bridge loan facility in connection with the acquisition of Trigon Healthcare, Inc.; and having acted as lead managing underwriter in connection with an offering of $950,000,000 aggregate principal amount of notes in July 2002. In connection with these investment banking and other services, Goldman, Sachs & Co. and its affiliates have received compensation of approximately $54 million in the aggregate in 2001 and approximately $23.1 million in the aggregate in 2002. Goldman Sachs also may provide investment banking and other services to Anthem and WellPoint in the future, for which it may receive compensation. In particular, Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., has entered into a commitment letter and a fee letter with Anthem pursuant to which it will act as co-documentation agent with respect to, and participate in a portion of, the $3 billion bridge loan facility that Anthem intends to enter into in connection with the merger, and for which Goldman Sachs Credit Partners L.P. will be paid customary fees. Goldman Sachs Credit Partners L.P. also intends to act as agent, arranger and underwriter with respect to the indebtedness that may be issued to replace this bridge loan facility. In addition, Goldman, Sachs & Co. is a full services securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of their trading, investment management, financing and brokerage activities, Goldman, Sachs & Co. and its affiliates may actively trade the debt and equity securities (or related derivative securities) of Anthem and WellPoint for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

      The Anthem board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, Anthem engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. Pursuant to the terms of this engagement letter, a cash fee of $5,000,000 became payable by Anthem to Goldman Sachs when the merger agreement was executed and Anthem has agreed to pay Goldman Sachs an additional cash fee of $15,000,000 payable upon consummation of the merger and certain other fees should the merger not be consummated. In addition, Anthem has agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs against various liabilities, including certain liabilities under the federal securities laws.

Opinion of WellPoint’s Financial Advisor — Lehman Brothers Inc.

      On October 26, 2003, Lehman Brothers rendered its opinion to the WellPoint board of directors that as of such date and, based upon and subject to matters stated in its opinion, from a financial point of view, the consideration to be offered to WellPoint stockholders in the merger is fair to such stockholders.

      The full text of Lehman Brothers’ opinion, dated October 26, 2003, is attached as Appendix C to this proxy statement/ prospectus. Stockholders may read such opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of the Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its fairness opinion.

      Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the WellPoint board of directors in connection with its consideration of the proposed merger with Anthem. The Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any stockholder of WellPoint as to how such stockholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and the Lehman Brothers opinion does not in any manner address, WellPoint’s underlying business decision to proceed with or effect the merger.

      In arriving at its opinion, Lehman Brothers reviewed and analyzed:

•	the Agreement and Plan of Merger, dated as of October 26, 2003, among Anthem, Anthem Holding Corp. and WellPoint and the specific terms of the proposed transaction (including with respect to governance of the combined company);

•	publicly available information concerning WellPoint that Lehman Brothers believed to be relevant to its analysis, including WellPoint’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2003;

•	publicly available information concerning Anthem that Lehman Brothers believed to be relevant to its analysis, including Anthem’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2003;

•	financial and operating information with respect to the business, operations and prospects of WellPoint furnished to Lehman Brothers by WellPoint, including financial projections of WellPoint prepared by management of WellPoint (the “WellPoint Projections”);

•	financial and operating information with respect to the business, operations and prospects of Anthem furnished to Lehman Brothers by Anthem, including financial projections of Anthem prepared by management of Anthem (the “Anthem Projections”);

•	the trading histories of WellPoint Common Stock and Anthem Common Stock from October 31, 2001 to October 26, 2003 and a comparison of those trading histories with each other and with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of WellPoint and Anthem with each other and with those of other companies that Lehman Brothers deemed relevant;

•	financial and operating information with respect to business, operations and prospects of the combined company on a pro forma basis following consummation of the proposed transaction, including the cost savings and operating synergies that the managements of WellPoint and Anthem have estimated will result from a combination of the businesses of WellPoint and Anthem;

•	the relative financial contributions of WellPoint and Anthem to the future financial performance of the combined company on a pro forma basis;

•	a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Lehman Brothers deemed relevant.

      In addition, Lehman Brothers had discussions with the managements of WellPoint and Anthem concerning their respective businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

      In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of WellPoint and Anthem that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the WellPoint Projections, upon advice of WellPoint, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best then available estimates and judgments of WellPoint’s management as to the future financial performance of WellPoint, and that WellPoint will perform substantially in accordance with such projections. With respect to the Anthem Projections, upon advice of Anthem, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Anthem as to the future financial performance of Anthem, and that Anthem will perform substantially in accordance with such projections. Upon the advice of WellPoint and Anthem, Lehman Brothers also assumed that the cost savings and operating synergies that the managements of WellPoint and Anthem have estimated will result from a combination of the businesses of WellPoint and Anthem will be realized substantially in accordance with such estimates. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of WellPoint or Anthem and did not make or obtain any evaluations or appraisals of the assets or liabilities of WellPoint or Anthem. Lehman Brothers’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the Lehman Brothers opinion.

      Lehman Brothers expressed no opinion as to the prices at which shares of Anthem common stock will trade at any time following the announcement of the proposed transaction or the completion of the proposed transaction. The Lehman Brothers opinion should not be viewed as providing any assurance that the market value of the shares of Anthem common stock to be held by the stockholders of WellPoint after the completion of the proposed transaction will be in excess of the market value of the shares of WellPoint common stock owned by such stockholders at any time prior to the announcement or the completion of the proposed transaction. Although Lehman Brothers evaluated the fairness, from a financial point of view, of the consideration to be offered to the stockholders of WellPoint in the proposed transaction, Lehman Brothers was not requested to, and did not, recommend the specific consideration to be received by the WellPoint stockholders in the proposed transaction, the consideration for which was determined through negotiations between WellPoint and Anthem. No other limitation was imposed on Lehman Brothers with respect to the investigations made or procedures followed by Lehman Brothers in rendering its opinion.

      In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Anthem or WellPoint, but rather made its determination as to the fairness, from a financial point of view, to WellPoint stockholders of the consideration to be offered to such stockholders in the proposed transaction on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of WellPoint and Anthem. None of WellPoint, Anthem, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

      The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the board of directors of WellPoint. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Lehman Brothers opinion.

     Stock Trading History

      Lehman Brothers considered historical data with respect to the trading price of WellPoint shares for the period from October 23, 2002 to October 24, 2003 and noted that the value of consideration to be offered in the proposed transaction as of October 24, 2003 is greater than WellPoint’s 52-week and all-time high share price. Lehman Brothers also considered the relative stock price performances for the period from October 23, 1998 to October 24, 2003 of WellPoint, the Standard & Poor’s 500 Index, an index of healthcare insurance companies serving multiple geographic regions (Aetna Inc., American Medical Security Group, Inc., CIGNA Corporation, Coventry Health Care, Inc., First Health Group Corp., Humana Inc., Mid Atlantic Medical Services, Inc. and UnitedHealth Group Inc.) and an index of healthcare insurance companies serving various regional areas (Health Net, Inc., Oxford Health Plans, Inc., PacifiCare Health Systems, Inc. and Sierra Health Services, Inc.). Lehman Brothers noted that, during this time period, the share price of WellPoint increased 168.0%, which outperformed all of the comparable indices (the Standard & Poor’s 500 Index decreased 3.9%, the index of healthcare insurance companies serving multiple geographic regions increased 140.5% and the index of healthcare insurance companies serving various regional areas increased 105.0%).

     Historical Exchange Ratio Analysis

      Lehman Brothers compared the historical share prices of WellPoint and Anthem for various periods during the one-year period prior to October 24, 2003, in order to determine the implied average exchange ratio that existed for those periods. Lehman Brothers noted that the implied exchange ratio in the proposed transaction of 1.31 Anthem shares for each WellPoint share (as of October 24, 2003, and assuming an all stock-transaction) is greater than the exchange ratio for the time periods specified below. The following table indicates the average exchange ratio of Anthem shares for each WellPoint share for the periods indicated:

Exchange Ratio

Implied Transaction (assuming an all-stock transaction)	1.31x
October 24, 2003	1.09x
30-day average	1.10x
60-day average	1.08x
180-day average	1.09x
1-year average	1.12x

     Premiums Paid Analysis

      Using the closing price of Anthem on October 24, 2003 as well as the average closing price for Anthem for the 30-day, 60-day, 180-day and one-year periods ended October 24, 2003, Lehman Brothers analyzed the value of 1 share of Anthem common stock and the $23.80 per WellPoint share in cash offered to the WellPoint stockholders, to derive premiums over the stock price of WellPoint on October 24, 2003, as well as the average closing price for WellPoint for the 30-day, 60-day, 180-day and one-year periods ending October 24, 2003. The results of this analysis are set forth below.

Implied Premium

October 24, 2003	20.4%
30-day average	21.0%
60-day average	22.6%
180-day average	20.8%
1-year average	20.4%

      Lehman Brothers reviewed the one-day premiums for transactions valued at more than $5 billion since January 1, 2001, where pro forma equity ownership of the acquirer was between 40% to 60%, and also certain other transactions between 1998 and 2001 that Lehman Brothers deemed to be comparable. Lehman Brothers noted that (i) the mean and median of the premiums paid in these transactions since January 1, 2001, were, respectively, 16.0% and 11.7%; and (ii) the mean and median of the premiums paid in all transactions since 1998 deemed to be comparable by Lehman Brothers, were, respectively, 13.4% and 5.1%, as compared with the implied one-day premium of 20.4% offered to WellPoint stockholders in the proposed transaction as of October 24, 2003. The transactions reviewed and premiums paid in those transactions were:

		Premium to Closing
		Price One Day Prior
Acquirer Name	Target Name	to Announcement

Transactions Since 2001
Valero Energy Corp.	Ultramar Diamond Shamrock Corporation	34.1%
Sanmina Corp.	SCI Systems	19.6%
Philips Petroleum	Conoco Inc.	(0.3%)
Devon Energy	Ocean Energy	3.6%
IDEC Pharmaceuticals	Biogen Inc.	3.7%
CaremarkRx	AdvancePCS	35.0%
Group Mean		16.0%
Group Median		11.7%

Select Transactions Between 1998-2001
Travelers Group Inc.	Citicorp	7.9%
NationsBank Corp.	BankAmerica Corp.	0.0%
BANC ONE Corp.	First Chicago	26.5%
Norwest Corp.	Wells Fargo Capital	9.3%
Bell Atlantic Corp.	GTE Corp.	(2.7%)
Viacom	CBS Corp.	(0.1%)
American Home Products	Warner-Lambert Co.	6.5%
Monsanto Co.	Pharmacia & Upjohn	(1.1%)
America Online Inc.	Time Warner	70.9%
FPL Group Inc.	Entergy Corp.	1.9
Mean of All Listed Transactions		13.4%
Median of All Listed Transactions		5.1%

          Analysis of WellPoint

      Comparable Company Analysis. In order to assess how the public market values shares of publicly traded companies similar to WellPoint, Lehman Brothers reviewed and compared specific financial and operating data relating to WellPoint, and 11 other publicly traded companies that Lehman Brothers deemed comparable to WellPoint, including, the Blue Cross and Blue Shield Companies (WellPoint, Anthem and WellChoice, Inc.), excluding WellPoint, the Multi-market Companies (Aetna Inc., CIGNA Corporation, Humana Inc., Mid Atlantic Medical Services, Inc. and UnitedHealth Group Inc.) and the Regional Companies (Health Net, Inc., Oxford Health Plans, Inc., PacifiCare Health Systems, Inc. and Sierra Health Services, Inc.). Using WellPoint Projections for WellPoint, Anthem Projections for Anthem and publicly available information for the other companies, Lehman Brothers calculated and analyzed the ratios of each company’s October 24, 2003 stock price to its projected calendar year (CY) 2003 and 2004 earnings per share (commonly referred to as a price earnings ratio, or P/E) and the ratios of each company’s enterprise value to certain historical financial criteria, including the latest twelve months (LTM) revenues and earnings before interest, taxes, depreciation and amortization (EBITDA) and projected CY 2003 and 2004 EBITDA. The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its diluted common equity, the value of any preferred stock (at liquidation value), the book value of any minority interest and the value of any material debt-equivalent liabilities.

Enterprise Value as a Multiple of:

P/E
			Projected	Projected
	LTM	LTM	CY 2003	CY 2004	Projected	Projected
	Revenue	EBITDA	EBITDA	EBITDA	CY 2003	CY 2004

Blue Cross and Blue Shield Companies (Excluding WellPoint)
Mean	0.70x	8.6x	8.3x	7.4x	14.8x	12.8x
Median	0.70x	8.6x	8.3x	7.4x	14.8x	12.8x

Multi-market Companies
Mean	0.74x	10.0x	8.9x	8.0x	13.8x	12.1x
Median	0.66x	9.2x	8.7x	7.7x	13.6x	12.4x

Regional Companies
Mean	0.51x	6.5x	6.3x	5.7x	10.4x	9.3x
Median	0.49x	6.8x	6.4x	5.6x	10.3x	9.4x

WellPoint
Current	0.80x	9.4x	8.7x	7.2x	14.0x	12.0x
Implied Transaction	0.95x	11.2x	10.4x	8.6x	16.8x	14.4x

      Lehman Brothers determined that, due to the inherent differences between the business, operations and prospects of the Regional Companies analyzed and WellPoint, the Blue Cross and Blue Shield Companies and the Multi-market Companies are more comparable to WellPoint. Lehman Brothers noted that the implied transaction ratios for WellPoint were in excess of the mean and median of the Blue Cross and Blue Shield Companies and the Multi-market Companies as of October 24, 2003, the last trading date prior to the delivery of the Lehman Brothers opinion.

      Comparable Transaction Analysis. Lehman Brothers reviewed six acquisitions of companies that Lehman Brothers deemed comparable to the proposed transaction. Set forth below are the announcement date and parties to those transactions:

Announcement Date	Target	Acquirer

June 3, 2003	Cobalt Corporation	WellPoint Health Networks Inc.
January 16, 2003	CareFirst, Inc.	WellPoint Health Networks Inc.
June 17, 2002	AmeriChoice Corp.	UnitedHealth Group Inc.
April 29, 2002	Trigon Healthcare, Inc.	Anthem, Inc.
October 17, 2001	RightCHOICE Managed Care, Inc.	WellPoint Health Networks Inc.
November 28, 2000	Cerulean Companies	WellPoint Health Networks Inc.

      Lehman Brothers considered the transaction values as a multiple of LTM (prior to October 24, 2003) EBITDA and LTM revenues and also considered the transaction value of the acquisitions on a per member basis based upon the number of members served by the respective acquisition target immediately prior to the acquisition announcement. Lehman Brothers compared these results to the multiples implied by the proposed transaction. Lehman Brothers also considered the equity values of the comparable transactions as a multiple of LTM net income and projected net income according to third-party research that was available at the time immediately before the respective transactions were announced and compared them to the values implied by the proposed transaction using the WellPoint Projections. Lehman Brothers deemed the multiple of LTM EBITDA to be a particularly relevant benchmark, because multiples of EBITDA are the most consistent and available of the set of metrics across the comparable set of transactions, and because it is easily calculated using the same methodology for each comparable transaction. Lehman Brothers noted that the implied transaction LTM EBITDA multiple of 11.2x was in excess of the mean and median of the comparable transactions.

WellPoint
Implied
	Mean	Median	High	Low	Transaction

Transaction Value divided by:
LTM Revenue	0.77x	0.73x	1.41x	0.20x	0.95x
LTM EBITDA	11.1x	10.8x	15.8x	8.1x	11.2x
Members	$890.8	$588.0	$1,763.4	$379.8	$1,246.2

Equity Value as a multiple of:
LTM Net Income	22.4x	23.1x	25.7x	18.3x	20.7x
One-Year Forward Net Income	20.2x	20.7x	23.7x	16.4x	15.8x

      Contribution Analysis. Lehman Brothers analyzed the respective contributions of WellPoint and Anthem to certain income statement metrics such as CY 2004 pro forma EBITDA, CY 2004 pro forma EBIT and CY 2004 pro forma net income for the combined company using the WellPoint Projections and the Anthem Projections. Lehman Brothers also analyzed the contribution of WellPoint and Anthem to the equity and enterprise value of the companies based on discounted cash flow analysis using the WellPoint Projections and the Anthem Projections. Using the Anthem Projections for Anthem, the WellPoint Projections for WellPoint, a range of perpetual terminal period growth rates of adjusted terminal cash flow of 1.5% to 2.5% and discount rates ranging from 9.0% to 11.0%, Lehman Brothers calculated the range of implied equity values of Anthem and WellPoint and analyzed their respective contributions to the combined equity value of the companies. This analysis yielded an implied equity value of approximately $15.8 billion for Anthem and an implied equity value of approximately $22.6 billion for WellPoint, at the midpoint of the respective ranges, implying a mean WellPoint equity value contribution of 58.8% to the combined company. These analyses indicated that the contribution from WellPoint was consistent with the implied ownership of the combined company of 58.8%, assuming an all-stock transaction.

Analysis of Anthem

      Comparable Company Analysis. In order to assess how the public market values shares of publicly traded companies similar to Anthem, Lehman Brothers reviewed and compared specific financial and operating data relating to Anthem with the 11 other publicly traded companies that Lehman Brothers deemed comparable to Anthem, including the Blue Cross and Blue Shield Companies (excluding Anthem), the Multi-market Companies and the Regional Companies. Using WellPoint Projections for WellPoint, Anthem Projections for Anthem and publicly available information for the other companies, Lehman Brothers calculated and analyzed the ratios of each company’s October 24, 2003 stock price to its projected calendar year (CY) 2003 and 2004 earnings per share (commonly referred to as a price earnings ratio, or P/E) and the ratios of each company’s enterprise value to certain historical financial criteria, including the latest twelve months (LTM) revenues and earnings before interest, taxes, depreciation and amortization (EBITDA) and projected CY 2003 and 2004 EBITDA. The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its diluted common equity, the value of any preferred stock (at liquidation value), the book value of any minority interest and the value of any material debt-equivalent liabilities.

Enterprise Value as a Multiple of:

P/E
			Projected	Projected
	LTM	LTM	CY 2003	CY 2004	Projected	Projected
	Revenue	EBITDA	EBITDA	EBITDA	CY 2003	CY 2004

Blue Cross and Blue Shield Companies (Excluding Anthem)
Mean	0.68x	8.7x	8.3x	7.1x	14.5x	12.5x
Median	0.68x	8.7x	8.3x	7.1x	14.5x	12.5x

Multi-market Companies
Mean	0.74x	10.0x	8.9x	8.0x	13.8x	12.1x
Median	0.66x	9.2x	8.7x	7.7x	13.6x	12.4x

Regional Companies
Mean	0.51x	6.5x	6.3x	5.7x	10.4x	9.3x
Median	0.49x	6.8x	6.4x	5.6x	10.3x	9.4x

Anthem
Current	0.83x	9.1x	8.6x	7.7x	14.5x	12.6x

      Lehman Brothers determined that, due to the inherent differences between the business, operations and prospects of the Regional Companies analyzed and Anthem, the Blue Cross and Blue Shield Companies and the Multi-market Companies are more comparable to Anthem. Lehman Brothers noted that the implied trading ratios for Anthem were in the range of the ratios observed for the Blue Cross and Blue Shield Companies and the Multi-market Companies as of October 24, 2003, the last trading date prior to the delivery of the Lehman Brothers opinion.

     Pro Forma Analysis

      Lehman Brothers analyzed the pro forma effect of the transaction on the projected earnings per share of the combined company. For the purposes of this analysis, Lehman Brothers utilized the WellPoint Projections and the Anthem Projections and made certain assumptions regarding the financing of the cash portion of the proposed transaction. This analysis indicated that the proposed transaction would be accretive to the combined company’s earnings per share in 2005. The financial forecasts and assumptions that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

     Miscellaneous

      Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. WellPoint’s board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with WellPoint and the healthcare insurance and well-being industry generally, and because Lehman Brothers has substantial experience in transactions comparable to the proposed transaction.

      As compensation for its services in connection with the proposed transaction, WellPoint has agreed to pay Lehman Brothers an aggregate cash fee of $20 million, $2 million of which was paid upon the announcement of the proposed transaction and the remainder of which is contingent upon the completion of the proposed transaction. In addition, WellPoint has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the proposed transaction and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by WellPoint and the rendering of the Lehman Brothers opinion.

      Lehman Brothers has previously provided investment banking and other services to WellPoint and Anthem for which it has received customary compensation. In addition to fees paid in connection with the proposed transaction, during the five-year period ended December 31, 2003, WellPoint and Anthem paid Lehman approximately $2.7 million and $3.7 million, respectively, for such services. In addition, in the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of WellPoint and Anthem for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Role of Other Financial Advisors

      Role of Banc of America Securities LLC — Anthem. Anthem also retained Banc of America Securities LLC to act as its financial advisor in connection with the merger. Banc of America Securities was not requested to, and did not, render an opinion in connection with the merger as well as the financing of this transaction. Under the terms of Banc of America Securities’ engagement, Anthem has agreed to pay Banc of America Securities for its financial advisory services customary fees upon completion of the merger. Anthem also has agreed to reimburse Banc of America Securities for reasonable expenses, including fees and expenses of its legal counsel, and to indemnify Banc of America Securities and related parties against liabilities, including liabilities under the federal securities laws, arising out of Banc of America Securities’ engagement. In the ordinary course of business, Banc of America Securities and its affiliates may actively trade or hold the securities of Anthem and WellPoint for their own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      Role of UBS Securities LLC — WellPoint. WellPoint also retained UBS Securities LLC to act as its financial advisor in connection with the merger. UBS was not requested to, and did not, render an opinion in connection with the merger. Under the terms of UBS’s engagement, WellPoint has agreed to pay UBS for its financial advisory services customary fees upon completion of the merger. WellPoint also has agreed to reimburse UBS for reasonable expenses, including fees and expenses of its legal counsel, and to indemnify UBS and related parties against liabilities, including liabilities under the federal securities laws, arising out of UBS’s engagement. In the ordinary course of business, UBS and its affiliates may actively trade or hold the securities of WellPoint and Anthem for their own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Board of Directors and Management of Anthem Following the Merger

      Board of Directors of Anthem Following the Merger. Upon completion of the merger, the board of directors of Anthem will have 19 members, consisting of 11 current members of Anthem’s board of directors (including Larry C. Glasscock) designated by Anthem before the completion of the merger, at least six of whom must be “independent” under the rules of the New York Stock Exchange and the SEC, and eight current members of WellPoint’s board of directors (including Leonard D. Schaeffer) designated by WellPoint before the completion of the merger, at least five of whom must be “independent” under the rules of the New York Stock Exchange and the SEC with respect to Anthem. The appointment of the directors to the Anthem board will be split such that one of the three classes of Anthem directors will be comprised of four former Anthem directors and three former WellPoint directors, one of the three classes of Anthem directors will be comprised of four former Anthem directors and two former WellPoint directors and one of the three classes of Anthem directors will be comprised of three former Anthem directors and three former WellPoint directors. The compensation of directors following completion of the merger (whether a director is an Anthem designee or WellPoint designee) will be determined by the board of directors.

      Until the second anniversary of the completion of the merger, unless 80% of the directors of Anthem decide otherwise, any vacancy on the board of directors of Anthem created by a designee of Anthem or WellPoint will be filled with a new director selected by the designees of Anthem or WellPoint, as applicable, on the board of directors and who is reasonably acceptable to the governance committee of the board of directors.

      Upon the completion of the merger, Leonard D. Schaeffer, the current Chairman and Chief Executive Officer of WellPoint, will be named Chairman of the board of directors of Anthem and of any executive committee of the board of directors of Anthem. Additionally, Larry C. Glasscock, the current Chairman, President and Chief Executive Officer of Anthem, will serve as Anthem’s President and Chief Executive Officer until at least the second anniversary of the completion of the merger, unless he earlier resigns, retires or is unable to serve, or unless the board of directors removes him by an affirmative vote of not less than 80% of its members. By the second anniversary of the completion of the merger, Leonard D. Schaeffer will retire as Chairman and member of the board of directors of Anthem and, unless 80% of the directors of Anthem decide otherwise, Larry C. Glasscock will succeed as the Chairman of the board of directors of Anthem.

      Executive Officers of Anthem Following the Merger. Upon the completion of the merger, the executive officers of Anthem will be comprised of members of the current management of Anthem and WellPoint. The principal executive officers of Anthem upon the completion of the merger will be as follows:

Name and Current Position	Position with Anthem

Larry C. Glasscock	President and Chief Executive Officer
Chairman, President and Chief Executive Officer of Anthem
David C. Colby	Executive Vice President and Chief Financial Officer
Executive Vice President and Chief Financial Officer of WellPoint

      Upon the completion of the merger, Anthem’s board of directors will designate the additional executive officers of the combined entity.

      Information about the current Anthem directors and executive officers can be found in Anthem’s proxy statement dated April 16, 2004. Information about the current WellPoint directors and executive officers can be found in WellPoint’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended by Amendment No. 1 on Form 10-K/A. Anthem’s and WellPoint’s Annual Reports on Form 10-K for the year ended December 31, 2003 are incorporated by reference into this joint proxy statement/ prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” on page 128.

      For information concerning the compensation paid to the chief executive officer and the other four most highly compensated executives of Anthem for the 2003 fiscal year and a description of the compensation received by Anthem directors, see Anthem’s proxy statement used in connection with its 2004 annual meeting of shareholders. See “WHERE YOU CAN FIND MORE INFORMATION” on page 128.

Articles Amendment

      The proposed articles amendment would change Anthem’s name to WellPoint, Inc. Approval of the articles amendment is a condition to completion of the merger. In order to approve the articles amendment, the total number of votes cast at the Anthem special meeting must represent over 25% of all Anthem common stock entitled to vote and a greater number of votes cast by the holders of Anthem common stock at the Anthem special meeting must be in favor of the amendment than against it. If approved, the articles amendment would become effective upon the filing of articles of amendment with the Indiana Secretary of State in accordance with the Indiana Business Corporation Law, generally referred to as the IBCL. However, the articles amendment would not take effect unless, and until, the merger is consummated. The amended articles will be the articles of incorporation of the combined company following the merger. A form of the articles amendment is attached as Exhibit A to the merger agreement.

Bylaws Amendment

      The Anthem board of directors has approved an amendment to Anthem’s bylaws, subject to the completion of the merger, to implement certain governance arrangements consistent with the terms of the merger agreement. These amended bylaws will be the bylaws of Anthem. A form of the bylaws amendment is attached as Exhibit B to the merger agreement.

      The bylaws amendment would, among other things, provide:

•	that the board of directors of Anthem will have 19 members, consisting of 11 persons designated by Anthem and eight persons designated by WellPoint; and

•	that, until the second anniversary of the completion of the merger, unless 80% of the directors decide otherwise, the board of directors of Anthem will continue to consist of 11 Anthem designated directors or their successors and eight WellPoint designated directors or their successors.

Distribution of the Merger Consideration

      At or prior to the completion of the merger, Anthem will deposit with EquiServe Trust Company, N.A., acting as exchange agent, the cash portion of the merger consideration and certificates representing shares of Anthem common stock (or shares of Anthem common stock in uncertificated book-entry form) to be issued in the merger. Anthem will make available to the exchange agent, from time to time as needed, additional cash sufficient to pay cash in lieu of fractional shares that would otherwise be issued in the merger and any dividends or other distributions for shares of unsurrendered WellPoint common stock after the completion of the merger.

      Within 10 business days after the completion of the merger, Anthem will cause the exchange agent to send a letter of transmittal and instructions to each WellPoint stockholder for use in exchanging certificates representing shares of WellPoint common stock for cash, without interest, shares of Anthem common stock (which will be in book-entry form unless a physical certificate is requested), cash in lieu of fractional shares, if applicable, and any dividends or other distributions with respect to Anthem common stock with a record date after the completion of the merger and before such shares of WellPoint common stock are delivered to the exchange agent. The exchange agent will deliver the applicable cash payment and the Anthem common stock to each WellPoint stockholder once it receives the properly completed transmittal materials together with such stockholder’s certificated or uncertificated shares of WellPoint common stock.

      Certificated shares of WellPoint common stock may be delivered to the exchange agent for the merger consideration up to one year after the completion of the merger. At the end of that period, any shares of Anthem common stock and cash held by the exchange agent will be returned to Anthem. Any WellPoint stockholder who has not by that time exchanged the shares of WellPoint common stock will be entitled to look to Anthem and the surviving entity for cash, Anthem common stock, any cash to be received instead of fractional shares of Anthem common stock and any dividends or other distributions with a record date after the completion of the merger and before such stockholders’ surrender of their WellPoint common stock. Anthem, WellPoint, Anthem Holding Corp. and the exchange agent will not be liable to any person in the event that any merger consideration is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      If your certificate representing shares of WellPoint common stock has been lost, stolen or destroyed, you may receive the merger consideration upon the making of an affidavit of that fact. Anthem may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against Anthem with respect to the lost, stolen or destroyed WellPoint stock certificate.

      After the completion of the merger, there will be no further transfers on the stock transfer books of WellPoint and any certificated share of WellPoint common stock presented to the exchange agent or Anthem for any reason will be converted into the right to receive the merger consideration.

Public Trading Markets

      Anthem common stock is currently listed on the New York Stock Exchange under the symbol “ATH.” WellPoint common stock is currently listed on the New York Stock Exchange under the symbol “WLP.” Upon the completion of the merger, WellPoint common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended. Anthem will use its best efforts to cause the shares of Anthem common stock issuable pursuant to the merger agreement to be listed on the New York Stock Exchange. We have agreed to file an application with the New York Stock Exchange to have Anthem’s common stock listed on the New York Stock Exchange under the symbol “WLP.”

      The shares of Anthem common stock to be issued in connection with the merger will be freely transferable under the Securities Act of 1933, as amended, except for shares issued to any shareholder who may be deemed to be an affiliate of WellPoint, as discussed in “THE MERGER — Resales of Anthem Stock by Affiliates” on page 69.

      As reported on the New York Stock Exchange, the closing sale price per share of Anthem common stock on October 24, 2003, the last business day prior to the date of the merger agreement, was $77.26, and the closing sale price per share of WellPoint common stock on October 24, 2003 was $83.93. Based on the closing sale price per share of Anthem common stock, the implied value to be paid in the merger for each share of WellPoint common stock was $101.06 as of that date. The closing sale price per share of Anthem common stock on May 10, 2004, the last practicable trading day before the date of this document, was $85.99 and the closing sale price per share of WellPoint common stock on May 10, 2004 was $109.50. Based on the closing sale price per share of Anthem common stock, the implied value to be paid in the merger for each share of WellPoint common stock was $109.79 as of that date. The implied value to be paid in the merger for each share of WellPoint common stock as of these dates was calculated by multiplying Anthem’s closing sale price per share by one, and adding the $23.80 per share cash component of the merger consideration. Because the stock price of both of our companies will fluctuate, you should obtain current quotations of these prices.

Repurchases of Common Stock

      Anthem has previously announced a common stock repurchase program under which it is authorized to acquire up to $500.0 million of its common stock in the open market or in privately negotiated transactions. Under this program, $282.8 million remains authorized for future repurchases.

      The safe harbor provided by Rule 10b-18 under the Securities Exchange Act of 1934, as amended, is available to Anthem for repurchase of its common stock, subject to certain timing and volume limitations.

      Regulation M under the federal securities laws prohibits Anthem from bidding for or repurchasing its common stock during the period commencing with the mailing of this joint proxy statement/ prospectus through the date of the WellPoint stockholders’ meeting.

      Subject to applicable law, Anthem may from time to time repurchase shares of Anthem common stock.

Anthem Dividends

      Anthem does not currently pay dividends on shares of its common stock. Anthem shareholders, including WellPoint stockholders who receive shares of Anthem common stock in the merger and hold such stock as of the relevant record date, will be entitled to receive dividends only when and if declared by Anthem’s board of directors out of funds legally available for dividends.

Dissenters’ Rights

      Anthem shareholders are not entitled to dissenters’ rights under Indiana law in connection with the merger.

      WellPoint stockholders will have appraisal rights under Delaware law in connection with the merger. Any WellPoint stockholder who has not voted shares of WellPoint common stock in favor of the merger agreement has the right to demand appraisal of, and to be paid the fair market value for, such shares of WellPoint common stock in lieu of the cash and Anthem common stock provided for in the merger agreement. The value of the WellPoint common stock for this purpose will exclude any element of value arising from the accomplishment or expectation of the merger. In order for the holder of WellPoint common stock to exercise its right to an appraisal, if any, such holder must deliver to WellPoint a written demand for an appraisal of the shares of WellPoint common stock prior to the time the vote is taken on the merger at the WellPoint special meeting as provided by Delaware law. Appendix D to this document sets forth the pertinent provisions of

Delaware law addressing appraisal rights. Simply voting against the merger will not be considered a demand for appraisal rights. If the holder of WellPoint common stock fails to deliver such a written demand prior to the time the vote is taken on the merger at the WellPoint special meeting to the corporate secretary of WellPoint, Thomas C. Geiser, 1 WellPoint Way, Thousand Oaks, California 91362, it will lose the right to an appraisal. In addition, if such holder votes shares of WellPoint common stock for adoption of the merger agreement, it will lose the right to an appraisal with respect to such shares. The preceding discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by the provisions of Delaware law attached as Appendix D to this document.

Resales of Anthem Stock by Affiliates

      Affiliates of WellPoint, as defined under Rule 145 under the Securities Act, generally may not sell their shares of Anthem common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rules 144 and 145 under the Securities Act. Affiliates include directors, executive officers and beneficial owners of 10% or more of any class of capital stock.

      Under the merger agreement, WellPoint has agreed to provide Anthem with a list of the persons who, to WellPoint’s knowledge, may be deemed to be affiliates of WellPoint as of the date of the merger agreement. WellPoint will also use its reasonable best efforts to deliver to Anthem a letter agreement executed by each of these persons on or before the mailing of this proxy statement by which that person will agree, among other things, not to offer to sell, transfer or otherwise dispose of any of the shares of Anthem common stock distributed to him or her pursuant to the merger except in compliance with Rules 144 and Rule 145 under the Securities Act, in a transaction that, in the opinion of counsel reasonably satisfactory to Anthem, is otherwise exempt from the registration requirements of the Securities Act, or in an offering registered under the Securities Act. Anthem may place restrictive legends on its common stock certificates that are issued to persons who are deemed to be affiliates of WellPoint under the Securities Act.

      This document does not cover any resales of Anthem common stock received in the merger by any person who may be deemed an affiliate of WellPoint.

Anthem’s Directors and Officers Have Financial Interests in the Merger

      Under the Anthem 2001 Stock Incentive Plan, in the event of a change in control (as defined in the plan and which would include the consummation of the merger), stock options granted to non-employee directors and certain executive officers, including Larry C. Glasscock, David R. Frick, Michael L. Smith, Keith R. Faller and Thomas G. Snead, Jr., will become fully vested. In addition, restrictions on certain restricted stock granted under the Anthem 2001 Stock Incentive Plan to certain executive officers, including Mr. Glasscock, Mr. Frick, Mr. Smith and Mr. Faller, will lapse.

WellPoint’s Directors and Officers Have Financial Interests in the Merger

      Certain members of WellPoint’s management and board of directors may be deemed to have financial interests in the merger that are in addition to, or different from, their financial interests as stockholders of WellPoint. The WellPoint board was aware of these financial interests and considered them, among other matters, in approving the merger agreement.

Leonard D. Schaeffer

      Under Mr. Schaeffer’s employment agreement with WellPoint (the “Schaeffer Employment Agreement”), in the event of a change in control (as defined in the Schaeffer Employment Agreement and which would include the consummation of the proposed merger), Mr. Schaeffer will be entitled to receive (i) any earned, but unpaid bonus or other incentive compensation for a prior completed period; and (ii) a guaranteed annual bonus (“Guaranteed Annual Bonus”) for the fiscal year in which the change in control occurs. The Guaranteed Annual Bonus will be equal to the greatest of (i) Mr. Schaeffer’s target bonus; (ii) the average of the annual (or annualized) bonus paid to Mr. Schaeffer for the preceding two fiscal years; or (iii) the actual bonus for Mr. Schaeffer for the fiscal year in which the change in control occurs. If, before the end of the fiscal year of the change in control, Mr. Schaeffer’s employment is terminated by reason of an involuntary termination (other than for cause, death or disability) or a constructive termination (as defined in the Schaeffer Employment Agreement), the Guaranteed Annual Bonus will be prorated based on Mr. Schaeffer’s actual period of employment during the fiscal year of the change in control. If Mr. Schaeffer is entitled to any prorated annual bonus for the termination of his employment by reason of a constructive termination or an involuntary termination, such bonus or the Guaranteed Annual Bonus will be reduced by whichever bonus was paid first. Assuming a July 31, 2004 termination of Mr. Schaeffer’s employment, Anthem would be required to pay Mr. Schaeffer $3,412,640, which is a prorated portion of the Guaranteed Annual Bonus amount of $5,863,974 for 2004. The actual amount of the Guaranteed Annual Bonus will depend on Mr. Schaeffer’s date of termination.

      If Mr. Schaeffer continues employment following the change in control until the dates specified below, he will be entitled to payment of a change in control completion bonus (the “Completion Bonus”) equal to his base salary and his Plan Bonus. The Plan Bonus is an amount equal to (i) Mr. Schaeffer’s base salary multiplied by (ii) the highest target bonus percentage during the period beginning five years before the announcement of the change in control and ending immediately before termination of employment, or the date of the change in control, if earlier, multiplied by (iii) the greater of (A) 100% or (B) the highest average percentage, for the two consecutive fiscal years within the same five-year period defined in clause (ii) that Mr. Schaeffer’s actual annual bonus represents of his base salary for such fiscal year. One-half of the Completion Bonus will be paid on the first anniversary of the change in control, if Mr. Schaeffer remains employed with WellPoint, an affiliate or its successor through such date. The remaining one-half will be paid on the second anniversary of the change in control, if Mr. Schaeffer continues employment through such date. However, if Mr. Schaeffer terminates employment by reason of involuntary termination (other than for cause, death or disability) or a constructive termination (as defined in the Schaeffer Employment Agreement) or expiration of the term of the Schaeffer Employment Agreement on or after December 31, 2007 and before the scheduled payment date for an installment of such Completion Bonus, he will be entitled to receive any remaining installments at the time of such termination. Certain severance benefits to which Mr. Schaeffer may otherwise become entitled under the Schaeffer Employment Agreement will be reduced by the amount of any Completion Bonus actually paid. It is not currently anticipated that Mr. Schaeffer will be entitled to any Completion Bonus.

      Under the Schaeffer Employment Agreement, if Mr. Schaeffer is terminated in contemplation of a change in control, which would include the consummation of the proposed merger, or he terminates employment following a constructive termination (as defined in the Schaeffer Employment Agreement) or due to an involuntary termination (other than by reason of cause, death or disability) on, or within 36 months after, a change in control, he will be entitled to the following severance benefits: (i) a cash payment equal to three times the sum of Mr. Schaeffer’s base salary and the Plan Bonus, reduced by the amount of any Completion Bonus actually paid; (ii) continuation for 48 months of welfare, retirement and certain fringe benefits; (iii) outplacement services; (iv) additional service credit that will increase vesting service credit to five years, three additional years of service credit and three additional years of age credit for purposes of calculating benefits under his Special Executive Retirement Plan; (v) either a lump sum payment or a special contribution to WellPoint’s deferred compensation plan equal to the sum of the additional annuity credits and matching contributions to which Mr. Schaeffer would have been entitled under WellPoint’s cash-balance pension, 401(k) and deferred compensation plans had he remained employed with WellPoint for three additional years and assuming that the amount payable to Mr. Schaeffer under subsection (i) above was payable over such three-year period and treated as eligible compensation under such plans; and (vi) immediate vesting of all outstanding unvested options and any other equity grants. Mr. Schaeffer will also be entitled to receive an excise tax “gross-up” if payments under the Schaeffer Employment Agreement, alone or together with other compensation, would subject him to an excise tax for “excess parachute payments” under Section 4999 of the Code. The parties do not currently expect that completion of the merger will subject any WellPoint executive to an excise tax, provided that WellPoint’s current stockholders own more than 50% of the combined company.

      If Mr. Schaeffer’s employment is terminated under any of the circumstances described in the preceding paragraph (assuming a termination date of July 31, 2004), Anthem would currently be required to make cash payments of $37,001,247 in addition to the other non-cash interests and benefits described. Anthem’s actual payments to Mr. Schaeffer will depend on Mr. Schaeffer’s date of termination.

      WellPoint has also entered into a Special Executive Retirement Plan (the “Schaeffer SERP”), which provides certain supplemental retirement benefits to Mr. Schaeffer. As described above, under the Schaeffer Employment Agreement, if Mr. Schaeffer is terminated in contemplation of a change in control or he terminates employment following a constructive termination or due to an involuntary termination (other than by reason of cause, death or disability) on, or within 36 months after, a change in control, Mr. Schaeffer is entitled to five additional years of vesting service credit, three additional years of service credit and three additional years of age credit for purposes of calculating benefits under the Schaeffer SERP. Assuming termination of Mr. Schaeffer’s employment as of July 31, 2004, the additional value of such retirement benefits payable to Mr. Schaeffer under the Schaeffer SERP are currently estimated to be $10,484,009. If Mr. Schaeffer’s employment is terminated following a change in control, Mr. Schaeffer is entitled to receive a lump sum cash payment of his SERP benefits on the January 15 following termination which, WellPoint currently estimates, would be approximately $45,312,628 (which includes the value of the additional vesting service, service and age credits described above) if Mr. Schaeffer’s employment were terminated as of July 31, 2004.

      Under the Schaeffer Employment Agreement described above, if Mr. Schaeffer terminates employment following a constructive termination or due to an involuntary termination on or within 36 months following a change in control, all outstanding unvested stock options and any other equity grants made to Mr. Schaeffer will immediately become vested. As of April 30, 2004, Mr. Schaeffer had unvested stock options to purchase 758,366 shares of WellPoint common stock and 47,908 shares of restricted stock (all of which were subject to vesting).

Other Executive Officers

      Under the WellPoint Officer Change in Control Plan (the “Change in Control Plan”), in the event of a change in control (as defined in the Change in Control Plan and which would include the consummation of the proposed merger), executive officers will be entitled to receive (i) any earned, but unpaid bonus or other incentive compensation for a prior completed period; and (ii) a Guaranteed Annual Bonus (calculated generally in the same manner as in the Schaeffer Employment Agreement, but without the provision for reduction of certain prorated bonuses) for the fiscal year in which the change in control occurs. If the executive officer continues employment through the first anniversary and second anniversary of the change in control date, such officer will be entitled to the Completion Bonus (calculated generally in the same manner as in the Schaeffer Employment Agreement).

      As of May 11, 2004, the Change in Control Plan had 12 participants who are executive officers. Assuming continued employment for two years following the completion of the merger, Anthem would be required to pay the following amounts to the following WellPoint executive officers: David C. Colby, $1,408,400 (Guaranteed Annual Bonus) and $2,255,594 (Completion Bonus); John A. O’Rourke, $1,137,229 (Guaranteed Annual Bonus) and $1,925,355 (Completion Bonus); David S. Helwig, $1,191,116 (Guaranteed Annual Bonus) and $2,114,973 (Completion Bonus); and Thomas C. Geiser, $1,197,479 (Guaranteed Annual Bonus) and $1,972,544 (Completion Bonus). Assuming the continued employment of WellPoint’s other executive officers for two years following the completion of the merger, Anthem would be required to pay such officers an aggregate sum of $20,338,077, which consists of $7,311,747 of Guaranteed Annual Bonus and $13,026,330 of Completion Bonus.

      Under the Change in Control Plan, if an executive officer is terminated in contemplation of a change in control or he or she terminates employment following a constructive termination (as defined in the Change in Control Plan) or due to an involuntary termination (other than by reason of cause, death or disability) on, or within 36 months after, a change in control, he or she shall be entitled to the following severance benefits: (i) a cash payment equal to three times the sum of such officer’s base salary and Plan Bonus, reduced by the amount of any Completion Bonus actually paid; (ii) a lump sum payment equal to the amount of such officer’s additional benefits under WellPoint’s cash-balance pension, 401(k) and deferred compensation plans if such officer had remained employed by WellPoint for an additional three years and made the maximum salary deferrals and supplementary salary deferrals eligible for matching and supplemental matching contributions under such plans; (iii) additional service credit that will increase vesting service credit to five years, three additional years of benefit service credit and three additional years of age credit under the WellPoint Supplemental Executive Retirement Plan (the “SERP”); (iv) outplacement services consistent with WellPoint’s outplacement policy; and (v) continuation of financial planning services, outplacement services and health and welfare benefits for three years. The Plan Bonus is defined as an amount equal to (i) base salary multiplied by (ii) the highest target bonus percentage during the period beginning five years before the announcement of the change in control and ending immediately before termination of employment, or the date of the change in control, if earlier, multiplied by (iii) the greater of (A) 100%; or (B) the highest average percentage for two consecutive fiscal years that the actual bonus represents of target bonus during the period beginning five years before the announcement of the change in control and ending immediately before termination of employment, or the date of the change in control, if earlier.

      Under the Change in Control Plan, executive officers who also participate in the Officer Severance Plan, and who do not have an agreement to the contrary, are entitled to receive an excise tax “gross-up” if the participant receives compensation from WellPoint that subjects such person to an excise tax for “excess parachute payments” under Section 4999 of the Code. The parties do not currently expect that completion of the merger will subject any WellPoint executive officer to an excise tax, provided that WellPoint’s current stockholders own more than 50% of the combined company.

      If the following executive officers’ employment is terminated under the circumstances described above (assuming a termination date of July 31, 2004), Anthem would currently be required to make the following cash payments (in addition to the other non-cash interests and benefits described above): David C. Colby, $7,992,432; John A. O’Rourke, $7,015,503; David S. Helwig, $7,418,803; and Thomas C. Geiser, $6,969,584. If WellPoint’s remaining executive officers’ employment is terminated under the circumstances described above (assuming a termination date of July 31, 2004), Anthem would currently be required to make aggregate cash payments of $46,195,506, in addition to the other non-cash interests and benefits described above. Anthem’s actual payments to any of the executive officers will depend on such officer’s date of termination.

      Assuming a qualifying termination as of July 31, 2004, the additional benefit service credit and age credit under WellPoint’s SERP maintained for various executive officers (discussed above) would result in an estimated increase in the value of the SERP benefit for Messrs. Colby, Helwig and Geiser and all other executive officers (other than Mr. O’Rourke) of $1,164,935, $526,247, $1,785,585 and $6,961,229 respectively. Mr. O’Rourke currently participates in a separate Supplemental Executive Retirement Plan maintained for his benefit that does not contain provisions that will result in an increase in the estimated value of his benefit as a result of the merger or any subsequent termination of Mr. O’Rourke.

      If an executive officer terminates employment following a constructive termination or due to an involuntary termination within 36 months following a corporate transaction (as defined in the applicable award agreement) such as the merger, the executive officer will generally be entitled to immediate vesting of all outstanding unvested options and any other equity grants. In addition, the executive officer will be entitled to immediate vesting of all outstanding unvested options upon completion of a corporate transaction if the option is not continued, assumed or replaced with a comparable award by the surviving entity or a parent thereof. Pursuant to the merger agreement, Anthem has agreed to assume WellPoint’s outstanding option awards and equity grants. As of April 30, 2004, the following executive officers held unvested stock options and unvested restricted stock with respect to the following number of shares: David C. Colby, 212,666 (stock options) and 13,460 (restricted stock); John A. O’Rourke, 147,110 (stock options) and 21,839 (restricted stock); David S. Helwig, 207,334 (stock options) and 12,589 (restricted stock); and Thomas C. Geiser, 212,666 (stock options) and 13,250 (restricted stock).

      Anthem has indicated that it may offer to enter into employment arrangements with some of WellPoint’s senior executives to be effective on or after completion of the merger, although no formal or binding offers have been made as of the date of this joint proxy statement/prospectus.

Directors

      Under WellPoint’s 1999 Stock Incentive Plan, non-employee members of WellPoint’s Board of Directors are automatically granted stock options upon joining the Board of Directors and thereafter on an annual basis. The option agreements pursuant to which grants are made provide that, upon completion of a corporate transaction (as defined in the option award agreement) such as the merger, all outstanding unvested options shall become immediately vested, unless the option award is assumed or replaced by a comparable option issued by the successor corporation or a parent or subsidiary thereof. Pursuant to the merger agreement, Anthem has agreed to assume WellPoint’s outstanding option awards and equity grants.

Insurance and Indemnification

      The merger agreement provides that, following the merger, Anthem will ensure that Anthem Holding Corp. will indemnify and hold harmless the present and former directors, officers and employees of WellPoint and its subsidiaries, and provide advancement of expenses to all past and present directors, officers and employees of WellPoint and its subsidiaries for any costs and expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such indemnified person was an officer, director or employee of WellPoint or its subsidiaries in respect of acts or omissions occurring at or prior to the date of the closing of the merger (including those related to this Agreement and the transactions contemplated hereby), and shall advance expenses in respect thereof, in each case to the fullest extent permitted by applicable law. Anthem will also ensure that Anthem Holding Corp. will purchase as of the completion of the merger a tail policy to the current policy of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by WellPoint which tail policy shall be effective for a period from the date of the closing of the merger through and including the date six years after the date of the closing of the merger with respect to claims arising from facts or events that occurred on or before the date of the closing of the merger, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy; provided, however, that in no event shall Anthem be required to expend, for the entire tail policy, in excess of 900% of the annual premium currently paid by WellPoint for its current policy of directors’ and officers’ liability insurance and fiduciary liability insurance; and, provided, further that, if the premium of such insurance coverage exceeds such amount, Anthem after consultation with WellPoint shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Merger Financing

      Anthem will have cash requirements of approximately $3.9 billion for the merger, including both the cash portion of the purchase price and transaction costs. As of April 30, 2004, Anthem had $970.1 million of cash, cash equivalents and investments and access to $1.0 billion of credit facilities. Anthem has entered into a commitment letter with respect to a bridge loan agreement under which it may borrow up to $3.0 billion. Pursuant to the commitment letter, the bridge loan agreement will contain various conditions to Anthem’s ability to borrow under the bridge loan, including conditions related to (1) the absence of any change, occurrence or development since December 31, 2002 that could reasonably be expected to have a material adverse effect; (2) the receipt of all government, shareholder and third party consents and approvals necessary in connection with the transaction; (3) the absence of any action, suit, investigation or proceeding pending or, to the knowledge of Anthem or WellPoint, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a material adverse effect; (4) Anthem’s long-term unsecured non-credit enhanced debt not being rated less than Baa3 by Moody’s and BBB by S&P; and (5) such other conditions that are customary for a transaction of this nature.

      Interest under the bridge loan will be payable quarterly in arrears at a rate per annum equal to the respective rates for base rate borrowings or Eurodollar borrowings plus an applicable margin per annum. The applicable margin for the bridge loans will range from 42.5 basis points to 112.5 basis points based upon the S&P and Moody’s debt ratings for Anthem, with the higher debt rating resulting in a lower applicable margin per annum. All indebtedness under the bridge loan must be repaid in full upon the earlier of 270 days from the closing date or March 31, 2005.

      Anthem intends to obtain permanent or long-term financing for part of the cash portion of the merger consideration through a combination of (1) issuance of commercial paper and/or borrowings under a new $2.5 billion credit facility; and (2) the issuance of $2.0 billion of long-term debt securities. The ultimate mix of commercial paper, bank debt and long-term debt securities will be determined based on market conditions and other financial factors.

      Consummation of the new credit facility would reduce the amount of the loan commitment by $1.5 billion under the bridge loan. To the extent that indebtedness under the bridge loan agreement has been incurred, Anthem must prepay the bridge loan, without penalty or premium, together with accrued interest to the prepayment date, with the net proceeds from the issuance of any long term debt securities and up to $1.5 billion of borrowing under the new credit facilities.

      Anthem has represented to WellPoint in the merger agreement that it will have available to it, at the time the merger is completed, sufficient funds to enable Anthem to complete the transactions contemplated by the merger agreement. The availability of such funds is not a condition to Anthem’s obligation to complete the merger and the other transactions contemplated by the merger agreement.

THE MERGER AGREEMENT

      The following describes certain aspects of the proposed merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Appendix A to this document and is incorporated by reference into this document. We urge you to read the entire merger agreement carefully.

Terms of the Merger

      The merger agreement contemplates the merger of WellPoint with and into Anthem Holding Corp., a direct wholly owned subsidiary of Anthem, with Anthem Holding Corp. continuing as the surviving entity. The merger agreement provides that each share of WellPoint common stock issued and outstanding immediately prior to the completion of the merger, other than dissenting shares and shares owned by WellPoint, Anthem or any subsidiary of WellPoint or Anthem, will be canceled and converted into the right to receive $23.80 in cash, without interest, and one fully paid and nonassessable share of Anthem common stock. All shares of WellPoint common stock that are owned by WellPoint as treasury stock, and all shares of WellPoint common stock owned by Anthem or Anthem Holding Corp., will be canceled and retired and will cease to exist without consideration of any kind being paid for them. Any share of WellPoint common stock held by a subsidiary of WellPoint or Anthem (other than Anthem Holding Corp.) will receive no cash consideration (other than in lieu of fractional shares of Anthem common stock) but will be converted into the right to receive a number of shares of Anthem common stock equal to the sum of (i) one plus (ii) a fraction the numerator of which is 23.80 and the denominator of which is the closing trading price of Anthem common stock on the New York Stock Exchange on the business day prior to the closing date of the merger.

Manner and Basis of Converting Shares; Procedure; No Fractional Shares; Effect on Certificates

      Promptly, but in any event within 10 business days after the completion of the merger, transmittal letters and exchange instructions will be mailed to each holder of WellPoint common stock to be used to surrender and exchange certificates formerly evidencing shares of WellPoint common stock. After receiving the transmittal letters and instructions, each holder of certificates formerly representing WellPoint common stock will be able to surrender such certificates to the exchange agent appointed by Anthem, and, in exchange, each such holder will receive the cash to which such holder is entitled, the number of whole shares of Anthem common stock to which such holder is entitled (which will be in uncertificated book-entry form unless a physical certificate is requested), any cash which may be payable in lieu of a fractional share of Anthem common stock, and any dividends or other distributions with respect to Anthem common stock with a record date after the completion of the merger and before such certificates are delivered to the exchange agent. WellPoint stockholders should not surrender their certificates until they receive their transmittal letters and instructions.

      After the merger is completed, each certificate formerly representing WellPoint common stock, until so surrendered and exchanged, will represent only the right to receive the cash and the number of whole shares of Anthem common stock that the holder is entitled to receive in the merger, any cash payment in lieu of a fractional share of Anthem common stock and any dividends or other distributions with respect to Anthem common stock with a record date after the completion of the merger and before such certificates are delivered to the exchange agent. The holder of such an unexchanged certificate will not be entitled to receive any dividends or distributions payable by Anthem until the certificate has been exchanged. Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of Anthem common stock, will be paid without interest.

      Anthem will not issue any fractional shares of Anthem common stock in the merger. Instead, a WellPoint stockholder who otherwise would have received a fraction of a share of Anthem common stock will receive an amount in cash determined by multiplying the fractional part of a share by the closing price for a share of Anthem common stock, as reported on the New York Stock Exchange, on the day that the merger is completed, or, if such a day is not a business day, on the business day immediately preceding the completion of the merger.

Closing and Effective Time of the Merger

      Closing. Unless the parties agree otherwise, the completion of the merger will take place on the second business day after the date on which all closing conditions have been satisfied or waived (other than any conditions which by their terms cannot be satisfied until the closing date) or such other time as agreed to in writing by Anthem and WellPoint. We currently expect to complete the merger in mid-2004.

      Effective Time. The merger will be effective upon the filing of a certificate of merger and articles of merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Indiana, as applicable, or at such later time as Anthem and WellPoint specify in the certificate of merger and the articles of merger. Such filings of the certificate of merger and the articles of merger will be made simultaneously with the closing of the transactions contemplated by the merger agreement.

Representations, Warranties, Covenants and Agreements

      The merger agreement contains various customary representations and warranties of Anthem and WellPoint relating to, among other things:

•	proper organization and good standing of each party and its respective subsidiaries;

•	their capital structure;

•	the corporate authorization and enforceability of the merger agreement;

•	the filing and accuracy of their SEC reports and the preparation and accuracy of financial statements;

•	information supplied in this joint proxy statement/ prospectus;

•	board approval;

•	the shareholder votes required to complete the merger;

•	brokers and finders;

•	litigation and compliance with laws;

•	absence of any Material Adverse Effect, as defined below, and certain other changes or events;

•	the opinions of financial advisors;

•	taxes;

•	notices from governmental agencies regarding accounting policies or practices under review or any off-balance sheet special purpose entities or financing arrangements;

•	compliance with the Sarbanes-Oxley Act of 2002 and other applicable standards of corporate governance;

•	statutory financial statements;

•	reserves;

•	affiliate transactions;

•	compliance with the Health Insurance Portability and Accountability Act of 1996;

•	off-balance sheet arrangements;

•	environmental matters;

•	intellectual property matters;

•	material contracts;

•	employee benefit matters;

•	labor matters;

•	insurance; and

•	capital or surplus maintenance.

      The merger agreement also contains additional representations and warranties of Anthem relating to its demutualization in 2001 and the financing of the merger and additional representations and warranties of WellPoint relating to the tax-free nature of its acquisition of Cobalt Corporation (“Cobalt”).

      “Material Adverse Effect” means, with respect to Anthem or WellPoint, as the case may be, any effects that are, individually or collectively, materially adverse to the business, assets, operations or condition (financial or otherwise) of it and its subsidiaries, taken as a whole, other than any effect relating to

(1) the United States or global economy or securities markets in general;

(2) the announcement of the merger agreement or the transactions contemplated by it or the identity of WellPoint or Anthem, respectively;

(3) changes in applicable law or regulations or in generally accepted accounting principles or regulatory accounting principles; or

(4) general changes in the health benefits business;

provided that, with respect to each of clauses (1), (3) and (4), such effect is not materially more adverse with respect to it and its subsidiaries, taken as a whole, than the effect on comparable health benefits businesses generally.

No Solicitation of Alternative Transactions

      The merger agreement provides that during its term, each of Anthem and WellPoint will not, and will not permit any of its subsidiaries or any of its or its subsidiaries’ directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit, encourage or facilitate, or provide or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to an Alternative Transaction, as defined below, or negotiate, explore or otherwise engage in discussions with any third party with respect to an Alternative Transaction, or approve, endorse, recommend or authorize any Alternative Transaction, or enter into any agreement, arrangement or understanding with respect to any Alternative Transaction requiring it to abandon, terminate or fail to consummate the merger or any other transactions contemplated by the merger agreement.

      Despite this general prohibition on soliciting, encouraging, negotiating, recommending or engaging in discussions with respect to an Alternative Transaction, WellPoint may, at any time prior to the adoption of the merger agreement by WellPoint’s stockholders, provide information to, negotiate or otherwise engage in discussions with, any third party that delivers an unsolicited bona fide written proposal for an Alternative Transaction if the WellPoint board of directors determines in good faith:

•	after consultation with its outside legal counsel, that providing such information or engaging in such negotiations or discussions is reasonably likely to be required in order for the directors to comply with their fiduciary duties under Delaware law; and

•	that the proposal is, or is reasonably likely to lead to, a “Superior Proposal,” as defined below.

      WellPoint has also agreed that, prior to providing any information or data to, or entering into any negotiations or discussions with, any such third party or recommending any Alternative Transaction, it will receive from such third party an executed confidentiality agreement containing terms and provisions at least as restrictive as contained in the confidentiality agreement between WellPoint and Anthem but not containing any exclusivity or other provision that would restrict WellPoint’s ability to consummate the merger.

      WellPoint has agreed to notify Anthem within 24 hours of any such inquiry, proposal or offer or discussion or negotiations and to provide Anthem with the name of the person making the unsolicited bona fide written proposal for an Alternative Transaction; in addition, WellPoint has agreed to provide Anthem with a summary of the material terms of such proposal or offer. WellPoint has also agreed to keep Anthem informed on a prompt basis regarding the status and terms of any such proposals or offers and the status of any material developments in respect of any such discussions or negotiations, and that it will deliver to Anthem a summary of any material changes to any such proposals or offers and all non-public information being furnished to the person proposing the Alternative Transaction.

      Anthem agrees that it will keep WellPoint informed, on a prompt basis, of the status and material terms of any proposals or offers for an Alternative Transaction in respect of Anthem and that it will deliver to WellPoint a summary of any material changes to any such proposals or offers.

      Additionally, each of WellPoint and Anthem has agreed that it will not take any actions to exempt any third party from the threshold restrictions on ownership of WellPoint common stock or Anthem common stock, respectively, or any other antitakeover provision in WellPoint’s certificate of incorporation or Anthem’s articles of incorporation, as applicable, or make any state takeover statute or similar statute inapplicable to any Alternative Transaction.

      “Alternative Transaction” means any of the following events:

(1) any tender or exchange offer, merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction (these transactions are referred to in this section as “business combination transactions”) involving Anthem or WellPoint or any of their subsidiaries with a party other than Anthem, Anthem Holding Corp., WellPoint or any of their respective affiliates; or

(2) the acquisition by a third party of 10% or more of the outstanding shares of WellPoint common stock or Anthem common stock or of 10% or more of the assets or operations of WellPoint and its subsidiaries, taken as a whole, or Anthem and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions.

      “Superior Proposal” means a bona fide written proposal made by a person other than Anthem or Anthem Holding Corp. or any of their affiliates,

(1) which is for a business combination transaction involving, or any purchase or acquisition of,

(A) more than 50% of the voting power of WellPoint’s capital stock; or

(B) all or substantially all of the consolidated assets or operations of WellPoint and its subsidiaries; and

(2) which is otherwise on terms which WellPoint’s board of directors determines, in good faith after consultation with its financial advisors,

(A) would result in a transaction that, if consummated, is more favorable to WellPoint’s stockholders from a financial point of view than the merger or, if applicable, any proposal by Anthem to amend the terms of the merger agreement taking into account all the terms and conditions of such proposal and the merger agreement; and

(B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Expenses and Fees

      In general, each party will be responsible for all expenses incurred by it in connection with the transactions contemplated by the merger agreement. However, Anthem and WellPoint will each pay one-half of the expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/ prospectus and the preparation and filing of any materials in connection with the HSR Act.

Conditions to the Completion of the Merger

      Conditions to Each Party’s Obligations to Complete the Merger. The respective obligations of Anthem, Anthem Holding Corp. and WellPoint to complete the merger are subject to the satisfaction or waiver, at or prior to the completion of the merger, of the following conditions:

•	No Injunctions or Restraints. No judicial order or other legal impediment is in effect that would prevent or prohibit the completion of the merger and no proceeding by a governmental authority has been instituted for that purpose.

•	HSR Act. The waiting period (and any extension thereof) applicable to the completion of the merger under the HSR Act will have expired or been terminated.

•	Stock Exchange Listing. The shares of Anthem common stock to be issued in the merger and those to be reserved for issuance upon exercise of stock options have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

•	Effective Registration Statement. The registration statement filed by Anthem to register the shares of Anthem common stock to be issued in the merger, of which this joint proxy statement/ prospectus is a part, has been declared effective by the SEC and is not subject to any stop order suspending its effectiveness and no proceeding for that purpose has been initiated or threatened by the SEC.

•	Shareholder Approval and Stockholder Adoption. The articles amendment and the issuance of Anthem common stock in the merger have been approved by Anthem’s shareholders, and the merger agreement has been adopted by WellPoint’s stockholders.

•	Required Governmental Consents. Specified governmental consents and approvals and any other material governmental consents or approvals required to consummate the transactions contemplated by the merger agreement have been obtained; provided that such required consents or approvals or the required approval of the Blue Cross Blue Shield Association do not, individually or in the aggregate, contain any restrictions that would be reasonably likely to have a material and adverse effect on

•	Anthem and its subsidiaries, taken as a whole;

•	WellPoint and its subsidiaries, taken as a whole; or

•	the expected pro forma financial statements of Anthem following consummation of the merger as agreed by Anthem and WellPoint prior to the date of the merger agreement; and

are not materially different in character, degree or scope from terms or conditions generally imposed in connection with such consents or approvals.

•	Blue Cross Blue Shield Association. Any required approval of the Blue Cross Blue Shield Association has been obtained.

      Additional Conditions to the Obligations of Anthem and Anthem Holding Corp. The obligation of Anthem and Anthem Holding Corp. to effect the merger is further subject to the satisfaction or waiver, at or prior to the completion of the merger, of the following conditions:

•	Representations and Warranties.

(1) WellPoint’s representations and warranties in the merger agreement relating to, among other things, WellPoint’s organizational documents, its capital structure, its corporate authority and power to enter into and consummate, and the enforceability of, the merger agreement, the board approval and the adoption by the stockholders of the merger agreement are, in the aggregate, true and correct in all material respects as of the date of the merger agreement and on and as of the closing date as if made at and as of the closing date (except to the extent that such representations and warranties speak as of another date);

(2) WellPoint’s representations and warranties contained in the merger agreement relating to the absence of any change, circumstance or event, since December 31, 2002, which would have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on WellPoint are true and correct as of the date of the merger agreement and on and as of the closing date as if made at and as of the closing date;

(3) The remainder of WellPoint’s representations and warranties contained in the merger agreement (in each case, read without reference to any materiality or Material Adverse Effect qualifications) will be true and correct as of the date of the merger agreement and on and as of the closing date as if made at and as of the closing date (except to the extent that such representations and warranties speak as of another date), except for any failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on WellPoint; and

(4) Anthem has received a certificate of WellPoint’s Chief Executive Officer and Chief Financial Officer to the effect described in (1), (2) and (3) above.

•	Performance of Obligations. WellPoint has performed or complied in all material respects with all agreements and covenants required to be performed by it under the merger agreement at or prior to the closing and Anthem has received a certificate of WellPoint’s Chief Executive Officer and Chief Financial Officer to that effect.

•	Tax Opinion. Anthem has received a written opinion of Baker & Daniels that (1) the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (2) Anthem, Anthem Holding Corp. and WellPoint will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

      Additional Conditions to the Obligations of WellPoint. The obligation of WellPoint to effect the merger is further subject to the satisfaction or waiver, at or prior to the completion of the merger, of the following additional conditions:

•	Representations and Warranties.

(1) Anthem’s and Anthem Holding Corp.’s representations and warranties contained in the merger agreement relating to, among other things, Anthem’s organizational documents, its capital structure, its corporate authority and power to enter into and consummate, and the enforceability of, the merger agreement and board and shareholder approvals are, in the aggregate, true and correct in all material respects as of the date of the merger agreement and on and as of the closing date as if made at and as of the closing date (except to the extent that such representations and warranties speak as of another date);

(2) Anthem’s representations and warranties contained in the merger agreement relating to the absence of any change, circumstance or event, since December 31, 2002, which would have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem are true and correct as of the date of the merger agreement and on and as of the closing date as if made at and as of the closing date;

(3) The remainder of Anthem’s and Anthem Holding Corp.’s representations and warranties contained in the merger agreement (in each case, read without reference to any materiality or Material Adverse Effect qualifications) will be true and correct as of the date of the merger agreement and on and as of the closing date as if made at and as of the closing date (except to the extent that such representations and warranties speak as of another date), except for any failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Anthem; and

(4) WellPoint has received a certificate of Anthem’s Chief Executive Officer and Chief Financial Officer to the effect described in (1), (2) and (3) above.

•	Performance of Obligations. Anthem and Anthem Holding Corp. have performed or complied in all material respects with all agreements and covenants required to be performed by it under the merger agreement at or prior to closing and WellPoint has received a certificate of Anthem’s Chief Executive Officer and Chief Financial Officer to that effect.

•	Tax Opinion. WellPoint has received a written opinion of Simpson Thacher & Bartlett LLP that (1) the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and (2) Anthem, Anthem Holding Corp. and WellPoint will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

•	Bylaws Amendment. Anthem has amended its bylaws, subject to the completion of the merger, as contemplated by the merger agreement.

Conduct of Business of WellPoint Pending the Merger

      Pursuant to the merger agreement, WellPoint has agreed that, prior to the completion of the merger, except as expressly contemplated by the merger agreement or agreed to by Anthem in writing, it will, and will cause each of its subsidiaries to, conduct their respective businesses in the ordinary course of business and in a manner consistent with past practice and use commercially reasonable efforts to preserve substantially intact their respective business organizations, to keep available the services of the present officers and employees and to preserve the present relationships with significant customers, suppliers, licensors, licensees or distributors.

      Additionally, WellPoint has agreed that, prior to the completion of the merger, without the prior written consent of Anthem (not to be unreasonably withheld or delayed), neither WellPoint nor any of its subsidiaries will, subject to previously agreed exceptions:

•	amend its organizational documents;

•	issue, deliver, sell, pledge, dispose of or encumber, any shares of any class of capital stock, any options or other right to acquire any shares of capital stock or any other ownership interest, of WellPoint or any of its subsidiaries, except (i) pursuant to options or other rights outstanding as of the date of the merger agreement under any WellPoint benefits plan; (ii) grants of equity or equity-based awards as previously disclosed; or (iii) as otherwise permitted under the merger agreement;

•	declare or pay any dividend, other than from a wholly owned subsidiary to WellPoint or to another wholly owned subsidiary;

•	acquire any business organization, division or line of business, except for cash acquisitions not to exceed $100 million per individual acquisition or $150 million in the aggregate;

•	modify its current investment policies in any material respect, except as a result of changes in applicable law;

•	dispose of or subject to any lien (other than permitted liens) any of its assets with a fair market value in excess of $30 million individually or $50 million in the aggregate, except in the ordinary course of business consistent with past practice;

•	except as may be required as a result of a change in law or in generally accepted accounting or actuarial principles, make any material change to its accounting practices or principles, or reserving or underwriting practices or principles;

•	settle or compromise any pending or threatened suit, action or claim involving a payment by WellPoint or any of its subsidiaries in excess of $5 million;

•	adopt a plan of complete or partial liquidation, or other reorganization;

•	fail to use reasonable commercial efforts to maintain the existing insurance policies or comparable insurance policies covering WellPoint or its subsidiaries;

•	authorize or make capital expenditures other than aggregate capital expenditures during the fiscal years 2003 and 2004 not to exceed amounts disclosed to Anthem plus $10 million;

•	make any material tax election or settle any material tax liability, change any method of tax accounting in any material respect, enter into any closing agreement relating to any material amount of tax, or surrender any right to claim a material tax refund;

•	knowingly take any action that would prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any of its capital stock, stock options or debt securities (except pursuant to any stock-for-stock exercise for any employee or director stock options issued pursuant to WellPoint benefit plans);

•	repay any indebtedness (except as required by the terms of such indebtedness or as otherwise permitted under the merger agreement), incur any indebtedness or issue any debt securities, except for indebtedness of borrowed money under WellPoint’s existing commercial paper program or credit facilities, not to exceed $600 million in the aggregate at any time, or assume, guarantee or endorse or otherwise become responsible for any obligations or loans or capital contributions to any other person in excess of $5 million individually or $10 million in the aggregate;

•	except as otherwise permitted by the merger agreement, enter into or amend in a manner materially adverse to WellPoint, its subsidiaries or the surviving entity (i) any agreement not made in the ordinary course of business which is material to WellPoint or any of its subsidiaries; (ii) any agreement upon which WellPoint’s business is substantially dependent; (iii) any agreement expressly restricting the payment of dividends or the repurchase of stock or other equity; (iv) except as may be required by law or regulation, collective bargaining agreements that are not renewals or replacements of existing collective bargaining agreements; (v) material joint venture, partnership agreements or other similar agreements; (vi) leases for real property involving annual expense in excess of $2.5 million that are not renewals or replacements of existing leases; (vii) any non-competition agreement or any other agreement or arrangement that by its express terms (A) materially limits or otherwise materially restricts WellPoint or any of its subsidiaries or any of their successors or (B) would, after the closing of the merger, materially restrict WellPoint, any of its subsidiaries or the surviving entity, from engaging or competing in any line of business material to WellPoint and its affiliates (taken as a whole) or Anthem and its affiliates (taken as a whole) or in any geographic area material to WellPoint and its subsidiaries (taken as a whole) (other than exclusivity provisions or arrangements with providers of health care services); or (viii) except for any agreement in the ordinary course of business and that is not inconsistent with the merger agreement, any contract or agreement with an affiliate of WellPoint;

•	except to the extent required by the merger agreement, applicable law or existing obligations under its benefits plans or collective bargaining agreements, (i) enter into, adopt, amend, renew, terminate or take any action that would materially increase the level of benefits under, the number of participants in or the annual cost of employee benefit plans, programs, arrangements or contracts; (ii) enter into, adopt, amend or terminate any individual agreement with any directors, officers or employees holding a position of, or more senior to, regional or staff vice president, except that WellPoint will be permitted to operate in the ordinary course of business consistent with past practice with respect to hiring, promoting, severing and entering into individual agreements with employees holding a position below executive vice president and enter into individual employment agreements with any employee hired to fill a vacancy for, or promoted to, a position of a senior vice president or a more junior position; (iii) increase the compensation of any officer, director or employee, except for salary adjustments and individual annual target bonus awards made in the ordinary course of business consistent with past practice, provided that such salary increases are subject to annual percentage limitations, and, for employees holding a position below regional or staff vice president, certain retention bonuses; (iv) accelerate the vesting, exercisability or payment of any stock options, restricted stock or other equity-based or cash incentive awards or otherwise alter in any material respect the term of any such award; (v) enter into any offer letters, employment agreements, and/or grants of compensation or benefits, or separation or severance arrangements which contain terms providing for acceleration of vesting, exercisability or payment solely by virtue of the consummation of the transactions contemplated by the merger agreement; and (vi) grant more than 6,000,000 shares of WellPoint common stock pursuant to grants of stock options and deferred share rights; and

•	take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described above.

Conduct of Business of Anthem Pending the Merger

      Pursuant to the merger agreement, Anthem has agreed that, prior to the completion of the merger, except as expressly contemplated by the merger agreement or agreed to by WellPoint in writing, it will, and will cause each of its subsidiaries to, conduct their respective businesses in the ordinary course of business and in a manner consistent with past practice and use commercially reasonable efforts to preserve substantially intact their respective business organizations, to keep available the services of the present officers and employees and to preserve the present relationships with significant customers, suppliers, licensors, licensees or distributors.

      Additionally, prior to the completion of the merger, without the prior written consent of WellPoint (not to be unreasonably withheld or delayed), neither Anthem nor any of its subsidiaries will, subject to previously agreed exceptions:

•	amend its articles of incorporation or bylaws, except as contemplated by the merger agreement;

•	issue, deliver, sell, pledge, or dispose of or encumber, any shares of any class of capital stock, any options or other right to acquire any shares of capital stock or any other ownership interest, of it or any of its subsidiaries, except (i) pursuant to outstanding options or other rights as of the date of the merger agreement under any Anthem benefits plan; (ii) grants of equity or equity-based awards as permitted under the merger agreement; (iii) in connection with the demutualization of Anthem; (iv) in connection with the obligations of the holders of Anthem’s 6% Equity Security Units issued on November 2, 2001 to purchase Anthem common stock; or (v) if WellPoint receives any inquiries, proposals or offers, or engages in any discussions or negotiations, regarding an Alternative Transaction;

•	declare or pay any dividend (other than in connection with repurchases of Anthem common stock made in accordance with Anthem’s currently existing stock repurchase program in accordance with Rule 10b-18 of the Securities Exchange Act of 1934), other than from a wholly owned subsidiary to Anthem or to another wholly owned subsidiary;

•	acquire any business organization, division or line of business, except for cash acquisitions not to exceed $100 million per individual acquisition or $150 million in the aggregate;

•	modify its current investment policies in any material respect, except as a result of changes in applicable law;

•	dispose of or subject to any lien (other than permitted liens) any of its assets with a fair market value in excess of $30 million individually or $50 million in the aggregate, except in the ordinary course of business consistent with past practice;

•	except as may be required as a result of a change in law or in generally accepted accounting or actuarial principles, make any material change to its accounting practices or principles, or reserving or underwriting practices or principles;

•	settle or compromise any pending or threatened suit, action or claim involving a payment by Anthem or any of its subsidiaries in excess of $5 million;

•	adopt a plan of complete or partial liquidation, or other reorganization;

•	fail to use reasonable commercial efforts to maintain the existing insurance policies or comparable insurance policies covering Anthem or its subsidiaries;

•	authorize or make capital expenditures other than aggregate capital expenditures during the fiscal years 2003 and 2004 not to exceed amounts disclosed to WellPoint plus $10 million;

•	make any material tax election or settle any material tax liability, change any method of tax accounting in any material respect, enter into any closing agreement relating to any material amount of tax, or surrender any right to claim a material tax refund;

•	knowingly take any action that would prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any of its capital stock, stock options or debt securities (other than in connection with repurchases of Anthem common stock made in accordance with Anthem’s currently existing stock repurchase program pursuant to Rule 10b-18 of the Securities Exchange Act of 1934 and repurchases or acquisitions of Anthem’s 9.125% Surplus Notes due 2010 and Anthem’s 9.00% Surplus Notes due 2027 in connection with Anthem’s financing of the transactions contemplated by the merger agreement and except pursuant to any stock-for-stock exercise of any employee or director stock options issued pursuant to Anthem benefit plans);

•	(i) repay any indebtedness (except as required by the terms of such indebtedness or as otherwise permitted under the merger agreement); (ii) incur any indebtedness or issue any debt securities, except for indebtedness (x) of borrowed money under Anthem’s existing commercial paper program or credit facilities, not to exceed $600 million in the aggregate at any time, (y) incurred in connection with Anthem’s financing of the transactions contemplated by the merger agreement or (z) incurred if WellPoint receives any inquiries, proposals or offers, or engages in any discussions or negotiations, regarding an Alternative Transaction which is, or is reasonably likely to lead to, a Superior Proposal and such indebtedness is incurred in connection with any proposal by Anthem to amend the merger agreement by increasing the cash consideration to be paid to WellPoint stockholders; or (iii) assume, guarantee or endorse or otherwise become responsible for any obligations or loans or capital contributions to any other person in excess of $5 million individually or $10 million in the aggregate;

•	except as otherwise permitted by the merger agreement, enter into or amend in a manner materially adverse to Anthem or its subsidiaries (i) any agreement not made in the ordinary course of business which is material to Anthem or any of its subsidiaries; (ii) any agreement upon which Anthem’s business is substantially dependent; (iii) any agreement expressly restricting the payment of dividends or the repurchase of stock or other equity; (iv) except as may be required by law or regulation, collective bargaining agreements that are not renewals or replacements of existing collective bargaining agreements; (v) material joint venture, partnership agreements or other similar agreements; (vi) leases for real property involving annual expense in excess of $2.5 million that are not renewals or replacements of existing leases; (vii) any non-competition agreement or any other agreement or arrangement that by its express terms (A) materially limits or otherwise materially restricts Anthem’s or any of its subsidiaries or any of their successors or (B) would, after the closing of the merger, materially restrict Anthem or any of its subsidiaries from engaging or competing in any line of business material to Anthem and its affiliates (taken as a whole) or in any geographic area material to Anthem and its subsidiaries (taken as a whole) (other than exclusivity provisions or arrangements with providers of health care services); or (viii) except for any agreement in the ordinary course of business and that is not inconsistent with the merger agreement, any contract or agreement with an affiliate of Anthem;

•	except to the extent required by the merger agreement, applicable law or existing obligations under its benefits plans or collective bargaining agreements, (i) enter into, adopt, amend, renew, terminate or take any action that would materially increase the level of benefits under, the number of participants in or the annual cost of employee benefit plans, programs, arrangements or contracts; (ii) enter into, adopt, amend or terminate any individual agreement with any directors, officers or employees holding a position of, or more senior to, vice president, except that Anthem will be permitted to operate in the ordinary course of business consistent with past practice with respect to hiring, promoting, severing and entering into individual agreements with employees holding a position below executive vice president and enter into individual employment agreements with any employee hired to fill a vacancy for, or promoted to, a position of, or below, a senior vice president; (iii) increase the compensation of any officer, director or employee, except for salary adjustments and individual annual target bonus awards made in the ordinary course of business consistent with past practice, provided that such salary increases are subject to annual percentage limitations, and, for employees holding a position below executive vice president, certain retention bonuses; (iv) accelerate the vesting, exercisability or payment of any stock options, restricted stock or other equity based or cash incentive awards or otherwise alter in any material respect the term of any such award; (v) enter into any offer letters, employment agreements, and/or grants of compensation or benefits, or separation or severance arrangements which contain terms providing for acceleration of vesting, exercisability or payment solely by virtue of the consummation of the transactions contemplated by the merger agreement; and (vi) grant more than 4,000,000 shares of Anthem common stock pursuant to grants of stock options and restricted stock; and

•	take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described above.

Additional Covenants

      Board Recommendations. Anthem has agreed that its board of directors will recommend approval of the stock issuance and the articles amendment to its shareholders, include its recommendation in this joint proxy statement/ prospectus, and use its reasonable best efforts to solicit and obtain such approval, and will not withhold, withdraw or modify its recommendation in a manner adverse to WellPoint, or announce publicly its intention to do so, except for factual disclosure relating to the transactions contemplated by the merger agreement if advisable under applicable law. WellPoint has agreed that its board of directors will recommend adoption of the merger agreement, include its recommendation in this joint proxy statement/ prospectus and use its reasonable best efforts to solicit and obtain stockholder approval.

      If, prior to the adoption of the merger agreement by WellPoint’s stockholders, WellPoint’s board of directors determines in good faith, after consultation with outside legal counsel, that withdrawing, amending or modifying its recommendation in a manner adverse to Anthem is reasonably likely to be required in order for the directors to comply with their respective fiduciary duties under Delaware law, the board may take such action provided that, prior to the taking of such action, WellPoint has given Anthem five business days’ prior written notice (unless at the time such notice is otherwise required to be given there are less than five business days until WellPoint’s stockholders meeting, in which case WellPoint shall provide as much notice as reasonably practicable) and has engaged in good faith negotiations with Anthem to amend the merger agreement so that WellPoint’s board of directors can continue to recommend the adoption of the merger agreement, and subject to Anthem’s right to terminate the merger agreement as described under “THE MERGER AGREEMENT — Termination” on page 87 and “THE MERGER AGREEMENT — Termination Fees” on page 88. However, in the context of an Alternative Transaction regarding WellPoint, the WellPoint board of directors may only withdraw, amend or modify its recommendation in a manner adverse to Anthem if it determiners in good faith that the Alternative Transaction is a Superior Proposal. WellPoint has agreed that, even if its board of directors withdraws, amends or modifies its recommendation in a manner adverse to Anthem, it will not change its approval of the merger agreement or any other board approval that would have the effect of causing the stock ownership restrictions or any other antitakeover provisions in its certificate of incorporation or any state takeover statute or similar statute to be applicable to the merger, or change WellPoint’s obligation to submit the merger agreement to its stockholders for adoption. WellPoint is required to present the merger agreement for adoption at the WellPoint stockholders meeting on the earliest practicable date after the Form S-4 becomes effective. WellPoint may disclose to its stockholders its position with respect to a tender offer or that a proposal for an Alternative Transaction has been made and the material terms of such proposal, if such disclosure is advisable under applicable law.

      Transition Team. In accordance with the merger agreement, we have established a transition planning team comprised of representatives of Anthem and WellPoint to facilitate a transition and integration planning process in order to ensure the successful combination of the operations of Anthem and WellPoint. The transition team is responsible for developing, and monitoring the development of, and deliverables due under, an action plan for the combination of the businesses following the completion of the merger.

      Employee Benefits Matters. WellPoint’s current and former employees (other than those current and former employees whose terms and conditions of employment are subject to a collective bargaining agreement) will receive compensation and benefits that are in the aggregate no less favorable than compensation and benefits provided to such persons as of the completion of the merger (subject to any changes made following the completion of the merger in order to integrate Cobalt employees into WellPoint’s plans) until December 31, 2005. All preexisting conditions, exclusions and waiting periods regarding participation and coverage requirements will be waived for WellPoint employees when they enter Anthem health and welfare plans, and all deductibles, coinsurance or maximum out-of-pocket payments made by WellPoint employees during the applicable plan year in which WellPoint employees first participate in the corresponding Anthem plan will reduce the amount of such payments made under such Anthem plans. Anthem will recognize service credit for service with WellPoint for purposes of eligibility and vesting credit and levels of benefits for any Anthem plan in which WellPoint employees will be eligible to participate, provided that no credit will be given to the extent that it would result in the duplication of benefits.

      WellPoint will terminate the WellPoint Employee Stock Purchase Plan immediately prior to the merger and all participants will automatically exercise their purchase rights immediately prior to the termination of the plan. WellPoint employees will participate in the Anthem Employee Stock Purchase Plan no later than the second quarterly cycle which begins after the merger.

      Takeover Statutes. Each of WellPoint and Anthem and their respective boards of directors shall, if any takeover statute or similar statute or regulation of any state becomes or may become applicable to the transactions contemplated by the merger agreement, grant such approvals and take such actions as are necessary to ensure that the transactions contemplated by the merger agreement may be consummated as promptly as practicable and otherwise to minimize the effect of such statute or regulation on the transactions contemplated by the merger agreement.

      Other Obligations. WellPoint shall repurchase for cash prior to the closing of the merger all commercial paper issued by WellPoint or any of its subsidiaries (whether outstanding as of the date of the merger agreement or issued thereafter with the consent of Anthem in accordance with the terms of the merger agreement) and shall repay all amounts outstanding under its credit facilities. From and after the date of the merger agreement until the closing of the merger, except with Anthem’s prior written consent, WellPoint shall cause each of its subsidiaries that is an insurance company or health maintenance organization to pay dividends in the ordinary course of business consistent with the past practice of such subsidiary (plus additional amounts reasonably necessary to allow WellPoint to repurchase its commercial paper as required under the merger agreement); provided that such amounts are permitted to be distributed without the approval or consent of any applicable regulatory authorities.

      Stockholder Litigation. WellPoint shall consult with Anthem and keep Anthem informed about the defense of any stockholder litigation against WellPoint and/or its officers or directors relating to the transactions contemplated by the merger agreement.

      WellPoint Foundation. From and after the closing of the merger, the WellPoint Foundation, a Delaware nonprofit corporation, will continue to be named the WellPoint Foundation. Between the date of the merger agreement and the closing of the merger, WellPoint will cause the directors of the foundation (other than Leonard D. Schaeffer) to resign from the board of directors of the foundation and any other charitable foundations established, controlled by or related to WellPoint, in each case effective as of the closing date of the merger, and will appoint persons designated by Anthem to fill the vacancies created by all such resignations effective as of the closing date of the merger. Leonard D. Schaeffer shall retire as director of the foundation two years after the closing date of the merger.

Termination

      The merger agreement may be terminated at any time prior to the closing date of the merger, before or after the requisite approvals or adoption of the Anthem and WellPoint shareholders, respectively, have been received:

•	by the mutual written consent of Anthem and WellPoint;

•	by either Anthem or WellPoint, if the merger has not been completed on or before November 30, 2004 (other than due principally to the failure of the terminating party to perform its obligations under the merger agreement);

•	by Anthem, if the WellPoint board of directors fails to make its recommendation, fails to include its recommendation in the joint proxy statement/ prospectus, withdraws, amends or modifies its recommendation in a manner adverse to Anthem or recommends or otherwise endorses an Alternative Transaction;

•	by WellPoint, if the Anthem board of directors fails to make its recommendation, fails to include its recommendation in the joint proxy statement/ prospectus or breaches its covenant not to withdraw, amend or modify its recommendation in a manner adverse to WellPoint;

•	by either Anthem or WellPoint, if the stockholders of WellPoint fail to adopt the merger agreement;

•	by either Anthem or WellPoint, if the shareholders of Anthem fail to approve the stock issuance or the articles amendment;

•	by either Anthem or WellPoint, if any court or other governmental body of competent jurisdiction has issued a non-appealable order or taken any non-appealable action restraining, enjoining or otherwise prohibiting the merger;

•	by WellPoint, if there has been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Anthem or Anthem Holding Corp. which breach would permit WellPoint to not complete the merger and which breach is not cured within 30 days of notice of such breach or by the closing date, if sooner, or any of the conditions (other than WellPoint stockholders adopting the merger agreement) to both parties’ obligations (see “THE MERGER AGREEMENT — Conditions to the Completion of the Merger” on page 79) have become incapable of fulfillment;

•	by Anthem, if there has been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of WellPoint which breach would permit Anthem to not complete the merger and which breach is not cured within 30 days of notice of such breach or by the closing date, if sooner, or any of the conditions (other than Anthem shareholders approving the stock issuance and the articles amendment) to both parties’ obligations (see “THE MERGER AGREEMENT — Conditions to the Completion of the Merger” on page 79) have become incapable of fulfillment; or

•	by either Anthem or WellPoint, if the material governmental consents or approvals required to consummate the transactions contemplated by the merger agreement and any required approval of the Blue Cross Blue Shield Association, individually or in the aggregate, contain any restrictions that would be reasonably likely to have a material and adverse effect on

•	Anthem and its subsidiaries, taken as a whole;

•	WellPoint and its subsidiaries, taken as a whole; or

•	the expected pro forma financial statements of Anthem following consummation of the merger as agreed by Anthem and WellPoint prior to the date of the merger agreement; and

are materially different in character, degree or scope from terms or conditions generally imposed in connection with such consents or approvals, and all avenues of appeal have been exhausted.

Effect of Termination

      In the event of termination of the merger agreement, the obligations of Anthem, Anthem Holding Corp. and WellPoint will terminate, except for the confidentiality provisions and the provisions related to termination of the merger agreement (including WellPoint’s and Anthem’s respective obligations to pay a termination fee under the circumstances described in the merger agreement, as described below), and there will be no liability on the part of any party to the merger agreement upon termination except those liabilities arising from a willful breach of any provision of the merger agreement.

Termination Fees

      In the merger agreement, WellPoint has agreed to pay Anthem a termination fee of $550 million if the merger agreement is terminated:

•	by Anthem because the WellPoint board of directors fails to make its recommendation, fails to include its recommendation in this joint proxy statement/ prospectus, withdraws, amends or modifies its recommendation in a manner adverse to Anthem or recommends or otherwise endorses an Alternative Transaction;

•	by either party because WellPoint stockholders do not adopt the merger agreement and (i) there has been a public announcement or disclosure of an Alternative Transaction with respect to WellPoint that is not withdrawn prior to the WellPoint stockholders meeting and (ii) WellPoint agrees to or consummates an Alternative Transaction within 12 months of termination of the merger agreement; or

•	by Anthem because WellPoint materially breaches its covenants in the merger agreement with respect to the calling of its stockholders meeting and its board recommendation, using its reasonable best efforts to get WellPoint stockholders to adopt the merger agreement, exempting third parties from the threshold restrictions on WellPoint stock ownership or soliciting any third-party transaction, and WellPoint agrees to or consummates an Alternative Transaction within 12 months of termination of the merger agreement.

      In the merger agreement, Anthem has agreed to pay WellPoint a termination fee of $550 million if the merger agreement is terminated:

•	by WellPoint because the Anthem board of directors fails to make its recommendation, fails to include its recommendation in this joint proxy statement/ prospectus or breaches its covenant not to withdraw, amend or modify its recommendation in a manner adverse to WellPoint;

•	by either party because Anthem shareholders do not approve the stock issuance and the articles amendment and (i) there has been a public announcement or disclosure of an Alternative Transaction with respect to Anthem that is not withdrawn prior to the Anthem shareholders meeting and (ii) Anthem agrees to or consummates an Alternative Transaction within 12 months of termination of the merger agreement; or

•	by WellPoint because Anthem materially breaches its covenants in the merger agreement with respect to the calling of its shareholders meeting, using its reasonable best efforts to obtain the required Anthem shareholder approvals, exempting third parties from the threshold restrictions on Anthem stock ownership or soliciting any third-party transaction, and Anthem agrees to or consummates an Alternative Transaction within 12 months of termination of the merger agreement.

Treatment of WellPoint Stock Options and Restricted Stock

      At the completion of the merger, each outstanding WellPoint stock option, whether vested or unvested, will be automatically converted into an option to purchase Anthem common stock.

      The number of shares of Anthem common stock underlying each new Anthem option will equal the number of shares of WellPoint common stock to which the corresponding WellPoint option was subject, multiplied by the option exchange ratio, with any fractional share that results rounded to the nearest whole share. The per share exercise price of each new Anthem option will be equal to the exercise price of the corresponding WellPoint option divided by the option exchange ratio rounded to the nearest whole cent. The option exchange ratio is equal to the sum of one plus a fraction the numerator of which is 23.80 and the denominator of which is the closing trading price of Anthem common stock on the New York Stock Exchange on the business day prior to the completion of the merger. All other terms of the WellPoint stock option will remain unchanged after the conversion. Anthem has agreed to assume WellPoint’s obligations with respect to the WellPoint stock options that are converted into Anthem options as described above.

      At the completion of the merger, each share of outstanding WellPoint restricted common stock held by employees or directors will be treated the same as shares of WellPoint common stock outstanding, except that the merger consideration received for each share of WellPoint restricted common stock will continue to be subject to the same terms and conditions (including vesting schedules) of the WellPoint restricted common stock and that the cash consideration portion of the merger consideration will be held in an account for the holder of the WellPoint restricted common stock and invested as directed by the holder among the investment options available under the WellPoint Comprehensive Executive Non-Qualified Retirement Plan or the WellPoint Board of Directors Deferred Compensation Plan, as applicable, until the WellPoint restricted common stock is vested.

      If, however, a holder of WellPoint options or restricted common stock terminates employment due to an “involuntary termination” or “constructive termination” (as such terms are defined in the applicable award agreement) within 36 months after the completion of the merger, such options will immediately vest and the holder will have the shorter of 36 months, or the expiration of the option to exercise the option, and restrictions on such restricted stock shall lapse.

      At the completion of the merger, other WellPoint stock awards held by employees or directors will be automatically converted into a right or award with respect to a number of shares of Anthem common stock equal to the product of the number of shares of WellPoint common stock subject to such other WellPoint stock award multiplied by the option exchange ratio, with any fractional shares rounded to the nearest whole share. All other terms of the other WellPoint stock awards will remain unchanged after the conversion.

      Anthem has agreed to file a registration statement with the SEC on Form S-8 or Form S-3, as appropriate, no later than the completion of the merger to the extent necessary to register Anthem common stock subject to the converted options, restricted common stock and other stock awards.

Amendments and Assignment

      Anthem and WellPoint may amend the merger agreement, by action taken or authorized by their respective boards of directors, at any time before or after the approval or adoption, respectively, of the matters presented in connection with the merger by the shareholders of Anthem and stockholders of WellPoint, but, after any such approval or adoption, no amendment may be made if applicable law or stock exchange requirements would require the approval of such shareholders or stockholders without such further approval.

      At any time prior to the completion of the merger, Anthem and WellPoint, by action taken or authorized by their respective boards of directors, may (1) extend the time permitted for performance of any obligations or other acts of the other parties to the merger agreement; (2) waive any inaccuracies in the parties’ representations and warranties; or (3) waive compliance with any of the agreements or conditions contained in the merger agreement.

      No rights, interests or obligations under the merger agreement are assignable by one party without the prior written consent of the other parties.

ACCOUNTING TREATMENT

      The merger of WellPoint with and into Anthem Holding Corp., a direct wholly owned subsidiary of Anthem, in which Anthem Holding Corp. will be the surviving entity, will be accounted for in accordance with accounting principles generally accepted in the United States using the purchase method of accounting. Anthem will establish a new accounting basis for the assets and liabilities of WellPoint based on their fair values, the value of the consideration deemed to be provided to WellPoint’s stockholders in connection with the merger and the costs of the merger. Anthem will record as goodwill the excess, if any, of the consideration over the fair values of WellPoint’s assets (including identifiable intangible assets) and liabilities. A final determination of required purchase accounting adjustments, including the allocation of consideration to the assets acquired and liabilities assumed, based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the preparation of the unaudited pro forma combined financial information of Anthem appearing elsewhere in this document are preliminary and have been made solely for purposes of preparing pro forma combined financial information. Anthem will undertake to determine the fair value of certain of WellPoint’s assets and liabilities (as so adjusted) and will make appropriate purchase accounting adjustments upon the completion of that determination. For financial reporting purposes, the results of operations of WellPoint will be included in Anthem’s consolidated statement of income following the completion of the merger. Anthem’s financial statements for prior periods will not be restated as a result of the merger or related transactions.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

OF THE MERGER

      The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of WellPoint common stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Code, the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this joint proxy statement/ prospectus, any of which may change, possibly retroactively. A change could affect the continuing validity of this discussion.

      For purposes of this discussion, the term “U.S. holder” means a holder of WellPoint common stock who is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

      If a partnership holds WellPoint common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding WellPoint common stock, you should consult your tax advisors.

      This discussion assumes that you hold your shares of WellPoint common stock as capital assets within the meaning of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in stocks and securities, or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a holder of WellPoint common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of WellPoint common stock who received your WellPoint common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	a foreign holder or a person that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any WellPoint benefit plan; or

•	a holder of WellPoint common stock who holds WellPoint common stock as part of a hedge against currency risk, a straddle or a constructive sale or a conversion transaction.

      Based on representations provided by Anthem and WellPoint and on certain customary factual assumptions, all of which must continue to be true, accurate and complete in all material respects as of the completion of the merger, it is the opinion of Baker & Daniels, counsel to Anthem, and Simpson Thacher & Bartlett LLP, counsel to WellPoint, that the material U.S. federal income tax consequences of the merger will be as follows:

•	the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code;

•	subject to the paragraph captioned “Additional Considerations — Recharacterization of Gain as a Dividend” below, upon exchanging WellPoint common stock for a combination of cash and shares of Anthem common stock in the merger, you will recognize gain (but not loss) in an amount equal to the lesser of the cash that you receive in the merger or the excess, if any, of (i) the sum of the cash (excluding any cash received in lieu of a fractional share of Anthem common stock) and the fair market value of the shares of Anthem common stock you receive (including any fractional share of Anthem you are deemed to receive and exchange for cash), over (ii) your tax basis in the WellPoint common stock surrendered in the merger;

•	your aggregate tax basis in the shares of Anthem common stock that you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash) will equal your aggregate tax basis in the WellPoint common stock you surrendered in the merger, increased by the amount of taxable gain, if any, you recognize on the exchange and decreased by the amount of any cash received by you in the merger (excluding any cash received in lieu of a fractional share of Anthem common stock); and

•	your holding period for the shares of Anthem common stock that you receive in the merger (including any fractional share interest that you are deemed to receive and exchange for cash) will include your holding period for the shares of WellPoint common stock that you surrender in the exchange.

      If you acquired different blocks of WellPoint common stock at different times and at different prices, any gain will be determined separately with respect to each block of WellPoint common stock, and the cash and shares of Anthem common stock you receive will be allocated pro rata to each such block of stock. In addition, your basis and holding period in your shares of Anthem common stock may be determined with reference to each block of WellPoint common stock.

      Taxation of Capital Gain. Except as described under “Additional Considerations — Recharacterization of Gains as a Dividend” below, gain that you recognize in connection with the merger will generally constitute capital gain and will constitute long-term capital gain if your holding period in your WellPoint common stock is greater than one year as of the date of the merger. If you are a non-corporate holder of WellPoint common stock, long-term capital gain generally will be taxed at a maximum United States federal income tax rate of 15%.

      Additional Considerations — Recharacterization of Gain as a Dividend. All or part of the gain you recognize could be treated as ordinary dividend income rather than capital gain if (i) you are a significant shareholder of Anthem or (ii) if taking into account constructive ownership rules, your percentage ownership in Anthem after the merger is not meaningfully reduced from what your percentage ownership would have been if you had received solely shares of Anthem common stock rather than a combination of cash and shares of Anthem common stock in the merger. This could happen, for example, because of a purchase of additional shares of Anthem common stock by you, a purchase of shares of Anthem common stock by a person related to you or a share repurchase by Anthem from other holders of Anthem common stock. Because the possibility of dividend treatment depends upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential tax consequences of the merger to you. Under the constructive ownership rules, a shareholder may be deemed to own stock that is owned by others, such as a family member, trust, corporation or other entity. Under recently enacted legislation, if you are an individual, certain dividends may be subject to reduced rates of taxation, equal to the rates applicable to long-term capital gains. However, individuals who do not meet a minimum holding period requirement during which they are not protected from a risk of loss or who elect to treat the dividend income as “investment income” pursuant to section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation. You should consult your tax advisor regarding the application of the foregoing rules to your particular circumstances.

      Cash in lieu of Fractional Shares. You will generally recognize capital gain or loss on any cash received in lieu of a fractional share of Anthem common stock equal to the difference between the amount of cash received and the basis allocated to such fractional share. Any such capital gain or loss will be long-term capital gain or loss if your holding period in your WellPoint common stock is greater than one-year at the time of the merger.

      Dissenting Stockholders. Holders of WellPoint common stock who dissent with respect to the merger as discussed in “THE MERGER — Dissenters’ Rights” beginning on page 68, and who receive cash in respect of their shares of WellPoint common stock will recognize capital gain or loss equal to the difference between the amount of cash received and their aggregate tax basis in their shares.

      A condition to the completion of the merger is that each of Anthem and WellPoint receives an opinion from its respective tax counsel that (1) the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and (2) Anthem, Anthem Holding Corp. and WellPoint will each be a party to the reorganization within the meaning of Section 368(b) of the Code. These opinions will be based on updated representations provided by Anthem and WellPoint at the time of closing, and on customary factual assumptions, and will assume that the merger will be completed according to the terms of the merger agreement.

      Anthem and WellPoint have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

      Backup Withholding. If you are a non-corporate holder of WellPoint common stock you may be subject to information reporting and backup withholding on any cash payments you receive. You will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are a U.S. person (including a U.S. resident alien) not subject to backup withholding on the substitute Form W-9 you will receive; or

•	otherwise establish that you are exempt from backup withholding.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

      Reporting Requirements. If you receive shares of Anthem common stock as a result of the merger, you will be required to retain records pertaining to the merger and you will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

      This discussion does not address tax consequences that may vary with, or are contingent upon, the individual circumstances of holders of WellPoint common stock. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to holders of WellPoint common stock will depend upon the facts of their particular situation. Accordingly, we strongly urge holders of WellPoint common stock to consult with their tax advisors to determine the particular federal, state, local or foreign income or other tax consequences to them of the merger.

DESCRIPTION OF ANTHEM’S CAPITAL STOCK

      In this section, we describe the material features and rights of Anthem’s capital stock. This summary is qualified in its entirety by reference to applicable Indiana law, Anthem’s articles of incorporation and Anthem’s bylaws, as described below. See “WHERE YOU CAN FIND MORE INFORMATION” on page 128.

      Anthem’s authorized capital stock consists of 900,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, without par value. As of March 31, 2004, Anthem had 138,411,241 shares of common stock outstanding. There are no shares of preferred stock outstanding. An additional 31,677,606 shares of common stock are reserved for issuance under Anthem’s employee benefit plans. Additional shares of common stock will be issuable upon settlement of the purchase contracts included in the 6.00% equity security units. See “DESCRIPTION OF ANTHEM’S EQUITY SECURITY UNITS” on page 99.

Common Stock

      Each holder of Anthem common stock is entitled to one vote per share of record on all matters to be voted upon by the shareholders. Holders do not have cumulative voting rights in the election of directors or any other matter. Subject to the preferential rights of the holders of any preferred stock that may at the time be outstanding, each share of common stock will entitle the holder of that share to an equal and ratable right to receive dividends when, if and as declared from time to time by the board of directors and paid out of legally available funds. Anthem does not anticipate paying cash dividends. See “THE MERGER — Anthem Dividends” on page 68.

      In the event of Anthem’s liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in all assets remaining after payments to creditors and after satisfaction of the liquidation preference, if any, of the holders of any preferred stock that may at the time be outstanding. Holders of common stock have no preemptive or redemption rights and will not be subject to further calls or assessments by Anthem. All of the shares of common stock to be issued and sold in the merger will be validly issued, fully paid and non-assessable.

Preferred Stock

      The authorized preferred stock is available for issuance from time to time at the discretion of the board of directors without shareholder approval. The board of directors has the authority to prescribe for each series of preferred stock it establishes the number of shares in that series, the number of votes, if any, to which the shares in that series are entitled, the consideration for the shares in that series, and the designations, powers, preferences and other rights, qualifications, limitations or restrictions of the shares in that series. Depending upon the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control of Anthem, making removal of Anthem’s present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock.

Authorized But Unissued Shares

      Indiana law does not require shareholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable the board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Anthem by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of current management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Limitations on Ownership of Anthem Common Stock in Its Articles of Incorporation

      Anthem’s license agreements with the Blue Cross Blue Shield Association require as a condition to its retention of the licenses that its articles of incorporation contain certain provisions, including limitations on the ownership of its common stock. Anthem’s articles of incorporation provide that after the demutualization no person may beneficially own shares of its voting capital stock in excess of the specified Blue Cross Blue Shield Association ownership limit, except with the prior approval of a majority of the continuing directors (as defined in Anthem’s articles of incorporation). The Blue Cross Blue Shield Association ownership limit, which may not be exceeded without the prior approval of the Blue Cross Blue Shield Association, is the following:

•	for any “Institutional Investor,” one share less than 10% of Anthem’s outstanding voting securities;

•	for any “Noninstitutional Investor,” one share less than 5% of Anthem’s outstanding voting securities; and

•	for any person, one share less than the number of shares of Anthem’s common stock or other equity securities (or a combination thereof) representing a 20% ownership interest in Anthem.

      “Institutional Investor” means any person if (but only if) such person is:

•	a broker or dealer registered under Section 15 of the Exchange Act;

•	a bank as defined in Section 3(a)(6) of the Exchange Act;

•	an insurance company as defined in Section 3(a)(19) of the Exchange Act;

•	an investment company registered under Section 8 of the Investment Company Act of 1940;

•	an investment adviser registered under Section 203 of the Investment Advisers Act of 1940;

•	an employee benefit plan, or pension fund which is subject to the provisions of ERISA or an endowment fund;

•	a parent holding company, provided the aggregate amount held directly by the parent, and directly and indirectly by its subsidiaries which are not persons specified in the six bullet points listed above, does not exceed one percent of the securities of the subject class such as common stock; or

•	a group, provided that all the members are persons specified in the seven bullet points listed above.

In addition, every filing made by such person with the SEC under Regulations 13D-G (or any successor Regulations) under the Exchange Act with respect to that person’s beneficial ownership must contain a certification substantially to the effect that Anthem’s common stock acquired by that person was acquired in the ordinary course of business and was not acquired for the purpose of and does not have the effect of changing or influencing the control of Anthem and was not acquired in connection with or as a participant in any transaction having such purpose or effect.

      “Noninstitutional Investor” means any person that is not an Institutional Investor.

      Any transfer of stock that would result in any person beneficially owning shares of capital stock in excess of the ownership limit will result in the intended transferee acquiring no rights in such shares (with certain exceptions) and the person’s shares will be deemed transferred to an escrow agent to be held until the shares are transferred to a person whose ownership of the shares will not violate the ownership limit. These provisions prevent a third-party from obtaining control of Anthem without obtaining the prior approval of its continuing directors or the 75% supermajority vote required to amend these provisions of Anthem’s articles of incorporation and may have the effect of discouraging or even preventing a merger or business combination, a tender offer or similar extraordinary transaction involving Anthem.

Certain Other Provisions of Anthem’s Articles of Incorporation and Bylaws

      Certain other provisions of Anthem’s articles of incorporation and bylaws may delay or make more difficult unsolicited acquisitions or changes of control of Anthem. These provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control of Anthem, although these proposals, if made, might be considered desirable by a majority of Anthem’s shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management without the concurrence of the board of directors. These provisions include:

•	the division of the board of directors into three classes serving staggered terms of office of three years;

•	provisions allowing the removal of directors only upon a 66 2/3% shareholder vote or upon the affirmative vote of both a majority of all directors and a majority of continuing directors (as defined in Anthem’s articles of incorporation);

•	provisions limiting the maximum number of directors to 19, and requiring that any increase in the number of directors then in effect must be approved by a majority of continuing directors;

•	permitting only the board of directors, the Chairman of the board of directors, the Presiding Director of the board of directors, the Chief Executive Officer or the President to call a special meeting of shareholders;

•	requirements for a 75% supermajority vote to amend certain provisions of Anthem’s articles of incorporation, including most provisions discussed in this section; and

•	requirements for advance notice for raising business or making nominations at shareholders’ meetings.

      Anthem’s bylaws establish an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors. Although Anthem’s bylaws do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures are not followed, and of discouraging or deterring a third-party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of those nominees or proposals might be harmful or beneficial to Anthem and Anthem’s shareholders.

      Anthem’s articles of incorporation provide that, in the case of a merger, sale or purchase of assets, issuance of securities or reclassification, each a “business combination,” involving a beneficial owner of more than 10% or more of the voting power of Anthem’s capital stock (a “related person”), or any affiliate or associate of a related person, such business combination must be approved by (1) 66 2/3% of the voting power of Anthem’s outstanding voting stock and (2) a majority of the then outstanding voting power of the voting stock held by shareholders other than the related person. However, these shareholder approval requirements do not apply if the business combination is approved prior to the time that the related person became a related person by at least two-thirds of the continuing directors (as defined in Anthem’s articles of incorporation) or the consideration to be received by shareholders in the business combination is at least equal to the higher of the highest price paid by the related person in acquiring its interest in Anthem, with specified adjustments, or the fair market value determined by the closing price during the previous 30-day period and some other requirements are met.

Certain Provisions of Indiana Law

      Demutualization. Under the Indiana demutualization law, for a period of five years following the effective date of the demutualization of Anthem Insurance, a subsidiary of Anthem, which took place on November 2, 2001, no person may acquire beneficial ownership of 5% or more of the outstanding shares of Anthem’s common stock without the prior approval of the Indiana Insurance Commissioner and Anthem’s board of directors.

      This restriction does not apply to acquisitions made by Anthem or made pursuant to an employee benefit plan or employee benefit trust sponsored by Anthem. The Indiana Insurance Commissioner has adopted rules under which passive institutional investors could purchase 5% or more but less than 10% of any outstanding common stock with the approval of Anthem’s board of directors and prior notice to the Indiana Insurance Commissioner.

      Certain Provisions of the IBCL. In addition, under specified circumstances, the following provisions of the IBCL may delay, prevent or make more difficult unsolicited acquisition or changes of control of Anthem. These provisions also may have the effect of preventing changes in Anthem’s management. It is possible that these provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.

      Control Share Acquisitions. Under Sections 23-1-42-1 to 23-1-42-11 of the IBCL, an acquiring person or group who makes a “control share acquisition” in an “issuing public corporation” may not exercise voting rights on any “control shares” unless these voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special meeting of those shareholders held upon the request and at the expense of the acquiring person. If control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters’ rights to receive the fair value of their shares pursuant to Section 23-1-44 of the IBCL.

      Under the IBCL, “control shares” means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more.

      “Control share acquisition” means, subject to specified exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. For the purposes of determining whether an acquisition constitutes a control share acquisition, shares acquired within 90 days or under a plan to make a control share acquisition are considered to have been acquired in the same acquisition. “Issuing public corporation” means a corporation which is organized in Indiana and has (i) 100 or more shareholders; (ii) its principal place of business, its principal office or substantial assets within Indiana; and (iii) either:

•	more than 10% of its shareholders resident in Indiana;

•	more than 10% of its shares owned by Indiana residents; or

•	10,000 shareholders resident in Indiana.

      The above provisions do not apply if, before a control share acquisition is made, the corporation’s articles of incorporation or bylaws, including a board-adopted bylaw, provide that they do not apply. Anthem’s articles of incorporation and bylaws do not currently exclude Anthem from the restrictions imposed by the above provisions.

      Certain Business Combinations. Sections 23-1-43-1 to 23-1-43-24 of the IBCL restrict the ability of a “resident domestic corporation” to engage in any combinations with an “interested shareholder” for five years after the date the interested shareholder’s became such, unless the combination or the purchase of shares by the interested shareholder on the interested shareholder’s date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if that shareholder receives approval from a majority of the disinterested shares or the offer meets the specified fair price criteria. For purposes of the above provisions, “resident domestic corporation” means an Indiana corporation that has 100 or more shareholders. “Interested shareholder” means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation, which at any time within the five-year period immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to corporations that so elect in an amendment to their articles of incorporation approved by a majority of the disinterested shares. That amendment, however, cannot become effective until 18 months after its passage and would apply only to share acquisitions occurring after its effective date. Anthem’s articles of incorporation do not exclude Anthem from the restrictions imposed by the above provisions.

      Directors’ Duties and Liability. Under Section 23-1-35-1 of the IBCL, directors are required to discharge their duties:

•	in good faith;

•	with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and

•	in a manner the directors reasonably believe to be in the best interests of the corporation.

      However, the IBCL also provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director’s office and the action or failure to act constitutes willful misconduct or recklessness. The exoneration from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws.

      Section 23-1-35-1 of the IBCL also provides that a board of directors, in discharging its duties, may consider, in its discretion, both the long-term and short-term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects of an action on the corporation’s shareholders, employees, suppliers and customers and the communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. If a determination is made with the approval of a majority of the disinterested directors of the board, that determination is conclusively presumed to be valid unless it can be demonstrated that the determination was not made in good faith after reasonable investigation. Once the board, in exercising its business judgment, has determined that a proposed action is not in the best interests of the corporation, it has no duty to remove any barriers to the success of the action, including a shareholder rights plan. Section 23-1-35-1 specifically provides that specified judicial decisions in Delaware and other jurisdictions, which might be looked upon for guidance in interpreting Indiana law, including decisions that propose a higher or different degree of scrutiny in response to a proposed acquisition of the corporation, are inconsistent with the proper application of the business judgment rule under that section.

Transfer Agent and Registrar

      The transfer agent and registrar for Anthem’s common stock is EquiServe Trust Company, N.A.

DESCRIPTION OF ANTHEM’S EQUITY SECURITY UNITS

The Units

      Anthem has outstanding 4,600,000 6.00% equity security units. Each unit consists of and represents:

•	a purchase contract under which the holder agrees to purchase, for $50, shares of Anthem common stock on November 15, 2004. The number of shares the holder will receive will be determined by the settlement rate described below, based on the average closing price of Anthem common stock at that time; and

•	a subordinated debenture with a principal amount of $50. The debenture is pledged to secure the holder’s obligations under the purchase contract.

The Purchase Contracts

      The purchase contract underlying a unit obligates the holder to purchase, and Anthem to sell, for $50, on November 15, 2004, a number of newly issued shares of Anthem common stock. Anthem will determine the number of shares the holder will receive by the settlement rate described below, based on the average closing price of the common stock during a specified period prior to the stock purchase date.

      Anthem will pay the holder quarterly contract fee payments on the purchase contracts at the annual rate of 0.05% of the stated amount of $50 per purchase contract, subject to Anthem’s rights to defer these payments. Anthem will make contract fee payments only to but excluding the earlier of November 15, 2004 or the most recent quarterly payment date on or before any early settlement of the related purchase contracts. Anthem has the option to defer contract fee payments on the purchase contracts for up to three years. Anthem may elect the option to defer payments on more than one occasion. In no event may Anthem defer payments beyond November 15, 2004. Deferred contract fee payments will accrue additional contract fee payments until paid, compounded quarterly, at the annual rate of 6.00%. This annual rate is equal to the sum of the initial interest rate on the debentures and the rate of contract fee payments on the purchase contracts.

The Debentures

      The debentures are unsecured and subordinated in right of payment to all of Anthem’s existing and future senior indebtedness. The debentures will mature on November 15, 2006.

      Each debenture initially bears interest at the rate of 5.95% per year, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, subject to the deferral provisions described below, commencing February 15, 2002 and ending on November 15, 2006. The applicable interest rate on the debentures outstanding on and after August 15, 2004 will be reset on the third business day preceding August 15, 2004, effective for interest accrued from August 15, 2004 to November 15, 2006, as described below.

      The reset rate will be the interest rate on the debentures determined by the reset agent to be sufficient to cause the then current aggregate market value of all then outstanding debentures to be equal to 100.5% of the remarketing value. For this purpose Anthem will assume, even if not true, that all of the debentures will be remarketed. If the reset agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then current aggregate market value of all debentures to be equal to 100.5% of the remarketing value, and as a result the debentures cannot be sold, the interest rate will not be reset but will continue to be the initial interest rate of the debentures. However, the reset agent may thereafter attempt to establish a reset rate meeting these requirements, and the remarketing agent may attempt to remarket the debentures, on one or more subsequent remarketing dates after the initial remarketing date until November 15, 2004. The reset rate will be determined by a nationally recognized investment banking firm acting as reset agent.

      Anthem can, on one or more occasions, defer the interest payments due on the debentures for up to five years, unless an event of default under the debentures has occurred and is continuing. However, Anthem cannot defer interest payments beyond the maturity date of the debentures, which is November 15, 2006.

During any deferral period, interest on the debentures will continue to accrue quarterly at the initial annual rate of 5.95% of the principal amount of $50 per debenture through and including August 15, 2004, and at the reset rate from that date to November 15, 2006. Additional interest will accrue on the deferred interest at the applicable rate, to the extent permitted by law. Interest payments may be deferred if Anthem does not have funds available to make the interest payments or for any other reason.

      During any period in which Anthem defers contract fee payments or interest payments on the debentures, in general Anthem cannot:

•	declare or pay any dividend or distribution on Anthem’s capital stock; or

•	redeem, purchase, acquire or make a liquidation payment on any of Anthem’s capital stock.

      In addition, during any period in which Anthem defers interest payments on the debentures, in general Anthem cannot:

•	make any interest, principal or premium payment on, or repurchase or redeem, any of Anthem’s debt securities that rank equally with or junior in right of payment to the debentures; or

•	make any payment on any guarantee of the debt securities of any of Anthem’s subsidiaries if the guarantee ranks equally with or junior in right of payment to the debentures.

Remarketing

      Through a remarketing, the debentures held by the holders of units, other than those electing not to participate in the remarketing, will be sold and the proceeds used to purchase U.S. treasury securities, which will be pledged to secure the unitholders’ obligations under the purchase contracts. Cash payments received on the pledged treasury securities will be used to satisfy the unitholders’ obligations to purchase Anthem common stock on November 15, 2004. Unless a holder elects not to participate in the remarketing by delivering treasury securities to secure its obligations under the purchase contract, or unless the remarketing agent delays the remarketing to a later date, the debentures will be sold in a remarketing on August 15, 2004.

Settlement

      The settlement rate is the number of newly issued shares of Anthem common stock that Anthem is obligated to sell and the holders are obligated to buy upon settlement of a purchase contract on November 15, 2004. The settlement rate for each purchase contract will be as follows, subject to adjustment under specified circumstances:

•	if the applicable market value of Anthem common stock is equal to or greater than $43.92, then the settlement rate will be 1.14 shares of Anthem common stock per purchase contract;

•	if the applicable market value of Anthem common stock is less than $43.92, but greater than $36.00, then the settlement rate will be equal to $50 divided by the applicable market value of Anthem common stock per purchase contract; and

•	if the applicable market value of Anthem common stock is less than or equal to $36.00, then the settlement rate will be 1.39 shares of Anthem common stock per purchase contract.

      The “applicable market value” means the average of the closing price per share of Anthem common stock on each of the 20 consecutive trading days ending on the third trading day preceding November 15, 2004.

      In addition to the remarketing, the holder’s obligations under the purchase contract may be satisfied:

•	if the holder has elected not to participate in the remarketing, by delivering treasury securities to secure its obligations under the purchase contract, and in certain other circumstances, through the application of the cash payments received on the treasury securities;

•	through the early delivery of cash to the purchase contract agent in the manner described in the purchase contracts; and

•	if Anthem is involved in a merger prior to the stock purchase date in which at least 30% of the consideration for its common stock consists of cash or cash equivalents, through an early settlement as described in the purchase contracts.

      In addition, the purchase contracts, Anthem’s related rights and obligations and those of the holders of the units, including their obligations to purchase common stock, will automatically terminate upon the occurrence of particular events of Anthem’s bankruptcy, insolvency or reorganization. Upon termination, the debentures or treasury securities pledged to secure the holder’s obligations under the purchase contract will be released and distributed to the holder.

Listing

      The units are listed on the New York Stock Exchange under the symbol “ATV.”

Accounting Treatment

      The purchase contracts are forward transactions in Anthem common stock. Upon settlement of a purchase contract, Anthem will receive $50 on that purchase contract and will issue the requisite number of shares of Anthem common stock. The $50 Anthem receives will be credited to shareholders’ equity and allocated between the common stock and additional paid-in-capital accounts.

      Before settlement of the purchase contracts through the issuance of common stock, the units will be reflected in Anthem’s diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of Anthem common stock used in calculating earnings per share for any period will be deemed to be increased by the excess, if any, of the number of its shares that would be required to be issued upon settlement of the purchase contracts over the number of shares that could be purchased by Anthem in the market, at the average market price during that period, using the proceeds that would be required to be paid upon settlement. Consequently, there is a dilutive effect on Anthem’s earnings per share during periods when the average market price of its common stock is above $43.92 per share.

COMPARISON OF SHAREHOLDERS’ RIGHTS

General

      Anthem is incorporated under the laws of the State of Indiana and WellPoint is incorporated under the laws of the State of Delaware. Accordingly, the rights of Anthem shareholders are governed by the laws of the State of Indiana while the rights of WellPoint stockholders are governed by the laws of the State of Delaware. As a result of the merger, WellPoint stockholders will become shareholders of Anthem. Thus, following the merger, the rights of WellPoint stockholders who become Anthem shareholders in the merger will be governed by the laws of the State of Indiana and will also then be governed by the Anthem articles of incorporation and the Anthem bylaws. Anthem will, subject to shareholder approval, amend its articles of incorporation and amend its bylaws as provided in the merger agreement. In connection with the merger, the board of directors of Anthem has approved an amendment to the bylaws of Anthem as contemplated by the merger agreement with such amendment to become effective upon the completion of the merger. The board of directors of Anthem has also recommended to the current shareholders of Anthem that they vote in favor of the proposed amendment to the articles of incorporation of Anthem. If approved, such amendment will become effective upon the completion of the merger. The following description gives effect to the amendments of the Anthem articles of incorporation and the Anthem bylaws.

Comparison of Shareholders’ Rights

      Set forth on the following pages is a summary comparison of material differences between the rights of an Anthem shareholder under the Anthem articles of incorporation, as currently in effect and as will be in effect at the completion of the merger, the Anthem bylaws, as currently in effect and as will be in effect at the completion of the merger, and Indiana law (left column) and the rights of a WellPoint stockholder under the WellPoint certificate of incorporation, the WellPoint bylaws and Delaware law (right column). The summary set forth below is not intended to provide a comprehensive summary of Indiana or Delaware law or of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Anthem articles of incorporation and the Anthem bylaws, both as currently in effect and as will be in effect at the completion of the merger, and the WellPoint certificate of incorporation and the WellPoint bylaws.

Authorized Capital Shares

Anthem	WellPoint

• 900,000,000 common shares	• 300,000,000 common shares

• 100,000,000 preferred shares	• 50,000,000 preferred shares

Size of the Board of Directors

Anthem	WellPoint

     The IBCL provides that the board of directors of an Indiana corporation must consist of one or more individuals, with the number specified in or fixed in accordance with the articles of incorporation or bylaws. Under Anthem’s current articles of incorporation, the number of directors shall consist of no less than five nor more than 19, the exact number to be specified from time to time in the manner set forth in Anthem’s bylaws. Currently, the number of directors of Anthem is 15.

Anthem’s articles of incorporation provide that	The DGCL provides that the board of directors of a corporation shall consist of one or more individuals and that the number of directors shall be fixed by, or in the manner provided in, the corporation’s bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors may be made only by an amendment to the certificate of incorporation.

The board of directors of WellPoint consists of no less than nine or more than 17 directors, the exact

Anthem	WellPoint

the number of directors shall consist of no less than five nor more than 19, the exact number to be specified from time to time in the manner set forth in Anthem’s bylaws. Pursuant to an amendment of Anthem’s bylaws, upon completion of the merger, the board of directors of Anthem will have 19 members, consisting of 11 current members of Anthem’s board of directors (including Larry C. Glasscock) designated by Anthem before the completion of the merger, at least six of whom must be “independent” under the rules of the New York Stock Exchange and the SEC with respect to Anthem, and eight current members of WellPoint’s board of directors (including Leonard D. Schaeffer) designated by WellPoint before the completion of the merger, at least five of whom must be “independent” under the rules of the New York Stock Exchange and the SEC with respect to Anthem. The appointment of the directors to the Anthem board will be split such that one of the three classes of Anthem directors will be comprised of four former Anthem directors and three former WellPoint directors, one of the three classes of Anthem directors will be comprised of four former Anthem directors and two former WellPoint directors and one of the three classes of Anthem directors will be comprised of three former Anthem directors and three former WellPoint directors.
number of directors to be determined in accordance with the WellPoint bylaws. The DGCL permits a classified board of directors, divided into as many as three classes, but with no requirement that the classes be as even in size as possible. WellPoint’s certificate of incorporation provides for the WellPoint board of directors to be divided into three classes, with any change in the number of directors to be apportioned among the classes so the number of directors in each class is as nearly equal as possible. The board of directors of WellPoint is elected by a plurality of the votes cast by stockholders, up to the number of directors to be elected in such election, without cumulative voting. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.

Nomination of Directors for Election

Anthem	WellPoint

     Under Anthem’s bylaws, the board of directors or any shareholder entitled to vote in the election of directors who complies with the notice procedures in Anthem’s bylaws may nominate one or more persons for Anthem’s board of directors. The notice procedures in Anthem’s bylaws require shareholders to give notice to Anthem:

     For an election to be held at an annual meeting:

• not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s annual meeting, or

• if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, not earlier than the 120th day prior to the annual meeting and not later than the 90th day prior to the meeting or the 10th day following public announcement of the date of the meeting, whichever occurs later.	Under WellPoint’s bylaws, the nominating and governance committee of the board of directors or any stockholder entitled to vote in the election of directors may nominate one or more persons for WellPoint’s board of directors. WellPoint’s certificate of incorporation and bylaws do not contain any provision regarding a notice requirement for a stockholder to nominate one or more persons for WellPoint’s board of directors. WellPoint follows the practice of informing its stockholders in its annual proxy statement of the notice deadline for making nominations for WellPoint’s board of directors at the annual meeting in the following year.

Anthem	WellPoint

     For an election to be held at a special meeting:

• not earlier than the 120th day prior to the special meeting and not later than the 90th day prior to the meeting or the 10th day following public announcement of the special meeting and of the nominees to be elected at such meeting, whichever is later.

     The notice must include, among other things, information on the nominating shareholder and information regarding the nominee required by the proxy rules of the SEC.

Vacancies of the Board

Anthem	WellPoint

     As permitted by the IBCL, Anthem’s bylaws provide that the remaining members of the board of directors (whether or not they constitute a quorum of the board) who qualify as continuing directors, may by a majority vote fill any vacancies; provided, however, if no members who then qualify as continuing directors remain or the remaining members who then qualify as continuing directors cannot agree on a successor or determine not to select a successor, such vacancy may be filled at a special meeting of shareholders called for that purpose or at the next annual meeting of shareholders. Under the IBCL and Anthem’s bylaws, the term of a director elected to fill a vacancy expires at the end of the term for which the director’s predecessor was elected.

     Upon completion of the merger, the Anthem bylaws will provide that, until the second anniversary of the completion of the merger, unless 80% of all of the directors of Anthem determine otherwise:

• if a vacancy results from the resignation, retirement, removal, death, incapacitation or other unavailability of an Anthem aligned director, as defined below, then the remaining Anthem aligned directors will have the exclusive right to nominate a person reasonably acceptable to the Governance Committee of Anthem to fill the vacancy and the entire Anthem board of directors will elect that person or, if appropriate, nominate such person for election as a director by the Anthem shareholders, and

• if a vacancy results from the resignation, retirement, removal, death, incapacitation or other unavailability of a WellPoint aligned director, as	WellPoint’s bylaws provide that for any board vacancy or for any newly created directorship, a director shall be elected to fill the vacancy or the newly created directorship by a vote of not less than a majority of the directors then in office based on a list of one or more persons proposed by the nominating and governance committee or, in the absence of such a list being arrived at in accordance with the nominating process specified in the bylaws, then by the vote of a majority of the board. Stockholders may recommend candidates for consideration by the nominating and governance committee by writing to WellPoint’s secretary at WellPoint’s principal executive office, providing the candidate’s name, biographical information and qualifications. In addition, WellPoint’s bylaws provide that stockholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors.

Anthem	WellPoint

  defined below, then the remaining WellPoint aligned directors will have the exclusive right to nominate a person reasonably acceptable to the Governance Committee of Anthem to fill the vacancy and the entire Anthem board of directors will elect that person or, if appropriate, nominate such person for election as a director by the Anthem shareholders.

     An “Anthem aligned director” will be either a director who was designated by Anthem before the merger to serve on Anthem’s board of directors after the merger or any director who was otherwise elected or nominated by the Anthem aligned directors. A “WellPoint aligned director” will be either a director who was designated by WellPoint before the merger to serve on Anthem’s board of directors after the merger or any director who was otherwise elected or nominated by the WellPoint aligned directors.

Removal of Directors

Anthem	WellPoint

     Under the IBCL, a director may be removed by the shareholders or directors, with or without cause, unless the articles of incorporation provide otherwise. Anthem’s articles of incorporation provide that directors may be removed only at a meeting of the shareholders or directors called expressly for that purpose. Removal by the shareholders requires an affirmative vote of the holders of outstanding shares representing at least 66 2/3% of all the votes then entitled to be cast at an election of directors. Removal of a director by the board of directors requires an affirmative vote of both (a) a majority of the entire number of directors at the time and (b) a majority of the directors who then qualify as continuing directors.

For a period of two years after completion of the merger, neither Leonard D. Schaeffer, serving as the Chairman of the Board of Anthem until the second anniversary of the completion of the merger, nor Larry C. Glasscock, serving as director of the Board of Anthem initially and, upon the second anniversary of the completion of the merger, serving as the Chairman of the Board of Anthem, may be removed by the board of directors without the affirmative vote of not less than 80% of its members at that time.	Under the DGCL, when a board of directors is classified, and unless otherwise provided in the certificate of incorporation, directors may be removed only for cause and only by the holders of a majority of the shares then entitled to vote at an election of directors. WellPoint’s certificate of incorporation provides, however, that any or all of the directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the shares of WellPoint stock entitled to vote at an election of directors. However, a director may not be removed without cause if the votes cast against removal of the director would be sufficient to elect the director if voted cumulatively (without regard to whether shares may otherwise be voted cumulatively) at an election at which the same total number of votes were cast and either the number of directors elected at the most recent annual meeting of the stockholders or, if greater, the number of directors for whom removal is being sought, were then being elected.

Anti-Takeover Statutes

Anthem	WellPoint

Certain Business Combinations. The IBCL restricts the ability of a “resident domestic corporation” to engage in any combination with an “interested shareholder” for five years after the	Business Combinations with Interested Stockholders. Section 203 of the DGCL prohibits, in certain circumstances, a “business combination” between the corporation and an “interested

Anthem	WellPoint

interested shareholder’s date of acquiring shares, unless the combination or the purchase of shares by the interested shareholder is approved by the board of directors of the resident domestic corporation before the interested shareholder’s date of acquiring shares. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if the shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. A corporation may elect out of these provisions in an amendment to its articles of incorporation approved by a majority of the disinterested shares. Such an amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. Anthem’s articles of incorporation do not elect out of these provisions.

• “Resident domestic corporation” means an Indiana corporation that has 100 or more shareholders.

• “Interested shareholder” means any person, other than the resident domestic corporation or its subsidiaries, who is:

  • the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation, or

  • an affiliate or associate of the resident domestic corporation and at any time within the five-year period immediately before the date in question was the beneficial owner of 10% or more of the voting power of the outstanding shares of the resident domestic corporation.

     Control Share Acquisitions. The IBCL’s control share acquisition provisions give the disinterested shareholders of certain Indiana corporations a right to vote collectively on whether or not to accord voting power to shares that would give their acquirer a significant level of influence or control over the future governance of the corporation.

     Under the IBCL, an acquiring person who makes a “control share acquisition” in an “issuing public corporation” may not exercise voting rights on any “control shares” unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing public corporation at a special meeting of such shareholders held upon the request and at the expense of the acquiring person. Unless otherwise provided in a corporation’s articles of incorporation or bylaws before a control share stockholder” within three years of the stockholder becoming an “interested stockholder.” An “interested stockholder” is a holder who, directly or indirectly, controls 15% or more of the outstanding voting shares or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting shares at any time within the prior three-year period. A “business combination” includes a merger, consolidation, sale or other disposition of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation or the aggregate market value of the consolidated assets or outstanding shares of the corporation and certain transactions that would increase the interested stockholder’s proportionate share ownership in the corporation. This provision does not apply where:

• the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors prior to the time the interested stockholder acquired such 15% interest;

• upon the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting shares of the corporation (excluding shares held by persons who are directors and also officers and by certain employee stock plans);

• the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting;

• the corporation does not have a class of voting shares that is listed on a national securities exchange, authorized for quotation on NASDAQ, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

• the corporation effectively elects not to be governed by this provision; or

• in certain other limited circumstances.

A Delaware corporation may “opt out” of Section 203 of the DGCL if a majority of the outstanding shares entitled to vote adopt an amendment to the corporation’s certificate of incorporation or bylaws expressly electing not to be

Anthem	WellPoint

acquisition has occurred, in the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters’ rights to receive the fair value of their shares.

• “Control shares” means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect of which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges: 20% or more but less than 33 1/3%, 33 1/3% or more but less than a majority or a majority or more.

• “Control share acquisition” means, subject to certain exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Shares acquired within 90 days or pursuant to a plan to make a control share acquisition are considered to have been acquired in the same acquisition.

• “Issuing public corporation” means a corporation which is organized in Indiana, has 100 or more shareholders, its principal place of business, its principal office or substantial assets within Indiana and one of the following:

  • more than 10% of its shareholders resident in Indiana,

  • more than 10% of its shares owned by Indiana residents, or

  • 10,000 shareholders resident in Indiana.

     These control share acquisition provisions do not apply if, before a control share acquisition is made, the corporation’s articles of incorporation or bylaws (including a board-adopted bylaw) provide that they do not apply. Anthem’s bylaws specifically provide that the control share acquisition provisions of the IBCL apply to Anthem. Moreover, Anthem’s bylaws opt into a provision of the IBCL that allows Anthem to redeem an acquiring person’s control shares under certain circumstances, including the person’s failure to file an acquiring person statement regarding the control shares.
governed by Section 203. WellPoint has not “opted out” of Section 203 of the DGCL.

Anthem	WellPoint

     Demutualization. The Indiana Insurance Commissioner, consistent with the Indiana demutualization law, has required that for a period of five years following the effective date of the demutualization, which was November 2, 2001, no person may acquire beneficial ownership of 5% or more of the outstanding shares of Anthem’s common stock without the prior approval of the Indiana Insurance Commissioner and Anthem’s board of directors. Anthem shares acquired in violation of this restriction, including shares acquired by WellPoint stockholders in the merger that constitute 5% or more of the outstanding shares of Anthem common stock immediately after the merger, may not be voted at any shareholders meeting. The Indiana Insurance Commissioner has adopted rules under which passive institutional investors may purchase 5% or more but less than 10% of shares of Anthem’s outstanding common stock with the prior approval of Anthem’s board of directors and the prior notice to the Indiana Insurance Commissioner. Anthem’s board of directors has not taken any action to make this exception available to any investor.

Anti-Takeover Provisions of Governing Documents

Anthem	WellPoint

     As required under Anthem’s Blue Cross Blue Shield Association license, Anthem’s articles of incorporation contain certain limitations on the ownership of Anthem common stock. Anthem’s articles of incorporation provide that subsequent to its demutualization no person may beneficially own shares of voting capital stock in excess of specified ownership limits, except with the prior approval of a majority of the “continuing directors.” The ownership limits, which may not be exceeded without the prior approval of the Blue Cross Blue Shield Association, are the following:

• for any institutional investor (as defined in Anthem’s articles of incorporation), one share less than 10% of Anthem’s outstanding voting securities;

• for any non-institutional investor (as defined in Anthem’s articles of incorporation), one share less than 5% of Anthem’s outstanding voting securities; and

• for any person, one share less than the number of shares of Anthem’s common stock or other equity securities (or a combination thereof) representing a 20% ownership interest in Anthem.

Any transfer of stock that would result in any person beneficially owning shares of capital stock in excess of any ownership limit will result in the	WellPoint’s certificate of incorporation (and WellPoint’s license agreement with the Blue Cross Blue Shield Association) have an ownership limit to accommodate Blue Cross Blue Shield Association licensing restrictions. Generally, the ownership limitations provide that no person may “Beneficially Own” (as defined in WellPoint’s certificate of incorporation) more than the number of shares of voting stock which is one share lower than the number of shares of voting stock representing the “Ownership Limit.” The “Ownership Limit” is the following (i) for any “Institutional Investor,” one share less than 10% of WellPoint’s outstanding voting securities and (ii) for any “Noninstitutional Investor,” one share less than 5% of WellPoint’s outstanding voting securities.

For these purposes, “Institutional Investor” means any person if (but only if) such person is: (1) a broker or dealer registered under Section 15 of the Exchange Act; (2) a bank as defined in Section 3(a)(6) of the Exchange Act; (3) an insurance company as defined in Section 3(a)(19) of the Exchange Act; (4) an investment company registered under Section 8 of the Investment Company Act of 1940; (5) an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; (6) an employee benefit plan, or pension fund which is subject to the provisions of the ERISA or an endowment fund; (7) a parent

Anthem	WellPoint

intended transferee acquiring no rights in the shares exceeding such ownership limit (with certain exceptions) and the person’s excess shares will be deemed transferred to an escrow agent to be held until the shares are transferred to a person whose ownership of the shares will not violate the ownership limit.

     Approval of Business Combinations. Anthem’s articles of incorporation contain additional anti- takeover provisions. These provisions restrict the ability of Anthem to engage in any business combination with a “related person” without the prior approval of at least two-thirds of all shareholders entitled to vote and at least two-thirds of “an independent majority of shareholders” unless all the conditions of a “fair price exception” or a “director approval exception” are met.

• A “related person” means any person other than Anthem or a subsidiary of Anthem or the board of directors acting as a group or the “continuing directors,” singly or as a group, that is (or is at the time any definitive agreement relating to a business combination is entered into or on the record date for the determination of shareholders entitled to notice of and to vote on a business combination or at the time immediately prior to the completion of a business combination) any of the following (1) the beneficial owner of more than 10% of the voting power of the outstanding voting stock, and who has not been such owner for a continuous period of two years; or (2) an affiliate of Anthem and at any time within the preceding two-year period (but not continuously during such period) was the beneficial owner of 10% or more of the voting power of the voting stock; or (3) is an assignee of or has otherwise succeeded (except in a transaction involving a public offering) to any shares of voting stock which were at any time within the preceding two-year period beneficially owned by a “related person.”

• The “fair price exception” alleviates the need for supermajority shareholder approval of a business combination with a “related person” when, among other things, (1) the fair market value of the consideration to be received by shareholders is at least as high as the higher of (a) the highest per share price paid by the “related person” in acquiring the corporation’s stock within the preceding two-year period, or (b) the fair market value of the shares as determined by their closing price during the previous thirty-day period; (2) the consideration to be received by the shareholders is in the same form and of the same kind as that paid holding company, provided the aggregate amount held directly by the parent and directly and indirectly by its subsidiaries which are not persons specified in paragraphs (1) through (6) does not exceed one percent of the securities of the subject class; or (8) a group, provided that all the members are persons specified in paragraphs (1) through (7). In addition, every filing made by such person with the SEC under Regulations 13 D-G (or any successor Regulations) under the Exchange Act with respect to such person’s beneficial ownership must contain a certification (or a substantially similar one) that the WellPoint common stock acquired by such person was acquired in the ordinary course of business and was not acquired for the purpose of and does not have the effect of changing or influencing the control of WellPoint and was not acquired in connection with or as a participant in any transaction having such purpose or effect. For such purposes, “Noninstitutional Investor” means any person that is not an Institutional Investor.

     WellPoint’s license agreement with the Blue Cross Blue Shield Association also provides that if:

• any person becomes a beneficial owner of 20% or more of WellPoint’s then-outstanding common stock (or other equity securities that represent an ownership interest of 20% or more as calculated in accordance with the Blue Cross Blue Shield Association’s determination of how such securities will be counted) and

• remains a 20% or more beneficial owner for more than 30 days after (i) WellPoint first learns of the person becoming a 20% or more beneficial owner; or (ii) a public filing with the SEC disclosing the 20% or more beneficial ownership, then WellPoint’s license agreement with the Blue Cross Blue Shield Association will automatically terminate at the end of the 30-day period.

WellPoint’s certificate of incorporation provides that any “Transfer” (as defined in WellPoint’s certificate of incorporation) that, if effective, would result in a person Beneficially Owning more than the Ownership Limit, will be void with respect to any shares in excess of the Ownership Limit (the “Excess Shares”), and that any Transfer or event resulting in a person purporting to hold Excess Shares will result in such Excess Shares being automatically deemed transferred to an escrow agent (the “Escrow Agent”). The Escrow Agent would have the power to vote the Excess Shares at the direction of WellPoint, and would be obligated to sell

Anthem	WellPoint

by the “related person” for the majority of his shares; (3) the related person has not received, among other things, the benefit of any loans or other financial assistance from the corporation; and (4) a proxy or information statement has been mailed to all shareholders with respect to such business combination.

• Under the “director approval exception” the vote of a supermajority of shareholders is not required to approve a business combination with a “related person” if at least two-thirds of the “continuing directors‘ approve the business combination prior to the time that the related person becomes a related person.
the Excess Shares for the benefit of the purported owner (net of costs and expenses of the Escrow Agent and WellPoint) at a time that the Escrow Agent deems appropriate so as not to negatively impact the market price of WellPoint common stock.

Pursuant to WellPoint’s certificate of incorporation, WellPoint has the power to interpret the provisions of WellPoint’s certificate of incorporation described above and, in the absence of manifest error, any interpretation of the board of directors of WellPoint will be binding. In making any such interpretation, the board of directors of WellPoint is required to consider its obligations to the Blue Cross Blue Shield Association, wherever relevant. The ownership limitations are more fully described in WellPoint’s certificate of incorporation and in WellPoint’s license agreement with the Blue Cross Blue Shield Association.

Mergers and Share Exchanges

Anthem	WellPoint

Under the IBCL, in order for a merger or share exchange to be approved, the board of directors must recommend the plan of merger or share exchange to the shareholders, unless the board of directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders. Approval by the shareholders requires the vote of a majority of the shares entitled to vote on a proposed plan of merger or share exchange, unless any class or series of shares is entitled to vote separately as a class on the plan, in which case the plan of merger or share exchange must be approved by each voting group by a majority of all votes entitled to be cast on the plan of merger or share exchange by each voting group.	Under the DGCL, a merger or consolidation generally must be adopted by the stockholders of each constituent corporation by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the transaction, unless a greater number is provided in a corporation’s certificate of incorporation. The DGCL does not recognize share exchanges.

Stockholders of the surviving entity need not adopt a merger if (i) the corporation’s certificate of incorporation will not be amended as a result of the merger; (ii) each share of the corporation’s stock outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving entity after the effective date of the merger; and (iii) either no shares of the surviving entity’s common stock and no securities convertible into such stock will be issued pursuant to the merger or the authorized unissued shares or treasury shares of the surviving entity’s common stock to be issued pursuant to the merger plus those initially issuable upon conversion of any other securities to be issued pursuant to the merger do not exceed 20% of the shares of the surviving entity’s common stock outstanding immediately prior to the effective date of the merger.

Neither WellPoint’s certificate of incorporation nor WellPoint’s bylaws change the voting requirements provided for by the DGCL for mergers or consolidations.

Notice of Shareholder Meetings

Anthem	WellPoint

The IBCL requires Indiana corporations to notify shareholders of the date, time and place of each annual and special shareholders’ meeting at least 10 days, but not more than 60 days, before the meeting date. Unless another provision of the IBCL or the articles of incorporation require otherwise, Indiana corporations are required to give notice only to shareholders entitled to vote at the meeting.

Also, Anthem’s bylaws provide that notice of a meeting will be given to shareholders not entitled to vote, but only if a purpose for the meeting is to vote on any amendment to the articles of incorporation, merger, share exchange, sale of its assets, dissolution, or consideration of voting rights to be accorded to shares acquired in a control share acquisition.	WellPoint’s bylaws provide that all notices of stockholders’ meetings shall be sent or otherwise given not less than 10 nor more than 60 days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and (i) in the case of a special meeting, the general nature of the business to be transacted (and no other business may be transacted) or (ii) in the case of the annual meeting, those matters which the board, at the time of giving the notice, intends to present for action by the stockholders. The notice of any meeting at which directors are to be elected shall include the names of nominees intended at the time of the notice to be presented by the board for election.

WellPoint’s bylaws also provide that if action is proposed to be taken at any meeting for approval of (i) any amendment of the certificate of incorporation; (ii) a merger or consolidation of WellPoint; or (iii) a voluntary dissolution of WellPoint, the notice shall also state the general nature of that proposal.

Submission of Shareholder Proposals

Anthem	WellPoint

Anthem’s bylaws provide that in order for a shareholder to bring business before the annual meeting, the shareholder must give timely notice of the proposal to Anthem. To be considered timely, the shareholder must have given written notice to Anthem not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. If the annual meeting is more than 30 days earlier or more than 60 days later than that anniversary date, however, notice by the shareholder must be delivered not earlier than the 120th day prior to the annual meeting and not later than the 90th day prior to the meeting or the 10th day following the day on which public announcement of the date of the meeting is first made, whichever is later.	The DGCL and WellPoint’s certificate of incorporation and bylaws do not specify any procedure that a stockholder must follow to submit a proposal for consideration at an annual meeting or a special meeting of WellPoint stockholders. WellPoint follows the practice of informing its stockholders in its annual proxy statement of the notice deadline for submitting proposals for consideration at the annual meeting in the following year.

Rights of Preferred Shareholders

Anthem	WellPoint

Anthem’s articles of incorporation authorize the board of directors to issue up to 100,000,000 shares of preferred stock in multiple series without shareholder approval. Prior to issuance, the board of directors would determine the preferences, limitations and relative voting and other rights of the preferred shares by adoption of an amendment to the articles of incorporation. No shares of Anthem	WellPoint’s certificate of incorporation authorizes the board of directors, without further action by the stockholders, to issue up to 50,000,000 shares of preferred stock in multiple series. Prior to issuance, the board of directors would determine the number of shares, designation, rights preferences, privileges and restrictions of the preferred shares. No shares of WellPoint preferred stock are currently

Anthem	WellPoint

preferred stock are currently outstanding. Depending upon the terms of the preferred shares issued, an issuance may dilute the voting rights of common shareholders and any other preferred shareholders who hold shares with preferences and rights superior to the rights of common shareholders. The authorized preferred stock may also have possible antitakeover effects, because Anthem could use the shares in the adoption of a shareholder rights plan or other defensive measure.
outstanding.

Dividends

Anthem	WellPoint

     Under the IBCL, Indiana corporations may not pay dividends or make other distributions if, after giving effect to the distribution:

• the corporation would not be able to pay its debts as they become due in the usual course of business, or

• the corporation’s total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

     The Anthem articles of incorporation provide that determination of the company’s ability to make distributions shall be made without reference to any amounts that would be needed, if the company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of the shares receiving the dividend or other distribution, unless otherwise expressly provided with respect to a series of preferred shares.

Under the IBCL, the board of directors may base its determination of whether the corporation may make distributions either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.	The DGCL permits a corporation to declare and pay dividends out of statutory surplus (defined as the excess of paid-in par value of shares or stated capital) or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

WellPoint’s certificate of incorporation provides that holders of WellPoint common stock shall be entitled to receive dividends and other distributions of cash, stock or property as may be declared from time to time by the board of directors out of assets or funds of WellPoint that are legally available for such purposes.

Rights of Dissenting Shareholders

Anthem	WellPoint

The IBCL provides shareholders of an Indiana corporation that is involved in certain mergers, share exchanges or sales or exchanges of all or substantially all of its property the right to dissent from that action and obtain payment of the fair value of their shares. However, dissenters’ rights are not available to holders of shares listed on a national securities exchange, such as the New York Stock Exchange, or traded on the Nasdaq National Market or a similar market.	Under Delaware law, a holder of shares of any class or series has the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for his or her shares equal to the fair value of the holder’s shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or the dissenting stockholder. Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for his or her shares anything other than:

     (i)   shares of stock of the surviving entity;

     (ii)  shares of stock of another corporation which shares of stock are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

     (iii) cash in lieu of fractional shares of the stock described in (i) or (ii) above; or

     (iv) some combination of the above.

     In addition, appraisal rights are not available to holders of shares of the surviving entity if the merger did not require the vote of the stockholders of the surviving entity.

The DGCL also provides that a corporation may provide in its certificate of incorporation for appraisal rights in connection with an amendment to the corporation’s certificate of incorporation, any merger or consolidation regardless of the stockholder’s right to vote on such transaction, or the sale of all or substantially all of the assets of the corporation. WellPoint has not made provision for such rights in its certificate of incorporation.

Liability of Directors

Anthem	WellPoint

The IBCL provides that a director is not liable for any action taken as a director, or any failure to act, unless the director has breached or failed to perform the duties of the director’s office in compliance with the IBCL and the breach or failure to perform constitutes willful misconduct or recklessness. Subject to this standard, a director who votes for or assents to distributions in violation of the IBCL is personally liable to the corporation for the amount of the illegal distribution and is entitled to contribution from the other directors who voted for or assented to such distribution and the shareholders who received the distribution. The exoneration from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws. Anthem’s articles of incorporation contain provisions substantially similar to the IBCL.	The DGCL provides that the certificate of incorporation may include a provision which limits or eliminates the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from a breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, the payment of unlawful dividends or expenditure of funds for unlawful stock repurchases or redemptions or transactions for which such director derived an improper personal benefit. The WellPoint certificate of incorporation limits director liability to the extent permitted by the DGCL.

Duties of Directors

Anthem	WellPoint

     Under the IBCL, a director must discharge his duties:

• in good faith,

• with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and

• in a manner the director reasonably believes to be in the best interests of the corporation.	Under Delaware law, a director must discharge his duties: • in good faith, • on an informed basis, and • in a manner that he honestly believes to be in the best interests of the corporation.

Indemnification of Directors and Officers

Anthem	WellPoint

As permitted by the IBCL, Anthem’s articles of incorporation provide for indemnification of directors, officers, employees and agents of Anthem against any and all liability and reasonable expenses that may be incurred by them, arising out of any claim or action, civil, criminal, administrative or investigative, in which they may become involved by reason of being or having been a director, officer, employee or agent. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the board of directors must have determined, based upon a written finding of legal counsel or another independent referee, or a court of competent jurisdiction must have	The DGCL provides that WellPoint may indemnify its present and former directors officers, employees and agents, as well as any individual serving with another corporation in such a capacity at WellPoint’s request against (i) all reasonable expenses (including attorneys’ fees) incurred in defense or settlement of suits brought against them if such individuals acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of the corporation and (ii) except in actions initiated by or in the right of the corporation, against all judgments, fines and amounts paid in settlement of actions brought against them, if such individuals acted in good faith and in a

Anthem	WellPoint

determined, that such persons acted in good faith in what they reasonably believed to be the best interest of Anthem (or at least not opposed to its best interests) and, in addition, in any criminal action, had reasonable cause to believe their conduct was lawful (or had no reasonable cause to believe that their conduct was unlawful). Anthem’s articles of incorporation authorize Anthem to advance funds for expenses to an indemnified person, but only upon receipt of an undertaking that he or she will repay the same if it is ultimately determined that such party is not entitled to indemnification.

     The indemnification rights provided by Anthem’s articles of incorporation are not exhaustive and are in addition to any rights to which a director or officer may otherwise be entitled by contract or as a matter of law. Irrespective of the provisions of the articles of incorporation, Anthem may, at any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions.
manner that they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe their conduct was unlawful. WellPoint shall not indemnify a current or former director or officer of WellPoint against expenses to the extent that he or she is adjudged to be liable to WellPoint unless and only to the extent that the court in which such action is heard determines such person is reasonably entitled to indemnity. WellPoint shall indemnify such persons to the extent they are successful on the merits or otherwise in defense of the action or matter at issue.

The DGCL allows for the advance payment of an indemnified officer’s or director’s expenses prior to the final disposition of an action, provided that, in the case of a current director or officer being indemnified undertakes to repay any such amount advanced if it is later determined that the director or officer being indemnified is not entitled to indemnification with regard to the action for which the expenses were advanced.

Amendment of Articles of Incorporation or Certificate of Incorporation

Anthem	WellPoint

     The IBCL provides that, unless a greater vote is required under a specified provision of the IBCL or by a corporation’s articles of incorporation or its board of directors, a corporation may amend its articles of incorporation upon the affirmative vote of the holders of a greater number of shares cast in favor of the amendment than the holders of shares cast against the amendment, unless the amendment would create dissenters’ rights in which case a favorable vote of the holders of a majority of the outstanding shares entitled to vote is required. Under the IBCL, a corporation’s board of directors may condition its submission of a proposed amendment to the shareholders of the corporation on any basis, including the requirement of the affirmative vote of holders of a greater percentage of the voting shares of the corporation than otherwise would be required under the IBCL.

     Anthem’s articles of incorporation specifically provide that the following amendments to certain articles and/or sections of Anthem’s articles of incorporation require the affirmative vote of at least 75% of the votes entitled to be cast by the holders of the outstanding shares of all classes of voting stock:

• amendments to Article IX (Restriction on Ownership and Transfer of Stock);	Pursuant to the DGCL, an amendment of a corporation’s certificate of incorporation may be adopted if approved by the board of directors and the majority of the outstanding shares entitled to vote. WellPoint’s certificate of incorporation requires approval of the greater of (i) two-thirds of the directors; or (ii) seven directors for any amendment of WellPoint’s certificate of incorporation. WellPoint’s certificate of incorporation further requires the affirmative vote of the holders of at least 75% of each class of the shares of voting stock represented and voting at a duly held meeting of stockholders at which a quorum is present, voting by class, to amend certain provisions of WellPoint’s certificate of incorporation, including the provisions concerning:

• the number of directors;

• certain provisions of WellPoint’s certificate of incorporation dealing with WellPoint’s classified board of directors;

• the filling of vacancies on the board of directors;

• the power of directors to amend WellPoint’s certificate of incorporation;

Anthem	WellPoint

• amendments to the voting rights of shares of Anthem common stock; and

• amendments to the provisions of the articles of incorporation changing the permissible size of the board and classifying the board of directors.

     In addition, Anthem’s articles of incorporation specifically provide that the following amendments to certain articles and/or sections of Anthem’s articles of incorporation require the affirmative vote of (a) at least 75% of the votes entitled to be cast by the holders of the outstanding shares of all classes of voting stock; and (b) an “independent majority” of shareholders:

• amendments to Article VII (Approval of Business Combinations);

• amendments to the provisions of the articles of incorporation regarding the removal of directors;

• amendments to the provisions of the articles of incorporation regarding authority to call a special meeting of shareholders;

• amendments to the provisions of the articles of incorporation regarding the sole authority of the board of directors to make, alter, amend, or repeal, or to waive provisions of, the Anthem bylaws;

• amendments to the provisions of the articles of incorporation regarding the Indiana Demutualization Law; and

• amendments to the provisions of the articles of incorporation regarding the authority of Anthem to redeem shares acquired in control share acquisitions.

     However, this 75% and “independent majority” voting threshold does not apply to, and such vote is not required for, any amendment, change or repeal recommended to shareholders by the favorable vote of not less than two-thirds of the directors who then qualify as continuing directors with respect to all “related persons,” and any such amendment, change or repeal so recommended requires only the vote, if any, required under the applicable provisions of the IBCL.
• the prohibition on stockholder action by written consent;

• the ownership and transfer restrictions;
• the prohibition on cumulative voting by stockholders; and

• the requirement for supermajority stockholder approval to amend such provisions.

However, no amendment of WellPoint’s certificate of incorporation will be effective unless approved by the affirmative vote of a majority of the outstanding shares of voting stock entitled to vote. In addition, the requirement for supermajority stockholder approval will not apply to any amendment to the restrictions on ownership and transfer to conform such provision to a change to the terms of the agreement through which WellPoint licenses the Blue Cross and Blue Shield name from the Blue Cross Blue Shield Association, or to any amendment to the restrictions on ownership and transfer required or permitted by the Blue Cross Blue Shield Association. Furthermore, the circumstances described above will become ineffective and of no further force and effect in the event that the agreement between WellPoint and the Blue Cross Blue Shield Association regarding the licensing of the Blue Cross and Blue Shield name is terminated, and the parties do not enter into a replacement license agreement.

Amendment and Repeal of Bylaws and Regulations

Anthem	WellPoint

Anthem	WellPoint

     Under the IBCL, unless the articles of incorporation provide otherwise, only the board of directors of an Indiana corporation may amend or repeal the corporation’s bylaws.

     Under the IBCL, a bylaw that fixes a greater than majority quorum or voting requirement for action by the board of directors may be amended or repealed, if originally adopted by the board of directors, only by the board of directors. Action by the board of directors to adopt or amend such bylaw that changes the quorum or voting requirement for action by the board of directors must meet the same quorum requirement and be adopted by the same vote required to take action under the quorum and voting requirement then in effect or proposed to be adopted, whichever is greater.

     Anthem’s bylaws provide that the board of directors may amend, rescind or change the bylaws by the affirmative vote of a majority of the entire number of directors.

Upon completion of the merger, the Anthem bylaws will be amended so that certain amendments, rescissions or changes to the bylaws require the affirmative vote of not less than 80% of the directors at that time. The provisions of the bylaws subject to this higher voting standard include (a) provisions regarding the filling of vacancies on the board of directors; (b) provisions regarding the Chairman; (c) provisions regarding the President and Chief Executive Officer; (d) provisions regarding the chairmanship succession process; and (e) provisions regarding the location of Anthem’s corporate headquarters and principal executive offices. The provisions of the amended bylaws in (a) through (d) are subject to the higher vote standard until the second anniversary of the date on which the bylaws amendments become effective; (e) is subject to the higher vote standard at least until the fifth anniversary of the date on which the bylaws amendments become effective.	Pursuant to the DGCL, bylaws may generally be adopted, amended or repealed either by approval of the majority of the outstanding shares entitled to vote or, if provided in a corporation’s certificate of incorporation, by approval of the board of directors.
WellPoint’s certificate of incorporation requires approval of the greater of (i) two-thirds of the directors or (ii) seven directors for (1) the amendment of certain bylaws, including the bylaws concerning (a) the number, qualification and election of directors; (b) the filling of vacancies on the board of directors; and (c) the committees of the board of directors, including the nominating committee and (2) the amendment of a bylaw concerning the adoption by the board of directors of rules and regulations not inconsistent with WellPoint’s certificate of incorporation.

COMPARATIVE MARKET PRICES AND DIVIDENDS

      Anthem common stock and WellPoint common stock are each listed on the New York Stock Exchange. The following table sets forth the high and low sale prices of shares of Anthem common stock and WellPoint common stock as reported on the New York Stock Exchange for the periods indicated below.

	Anthem		WellPoint
	Common Stock		Common Stock

	High	Low	High		Low

2002
First Quarter	$58.95	$46.40	$65.63	(1)	$57.58	(1)
Second Quarter	75.25	57.50	86.27		62.80
Third Quarter	70.50	56.25	81.30		65.90
Fourth Quarter	75.50	54.50	89.20		62.00
2003
First Quarter	$67.13	$53.00	$77.69		$63.13
Second Quarter	82.90	63.80	91.50		71.64
Third Quarter	81.05	68.40	88.59		74.18
Fourth Quarter	77.96	64.75	98.10		76.93
2004
First Quarter	$92.13	$72.50	$115.00		$94.61
Second Quarter (through May 10, 2004)	95.60	85.25	119.06		108.61

(1)	Adjusted to reflect WellPoint’s two-for-one stock split in the form of a 100% stock dividend, which was effective on March 15, 2002.

      Neither Anthem nor WellPoint declared any cash dividends during the periods indicated.

      The market prices of Anthem common stock and WellPoint common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market prices of Anthem common stock or WellPoint common stock before the completion of the merger or the market price of the combined company’s common stock after the completion of the merger. Anthem shareholders and WellPoint stockholders are advised to obtain current market prices for Anthem common stock and WellPoint common stock. The timing and amount of future dividends of the combined company will depend upon earnings, cash requirements, the financial condition of the combined company and its subsidiaries and other factors deemed relevant by the Anthem board of directors.

UNAUDITED PRO FORMA COMBINED

FINANCIAL INFORMATION

      The unaudited pro forma combined financial information presented below gives effect to the merger as if it had occurred on March 31, 2004 for purposes of the unaudited pro forma combined balance sheet, and as of January 1, 2003 for purposes of the unaudited pro forma combined statements of income for the three months ended March 31, 2004 and the year ended December 31, 2003. The unaudited pro forma combined balance sheet and statements of income include the historical amounts of Anthem and WellPoint, adjusted to reclassify WellPoint’s historical information to a consistent presentation format and to reflect the effects of Anthem’s merger with WellPoint.

      Under terms of the merger agreement, WellPoint’s stockholders will receive $23.80 in cash, without interest, and one share of Anthem common stock for each share of WellPoint common stock outstanding (other than shares owned by WellPoint subsidiaries or shares with respect to which the holders perfect appraisal rights). The unaudited pro forma combined financial statements assume that Anthem has issued 158.0 million shares in the merger based on 157.4 million WellPoint shares outstanding at March 31, 2004 (including shares owned by WellPoint subsidiaries), with a fair value of $11,486.6 million. Fair value was based on $72.70 per share, which represents the average closing price of Anthem common stock for the five trading days ranging from two days before to two days after October 27, 2003, the date the merger was announced. The pro forma information assumes Anthem will finance the remaining $3,996.1 million of consideration (including transaction costs), by incurring $3,296.1 million of long-term debt and using $700.0 million of cash on hand.

      Anthem will account for the merger using the purchase method of accounting. As such, Anthem will record the assets (including identifiable intangible assets) and liabilities of WellPoint at their estimated fair value. The difference between the purchase price and the estimated fair value of WellPoint’s net assets and liabilities will result in goodwill.

      The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, should not be relied upon as being indicative of the results that would actually have been obtained if the merger had been in effect for the periods described below or the future results of the combined company.

      The pro forma information should be read in conjunction with the historical selected consolidated financial and other data and the historical consolidated financial statements of Anthem and WellPoint included or incorporated by reference in this joint proxy statement/prospectus. See “SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ANTHEM” on page 10, “SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF WELLPOINT” on page 12, “WHERE YOU CAN FIND MORE INFORMATION” on page 128 and “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” on page 27.

Unaudited Pro Forma Combined

Balance Sheet

	March 31, 2004

	Anthem	WellPoint	Reclassification	Pro Forma
	Historical	Historical	Adjustments(1)	Adjustments		Pro Forma

	($ in millions)
Assets
Current assets:
Investments	$7,176.7	$7,565.5	$—	$(99.7	) (2)	$14,642.5
Cash and cash equivalents	686.3	1,136.6	—	(1,127.0	) (3)	695.9
Premium and self funded receivables	1,093.0	1,561.3	(670.3)	—		1,984.0
Reinsurance receivables	95.5	—	96.6	—		192.1
Other receivables	266.2	—	573.7	—		839.9
Other current assets	66.0	1,539.5	—	—		1,605.5

Total current assets	9,383.7	11,802.9	—	(1,226.7)		19,959.9
Restricted cash and investments	59.6	—	103.0	—		162.6
Property and equipment	503.3	458.2	—	—		961.5
Goodwill and other intangible assets	3,664.4	3,272.9	—	11,214.2	(4)	18,151.5
Prepaid pension benefits	249.1	—	47.1	—		296.2
Other noncurrent assets	69.8	423.1	(150.1)	—		342.8

Total assets	$13,929.9	$15,957.1	$—	$9,987.5		$39,874.5

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Total policy liabilities	$2,801.4	$3,019.3	$—	$—		$5,820.7
Unearned income	429.2	665.2	—	—		1,094.4
Accounts payable and accrued expenses	372.4	1,299.1	(363.2)	—		1,308.3
Bank overdrafts	408.6	—	363.2	—		771.8
Income taxes payable	161.3	350.1	—	—		511.4
Other current liabilities	727.2	2,368.0	—	—		3,095.2

Total current liabilities	4,900.1	7,701.7	—	—		12,601.8
Long term debt, less current portion	1,663.7	1,238.9	—	2,869.1	(5)	5,771.7
Postretirement benefits	185.2	153.8	—	—		339.0
Other noncurrent liabilities	825.4	914.5	—	851.2	(6)	2,591.1

Total liabilities	7,574.4	10,008.9	—	3,720.3		21,303.6
Shareholders’ equity
Common stock	1.4	1.6	—	—	(7)	3.0
Treasury stock	—	(164.7)	—	164.7	(8)	—
Additional paid in capital	4,743.8	2,374.3	—	9,839.5	(9)	16,957.6
Retained earnings	1,449.9	3,545.7	—	(3,548.8	) (10)	1,446.8
Unearned restricted stock compensation	(3.1)	—	—	3.1	(11)	—
Accumulated other comprehensive income	163.5	191.3	—	(191.3	) (12)	163.5

Total shareholders’ equity	6,355.5	5,948.2	—	6,267.2		18,570.9

Total liabilities and shareholders’ equity	$13,929.9	$15,957.1	$—	$9,987.5		$39,874.5

Unaudited Pro Forma Combined

Statement of Income

	Three Months Ended March 31, 2004

	Anthem	WellPoint	Reclassification	Pro Forma
	Historical	Historical	Adjustments(1)	Adjustments		Pro Forma

	($ in millions, except per share data)
Revenues
Premiums	$4,091.8	$5,256.3	$—	$—		$9,348.1
Administrative fees	330.4	306.2	(7.6)	(9.0	) (13)	620.0
Other revenue	45.7	—	8.9	—		54.6

Total operating revenue	4,467.9	5,562.5	1.3	(9.0)		10,022.7
Net investment income	73.2	83.6	(16.6)	(11.4	) (14)	128.8
Net realized gains on investments	33.0	—	16.6	—		49.6

	4,574.1	5,646.1	1.3	(20.4)		10,201.1

Expenses
Benefit expense	3,359.9	4,187.4	—	—		7,547.3
Administrative expense	778.1	954.5	(9.9)	(9.0	) (13)	1,713.7
Interest expense	32.3	12.2	—	33.2	(15)	77.7
Amortization of other intangible assets	11.2	—	11.8	37.0	(16)	60.0

	4,181.5	5,154.1	1.9	61.2		9,398.7

Income (loss) before income taxes and minority interest	392.6	492.0	(0.6)	(81.6)		802.4	(17)
Income taxes (benefit)	95.9	196.8	—	(32.2	) (18)	260.5
Minority interest	1.1	—	(0.6)	—		0.5

Net income (loss)	$295.6	$295.2	$—	(49.4)		$541.4

Net income per share:
Basic	$2.14					$1.85	(19)
Diluted	$2.08					$1.78	(19)
Weighted average number of shares outstanding:
Basic	137,911,976					293,211,976	(19)
Diluted	142,424,732					304,214,155	(19)

Unaudited Pro Forma Combined

Statement of Income

	Year Ended December 31, 2003

	Anthem	WellPoint	Reclassification	Pro Forma
	Historical	Historical	Adjustments(1)	Adjustments		Pro Forma

	($ in millions, except per share data)
Revenues
Premiums	$15,170.2	$19,156.7	$—	$—		$34,326.9
Administrative fees	1,180.7	944.8	(23.0)	(31.1	) (13)	2,071.4
Other revenue	126.2	—	35.0	—		161.2

Total operating revenue	16,477.1	20,101.5	12.0	(31.1)		36,559.5
Net investment income	278.1	258.2	(3.8)	(45.4	) (14)	487.1
Net realized gains on investments	16.2	—	3.8	—		20.0

	16,771.4	20,359.7	12.0	(76.5)		37,066.6

Expenses
Benefit expense	12,263.9	15,428.8	—	—		27,692.7
Administrative expense	3,109.6	3,321.5	(29.2)	(28.0	) (11,13)	6,373.9
Interest expense	131.2	50.6	—	131.7	(15)	313.5
Amortization of other intangible assets	47.6	—	41.1	164.1	(16)	252.8

	15,552.3	18,800.9	11.9	267.8		34,632.9

Income (loss) before income taxes and minority interest	1,219.1	1,558.8	0.1	(344.3)		2,433.7	(17)
Income taxes (benefit)	440.1	623.6	—	(136.0	) (18)	927.7
Minority interest	4.7	—	0.1	—		4.8

Net income (loss)	$774.3	$935.2	$—	$(208.3)		$1,501.2

Net income per share:
Basic	$5.60					$5.11	(19)
Diluted	$5.45					$4.90	(19)
Weighted average number of shares outstanding:
Basic	138,260,654					293,560,654	(19)
Diluted	142,020,258					306,136,681	(19)

Notes to Unaudited Pro Forma Combined Financial Statements

1.	Reflects the reclassification of certain WellPoint historical amounts to conform to a consistent presentation format. While Anthem and WellPoint have completed a preliminary review of their respective accounting and financial reporting policies as compared to those used by the other company, this review is ongoing and will continue throughout the merger process. As such, additional reclassifications or pro forma adjustments may be identified.

2.	Reflects the $99.7 million elimination, for combination purposes, of 1.1 million shares of Anthem stock owned by WellPoint subsidiaries as of March 31, 2004. For purposes of elimination, fair value is based on $90.64 per share, Anthem’s closing stock price on March 31, 2004.

3.	Pursuant to the merger agreement, WellPoint stockholders will receive $23.80 in cash and one share of Anthem common stock for each WellPoint share issued and outstanding at the consummation of the merger. This will be partially funded through borrowings, estimated to be $3,296.1 million. The net reduction in cash and cash equivalents of $1,127.0 million is composed of the following estimated items (dollars in millions, except per share data):

Cash consideration to WellPoint stockholders of $23.80 per share for 155.3 million WellPoint shares outstanding (excluding shares held by WellPoint subsidiaries)	$(3,696.1)
Cash transaction costs for closing costs and change of control payments	(300.0)

Subtotal	(3,996.1)
Net borrowings to partially fund the merger (see Note 5)	3,296.1

Net reduction in cash and equivalents related to the merger transaction	(700.0)
Repurchase of WellPoint commercial paper, pursuant to the merger agreement (see Note 5)	(427.0)

Net reduction in cash and equivalents	$(1,127.0)

4.	Upon completion of the merger, Anthem intends to determine the fair value of the net assets of WellPoint. The purchase price will then be allocated to the fair value of WellPoint’s net assets, including identified intangible assets, such as the Blue Cross and Blue Shield trademarks, subscriber base, provider contracts and company-developed software. The life of the intangible asset related to any Blue Cross and Blue Shield trademarks will be indefinite. For purposes of the unaudited pro forma combined financial statements, preliminary values and lives have been assigned to these intangible assets consistent with the methodology used in Anthem’s previous acquisitions (see Note 16).

Pro forma adjustment to goodwill and other intangible assets of $11,214.2 million is a result of the excess of purchase price over WellPoint’s net assets, which are assumed to equal fair value for pro forma purposes. The purchase price is assumed to be $16,507.5 million.

The calculation of purchase price and goodwill and other intangible assets is estimated as follows (dollars in millions, except per share data):

Cash consideration to WellPoint stockholders (see Note 3)	$3,696.1
Cash transactions costs (see Note 3)	300.0
Value of Anthem common stock issued to WellPoint stockholders at $72.70 per share (based on the average closing price of Anthem common stock for the five trading days ranging from two days before to two days after the merger announcement):

• 155.3 million shares issued to WellPoint stockholders	11,290.3
• 2.7 million shares issued to convert WellPoint shares held by WellPoint subsidiaries (2.1 million shares at an assumed 1.269 exchange ratio)	196.3
Conversion of options for 20.0 million shares of WellPoint common stock to options for an estimated 25.4 million shares of Anthem common stock (at an assumed 1.269 exchange ratio), at fair value determined using the Black-Scholes valuation model	1,024.8

Assumed total purchase price	16,507.5
Deferred tax liability on identifiable intangible assets (see Note 6)	851.2
Value of 2.7 million shares issued to convert WellPoint shares held by WellPoint subsidiaries	(196.3)
WellPoint’s net assets as of March 31, 2004	(5,948.2)

Total increase in goodwill and other intangible assets	$11,214.2

5.	The assumed net increase in long term debt is composed of the following (dollars in millions):

Net new borrowings, including $2,000.0 from public debt issuance and $1,296.1 from commercial paper issuance or under the revolving credit facility to partially fund the merger	$3,296.1
Repurchase of WellPoint commercial paper, pursuant to the merger agreement	(427.0)

Net increase in long term debt	$2,869.1

As part of the debt recapitalization associated with the merger, Anthem may repurchase a portion of its surplus notes, subject to market conditions at the time of repurchase. Any premium that may result will be charged to income at the time of repurchase. The potential repurchase of surplus notes is not reflected in the unaudited pro forma combined financial information.

6.	Reflects an increase in other liabilities of $851.2 million, as a result of the recognition of a deferred tax liability related to the estimated identifiable intangible assets of $2,155.0 million as described in Note 16 below. Upon completion of the merger, the final amount of deferred tax liability will vary as final purchase price allocations are made to the fair value of WellPoint’s assets. In addition, deferred tax liabilities will also be established for identified intangible assets with indefinite lives, such as trademarks, as fair values for these assets are determined following the merger. These additional deferred tax liabilities are not determinable for pro forma purposes, and are not reflected in the unaudited pro forma combined financial information.

7.	Includes $1.6 million elimination of WellPoint’s common stock for combination purposes, offset by $1.6 million, representing the $0.01 par value of shares issued to WellPoint stockholders (see Note 4).

8.	Represents the $164.7 million elimination of WellPoint’s treasury stock which, pursuant to the merger agreement, will be canceled and cease to exist at the time of the merger, except for WellPoint shares held by WellPoint subsidiaries.

9.	Reflects the following changes in additional paid in capital (dollars in millions):

Issuance of 158.0 million shares of Anthem common stock, less par value (see Note 4)	$11,485.0
Fair value of WellPoint stock options converted to Anthem stock options (see Note 4)	1,024.8
Elimination of WellPoint’s additional paid in capital, for combination purposes	(2,374.3)
Elimination, for combination purposes, of the estimated fair value of 2.7 million shares of WellPoint stock owned by WellPoint subsidiaries (see Note 4)	(196.3)
Elimination, for combination purposes, of the estimated fair value of 1.1 million shares of Anthem stock owned by WellPoint subsidiaries as of March 31, 2004 (see Note 2)	(99.7)

Net change in additional paid in capital	$9,839.5

10.	Reflects the elimination of WellPoint’s retained earnings of $3,545.7 million for combination purposes and $3.1 million for Anthem’s unearned compensation expense for the year ended December 31, 2003 (see Note 11).

11.	Under the Anthem 2001 Stock Incentive Plan (the “Plan”), consummation of the WellPoint merger will be a change in control (as defined in the Plan). Accordingly, restrictions on restricted stock granted under the Plan will lapse. Pro forma adjustments of $3.1 million reduce unearned restricted stock compensation (with a corresponding offset to retained earnings) in the unaudited pro forma combined balance sheet and reflect compensation expense of $3.1 million in the unaudited pro forma combined statement of income for the year ended December 31, 2003.

12.	Represents the elimination of $191.3 million of WellPoint’s accumulated other comprehensive income for combination purposes.

13.	Represents the elimination of revenue and expense associated with administrative agreements between Anthem and WellPoint in connection with a Blue Cross Blue Shield Association program. The estimated amounts were $9.0 million and $31.1 million for the three months ended March 31, 2004 and the year ended December 31, 2003, respectively.

14.	The $1,127.0 million of cash requirements as discussed in Note 3 is assumed to come from the sale of investment securities. The reduction to net investment income in the pro forma consolidated statement of income reflects reduced net investment income on $1,127.0 million of long-term investment securities, assumed to yield 4.03%. The pro forma amounts of reduced net investment income are $11.4 million and $45.4 million for the three months ended March 31, 2004 and the year ended December 31, 2003, respectively.

15.	The charge to interest expense in the pro forma consolidated statement of income reflects interest payments on $3,296.1 million of new debt (see Note 5) at an assumed weighted average interest rate of 4.18%. This interest rate is an estimate at which Anthem believes it can currently raise capital in the public and private debt markets. Interest expense, on a pro forma basis, is $34.5 million and $137.8 million for the three months ended March 31, 2004 and the year ended December 31, 2003, respectively. Pursuant to the merger agreement, WellPoint will repurchase its outstanding commercial paper prior to the consummation of the merger. Interest expense has been reduced by $1.3 million and $6.1 million, for the three months ended March 31, 2004 and the year ended December 31, 2003, respectively, to reflect this repurchase of WellPoint commercial paper.

16.	The preliminary purchase price allocation, for pro forma purposes, resulted in an estimated $2,155.0 million of identifiable intangible assets with finite lives. Amortization of these intangible assets is recognized in the income statement primarily using a declining balance method over a term of 20 years. The pro forma amortization expense resulting from the $2,155.0 million of identifiable intangible assets is $48.8 million for the three months ended March 31, 2004 and is $205.2 million for the year ended December 31, 2003. These amounts are partially offset by elimination of the amortization of WellPoint’s historical intangible assets of $11.8 million for the three months ended March 31, 2004 and $41.1 million for the year ended December 31, 2003. Estimated pro forma amortization expense (dollars in millions) for the five years beginning with 2004 is as follows:

2004	$195.0
2005	184.7
2006	174.5
2007	164.2
2008	153.9

17.	The combined entity expects cost savings that are not reflected in the unaudited pro forma combined statements of income. It has been estimated that at least $50.0 million pre-tax synergies are expected to be realized in 2004 and approximately $175.0 million in 2005, with annual pre-tax synergies of at least $250.0 million expected to be fully realized on an annual basis by 2006.

18.	The income tax benefit related to all pro forma adjustments is projected at an estimated rate of 39.5%. The income tax benefit is $32.2 million and $136.0 million for the three months ended March 31, 2004 and the year ended December 31, 2003, respectively.

19.	The pro forma earnings per share reflect the weighted average number of Anthem shares that would have been outstanding had the transaction occurred at the beginning of the periods presented. WellPoint shares outstanding (other than shares owned by WellPoint subsidiaries) were converted at a rate of one Anthem share for each WellPoint share. WellPoint shares owned by WellPoint subsidiaries are eliminated in consolidation and do not impact pro forma earnings per share. WellPoint options, which factor into the dilution calculation, were converted at an assumed 1.269 exchange ratio, as provided in the merger agreement (see Note 4).

EXPERTS

      Ernst & Young LLP, independent auditors, have audited Anthem’s consolidated financial statements and schedule included in Anthem’s Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report (which contains an explanatory paragraph describing the adoption of Statement of Financial Accounting Standards No. 141 Business Combinations and Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets as described in Notes 1 and 3 to the consolidated financial statements), which is incorporated by reference in this joint proxy statement/ prospectus and elsewhere in the registration statement. Anthem’s consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

      WellPoint’s financial statements incorporated in this joint proxy statement/prospectus by reference to its Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      With respect to the unaudited financial information of WellPoint for the three-month periods ended March 31, 2004 and 2003, incorporated by reference in this joint proxy statement/prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 19, 2004, except Note 14 as to which the date is May 7, 2004, incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

LEGAL MATTERS

      The validity of the shares of Anthem common stock to be issued in the merger will be passed upon for Anthem by Baker & Daniels. Baker & Daniels and Simpson Thacher & Bartlett LLP will deliver their opinions to Anthem and WellPoint, respectively, as to certain federal income tax consequences of the merger. See “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” on page 91.

OTHER MATTERS

      As of the date of this document, the Anthem board of directors and the WellPoint board of directors know of no matters that will be presented for consideration at their respective special meetings other than as described in this document. However, if any other matter shall properly come before these special meetings or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. However, no proxy that is voted against the issuance of shares of Anthem common stock, against the articles amendment or against adoption of the merger agreement, as applicable, will be voted in favor of any adjournment or postponement.

WHERE YOU CAN FIND MORE INFORMATION

      Anthem has filed with the SEC a registration statement under the Securities Act that registers the distribution to WellPoint stockholders of the shares of Anthem common stock to be issued in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Anthem and Anthem’s capital stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

      In addition, Anthem and WellPoint file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

Public Reference Room

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

      You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, like Anthem and WellPoint, who file electronically with the SEC. The address of the site is http://www.sec.gov.

      You should also be able to inspect reports, proxy statements and other information about Anthem and WellPoint at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10004.

      The SEC allows Anthem and WellPoint to incorporate by reference information into this document. This means that Anthem and WellPoint can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document as described below.

      This document incorporates by reference the documents listed below that Anthem and WellPoint previously filed with the SEC. They contain important information about the companies and their financial condition.

Anthem SEC Filings	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2003
Quarterly Report on Form 10-Q	Quarter ended March 31, 2004
Proxy Statement on Schedule 14A	Filed on April 7, 2004
The description of Anthem common stock set forth in the registration statement on Form 8-A (No. 1-16751) filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.	Filed on October 26, 2001

WellPoint SEC Filings	Period or Date Filed

Amendment No. 1 to Annual Report on Form 10-K/A	Filed on April 29, 2004
Annual Report on Form 10-K	Year ended December 31, 2003
Quarterly Report on Form 10-Q	Quarter ended March 31, 2004

      In addition, Anthem and WellPoint also incorporate by reference additional documents that either company may file with the SEC between the date of this document and the date of the Anthem special meeting or the WellPoint special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Nothing in this joint proxy statement/ prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 9 or Item 12 of Form 8-K.

      Anthem has supplied all information contained or incorporated by reference in this document relating to Anthem and WellPoint has supplied all such information relating to WellPoint.

      Documents incorporated by reference are available from Anthem and WellPoint without charge, excluding any exhibits or schedules to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Anthem, Inc. 120 Monument Circle Indianapolis, Indiana 46204 Phone: (800) 985-0999	WellPoint Health Networks Inc. 1 WellPoint Way Thousand Oaks, California 91362 Phone: (818) 234-4000

      Anthem shareholders and WellPoint stockholders requesting documents by June 21, 2004 should receive them before the special meetings on June 28, 2004. You will not be charged for any of the documents that you request. If you request any incorporated documents from Anthem or WellPoint, Anthem or WellPoint will mail them to you by first-class mail, or another equally prompt means, within one business day after it receives your request.

      Neither Anthem nor WellPoint has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

APPENDIX A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER
effective as of
October 26, 2003
among
ANTHEM, INC.
ANTHEM HOLDING CORP.
and
WELLPOINT HEALTH NETWORKS INC.

EXHIBITS

Exhibit A — Form of Amendment to Purchaser’s Articles of Incorporation

Exhibit B — Form of Purchaser Bylaws Amendment

Exhibit C — Form of Affiliate Agreement

INDEX OF DEFINED TERMS

Defined Term	Location of Definition

Affiliate Agreement	Section 5.11
Affiliates	Section 5.11
Agreement	Recitals
Alternative Transaction	Section 8.13(a)
Articles Amendment	Section 1.13(k)
Articles Amendment Required Vote	Section 3.1(g)
Articles of Merger	Section 1.3
BCBSA	Section 8.13(b)
Benefit Plans	Section 8.13(c)
Blue Sky Laws	Section 3.1(c)(iii)
Board of Directors	Section 8.13(d)
Burdensome Term or Condition	Section 5.4(d)
Business Combination Transaction	Section 8.13(a)
Business Day	Section 8.13(e)
Bylaws Amendment	Section 1.13(l)
Cash Consideration	Section 1.8(b)
Chairmanship Period	Section 1.13(a)(iii)
Change in Company Recommendation	Section 5.1(b)
Closing	Section 1.2
Closing Date	Section 1.2
Cobalt	Section 3.2(z)
Code	Recitals
Company	Recitals
Company Aligned Directors	Section 1.13(a)(ii)
Company Board Approval	Section 3.2(f)
Company Certificates	Section 1.10
Company Common Stock	Recitals
Company Disclosure Schedule	Section 3.2(a)(ii)
Company Employees	Section 3.2(w)(i)
Company ERISA Affiliate	Section 3.2(w)(iii)
Company ERISA Plans	Section 3.2(w)(ii)
Company ESPP	Section 4.1(b)
Company Financial Advisor	Section 3.2(h)
Company Financial Statements	Section 3.2(d)(i)
Company Material Contracts	Section 3.2(v)
Company Pension Plan	Section 3.2(w)(ii)

Defined Term	Location of Definition

Company Permits	Section 3.2(i)(ii)
Company Plans	Section 3.2(w)(i)
Company Recommendation	Section 5.1(b)
Company Restricted Stock Awards	Section 1.11(b)
Company SEC Reports	Section 3.2(d)(i)
Company Short-Term Borrowings	Section 4.1(o)
Company State Agencies	Section 3.2(o)
Company State Agency Filings	Section 3.2(o)
Company Stock Plans	Section 1.11(d)
Company Stock Options	Section 1.11
Company Stockholders Meeting	Section 5.1(b)
Company Treasury Shares	Section 1.8(a)
Confidentiality Agreement	Section 5.3
Converted Option	Section 1.11
Converted Other Stock Award	Section 1.11(c)
Converted Restricted Stock Awards	Section 1.11(b)
DGCL	Recitals
Dissenting Shares	Recitals
Dissenting Stockholders	Recitals
Effective Time	Section 1.3
Environmental Laws	Section 3.1(t)
Environmental Liabilities	Section 3.1(t)
Environmental Permits	Section 3.1(t)
Environmental Report	Section 3.1(t)
ERISA	Section 3.1(w)(i)
Exchange Act	Section 1.11(d)
Exchange Agent	Section 1.10
Exchange Fund	Section 2.1
Form S-4	Section 3.1(e)(i)
Former Company Directors	Section 1.13(a)(i)
Former Purchaser Directors	Section 1.13(a)(i)
Foundation	Section 5.17
GAAP	Section 3.1(d)(i)
Good Standing	Section 8.13(f)
Governance Committee	Section 1.13(a)(i)
Governmental Entity	Section 3.1(c)(iii)
Hazardous Materials	Section 3.1(t)
HIPAA	Section 3.1(r)
HSR Act	Section 3.1(c)(iii)
IBCL	Section 1.1
Indemnified Persons	Section 5.7(a)
Intellectual Property	Section 3.1(u)
IT Assets	Section 3.1(u)
Joint Proxy Statement	Section 3.1(e)(i)

Defined Term	Location of Definition

Known or Knowledge	Section 8.13(g)
Liens	Section 8.13(h)
Material Adverse Effect	Section 8.13(i)
Merger	Recitals
Merger Consideration	Section 1.8(b)
Merger Sub	Recitals
Multiemployer Plans	Section 3.1(w)(ii)
Necessary Consents	Section 3.1(c)(iii)
New Company Plans	Section 5.6(b)
NYSE	Section 1.11
Option Exchange Ratio	Section 1.11
Ordinary Dividends	Section 5.15
Other Party	Section 8.13(j)
Other Stock Awards	Section 1.11(b)
PBGC	Section 3.1(w)(iii)
Permitted Liens	Section 8.13(k)
Person	Section 8.13(l)
Purchaser	Recitals
Purchaser Aligned Directors	Section 1.13(a)(ii)
Purchaser Board Approval	Section 3.1(f)
Purchaser Common Stock	Recitals
Purchaser Disclosure Schedule	Section 3.1(a)(ii)
Purchaser Employees	Section 3.1(w)(i)
Purchaser ERISA Affiliate	Section 3.1(w)(iii)
Purchaser ERISA Plans	Section 3.1(w)(ii)
Purchaser ESPP	Section 4.2(b)
Purchaser Financial Advisor	Section 3.1(h)
Purchaser Material Contracts	Section 3.1(v)
Purchaser Pension Plan	Section 3.1(w)(ii)
Purchaser Permits	Section 3.1(i)(ii)
Purchaser Plans	Section 3.1(w)(i)
Purchaser Recommendation	Section 5.1(c)
Purchaser SEC Reports	Section 3.1(d)(i)
Purchaser Short-Term Borrowings	Section 4.2(o)
Purchaser State Agencies	Section 3.1(o)
Purchaser State Agency Filings	Section 3.1(o)
Purchaser Shareholders Meeting	Section 5.1(c)
Purchaser Stock Options	Section 3.1(b)(i)
Purchaser Stock Plans	Section 3.1(b)(i)
Regional or Staff Vice President	Section 4.1(q)(i)(2)
Required Company Vote	Section 3.2(g)
Required Purchaser Votes	Section 3.1(g)
Sarbanes-Oxley Act	Section 3.1(n)(i)
SEC	Section 8.13(m)

Defined Term	Location of Definition

Securities Act	Section 3.1(c)(iii)
Share Issuance	Section 3.1(c)(i)
Share Issuance Required Vote	Section 3.1(g)
Single-Employer Plan	Section 3.1(w)(iii)
Single-Trigger Accelerated Vesting	Section 3.2(q)(ii)(2)
Stock Consideration	Section 1.8(b)
Subsidiary	Section 8.13(n)
Subsidiary Held Certificate	Section 1.8(d)
Subsidiary Held Stock	Section 1.8(d)
Subsidiary Stock Consideration	Section 1.8(d)
Superior Proposal	Section 8.13(o)
Surviving Corporation	Section 1.1
Tax	Section 8.13(p)
Tax Return	Section 8.13(q)
Termination Date	Section 7.1(b)
Third Party	Section 8.13(a)
Transition Team	Section 5.12
Violation	Section 3.1(c)(ii)
WARN	Section 3.1(x)

      AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, effective as of October 26, 2003 (this “Agreement”), among Anthem, Inc., an Indiana corporation (“Purchaser”), Anthem Holding Corp., an Indiana corporation and a direct wholly owned subsidiary of Purchaser (“Merger Sub”), and WellPoint Health Networks Inc., a Delaware corporation (“Company”).

WITNESSETH:

      WHEREAS, the respective Boards of Directors (as defined in Section 8.13(d)) of Purchaser and Company deem it advisable and in the best interests of each corporation and its shareholders and stockholders, respectively, that Purchaser and Company engage in a business combination in order to advance the long-term strategic business interests of Purchaser and Company;

      WHEREAS, the combination of Purchaser and Company shall be effected by the terms of this Agreement through a merger as outlined below;

      WHEREAS, in furtherance thereof, the respective Boards of Directors of Purchaser, Merger Sub and Company have adopted or approved this Agreement, pursuant to which Company will be merged with and into Merger Sub on the terms and subject to the conditions set forth in this Agreement (the “Merger”), with each share of common stock, $0.01 par value, of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) (other than (i) Company Treasury Shares (as defined in Section 1.8(a)), (ii) shares of Company Common Stock owned by Purchaser or Merger Sub, (iii) shares of Company Common Stock that are owned by stockholders (“Dissenting Stockholders”) who shall not have voted in favor of the Merger and who shall have properly demanded in writing appraisal for such shares (“Dissenting Shares”) pursuant to Section 262 of the Delaware General Corporation Law (“DGCL”) and (iv) Subsidiary Held Stock (as defined in Section 1.8(d)) being converted into the right to receive (i) $23.80 cash, without interest, and (ii) one share of common stock, par value $0.01 per share, of Purchaser (“Purchaser Common Stock”);

      WHEREAS, in furtherance thereof, the Board of Directors of Purchaser has adopted and approved resolutions to amend the (i) articles of incorporation of Purchaser and (ii) bylaws of Purchaser, in each case such amendments to be effective as of the Effective Time;

      WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder and that this Agreement shall constitute a plan of reorganization within the meaning of Sections 354 and 361 of the Code; and

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

      1.1.     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the Indiana Business Corporation Law (“IBCL”), Company shall be merged with and into Merger Sub at the Effective Time (as defined in Section 1.3). Upon consummation of the Merger, the separate corporate existence of Company shall cease and Merger Sub shall continue as the surviving corporation (the “Surviving Corporation”).

      1.2.     Closing. Subject to the terms and conditions hereof, the closing of the Merger and the transactions contemplated by this Agreement (the “Closing”) will take place on the second Business Day (as defined in Section 8.13(e)) after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (other than any such conditions which by their terms cannot be satisfied until the Closing Date, which shall be required to be so satisfied or waived (subject to applicable law) on the Closing Date), unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Baker & Daniels, 300 North Meridian Street, Suite 2700, Indianapolis, Indiana, unless another place is agreed to in writing by the parties hereto.

      1.3.     Effective Time. At the Closing, the parties shall file a certificate of merger and articles of merger (together, the “Articles of Merger”) in such form as is required by and executed in accordance with the respective relevant provisions of the DGCL and the IBCL. The Merger shall become effective at such time the Articles of Merger are duly filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Indiana, as applicable, or at such subsequent time as Purchaser and Company shall agree and as shall be specified in each of the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

      1.4.     Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL and the IBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

      1.5.     Articles of Incorporation. At the Effective Time and without any further action on the part of Company or Merger Sub, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

      1.6.     Bylaws. At the Effective Time and without any further action on the part of Company and Merger Sub, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation, until thereafter changed or amended or repealed as provided therein, in the articles of incorporation of the Surviving Corporation or by applicable law.

      1.7.     Directors and Officers of Surviving Corporation. The directors of Merger Sub as of the Effective Time shall serve as directors of the Surviving Corporation until the earlier of their death, resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected or appointed and qualified. The persons designated by the Board of Directors of Merger Sub prior to the Effective Time shall serve as the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected or appointed and qualified.

      1.8.     Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock:

(a) All shares of Company Common Stock that are held by Company as treasury stock (the “Company Treasury Shares”) or by Purchaser or Merger Sub shall be canceled and shall cease to exist and no cash, Purchaser Common Stock or other consideration shall be delivered in exchange therefor.

(b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Company Treasury Shares, (ii) shares of Company Common Stock owned by Purchaser or Merger Sub, (iii) Dissenting Shares and (iv) Subsidiary Held Stock) shall be converted at the Effective Time into the right to receive (x) $23.80 in cash, without interest (the “Cash Consideration”), and (y) one share of Purchaser Common Stock (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”). Upon such conversion, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Company Certificate (as defined in Section 1.10) shall thereafter represent the right to receive the Merger Consideration, cash for fractional shares in accordance with Section 2.5 and any dividends or other distributions pursuant to Section 2.3 upon the surrender of the Company Certificate in accordance with the terms hereof. Any Dissenting Shares shall thereafter represent only the right to receive the payments set forth in Section 1.9.

(c) Each share of common stock, par value $0.01, of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and unchanged following the Effective Time as shares of the Surviving Corporation.

(d) Each share of Company Common Stock held by a Subsidiary of Company or a Subsidiary (other than Merger Sub) of Purchaser (“Subsidiary Held Stock”) shall be converted into the right to receive a number of shares of Purchaser Common Stock equal to the product of one multiplied by the Option Exchange Ratio (as defined in Section 1.11) (“Subsidiary Stock Consideration”) and no Cash Consideration. Upon such conversion, all such shares of Subsidiary Held Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate which immediately prior to the Effective Time represented any such shares of Subsidiary Held Stock (“Subsidiary Held Certificate”) shall thereafter represent the right to receive the Subsidiary Stock Consideration and cash for fractional shares in accordance with Section 2.5 upon the surrender of such certificate in accordance with the terms hereof.

      1.9.     Dissenter’s Rights. No Dissenting Stockholder shall be entitled to the Merger Consideration or cash in lieu of fractional shares of Purchaser Common Stock or any dividends or other distributions pursuant to this Article I unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal of such shares of Company Common Stock held by such holder under Section 262 of the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Company Common Stock owned by such Dissenting Stockholder. If any Person (as defined in Section 8.13(l)) who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any shares of Company Common Stock, such shares of Company Common Stock shall thereupon be treated as though such shares of Company Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 1.8 hereof. Company shall give Purchaser (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable law received by Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands for appraisal under the DGCL. Company shall not, except with the prior written consent of Purchaser (which consent shall not be unreasonably withheld), voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

      1.10.     Exchange Agent. Prior to the Effective Time, Purchaser shall appoint EquiServe Trust Company, N.A., or another bank or trust company reasonably satisfactory to Company, as exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates which immediately prior to the Effective Time evidenced shares of Company Common Stock (the “Company Certificates”) for the Merger Consideration.

      1.11.     Company Stock Options and Other Stock Awards.

      (a) Purchaser and Company shall take all action reasonably necessary so that each employee or director stock option exercisable for shares of Company Common Stock (the “Company Stock Options”) outstanding immediately prior to the Effective Time shall be converted automatically at the Effective Time into an option to purchase a number of shares of Purchaser Common Stock (a “Converted Option”) equal to the product of the number of shares of Company Common Stock subject to such Company Stock Option multiplied by the Option Exchange Ratio; provided that any fractional share resulting from such multiplication shall be rounded to the nearest whole share. The “Option Exchange Ratio” shall mean the sum of (i) one plus (ii) a fraction the numerator of which is 23.80 and the denominator of which is the closing trading price of Purchaser Common Stock on the New York Stock Exchange Inc. (“NYSE”), as reported in the Wall Street Journal, Eastern Edition (or such other source as the parties shall agree in writing), on the Business Day prior to the Effective Time. The terms and conditions of the Converted Options shall otherwise remain the same as the terms and conditions of the Company Stock Options (including the existing “option reload” feature), except that the exercise price per share of each Converted Option shall equal the exercise price per share of such Company Stock Option divided by the Option Exchange Ratio; provided that such exercise price shall be rounded to the nearest whole cent. Notwithstanding the foregoing, each Company Stock Option which is intended to be an “incentive stock option” (as defined under Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code.

      (b) All shares of restricted Company Common Stock (the “Company Restricted Stock Awards”) held by employees or directors of the Company or its Subsidiaries and outstanding immediately prior to the Effective Time shall be treated in the same manner as all other shares of Company Common Stock outstanding immediately prior to the Effective Time pursuant to Section 1.8 of this Agreement (the “Converted Restricted Stock Awards”); provided, however, that the Merger Consideration received by each holder in exchange for the holder’s Company Restricted Stock Awards pursuant to Section 1.8 of this Agreement shall be subject to the terms and conditions (including vesting schedules) applicable to such Company Restricted Stock Awards under the plan and award agreements pursuant to which such Company Restricted Stock Awards were granted as in effect prior to the Effective Time; provided, further, however, that the per-share Cash Consideration portion of such Merger Consideration shall be held by the Surviving Corporation in accounts for such persons until vested, and invested as directed by the employee or director among the investment options available from time to time under the WellPoint Comprehensive Executive Non-Qualified Retirement Plan or WellPoint Board of Directors Deferred Compensation Plan, as applicable.

      For purposes hereof, the Company Restricted Stock Awards, together with all other awards of shares of Company Common Stock subject to vesting or future issuance under any Company Stock Plan, including without limitation restricted stock units and deferred stock awards (but not including Company Stock Options or the Company ESPP), shall be referred to as the “Other Stock Awards.”

      (c) Purchaser and Company shall take all action reasonably necessary so that all Other Stock Awards other than Company Restricted Stock Awards held by employees or directors of the Company or its Subsidiaries immediately prior to the Effective Time shall be converted automatically at the Effective Time into a right or award with respect to a number of shares of Purchaser Common Stock (a “Converted Other Stock Award”) equal to the product of the number of shares of Company Common Stock subject to such Other Stock Award multiplied by the Option Exchange Ratio; provided, that any fractional shares resulting from such multiplication shall be rounded to the nearest whole share. The terms and conditions of the Converted Other Stock Award shall otherwise remain the same as the terms and conditions (including vesting schedules) applicable to the Other Stock Awards under the plan and award agreements pursuant to which such Other Stock Awards were granted as in effect immediately prior to the Effective Time.

      (d) Purchaser shall, as of the Effective Time, assume the obligations of Company under all plans and agreements pursuant to which a Company Stock Option or Other Stock Award has been issued (the “Company Stock Plans”) and shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of the Converted Options or future issuance under the Converted Other Stock Awards. Purchaser shall use its reasonable best efforts to cause the registration of the shares of Purchaser Common Stock subject to the Converted Options, Converted Other Stock Awards or Converted Restricted Stock Awards to become effective as part of a registration statement on Form S-8 or Form S-3 as the case may be, or any successor or other appropriate forms, with respect to the shares of Purchaser Common Stock subject to the Converted Options, Converted Other Stock Awards or Converted Restricted Stock Awards no later than the Effective Time; and, thereafter, Purchaser shall deliver to holders of Converted Options, Converted Other Stock Awards or Converted Restricted Stock Awards any applicable prospectus and shall maintain the effectiveness of such registration statement or registration statements, including the current status of any related prospectus, for so long as the Converted Options, Converted Other Stock Awards or Converted Restricted Stock Awards remain outstanding.

      (e) Purchaser and Company shall take all such steps within their control as may be required to cause the transactions contemplated by this Section 1.11 and any other deemed dispositions of Company equity securities (including derivative securities) or deemed acquisitions of Purchaser equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of Company or (ii) at the Effective Time will become a director or officer of Purchaser, to become exempt from liability under Section 16(b) of the Securities Exchange Act of 1934 (as amended and including all rules and regulations promulgated thereunder, the “Exchange Act”) pursuant to Rule 16b-3 thereunder.

      (f) As soon as practicable after the Effective Time, Purchaser shall deliver or cause to be delivered to each holder of Converted Options, Converted Other Stock Awards or Converted Restricted Stock Awards an appropriate notice setting forth such holder’s rights pursuant to any Company Stock Plans, after giving effect to the transactions hereunder.

      1.12.     Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Purchaser Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration, Subsidiary Stock Consideration and the Option Exchange Ratio shall be appropriately adjusted to provide to the holders of Company Common Stock, Company Stock Options and Other Stock Awards the same economic effect as contemplated by this Agreement prior to such event.

      1.13.     Corporate Governance.

      (a) Board of Directors.

(i) Composition. At the Effective Time, Purchaser’s Board of Directors will comprise 19 directors, to consist of 11 current members of Purchaser’s Board of Directors (including the current Chairman, President and Chief Executive Officer of Purchaser, Larry C. Glasscock) designated by Purchaser before the Effective Time, at least 6 of whom must be “independent” under the rules of the NYSE and the SEC with respect to Purchaser (the “Former Purchaser Directors”), and 8 current members of Company’s Board of Directors (including the current Chairman and Chief Executive Officer of Company, Leonard D. Schaeffer) designated by Company before the Effective Time, at least 5 of whom must be “independent” under the rules of the NYSE and the SEC with respect to Purchaser (the “Former Company Directors”). If any Former Purchaser Director or Former Company Director designated shall be unable or unwilling to serve as a director at the Effective Time, the party which designated such individual as indicated above shall designate another individual reasonably acceptable to the Governance Committee of Purchaser (the “Governance Committee”) to serve in such individual’s place. The Former Purchaser Directors and Former Company Directors who are designated will be split such that one of the three classes of Purchaser directors will be comprised of four Former Purchaser Directors and three Former Company Directors, one of the three classes of Purchaser directors will be comprised of four Former Purchaser Directors and two Former Company Directors and one of the three classes of Purchaser directors will be comprised of three Former Purchaser Directors and three Former Company Directors. Prior to the Effective Time, each of Purchaser and Company will designate in writing the class to which each Former Purchaser Director and each Former Company Director designated by Purchaser and Company, respectively, is to be assigned. The members of Purchaser’s Board of Directors as of the Effective Time will serve as directors until their respective successors are duly elected and qualified in accordance with Purchaser’s articles of incorporation, Purchaser’s bylaws and applicable law unless he or she earlier resigns, retires, is removed or is unable to serve.

(ii) Nomination of Directors. As of the Effective Time and until the date of the second anniversary of the Effective Time, unless the Purchaser Board of Directors decides otherwise by an affirmative vote of not less than 80% of its members at the time, in the event that a Former Purchaser Director or a director otherwise elected or nominated to Purchaser’s Board of Directors by the Former Purchaser Directors as set forth herein (such directors together with the Former Purchaser Directors, the “Purchaser Aligned Directors”) or a Former Company Director or a director otherwise elected or nominated to Purchaser’s Board of Directors by the Former Company Directors as set forth herein (such directors together with the Former Company Directors, the “Company Aligned Directors”), shall resign, retire, be removed, no longer be able to serve or not stand or be standing for reelection (for whatever reason, including the failure of the Board of Directors to nominate such person), then (A) if such director shall be a Purchaser Aligned Director, then the Purchaser Aligned Directors shall have the exclusive right to nominate an individual reasonably acceptable to the Governance Committee to fill such vacancy and the entire Purchaser Board of Directors shall either elect such person a director to fill such vacancy or, if applicable, nominate such person for election as a director by the shareholders of Purchaser, and (B) if such director shall be a Company Aligned Director, then the Company Aligned Directors shall have the exclusive right to nominate an individual reasonably acceptable to the Governance Committee to fill such vacancy and the entire Purchaser Board of Directors shall either elect such person a director to fill such vacancy or, if applicable, nominate such person for election as a director by the shareholders of Purchaser. The term of any director elected to fill a vacancy shall expire at the end of the term for which such director’s predecessor was elected.

(iii) Chairmanship. Leonard D. Schaeffer shall be the non-executive Chairman of the Board of Directors of Purchaser and any executive committee of the Board of Directors of Purchaser as of the Effective Time and, unless he earlier resigns, retires or is unable to serve, or unless the Purchaser Board of Directors removes him by an affirmative vote of not less than 80% of its members at the time, shall occupy such position until the date of the second anniversary of the Effective Time (the “Chairmanship Period”) and shall retire from such position and as a member of the Board of Directors of Purchaser, of the executive committee of the Board of Directors of Purchaser, of any other committees of the Board of Directors of Purchaser and as a director of the Foundation (as defined in Section 5.17) and any other foundations controlled, directly or indirectly, by Purchaser at the end of the Chairmanship Period. Upon the earlier of (A) Leonard D. Schaeffer’s resignation, retirement, removal or inability to serve as non-executive Chairman of the Board of Purchaser or as a member of the Board of Directors of Purchaser and (B) the end of the Chairmanship Period, unless the Purchaser Board of Directors decides otherwise by an affirmative vote of not less than 80% of its members at the time, the President and Chief Executive Officer of Purchaser shall be appointed Chairman of the Board of Purchaser by the Purchaser Board of Directors.

      (b) Officers. Larry C. Glasscock shall be President and Chief Executive Officer of Purchaser as of the Effective Time, and unless he earlier resigns, retires or is unable to serve, or unless the Purchaser Board of Directors removes him by an affirmative vote of not less than 80% of its members at the time, shall occupy such position until at least the date of the second anniversary of the Effective Time.

      (c) Headquarters. As of the Effective Time and at least until the date that is five years following the Effective Time, the corporate headquarters and principal executive offices of Purchaser will be located in Indianapolis, Indiana, unless the Purchaser Board of Directors decides otherwise by an affirmative vote of not less than 80% of its members at the time.

      (d) Blue Cross of California Headquarters. From and after the Effective Time, the headquarters of Blue Cross of California will continue to be located in California.

      (e) Blue Cross Blue Shield of Georgia Headquarters. From and after the Effective Time, the headquarters of Blue Cross Blue Shield of Georgia will continue to be located in Georgia.

      (f) Blue Cross Blue Shield of Missouri Headquarters. From and after the Effective Time, the headquarters of Blue Cross Blue Shield of Missouri will continue to be located in Missouri.

      (g) Blue Cross Blue Shield of Wisconsin Headquarters. From and after the Effective Time, the headquarters of Blue Cross Blue Shield of Wisconsin will continue to be located in Wisconsin.

      (h) Knox-Keene Health Care Service Plan Licensees. From and after the Effective Time, the Company’s Subsidiaries that are licensed under the Knox-Keene Health Care Service Plan Act of 1975 will continue to have the organizational and administrative capacity to provide services to subscribers and enrollees, to the extent provided by such Act.

      (i) Medicare Part A Claims Processing. From and after the Effective Time, the national headquarters for the Medicare Part A claims processing business of Company’s Subsidiary, United Government Services, will continue to be located in Milwaukee, Wisconsin (it being understood that Purchaser’s existing Medicare claims processing business and operations are not subject to this provision).

      (j) Stock Symbol. Purchaser shall use its reasonable best efforts to cause the symbol under which the Purchaser Common Stock is listed on the NYSE to change to WLP on the Business Day following the Effective Time.

      (k) Articles Amendment. Subject to the receipt of the Articles Amendment Required Vote (as defined in Section 3.1(g)), the articles of incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time in substantially the form set forth in Exhibit A hereto (the “Articles Amendment”) to change the name of Purchaser as of the Effective Time to “WellPoint, Inc.” and, as so amended, shall be the articles of incorporation of Purchaser until thereafter amended in accordance with the terms thereof and the IBCL.

      (l) Bylaws Amendment. The bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time by the Board of Directors of Purchaser in substantially the form set forth in Exhibit B hereto (the “Bylaws Amendment”), and, as so amended, shall be the bylaws of Purchaser until thereafter amended in accordance with the terms thereof, the articles of incorporation of Purchaser and the IBCL.

      1.14.     Alternative Structure. With the consent of Company (which consent shall not be unreasonably withheld), in lieu of Company being merged with and into Merger Sub as contemplated by Section 1.1 hereof, Purchaser shall have the right to elect by written notice given to Company, and upon the terms and subject to the conditions set forth in this Agreement, to cause the “Merger” to be a merger of Company with and into an Indiana single member limited liability company directly and wholly owned by Purchaser and disregarded as a separate entity for federal tax purposes, at the Effective Time, in which case, such limited liability company shall be the “Merger Sub” for purposes of this Agreement and following the “Merger”, the separate corporate existence of Company shall cease and the Merger Sub shall continue as the Surviving Corporation; provided that (i) such change shall not materially delay the Merger or any of the other transactions contemplated hereby in any respect and (ii) such change shall not affect the Merger Consideration to be received by the stockholders of Company or the qualification of the “Merger” as a reorganization within the meaning of Section 368 of the Code or otherwise prejudice Company, its stockholders or, with respect to Section 5.7, materially prejudice any third party beneficiary thereof or in any other way affect the corporate governance structure of Purchaser, Company or the Surviving Corporation as contemplated by this Agreement. In the event that such change is to be effected, Purchaser, Company and Merger Sub shall, subject to the foregoing, take any action necessary to permit the provisions of this Article I to be effective and shall make such other changes that are necessary to be made to reflect the change in the structure that has occurred.

ARTICLE II

EXCHANGE OF CERTIFICATES

      2.1.     Exchange Fund. At or prior to the Effective Time, Purchaser shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, (i) certificates representing the Purchaser Common Stock issuable pursuant to Section 1.8 (or otherwise shall make shares of Purchaser Common Stock available for such issuance) and (ii) cash sufficient to pay the aggregate Cash Consideration to be paid in the Merger, cash for fractional shares in accordance with Section 2.5 and any dividends or other distributions pursuant to Section 2.3. Purchaser shall make available to the Exchange Agent, from time to time as needed, additional cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Purchaser Common Stock deposited with the Exchange Agent (or shares of Purchaser Common Stock otherwise made available to the Exchange Agent pursuant to this Section 2.1) shall hereinafter be referred to as the “Exchange Fund.”

      2.2.     Exchange Procedures. Promptly, but in any event within ten Business Days after the Effective Time, Purchaser shall cause the Exchange Agent to mail to each holder of record of a Company Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent, and which letter shall be in customary form and (ii) instructions for effecting the surrender of such Company

Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor (A) the number of shares of Purchaser Common Stock that such holder has the right to receive pursuant to Section 1.8 (which shall be in uncertificated book-entry form unless a physical certificate is requested) and (B) a check in the amount of the aggregate Cash Consideration that such holder has the right to receive pursuant to Section 1.8 and for the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Purchaser Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on the Cash Consideration or on any cash payable pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, the proper number of shares of Purchaser Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) and a check in the amount of the aggregate Cash Consideration that such holder has the right to receive pursuant to Section 1.8, the cash in lieu of any fractional shares of Purchaser Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued and paid with respect to such Company Common Stock to such a transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

      2.3.     Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Purchaser Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Purchaser Common Stock that such holder would be entitled to receive upon surrender of such Company Certificate until such holder shall surrender such Company Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Company Certificate, there shall be paid to such holder of shares of Purchaser Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date prior to such surrender payable with respect to such shares of Purchaser Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Purchaser Common Stock.

      2.4.     No Further Ownership Rights in Company Common Stock or Subsidiary Held Stock. All shares of Purchaser Common Stock issued and cash paid upon conversion of shares of Company Common Stock or Subsidiary Held Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock or Subsidiary Held Stock. Until surrendered as contemplated by this Article II, each Company Certificate or Subsidiary Held Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or the Subsidiary Stock Consideration (and any cash to be paid pursuant to Section 2.3 or 2.5), or the right to the payment provided by Section 262 of the DGCL pursuant to Section 1.9, as applicable.

      2.5.     No Fractional Shares of Purchaser Common Stock.

      (a) No certificates or scrip representing fractional shares of Purchaser Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Company Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Purchaser or a holder of shares of Purchaser Common Stock.

      (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock or Subsidiary Held Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock (after taking into account all Company Certificates and Subsidiary Held Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Purchaser Common Stock multiplied by (ii) the closing price for a share of Purchaser Common Stock on the NYSE Composite Transactions Tape on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately before the date on which the Effective Time occurs. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Purchaser, and Purchaser shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

      2.6.     Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Certificates twelve months after the Effective Time shall be delivered to Purchaser or otherwise on the instruction of Purchaser and any holders of the Company Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Purchaser for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, any cash in lieu of fractional shares of Purchaser Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Purchaser Common Stock to which such holders are entitled pursuant to Section 2.3.

      2.7.     No Liability. None of Purchaser, Merger Sub, Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      2.8.     Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Purchaser on a daily basis, or as otherwise agreed to by Purchaser and the Exchange Agent. Any interest and other income resulting from such investments shall promptly be paid to Purchaser, or as otherwise agreed to by Purchaser and the Exchange Agent.

      2.9.     Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Company Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Purchaser Common Stock, and unpaid dividends and distributions on shares of Purchaser Common Stock deliverable in respect thereof, in each case, pursuant to this Agreement.

      2.10.     Withholding Rights. Each of the Surviving Corporation and Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and Treasury regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Purchaser, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Purchaser, as the case may be, and such amounts shall be delivered by the Surviving Corporation or Purchaser, as the case may be, to the applicable taxing authority.

      2.11.     Further Assurances. At and after the Effective Time, the officers and managers of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

      2.12.     Stock Transfer Books. The stock transfer books of Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of Company. On or after the Effective Time, any Company Certificate presented to the Exchange Agent or Purchaser for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Purchaser Common Stock to which the holders thereof are entitled pursuant to Section 2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

      3.1.     Representations and Warranties of Purchaser. Purchaser represents and warrants to Company as follows:

(a) Organization, Standing and Power; Subsidiaries.

(i) Each of Purchaser and each of its Subsidiaries (as defined in Section 8.13(n)) is a corporation or other Person duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.13(i)) on Purchaser, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. The copies of the articles of incorporation and bylaws of Purchaser and its material Subsidiaries which were previously furnished or made available to Company are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(ii) Except as set forth in Section 3.1(a) of the Purchaser Disclosure Schedule delivered by Purchaser to Company prior to the execution of this Agreement (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and any other representation and warranty to which its relevance is reasonably apparent) (the “Purchaser Disclosure Schedule”), all the outstanding shares of capital stock of, or other equity interests in, each of its Subsidiaries have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Purchaser, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as explicitly set forth in the Purchaser SEC Reports (as defined in Section 3.1(d)(i)) or in Section 3.1(a) of the Purchaser Disclosure Schedule, neither Purchaser nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, that is or would reasonably be expected to be material to Purchaser and its Subsidiaries taken as a whole.

(b) Capital Structure.

(i) The authorized capital stock of Purchaser consists of (i) 900,000,000 shares of Purchaser Common Stock, of which 138,212,614 shares were outstanding as of October 20, 2003 and (ii) 100,000,000 shares of Preferred Stock, without par value, none of which are outstanding. Except for Purchaser Common Stock issued upon exercise of Purchaser Stock Options, no shares of Purchaser Common Stock have been issued between October 20, 2003 and the date hereof. All issued and outstanding shares of the capital stock of Purchaser are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to (or has been issued in violation of) preemptive rights. Other than shares of Purchaser Common Stock reserved for issuance in connection with Purchaser’s 6.00% equity security units and 2,585,665 shares of Purchaser Common Stock reserved for issuance under the Purchaser ESPP (as defined in Section 4.2(b)), there were outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from Purchaser other than the employee or director stock options exercisable for shares of Purchaser Common Stock (the “Purchaser Stock Options”) representing in the aggregate the right to purchase no more than 6,531,093 shares of Purchaser Common Stock under any stock option or similar plan of Purchaser (the “Purchaser Stock Plans”) or otherwise. All shares of Purchaser Common Stock to be issued in connection with the Merger and the other transactions contemplated hereby (including, without limitation, all shares of Purchaser Common Stock to be issued upon exercise of the Converted Options) will, when issued in accordance with the terms hereof, have been duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (as defined in Section 8.13(h)). Section 3.1(b) of the Purchaser Disclosure Schedule sets forth a complete and correct list of (x) as of October 23, 2003, the number of shares of Purchaser Common Stock subject to Purchaser Stock Options or other rights to purchase or receive Purchaser Common Stock granted under the Purchaser Stock Plans or otherwise, and the date of grant, vesting date, expiration date, exercise price and holder of each such Purchaser Stock Option, (y) as of October 23, 2003, the number of shares of restricted Purchaser Common Stock outstanding, and the date of grant, vesting date, expiration date and holder of each such share of restricted Purchaser Common Stock and (z) the total amount of deductions to be withheld for the quarterly pay period ending August 29, 2003, with respect to purchases to be made pursuant to the Purchaser ESPP. As of the date hereof, there are no shareholder agreements, voting trusts or other agreements or understandings to which Purchaser is a party or by which it is bound relating to the voting of any shares of the capital stock of Purchaser.

(ii) No bonds, debentures, notes or other indebtedness of Purchaser having the right to vote on any matters on which shareholders may vote, are issued or outstanding.

(iii) Except as otherwise set forth in this Section 3.1(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Purchaser or any of its Subsidiaries is a party or by which any of them is bound obligating Purchaser or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Purchaser or any of its Subsidiaries or obligating Purchaser or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 3.1(b) of the Purchaser Disclosure Schedule, there are no outstanding obligations of Purchaser or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Purchaser or any of its Subsidiaries.

(c) Authority; No Conflicts.

(i) Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including, without limitation, the issuance of the shares of Purchaser Common Stock to be issued in the Merger (the “Share Issuance”) and upon the exercise of Converted Options, subject in the case of the consummation of the Share Issuance and the Articles Amendment to the Required Purchaser Votes (as defined in Section 3.1(g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser, subject in the case of the consummation of the Share Issuance and the Articles Amendment to the Required Purchaser Votes. This Agreement has been duly executed and delivered by Purchaser and, assuming that this Agreement constitutes a valid and binding agreement of Company constitutes a valid and binding agreement of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(ii) The execution and delivery of this Agreement by Purchaser does not, and the consummation by Purchaser of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, is hereinafter referred to as a “Violation”) pursuant to: (A) any provision of the articles of incorporation or bylaws of Purchaser or any material Subsidiary of Purchaser or (B) except as set forth in Section 3.1(c) of the Purchaser Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any material Subsidiary of Purchaser, or their respective properties or assets.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or expiry of any related waiting period is required by or with respect to Purchaser or any Subsidiary of Purchaser in connection with the execution and delivery of this Agreement by Purchaser or Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (B) state securities or “blue sky” laws (the “Blue Sky Laws”); (C) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”); (D) the Exchange Act; (E) the IBCL and the DGCL with respect to the filing of the Articles of Merger and the Articles Amendment; (F) rules and regulations of the NYSE; (G) approval for acquisition of control or material modification filings in the states of California, Delaware, Georgia, Illinois, Missouri, Oklahoma, Texas, Virginia, West Virginia and Wisconsin and the Commonwealth of Puerto Rico; (H) filings required under applicable state insurance antitrust laws; and (I) such consents, approvals, orders, authorizations, registrations, declarations and filings and expiry of waiting periods the failure of which to make or obtain or expire would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (H) are hereinafter referred to as “Necessary Consents.”

(d) Reports and Financial Statements.

(i) Purchaser has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC (as defined in Section 8.13(m)) since August 16, 2001 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Purchaser SEC Reports”). No Subsidiary of Purchaser is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Purchaser SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Purchaser SEC Reports (A) presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Purchaser and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount, and lack of footnote disclosure and (B) contains and reflects all necessary adjustments and accruals for a fair presentation of Purchaser’s consolidated financial position and the consolidated results of its operations for the periods covered by such financial statements. Except as set forth in Section 3.1(d) of the Purchaser Disclosure Schedule, all of such Purchaser SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective Purchaser SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(ii) Except (A) to the extent reflected in the balance sheet of Purchaser included in the Purchaser SEC Report last filed prior to the date hereof, (B) as set forth in Section 3.1(d) of the Purchaser Disclosure Schedule, (C) incurred in the ordinary course of business since the date of the balance sheet referred to in the preceding clause (A), (D) incurred after the date of the balance sheet referred to in the preceding clause (A) pursuant to the terms of contracts in effect as of the date hereof or (E) incurred after the date of the balance sheet referred to in the preceding clause (A) pursuant to the terms of contracts entered into after the date hereof not in violation of the Agreement, Purchaser does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(iii) Purchaser has heretofore made available to Company a complete and correct copy of all material agreements, documents or other instruments required to be, but which have not yet been, filed with the SEC and any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by Purchaser with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

(e) Information Supplied.

(i) None of the information supplied or to be supplied by Purchaser or any of its Subsidiaries or Merger Sub for inclusion or incorporation by reference in (A) the registration statement on Form S-4 to be filed with the SEC by Purchaser in connection with the Share Issuance, or any of the amendments or supplements thereto (collectively, the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the joint proxy statement for use relating to the adoption by the stockholders of Company of this Agreement and approval by the shareholders of Purchaser of the Share Issuance and the Articles Amendment, or any of the amendments or supplements thereto (collectively, the “Joint Proxy Statement”) will, on the date it is first mailed to Purchaser shareholders and to Company stockholders or at the time of the Purchaser Shareholders Meeting (as defined in Section 5.1(c)) and the Company Stockholders Meeting (as defined in Section 5.1(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

(ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information not supplied by it or Merger Sub.

(f) Board Approval. The Board of Directors of Purchaser, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Purchaser Board Approval”), has unanimously approved this Agreement, the Articles Amendment and the Bylaws Amendment and the transactions contemplated hereby, including the Merger. To the Knowledge of Purchaser, except for Section 203 of the DGCL, no other “moratorium,” “control share,” “fair price,” or other state takeover statute applies to the Merger or the other transactions contemplated by this Agreement.

(g) Votes Required. With respect to the (i) Share Issuance, the affirmative vote of a majority of the votes cast by the holders of Purchaser Common Stock at the Purchaser Shareholders Meeting, provided that the total vote cast represents over 50% in interest of all securities entitled to vote, in favor of the Share Issuance (the “Share Issuance Required Vote”) and (ii) Articles Amendment, a greater number of votes cast by the holders of Purchaser Common Stock at the Purchaser Shareholders Meeting (provided a quorum is present and represented at such meeting) in favor of the Articles Amendment than against it (the “Articles Amendment Required Vote”), are the only votes of the holders of any class or series of Purchaser’s capital stock necessary to consummate the transactions contemplated hereby (the “Required Purchaser Votes”).

(h) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement (other than Purchaser’s financing of the transactions contemplated by this Agreement), based upon arrangements made by or on behalf of Purchaser, except Goldman, Sachs & Co. (the “Purchaser Financial Advisor”) and Banc of America Securities LLC, whose fees and expenses will be paid by Purchaser in accordance with Purchaser’s agreements with such firms, complete copies of which have been delivered to Company on or prior to the date hereof.

(i) Litigation; Compliance with Laws.

(i) Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement or as set forth in Section 3.1(i) of the Purchaser Disclosure Schedule, there is no suit, action, investigation or proceeding pending or, to the Knowledge of Purchaser, threatened, against or affecting Purchaser or any Subsidiary of Purchaser having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Purchaser or any Subsidiary of Purchaser having, or which reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(ii) Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement, Purchaser and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of Purchaser and its Subsidiaries, taken as a whole (the “Purchaser Permits”). Purchaser and its Subsidiaries are in compliance with the terms of the Purchaser Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement, the businesses of Purchaser and its Subsidiaries are not being conducted in violation of, and Purchaser has not received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for actual or possible violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

(iii) Purchaser is in compliance in all material respects with all material rules and regulations of the BCBSA (as defined in Section 8.13(b)).

(j) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or as set forth in Section 3.1(j) of the Purchaser Disclosure Schedule, since December 31, 2002, (i) Purchaser and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, (ii) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser and (iii) there has not been any action taken by Purchaser or any of its Subsidiaries during the period from December 31, 2002 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time without the consent of Company, would constitute a breach of Section 4.2(c), (d), (g), (n) or (q) (only with respect to the ten Purchaser executives with employment agreements) of this Agreement.

(k) Opinion of Purchaser Financial Advisor. The Board of Directors of Purchaser has received the opinion of the Purchaser Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to Purchaser, a copy of which will promptly be made available to Company after receipt by Purchaser.

(l) Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, or as set forth in Section 3.1(l) of the Purchaser Disclosure Schedule, Purchaser and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined in Section 8.13(q)) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined in Section 8.13(p)) that are shown as due and payable on such filed Tax Returns or that Purchaser or any of its Subsidiaries are obligated to pay without the filing of a Tax Return; (iii) have paid all other assessments received to date in respect of Taxes other than those being contested in good faith for which provision has been made in accordance with GAAP on the most recent balance sheet included in Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2002; (iv) have withheld from amounts owing to any employee, creditor or other Person all Taxes required by law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable; (v) have not waived any applicable statute of limitations with respect to United States federal or state income or franchise Taxes and have not otherwise agreed to any extension of time with respect to a United States federal or state income or franchise Tax assessment or deficiency; (vi) have never been members of any consolidated group for United States federal income tax purposes other than the consolidated group of which Purchaser is the common parent and (vii) are not parties to any tax sharing agreement or arrangement other than with each other. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser or except as set forth in Section 3.1(l) of the Purchaser Disclosure Schedule, (i) no liens for Taxes exist with respect to any of the assets or properties of Purchaser or its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith, (ii) Purchaser has made available to Company true and correct copies of all material federal, state and local Tax Returns filed by Purchaser and its Subsidiaries on which the statute of limitations has not expired and (iii) none of Purchaser or its Subsidiaries has been a party to a Section 355 transaction that could give rise to a Tax liability pursuant to Section 355(e) of the Code. Except as set forth in Section 3.1(l) of the Purchaser Disclosure Schedule, there are not being conducted or threatened in writing any material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of Purchaser or any Subsidiary; and none of Purchaser or its Subsidiaries has any material deferred gains created by any other transaction, or has any material excess loss accounts. Purchaser is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m) Accounting and Financial Matters. Since January 1, 2002, except as set forth in Section 3.1(m) of the Purchaser Disclosure Schedule, Purchaser has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. Since January 1, 2002, Purchaser’s independent public accounting firm has not informed Purchaser that it has any material questions, challenges or disagreements regarding or pertaining to Purchaser’s accounting policies or practices. Since January 1, 2002, to the Knowledge of Purchaser, no officer or director of Purchaser has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with Purchaser or any of its Subsidiaries. Set forth in Section 3.1(m) of the Purchaser Disclosure Schedule is a list of all off-balance sheet special purpose entities and financing arrangements of Purchaser and its Subsidiaries.

(n) Securities Laws Matters.

(i) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Purchaser SEC Reports filed since August 29, 2002, the chief executive officer and chief financial officer of Purchaser have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

(ii) Purchaser has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Purchaser required to be disclosed in Purchaser’s Exchange Act Reports, including its consolidated Subsidiaries, is made known to Purchaser’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to Purchaser’s Knowledge, such disclosure controls and procedures are effective in timely alerting Purchaser’s principal executive officer and its principal financial officer to material information required to be included in Purchaser’s periodic reports required under the Exchange Act.

(iii) Purchaser is, or will timely be, in compliance, in all material respects, with all current and proposed listing and corporate governance requirements of the NYSE, and is in compliance in all material respects, and will continue to remain in compliance from the date hereof until immediately after the Effective Time, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

(o) Statutory Financial Statements. Except as otherwise set forth therein, the annual statements and the quarterly statements filed by Purchaser or any of its Subsidiaries with the insurance departments or other insurance regulatory authorities of the states and other jurisdictions in which it has a domiciled insurance company or health maintenance organization or similar entity (the “Purchaser State Agencies”) for the years ended December 31, 2000, 2001 and 2002, and for each quarterly and annual period ending after December 31, 2002 and prior to the Closing Date (the “Purchaser State Agency Filings”) and the statutory balance sheets and income statements included in such Purchaser State Agency Filings fairly present, or will fairly present, in all material respects the statutory financial condition and results of operations of Purchaser or such Subsidiaries, as applicable, as of the date and for the periods indicated therein and have been prepared, or will be prepared, in all material respects, in accordance with applicable statutory accounting principles consistently applied throughout the periods indicated, except as may be reflected therein or in the notes thereto, or the statutory reports and related actuarial opinions for Purchaser or its Subsidiaries for the 2002 fiscal year, and subject to the absence of notes required by statutory accounting principles and to normal year-end adjustments.

(p) Reserves. The loss reserves and other actuarial amounts of Purchaser and its Subsidiaries recorded in their respective financial statements contained in the Purchaser SEC Reports and all statutory reports as of December 31, 2002, as of such date: (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in such financial statements), (ii) were fairly stated in all material respects in accordance with sound actuarial principles, (iii) satisfied all applicable laws and applicable requirements of the BCBSA in all material respects and have been computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in the Purchaser SEC Reports or the statutory reports and related actuarial opinions for Purchaser and its Subsidiaries for the 2002 fiscal year a copy of which was made available to Company prior to the date hereof, and (iv) include provisions for all actuarial reserves and related items which ought to be established in accordance with applicable laws and regulations and in accordance, in all material respects, with prudent insurance practices generally followed in the insurance industry. Purchaser is not aware of any facts or circumstances which would necessitate any material adverse change in the statutorily required reserves or reserves above those reflected in the most recent balance sheet (other than increases consistent with past experience resulting from increases in enrollment with respect to services provided by Purchaser or its Subsidiaries). The risk-based capital of each insurance and health maintenance organization Subsidiary of Purchaser is now, and immediately prior to the Closing will be, not less than 200% of the authorized control level as defined in NAIC Risk-Based Capital Guidelines required by applicable law to the extent that such Subsidiary is subject to such requirement.

(q) Affiliate Transactions.

(i) Except as disclosed in the Purchaser SEC Reports or as disclosed in Section 3.1(q) of the Purchaser Disclosure Schedule, there are no material (determined with respect to either counterparty thereto) contracts, commitments, agreements, arrangements, understandings or other transactions between Purchaser or any of its Subsidiaries, on the one hand, and any (i) officer or director of Purchaser or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of Purchaser or (iii) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

(ii) Section 3.1(q)(ii) of the Purchaser Disclosure Schedule lists all loans to any executive officer of Purchaser or any of its Subsidiaries outstanding as of the date hereof, including the date of the loan, the amount of the loan and the date of any amendment to the terms of the loan. Since July 30, 2002, neither Purchaser nor any of its Subsidiaries extended or maintained credit, arranged for the extension of credit, or renewed any extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Purchaser other than any such extension of credit that was maintained by Purchaser as of July 30, 2002 so long as there has been no material modification to any term of any such extension of credit or any renewal thereof on or after July 30, 2002.

(r) HIPAA. Purchaser and its Subsidiaries are, and Purchaser and its Subsidiaries’ businesses are being conducted, in compliance in all material respects with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), except as set forth in Section 3.1(r) of the Purchaser Disclosure Schedule.

(s) Off-Balance Sheet Arrangements. Section 3.1(s) of the Purchaser Disclosure Schedule describes, and Purchaser has delivered to Company copies of the documentation creating or governing, all securitization transactions and other “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) that existed or were effected by Purchaser or its Subsidiaries since January 1, 2002 in effect on the date hereof.

(t) Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on Purchaser individually or in the aggregate, or as disclosed in Section 3.1(t) of the Purchaser Disclosure Schedule, (i) the operations of Purchaser and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and with all Environmental Permits; (ii) there are no pending or, to the Knowledge of Purchaser, threatened actions, suits, claims, investigations or other proceedings under or pursuant to Environmental Laws against Purchaser or its Subsidiaries or, to the Knowledge of Purchaser, involving any real property currently or formerly owned, operated or leased by Purchaser, or its Subsidiaries; (iii) Purchaser and its Subsidiaries do not have any Environmental

Liabilities and, to the Knowledge of Purchaser, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by Purchaser or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities; (iv) all real property owned and all real property operated or leased by Purchaser or its Subsidiaries is free of Hazardous Materials in conditions or concentrations that would reasonably be expected to result in Environmental Liabilities or have an adverse effect on human health or the environment and none of Purchaser or any of its Subsidiaries has disposed of any Hazardous Materials on or about such premises; (v) no release, discharge, spillage or disposal of any Hazardous Material and no soil, water or air contamination by any Hazardous Material has occurred or is occurring in, from or on such premises the result of which would reasonably be expected to result in Environmental Liabilities; and (vi) Purchaser has made available to Company all material Environmental Reports in the possession or control of Purchaser or any of its Subsidiaries.

As used in this Agreement, “Environmental Laws” means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other Governmental Entity, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sections 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. sections 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. sections 6901 et seq., the Clean Water Act, 33 U.S.C. sections 1251 et seq., the Clean Air Act, 42 U.S.C. sections 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. sections 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. sections 136 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. sections 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, which (i) arise under applicable Environmental Laws or with respect to Hazardous Materials and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, “Environmental Permits” means any and all permits, consents, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law. As used in this Agreement, “Environmental Report” means any report, study, assessment, audit, analysis or other similar document that addresses any issue of noncompliance with, or liability under, any Environmental Law that may affect the Purchaser, the Company or any of its Subsidiaries. As used in this Agreement, “Hazardous Materials” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any applicable Environmental Law.

(u) Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on Purchaser, or as disclosed in Section 3.1(u) of the Purchaser Disclosure Schedule, (a) Purchaser and each of its Subsidiaries owns, is licensed or otherwise has the right to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) to the Knowledge of Purchaser, the use of any Intellectual Property by Purchaser and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Purchaser or any Subsidiary acquired the right to use any Intellectual Property; (c) to the Knowledge of Purchaser, no Person is challenging or infringing on or otherwise violating any right of Purchaser or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Purchaser or its Subsidiaries; (d) neither Purchaser nor any of its Subsidiaries has received any written notice of any claim with respect to any Intellectual Property used by Purchaser and its Subsidiaries and, to the Knowledge of Purchaser, no Intellectual Property

owned or licensed by Purchaser or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property; and (e) Purchaser and each of its Subsidiaries has taken reasonable measures to protect the secrecy and confidentiality of all confidential information that Purchaser or any of its Subsidiaries owns or which is used in or necessary for the conduct of Purchaser’s business as currently conducted, and to the Knowledge of Purchaser, such confidential information has not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, internet domain names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continued prosecution applications, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets, confidential information and know-how, and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings, compilations, databases and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, or as disclosed in Section 3.1(u) of the Purchaser Disclosure Schedule, (a) the IT Assets of Purchaser and its Subsidiaries operate and perform in accordance with their documentation and functional specifications and otherwise as required by Purchaser and its Subsidiaries in connection with Purchaser’s business, (b) to Purchaser’s Knowledge, such IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, devices or elements that (i) enable or assist any person to access without authorization such IT Assets or (ii) otherwise materially adversely affect the functionality of such IT Assets, (c) Purchaser and each of its Subsidiaries has implemented reasonable backup and disaster recovery technology consistent with industry practices and (d) to the Knowledge of Purchaser, no Person has gained unauthorized access to such IT Assets.

For purposes of this Agreement, “IT Assets” means all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, which are used in or necessary for the conduct of Purchaser’s (or Company’s, as the case may be) and its Subsidiaries’ business as currently conducted.

(v) Certain Agreements. Section 3.1(v) of the Purchaser Disclosure Schedule lists, as of the date hereof, each of the following contracts, agreements or arrangements, whether written or oral, to which Purchaser or any of its Subsidiaries is a party or by which it is bound (collectively, the “Purchaser Material Contracts”) (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act); (ii) the 10 largest provider and the 10 largest customer contracts measured in terms of payments to or received from Purchaser and its Subsidiaries; (iii) any insurance or administrative services contract that involves annual premiums, premium equivalents or similar payments greater than $25,000,000; (iv) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor, in amounts greater than $25,000,000 (it being understood that trade payables, ordinary course business funding mechanisms between Purchaser and its customers and providers and guarantees of indebtedness by Purchaser and its Subsidiaries to Purchaser and its Subsidiaries shall not be considered indebtedness for purposes of this provision); (v) any contract or other agreement expressly restricting the payment of dividends or the repurchase of stock or other equity; (vi) collective bargaining contracts; (vii) material joint venture, partnership agreements or other similar agreements; (viii) any contract for the pending acquisition, directly or indirectly (by merger or otherwise), of any entity or business, if the acquisition price (including the assumption of any debt or liabilities) exceeds $25,000,000; (ix) any contract, agreement or policy for reinsurance involving ceded insurance premiums of greater than $25 million; (x) leases for real or personal property involving annual expense in excess of $2,500,000 and not cancelable by Purchaser (without premium or penalty) within 12 months; or (xi) any non-competition agreement or any other agreement or arrangement that by its express terms (A) materially limits or otherwise materially restricts Purchaser or any of its Subsidiaries or any successor thereto or (B) would, after the Effective Time, materially limit or otherwise materially restrict Purchaser or any of its Subsidiaries, from engaging or competing in any line of business material to Purchaser and its affiliates (taken as a whole) or in any geographic area material to Purchaser and its Subsidiaries (taken as a whole) (other than exclusivity provisions or arrangements with providers of health care services). Purchaser has previously made available to Company complete and accurate copies of each Purchaser Material Contract listed in Section 3.1(v) of the Purchaser Disclosure Schedule. All of the Purchaser Material Contracts are valid and binding and in full force and effect (except those of which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Purchaser. To the Knowledge of Purchaser, no Person is challenging the validity or enforceability of any Purchaser Material Contract, except such challenges which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Neither Purchaser nor any of its Subsidiaries, and to the Knowledge of Purchaser, as of the date hereof, none of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under the provisions of, any Purchaser Material Contract, except for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser.

(w) Employee Benefit Plans.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Purchaser and its Subsidiaries (the “Purchaser Employees”) and current or former directors of Purchaser, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Purchaser Plans”), other than those which are not material, are listed in Section 3.1(w) of the Purchaser Disclosure Schedule. True and complete copies of all material Purchaser Plans listed in Section 3.1(w) of the Purchaser Disclosure Schedule, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Purchaser Plans, and all amendments thereto have been provided or made available to Company.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, or except as set forth in Section 3.1(w)(ii) of the Purchaser Disclosure Schedule: (A) all Purchaser Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (“Multiemployer Plans”), are in substantial compliance with ERISA, the Code and other applicable laws; (B) each Purchaser Plan subject to ERISA (the “Purchaser ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Purchaser Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and Purchaser is not aware of any circumstances likely to result in the loss of the qualification of such Purchaser Pension Plan under Section 401(a) of the Code; (C) neither Purchaser nor any of its Subsidiaries has engaged in a transaction with respect to any Purchaser ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Purchaser or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material; and (D) neither Purchaser nor any of its Subsidiaries has incurred nor reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser: (A) no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Purchaser or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA (a “Single-Employer Plan”), currently or formerly maintained by any of them, or the Single-Employer Plan of any entity which is considered one employer with Purchaser under Section 4001 of ERISA or Section 414 of the Code (a “Purchaser ERISA Affiliate”); (B) Purchaser and its Subsidiaries have not incurred any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a Purchaser ERISA Affiliate); and (C) no notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.66, has been required to be filed for any Purchaser Pension Plan or by any Purchaser ERISA Affiliate within the 12-month period ending on the date hereof.

(iv) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser: (A) all contributions required to be made under the terms of any Purchaser Plan, as of the date hereof, have been timely made or have been reflected in the Purchaser Financial Statements; (B) neither any Purchaser Pension Plan nor any Single-Employer Plan of a Purchaser ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Purchaser ERISA Affiliate has an outstanding funding waiver; (C) it is not reasonably anticipated that required minimum contributions to any Purchaser Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code; and (D) neither Purchaser nor any of its Subsidiaries has provided, or is required to provide, security to any Purchaser Pension Plan or to any Single-Employer Plan of a Purchaser ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Except as would not reasonably be expected to have, individually in the aggregate, a Material Adverse Effect on Purchaser, as of the date hereof, there is no pending or, to the Knowledge of Purchaser, threatened litigation relating to the Purchaser Plans.

(vi) Except as disclosed in Section 3.1(w) of the Purchaser Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, there has been no amendment to, announcement by Purchaser or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Purchaser Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Except as disclosed in Section 3.1(w) of the Purchaser Disclosure Schedule, neither the execution of this Agreement, shareholder approval of the Share Issuance and the Articles Amendment nor the consummation of the transactions contemplated hereby will (v) entitle any employees of Purchaser or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (w) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Purchaser Plans, (x) limit or restrict the right of Purchaser to merge, amend or terminate any of the Purchaser Plans, (y) cause Purchaser or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) result in payments under any of the Purchaser Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(x) Labor Matters. Except as set forth in Section 3.1(x) of the Purchaser Disclosure Schedule, (i) as of the date hereof, neither Purchaser nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization (other than contracts or other agreements or understandings with labor unions or labor organizations in connection with products and services offered and sold to such unions and organizations by Purchaser or its Subsidiaries); (ii) except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, neither Purchaser nor any of its Subsidiaries is the subject of any proceeding asserting that it or any Subsidiary has committed an unfair labor practice or sex, age, race or other discrimination or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there are no current or, to the Knowledge of Purchaser, threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of Purchaser or any Subsidiary, or labor strike and no such activities have occurred during the past 24 months; (iv) no grievance, arbitration, complaint or investigation relating to labor or employment matters is pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Purchaser; (v) Purchaser and each Subsidiary is in compliance with all applicable laws (domestic and foreign), agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment except for failures so to comply, if any, that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Purchaser; (vi) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, Purchaser has complied in all respects with its payment obligations to all employees of Purchaser and its Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Purchaser policy, practice, agreement, plan, program or any statute or other law; and (vii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, Purchaser is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), to the extent applicable, and all other employee notification and bargaining obligations arising under any collective bargaining agreement or statute.

(y) Insurance. Purchaser has provided or made available to Company true, correct and complete copies of its primary director and officer and employee and officer insurance policies and will make available to Company, prior to the Closing Date, true and complete copies of all material policies of insurance to which Purchaser or its Subsidiaries is a beneficiary or named insured. Purchaser and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Purchaser or its Subsidiaries (taking into account the cost and availability of such insurance).

(z) Financing. Purchaser has provided to Company on or prior to the date hereof a complete copy of an executed financing commitment letter related to this Agreement and the transactions contemplated hereby. Purchaser will have available to it on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

(aa) Capital or Surplus Maintenance. None of the Subsidiaries of the Purchaser is subject to any requirement to maintain capital or surplus amounts or levels, or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions under insurance or other laws or regulations of general application and any such requirements or restrictions of the BCBSA of general application to licensees of the BCBSA, or except as set forth in Section 3.1(aa) of the Purchaser Disclosure Schedule.

(bb) Demutualization. The conversion of Anthem Insurance Companies, Inc. from a mutual insurance company into an insurance company with common shares, effective November 2, 2001, was carried out in compliance in all material respects with all applicable laws and in accordance with Anthem Insurance Companies, Inc.’s Plan of Conversion, except where the failure to so comply or accord, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Purchaser.

      3.2.     Representations and Warranties of Company. Company represents and warrants to Purchaser as follows:

(a) Organization, Standing and Power; Subsidiaries.

(i) Each of Company and each of its Subsidiaries is a corporation or other Person duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. The copies of the certificate of incorporation and bylaws of Company and of its material Subsidiaries which were previously furnished or made available to Purchaser are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(ii) Except as set forth in Section 3.2(a) of the Company Disclosure Schedule delivered by Company to Purchaser prior to the execution of this Agreement (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and any other representation and warranty to which its relevance is reasonably apparent) (the “Company Disclosure Schedule”), all the outstanding shares of capital stock of, or other equity interests in, each of its Subsidiaries have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as explicitly set forth in the Company SEC Reports (as defined in Section 3.2(d)(i)) or in Section 3.2(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, that is or would reasonably be expected to be material to Company and its Subsidiaries taken as a whole.

(b) Capital Structure.

(i) The authorized capital stock of Company consists of (A) 300,000,000 shares of Company Common Stock, of which 153,925,933 shares were outstanding as of September 30, 2003 and (B) 50,000,000 shares of Preferred Stock, par value $0.01 per share, none of which are outstanding. Except for Company Common Stock issued upon exercise of Company Stock Options, no shares of Company Common Stock have been issued between September 30, 2003 and the date hereof. All issued and outstanding shares of the capital stock of Company are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to (or has been issued in violation of) preemptive rights. Other than 1,377,381 shares of Company Common Stock reserved for issuance under the Company ESPP (as defined in Section 4.1(b)), there were outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from Company other than the Company Stock Options representing in the aggregate the right to purchase no more than 20,182,509 shares of Company Common Stock under the Company Stock Plan or otherwise. Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and correct list of (x) as of October 21, 2003, the number of shares of Company Common Stock subject to Company Stock Options or other rights to purchase or receive Company Common Stock granted under the Company Stock Plans or otherwise, and the date of grant, vesting date, expiration date, exercise price and holder of each such Company Stock Option, (y) as of October 21, 2003, the number of shares of restricted Company Common Stock and deferred share rights outstanding, and the date of grant, vesting date, expiration date and holder of each such share of restricted Company Common Stock or deferred share rights and (z) the total amount of deductions withheld for the semi-annual offering period ending December 31, 2003, with respect to purchases to be made pursuant to the Company ESPP. Upon any issuance of such shares of Company Common Stock as set forth in Section 3.2(b) of the Company Disclosure Schedule, such shares of Company Common Stock will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Lien, pledge, security interest, claim or other encumbrance. As of the date hereof, there are no shareholder agreements, voting trusts or other agreements or understandings to which Company is a party or by which it is bound relating to the voting of any shares of the capital stock of Company.

(ii) No bonds, debentures, notes or other indebtedness of Company having the right to vote on any matters on which stockholders may vote, are issued or outstanding.

(iii) Except as otherwise set forth in this Section 3.2(b) or as set forth in Section 3.2(b) of the Company Disclosure Schedule, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Company or any of its Subsidiaries is a party or by which any of them is bound obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, there are no outstanding obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any of its Subsidiaries.

(c) Authority; No Conflicts.

(i) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the adoption of this Agreement by the Required Company Vote (as defined in Section 3.2(g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject to the adoption of this Agreement by the Required Company Vote. This Agreement has been duly executed and delivered by Company and, assuming that this Agreement constitutes a valid and binding agreement of Purchaser and Merger Sub, constitutes a valid and binding agreement of Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(ii) The execution and delivery of this Agreement by Company does not, and the consummation by Company of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or bylaws of Company or any material Subsidiary of Company or (B) except as set forth in Section 3.2(c) of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any material Subsidiary of Company or their respective properties or assets.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or expiry of any related waiting period is required by or with respect to Company or any Subsidiary of Company in connection with the execution and delivery of this Agreement by Company or the consummation of the Merger and the other transactions contemplated hereby, except the Necessary Consents, the filings set forth in Section 3.2(c) of the Company

Disclosure Schedule and such consents, approvals, orders, authorizations, registrations, declarations and filings and expiry of waiting periods the failure of which to make or obtain or expire would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(d) Reports and Financial Statements.

(i) Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2001 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Company SEC Reports”). No Subsidiary of Company is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports (the “Company Financial Statements”) (A) presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount, and lack of footnote disclosure, and (B) contains and reflects all necessary adjustments and accruals for a fair presentation of Company’s consolidated financial position and the consolidated results of its operations for the periods covered by such financial statements. Except as set forth in Section 3.2(d) of the Company Disclosure Schedule, all of such Company SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(ii) Except (A) to the extent reflected in the balance sheet of Company included in the Company SEC Report last filed prior to the date hereof, (B) as set forth in Section 3.2(d) of the Company Disclosure Schedule, (C) incurred in the ordinary course of business since the date of the balance sheet referred to in the preceding clause (A), (D) incurred after the date of the balance sheet referred to in the preceding clause (A) pursuant to the terms of contracts in effect as of the date hereof or (E) incurred after the date of the balance sheet referred to in the preceding clause (A) pursuant to the terms of contracts entered into after the date hereof not in violation of this Agreement, Company does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(iii) Company has heretofore furnished Purchaser a complete and correct copy of all material agreements, documents or other instruments required to be, but which have not yet been, filed with the SEC and any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

(e) Information Supplied.

(i) None of the information supplied or to be supplied by Company or any of its Subsidiaries for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Joint Proxy Statement will, on the date it is first mailed to Company stockholders and to Purchaser shareholders or at the time of the Company Stockholders Meeting and the Purchaser Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations thereunder.

(ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Company with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information not supplied by it.

(f) Board Approval. The Board of Directors of Company, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”), has unanimously (i) declared that this Agreement and the Merger are advisable and (ii) approved this Agreement and the transactions contemplated hereby. The Board of Directors of Company has approved this Agreement and the Merger and the other transactions contemplated hereby for purposes of Section 203 of the DGCL, and, to the Knowledge of Company, except for Section 203 of the DGCL (which has been rendered inapplicable), no other “moratorium,” “control share,” “fair price,” or other state takeover statute applies to the Merger or the other transactions contemplated by this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby in the manner specified in this Agreement will constitute a transfer of Company Common Stock in violation of the Company Common Stock ownership restrictions set forth in Article VII of Company’s Restated Certificate of Incorporation.

(g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote upon adoption of this Agreement at the Company Stockholders Meeting (the “Required Company Vote”) is the only vote of the holders of any class or series of Company’s capital stock necessary to consummate the transactions contemplated hereby.

(h) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Company, except Lehman Brothers Inc. (the “Company Financial Advisor”) and UBS Securities, Inc., whose fees and expenses will be paid by Company in accordance with Company’s agreements with such firms, complete copies of which have been delivered to Purchaser on or prior to the date hereof.

(i) Litigation; Compliance with Laws.

(i) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Section 3.2(i) of the Company Disclosure Schedule, there is no suit, action, investigation or proceeding pending or, to the Knowledge of Company, threatened, against or affecting Company or any Subsidiary of Company having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company or any Subsidiary of Company having, or which reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(ii) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or materially impair the ability of Company to consummate the transactions contemplated by this Agreement, Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of Company and its Subsidiaries, taken as a whole (the “Company Permits”). Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the businesses of Company and its Subsidiaries are not being conducted in violation of, and Company has not received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for actual or possible violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(iii) Company is in compliance in all material respects with all material rules and regulations of the BCBSA.

(j) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or as set forth in Section 3.2(j) of the Company Disclosure Schedule, since December 31, 2002, (i) Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, (ii) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company and (iii) there has not been any action taken by Company or any of its Subsidiaries during the period from December 31, 2002 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time without the consent of Purchaser, would constitute a breach of Section 4.1(c), (d), (g), (n) or (q) (only with respect to Company’s chief executive officer and twelve executive vice presidents) of this Agreement.

(k) Opinion of Company Financial Advisor. The Board of Directors of Company has received the opinion of Lehman Brothers Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, a copy of which opinion will promptly be made available to Purchaser after receipt by Company.

(l) Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, or as set forth in Section 3.2(l) of the Company Disclosure Schedule, Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due and payable on such filed Tax Returns or that Company or any of its Subsidiaries are obligated to pay without the filing of a Tax Return; (iii) have paid all other assessments received to date in respect of Taxes other than those being contested in good faith for which provision has been made in accordance with GAAP on the most recent balance sheet included in Company’s Annual Report on Form 10-K for the year ended December 31, 2002; (iv) have withheld from amounts owing to any employee, creditor or other Person all Taxes required by law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable; (v) have not waived any applicable statute of limitations with respect to United States federal or state income or franchise Taxes and have not otherwise agreed to any extension of time with respect to a United States federal or state income or franchise Tax assessment or deficiency; (vi) have never been members of any consolidated group for United States federal income tax purposes other than the consolidated group of which Company is the common parent and (vii) are not parties to any tax sharing agreement or arrangement other than with each other. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or except as set forth in Section 3.2(l) of the Company Disclosure Schedule, (i) no liens for Taxes exist with respect to any of the assets or properties of Company or its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith, (ii) Company has made available to Purchaser true and correct copies of all material federal, state and local Tax Returns filed by Company and its Subsidiaries on which the statute of limitations has not expired and (iii) none of Company or its Subsidiaries has been a party to a Section 355 transaction that could give rise to a Tax liability pursuant to Section 355(e) of the Code. Except as set forth in Section 3.2(l) of the Company Disclosure Schedule, there are not being conducted or threatened in writing any material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of Company or any Subsidiary; and none of Company or its Subsidiaries has any material deferred gains created by any other transaction, or has any material excess loss accounts. Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m) Accounting and Financial Matters. Since January 1, 2002, except as set forth in Section 3.2(m) of the Company Disclosure Schedule, Company has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. Since January 1, 2002, Company’s independent public accounting firm has not informed Company that it has any material questions, challenges or disagreements regarding or pertaining to Company’s accounting policies or practices. Since January 1, 2002, to the Knowledge of Company, no officer or director of Company has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with Company or any of its Subsidiaries. Set forth in Section 3.2(m) of the Company Disclosure Schedule is a list of all off-balance sheet special purpose entities and financing arrangements of Company and its Subsidiaries.

(n) Securities Laws Matters.

(i) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since August 29, 2002, the chief executive officer and chief financial officer of Company have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

(ii) Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Company required to be disclosed in Company’s Exchange Act Reports, including its consolidated Subsidiaries, is made known to Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to Company’s Knowledge, such disclosure controls and procedures are effective in timely alerting Company’s principal executive officer and its principal financial officer to material information required to be included in Company’s periodic reports required under the Exchange Act.

(iii) Company is, or will timely be, in compliance, in all material respects, with all current and proposed listing and corporate governance requirements of the NYSE, and is in compliance in all material respects, and will continue to remain in compliance from the date hereof until the Effective Time, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

(o) Statutory Financial Statements. Except as otherwise set forth therein, the annual statements and the quarterly statements filed by Company or any of its Subsidiaries with the insurance departments or other insurance regulatory authorities of the states and other jurisdictions in which it has a domiciled insurance company or health maintenance organization or similar entity (the “Company State Agencies”) for the years ended December 31, 2000, 2001 and 2002, and for each quarterly and annual period ending after December 31, 2002 and prior to the Closing Date (the “Company State Agency Filings”) and the statutory balance sheets and income statements included in such Company State Agency Filings fairly present, or will fairly present, in all material respects the statutory financial condition and results of operations of Company or such Subsidiaries, as applicable, as of the date and for the periods indicated therein and have been prepared, or will be prepared, in all material respects, in accordance with applicable statutory accounting principles consistently applied throughout the periods indicated, except as may be reflected therein or in the notes thereto, or the statutory reports and related actuarial opinions for

Company or its Subsidiaries for the 2002 fiscal year, and subject to the absence of notes required by statutory accounting principles and to normal year-end adjustments.

(p) Reserves. The loss reserves and other actuarial amounts of Company and its Subsidiaries recorded in their respective financial statements contained in the Company SEC Reports and all statutory reports as of December 31, 2002, as of such date: (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in such financial statements); (ii) were fairly stated in all material respects in accordance with sound actuarial principles; (iii) satisfied all applicable laws and applicable requirements of the BCBSA in all material respects and have been computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in the Company SEC Reports or the statutory reports and related actuarial opinions for Company and its Subsidiaries for the 2002 fiscal year a copy of which was made available to Purchaser prior to the date hereof; and (iv) include provisions for all actuarial reserves and related items which ought to be established in accordance with applicable laws and regulations and in accordance, in all material respects, with prudent insurance practices generally followed in the insurance industry. Company is not aware of any facts or circumstances which would necessitate any material adverse change in the statutorily required reserves or reserves above those reflected in the most recent balance sheet (other than increases consistent with past experience resulting from increases in enrollment with respect to services provided by Company or its Subsidiaries). The risk-based capital of each insurance and health maintenance organization Subsidiary of Company is now, and immediately prior to the Closing will be, not less than 200% of the authorized control level as defined in NAIC Risk-Based Capital Guidelines required by applicable law to the extent that such Subsidiary is subject to such requirement.

(q) Affiliate Transactions.

(i) Except as disclosed in the Company SEC Reports or as disclosed in Section 3.2(q)(i) of the Company Disclosure Schedule, there are no material (determined with respect to either counterparty thereto) contracts, commitments, agreements, arrangements, understandings or other transactions between Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of Company or any of its Subsidiaries; (ii) record or beneficial owner of five percent or more of the voting securities of Company; or (iii) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

(ii) Section 3.2(q)(ii) of the Company Disclosure Schedule lists all loans to any executive officer of Company or any of its Subsidiaries outstanding as of the date hereof, including the date of the loan, the amount of the loan and the date of any amendment to the terms of the loan. Since July 30, 2002, neither Company nor any of its Subsidiaries extended or maintained credit, arranged for the extension of credit, or renewed any extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Company other than any such extension of credit that was maintained by Company as of July 30, 2002 so long as there has been no material modification to any term of any such extension of credit or any renewal thereof on or after July 30, 2002.

(r) HIPAA. Company and its Subsidiaries are, and Company and its Subsidiaries’ businesses are being conducted, in compliance in all material respects with HIPAA, except as set forth in Section 3.2(r) of the Company Disclosure Schedule.

(s) Off-Balance Sheet Arrangements. Section 3.2(s) of the Company Disclosure Schedule describes, and Company has delivered to Purchaser copies of the documentation creating or governing, all securitization transactions and other “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) that existed or were effected by Company or its Subsidiaries since January 1, 2002 in effect on the date hereof.

(t) Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on Company individually or in the aggregate, or as disclosed in Section 3.2(t) of the Company Disclosure Schedule; (i) the operations of Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and with all Environmental Permits; (ii) there are no pending or, to the Knowledge of Company, threatened actions, suits, claims, investigations or other proceedings under or pursuant to Environmental Laws against Company or its Subsidiaries or, to the Knowledge of Company, involving any real property currently or formerly owned, operated or leased by Company, or its Subsidiaries; (iii) Company and its Subsidiaries do not have any Environmental Liabilities and, to the Knowledge of Company, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by Company or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities; (iv) all real property owned, and all real property operated or leased by Company or its Subsidiaries is free of Hazardous Materials in conditions or concentrations that would reasonably be expected to result in Environmental Liabilities or have an adverse effect on human health or the environment and none of Company or any of its Subsidiaries has disposed of any Hazardous Materials on or about such premises; (v) no release, discharge, spillage or disposal of any Hazardous Material and no soil, water or air contamination by any Hazardous Material has occurred or is occurring in, from or on such premises the result of which would reasonably be expected to result in Environmental Liabilities; and (vi) Company has made available to Purchaser all material Environmental Reports in the possession or control of Company or any of its Subsidiaries.

(u) Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on Company, or as disclosed in Section 3.2(u) of the Company Disclosure Schedule, (a) Company and each of its Subsidiaries owns, is licensed or otherwise has the right to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) to the Knowledge of Company, the use of any Intellectual Property by Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Company or any Subsidiary acquired the right to use any Intellectual Property; (c) to the Knowledge of Company, no Person is challenging or infringing on or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Company or its Subsidiaries; (d) neither Company nor any of its Subsidiaries has received any written notice of any claim with respect to any Intellectual Property used by Company and its Subsidiaries and, to the Knowledge of Company, no Intellectual Property owned or licensed by Company or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property; and (e) Company and each of its Subsidiaries has taken reasonable measures to protect the secrecy and confidentiality of all confidential information that Company or any of its Subsidiaries owns or which is used in or necessary for the conduct of Company’s business as currently conducted, and to the Knowledge of Company, such confidential information has not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, or as disclosed in Section 3.2(u) of the Company Disclosure Schedule; (a) the IT Assets of Company and its Subsidiaries operate and perform in accordance with their documentation and functional specifications and otherwise as required by Company and its Subsidiaries in connection with Company’s business; (b) to Company’s Knowledge, such IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, devices or elements that (i) enable or assist any person to access without authorization such IT Assets or (ii) otherwise materially adversely affect the functionality of such IT Assets; (c) Company and each of its Subsidiaries has implemented reasonable backup and disaster recovery technology consistent with industry practices; and (d) to the Knowledge of Company, no Person has gained unauthorized access to such IT Assets.

(v) Certain Agreements. Section 3.2(v) of the Company Disclosure Schedule lists, as of the date hereof, each of the following contracts, agreements or arrangements, whether written or oral, to which Company or any of its Subsidiaries is a party or by which it is bound (collectively, the “Company Material Contracts”) (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act); (ii) the 10 largest provider contracts measured in terms of payments received from Company and its Subsidiaries and the 10 largest insured customer contracts measured in terms of members covered; (iii) any insurance or administrative services contracts that involve total annual paid medical claims of greater than $25,000,000; (iv) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor, in amounts greater than $25,000,000 (it being understood that trade payables, ordinary course business funding mechanisms between Company and its customers and providers and guarantees of indebtedness by Company and its Subsidiaries to Company and its Subsidiaries shall not be considered indebtedness for purposes of this provision); (v) any contract or other agreement expressly restricting the payment of dividends or the repurchase of stock or other equity; (vi) collective bargaining contracts; (vii) material joint venture, partnership agreements or other similar agreements; (viii) any contract for the pending acquisition, directly or indirectly (by merger or otherwise), of any entity or business, if the acquisition price (including the assumption of any debt or liabilities) exceeds $25,000,000; (ix) any contract, agreement or policy for reinsurance involving ceded insurance premiums of greater than $25 million; (x) leases for real or personal property involving annual expense in excess of $2,500,000 and not cancelable by Company (without premium or penalty) within 12 months; or (xi) any non-competition agreement or any other agreement or arrangement that by its express terms (A) materially limits or otherwise materially restricts Company or any of its Subsidiaries or any successor thereto or (B) would, after the Effective Time, materially limit or otherwise materially restrict Company, any of its Subsidiaries or the Surviving Corporation, from engaging or competing in any line of business material to Company and its affiliates (taken as a whole) or Purchaser and its affiliates (taken as a whole) or in any geographic area material to Company and its Subsidiaries (taken as a whole) (other than exclusivity provisions or arrangements with providers of health care services). Company has previously made available to Purchaser complete and accurate copies of each Company Material Contract listed in Section 3.2(v) of the Company Disclosure Schedule. All of the Company Material Contracts are valid and binding and in full force and effect (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Company. To the Knowledge of Company, no Person is challenging the validity or enforceability of any Company Material Contract, except such challenges which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Neither Company nor any of its Subsidiaries, and to the Knowledge of Company, as of the date hereof, none of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under the provisions of, any Company Material Contract, except for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

(w) Employee Benefit Plans.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Company and its Subsidiaries (the “Company Employees”) and current or former directors of Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Company Plans”), other than those which are not material, are listed in Section 3.2(w) of the Company Disclosure Schedule. True and complete copies of all material Company Plans listed in Section 3.2(w) of the Company Disclosure Schedule, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Company Plans, and all amendments thereto have been provided or made available to Purchaser.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, or except as set forth in Section 3.2(w)(ii) of the Company Disclosure Schedule: (A) all Company Plans, other than Multiemployer Plans, are in substantial compliance with ERISA, the Code and other applicable laws; (B) each Company Plan subject to ERISA (the “Company ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and Company is not aware of any circumstances likely to result in the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code; (C) neither Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material; and (D) neither Company nor any of its Subsidiaries has incurred nor reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or except as set forth in Section 3.2(w)(iii) of the Company Disclosure Schedule: (A) no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated Single-Employer Plan currently maintained by any of them, or the Single-Employer Plan of any entity which is considered one employer with Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”); (B) Company and its Subsidiaries have not incurred any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a Company ERISA Affiliate); and (C) no notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any Company Pension Plan or by any Company ERISA Affiliate within the 12-month period ending on the date hereof.

(iv) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or except as set forth in Section 3.2(w)(iv) of the Company Disclosure Schedule: (A) all contributions required to be made under the terms of any Company Plan, as of the date hereof, have been timely made or have been reflected in the Company Financial Statements; (B) neither any Company Pension Plan nor any Single-Employer Plan of a Company ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver; (C) it is not reasonably anticipated that required minimum contributions to any Company Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code; and (D) neither Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any Single-Employer Plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or except as set forth in Section 3.2(w)(v) of the Company Disclosure Schedule, as of the date hereof, there is no pending or, to the Knowledge of Company, threatened, litigation relating to the Company Plans.

(vi) Except as disclosed in Section 3.2(w) of the Company Disclosure Schedule, or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, there has been no amendment to, announcement by Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Except as set forth in Schedule 3.2(w), neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (v) entitle any employees of Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (w) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (x) limit or restrict the right of Company to merge, amend or terminate any of the Company Plans, (y) cause Company or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) result in payments under any of the Company Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(x) Labor Matters. Except as set forth in Section 3.2(x) of the Company Disclosure Schedule, (i) as of the date hereof neither Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization (other than contracts or other agreements or understandings with labor unions or labor organizations in connection with products and services offered and sold to such unions and organizations by Company or its Subsidiaries); (ii) except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries is the subject of any proceeding asserting that it or any Subsidiary has committed an unfair labor practice or sex, age, race or other discrimination or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there are no current or, to the Knowledge of Company, threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of Company or any Subsidiary, or labor strike and no such activities have occurred during the past 24 months; (iv) no grievance, arbitration, complaint or investigation relating to labor or employment matters is pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company; (v) Company and each Subsidiary is in compliance with all applicable laws (domestic and foreign), agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment except for failures so to comply, if any, that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Company; (vi) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company has complied in all respects with its payment obligations to all employees of Company and its Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any Company policy, practice, agreement, plan, program or any statute or other law; and (vii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company is in compliance with its obligations pursuant to WARN to the extent applicable, and all other employee notification and bargaining obligations arising under any collective bargaining agreement or statute.

(y) Insurance. Company has provided or made available to Purchaser true, correct and complete copies of its primary director and officer and employee and officer insurance policies and will make available to Purchaser, prior to the Closing Date, true and complete copies of all material policies of insurance to which Company or its Subsidiaries is a beneficiary or named insured. Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Company or its Subsidiaries (taking into account the cost and availability of such insurance).

(z) Cobalt Corporation Acquisition. The acquisition of Cobalt Corporation, a Wisconsin corporation (“Cobalt”), by the Company was a reorganization within the meaning of Section 368(a) of the Code.

(aa) Capital or Surplus Maintenance. None of the Subsidiaries of the Company is subject to any requirement to maintain capital or surplus amounts or levels, or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions under insurance or other laws or regulations of general application and any such requirements or restrictions of the BCBSA of general application to licensees of the BCBSA, or except as set forth in Section 3.2(aa) of the Company Disclosure Schedule.

      3.3.     Representations and Warranties of Purchaser and Merger Sub. Purchaser and Merger Sub represent and warrant to Company as follows:

(a) Organization. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Indiana. Merger Sub is a direct wholly owned subsidiary of Purchaser.

(b) Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. Purchaser, in its capacity as sole shareholder of Merger Sub, has approved this Agreement and the other transactions contemplated hereby as required by the IBCL. This Agreement has been duly executed and delivered by Merger Sub and, assuming that this Agreement constitutes the valid and binding agreement of Company, constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the articles of incorporation or the bylaws of Merger Sub.

(d) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

      4.1.     Conduct of Business of Company Pending the Merger. Company covenants and agrees that, during the period from the date hereof to the Effective Time and except as otherwise agreed to in writing by Purchaser or as expressly contemplated by this Agreement, the businesses of Company and its Subsidiaries shall be conducted only in, and Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and Company and its Subsidiaries, except as expressly contemplated by this Agreement, shall each use its commercially reasonable efforts to preserve substantially intact the business organization of Company and its Subsidiaries, to keep available the services of the present officers and employees and to preserve the present relationships of Company and its Subsidiaries with such of the customers, suppliers, licensors, licensees, or distributors with which Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, without the prior written consent of Purchaser (which shall not be unreasonably withheld or delayed), neither Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, except as set forth in Section 4.1 of the Company Disclosure Schedule, directly or indirectly do, or propose or commit to do, any of the following:

(a) Amend its articles of incorporation or bylaws or equivalent organizational documents;

(b) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of Company or any of its Subsidiaries, except for (i) the issuance of securities issuable pursuant to options or other rights outstanding as of the date hereof under any Benefit Plan of Company (including the Company Employee Stock Purchase Plan (“Company ESPP”)), (ii) grants of equity or equity-based awards, and the issuance of securities in settlement thereof, in each case in accordance with Section 4.1(b) of the Company Disclosure Schedule or (iii) as permitted by Section 4.1(q) hereof;

(c) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends payable by a directly or indirectly wholly owned Subsidiary of Company to Company or to another directly or indirectly wholly owned Subsidiary of Company;

(d) Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business, except for cash acquisitions not to exceed $100 million per individual acquisition or $150 million in the aggregate;

(e) Modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable law;

(f) Transfer, sell, lease, mortgage, or otherwise dispose of or subject to any Lien any of its assets, including capital stock of its Subsidiaries, with a fair market value in excess of $30 million individually or $50 million in the aggregate (except (i) by incurring Permitted Liens (as defined in Section 8.13(k); (ii) in the ordinary course of business consistent with past practice; and (iii) equipment and property no longer used in the operation of Company’s or any of its Subsidiaries’ business);

(g) Except as may be required as a result of a change in law or in generally accepted accounting or actuarial principles, make any material change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

(h) Settle or compromise any pending or threatened suit, action or claim involving a payment by Company or its Subsidiaries in excess of $5,000,000;

(i) Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Company or any of its Subsidiaries;

(j) Fail to use reasonable commercial efforts to maintain in full force and effect the existing insurance policies covering Company or its Subsidiaries or their respective properties, assets and businesses or comparable replacement policies;

(k) Authorize or make capital expenditures other than aggregate capital expenditures during the fiscal years 2003 and 2004 not to exceed the amounts set forth in Section 4.1(k) of the Company Disclosure Schedule, in each case plus $10 million;

(l) Make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change any method of Tax accounting in any material respect, enter into any closing agreement relating to any material amount of Tax, or surrender any right to claim a material Tax refund;

(m) Knowingly take, or knowingly permit any of its Subsidiaries to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(n) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, stock options or debt securities (except pursuant to any stock-for-stock exercise of any employee or director stock options issued pursuant to the Company Benefit Plans);

(o) (i) Repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities, except upon the maturity date of such indebtedness or as otherwise required by the terms of such indebtedness or securities or as required by Section 5.15 hereof; (ii) incur any indebtedness for borrowed money or issue any debt securities except for indebtedness of borrowed money under

Company’s existing commercial paper program or credit facilities (the “Company Short-Term Borrowings”) provided that the Company Short-Term Borrowings may not exceed $600 million in the aggregate at any time; or (iii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person in excess of $5 million individually or $10 million in the aggregate (it being understood that (i) any commercial paper issued by Company or any of its Subsidiaries shall be considered indebtedness for purposes of this provision and (ii) trade payables, ordinary course business funding mechanisms between Company and its customers and providers and guarantees of indebtedness by Company and its Subsidiaries to Company and its Subsidiaries shall not be considered indebtedness for purposes of this provision);

(p) Except as may be permitted pursuant to any other subsection of this Section 4.1, enter into or amend in a manner materially adverse to Company, any of its Subsidiaries or the Surviving Corporation (i) any contract or other agreement not made in the ordinary course of business which is material to Company or any of its Subsidiaries; (ii) any contract or other agreement upon which Company’s business is substantially dependent; (iii) any contract or other agreement expressly restricting the payment of dividends or the repurchase of stock or other equity; (iv) except as may be required by law or regulation, collective bargaining agreements that are not renewals or replacements of existing collective bargaining agreements; (v) material joint venture, partnership agreements or other similar agreements; (vi) leases for real property involving annual expense in excess of $2,500,000 that are not renewals or replacements of existing leases; (vii) any non-competition agreement or any other agreement or arrangement that by its express terms (A) materially limits or otherwise materially restricts Company or any of its Subsidiaries or any successor thereto or (B) would, after the Effective Time, materially limit or otherwise materially restrict Company, any of its Subsidiaries or the Surviving Corporation, from engaging or competing in any line of business material to Company and its affiliates (taken as a whole) or Purchaser and its affiliates (taken as a whole) or in any geographic area material to Company and its Subsidiaries (taken as a whole) (other than exclusivity provisions or arrangements with providers of health care services) or (viii) except for any agreement in the ordinary course of business and that is not inconsistent with Section 5.15, any contract or agreement with an affiliate of Company;

(q) (i) except (X) as set forth in Section 4.1(q)(ii) below or in Section 4.1(q) of the Company Disclosure Schedule, (Y) as required by this Agreement or by applicable law, or (Z) as otherwise required by any Company Benefit Plan as in effect on the date hereof or collective bargaining agreement to which such party is subject:

(1) enter into, adopt, amend, renew, terminate or take any other action in respect of any Benefit Plan, or any other employee benefit plan or policy, that would materially increase the level of benefits under, the number of participants in or the annual cost to Company and its Subsidiaries, in the aggregate, of such plan and all similar plans maintained by them (e.g., for illustrative purposes, group health plans or retirement plans);

(2) enter into, adopt, amend or terminate any individual agreement or arrangement with one or more directors, officers or employees holding a position of a regional or staff vice president of Company (or any equivalent position in a Subsidiary) (any such position, a “Regional or Staff Vice President”) or a more senior position (except as is consistent with paragraph (3) below);

(3) increase in any manner the compensation of any officer, director or employee, except for:

(a) individual salary adjustments (within salary bands (as such may be adjusted to reflect competitive information) for such position) made in the ordinary course of business consistent with past practice, including annual merit increases, promotional increases and equitable adjustments, provided that, for employees holding a position of Regional or Staff Vice President of Company (or an equivalent position in a Subsidiary) or a more senior position, such salary adjustments (on an annualized basis) do not exceed 8 percent of the aggregate salary amounts currently payable to such employees and for employees in a more junior position, such salary adjustments (on an annualized basis) do not exceed 6 percent of the aggregate salary amounts currently payable to such employees;

(b) the establishment of individual annual target bonus awards (within the established range (as such may be adjusted to reflect competitive information) for such position) for participants in such party’s incentive compensation plans in the ordinary course of business consistent with past practice;

(c) the payment of a cash retention bonus to any employee other than an employee holding a position of Regional or Staff Vice President or more senior position, payable out of a retention bonus pool the amount of which pool will not be in excess of the aggregate amount set forth in Section 4.1(q) of the Company Disclosure Schedule;

(4) take any action not expressly required by the terms of the Benefit Plans as in effect on the date of this Agreement to accelerate the vesting, exercisability or payment of any stock options, restricted stock or other equity-based or cash incentive awards or otherwise alter in any material respect the terms of any such award; or

(5) enter into a contract or agreement to do any of the foregoing.

(ii) Notwithstanding anything to the contrary set forth in Section 4.1(q)(i) above, Company and its Subsidiaries shall be permitted to:

(1) operate in the ordinary course of business consistent with past practice with respect to hiring, promoting, severing and entering into individual employment, severance or separation letters or agreements in each case with respect to any employee holding a position below that of Executive Vice President (or an equivalent position in a Subsidiary), and

(2) with respect to employees holding a position of a senior vice president of Company (or any equivalent position in a Subsidiary) or a more junior position, enter into individual employment offer letters or agreements with, and/or grant compensation (including equity compensation and participation in the Company’s Change-in-Control Plan provided that Company provide prior written notice to Purchaser of the inclusion of any new participant in the Company’s Change-in-Control Plan) and benefits to, any employee who is hired to replace a terminated employee or fill a vacancy or any employee who is promoted in the ordinary course of business consistent with past practice, which employment offer letters or agreements, compensation and benefits, are commensurate with the position to which the employees are being appointed and the terms of which are consistent with such party’s past practice in the ordinary course of business, except that in the case of (1) or (2), in no event shall any such offer letters, employment agreements, and/or grants of compensation or benefits, or separation or severance contain terms providing for acceleration of vesting, exercisability or payment solely by virtue of the consummation of the transactions contemplated by this Agreement, without regard to any change in status, duties, responsibilities, reporting obligations or benefits of such person (“Single-Trigger Accelerated Vesting”);

(3) establish, pay and provide compensation and other benefits (other than equity grants; provided that equity grants may be made in accordance with paragraph (4) below) to its officers, directors and employees in the ordinary course of business consistent with past practice; and

(4) grant stock options and deferred share rights in the ordinary course of business, using the standard form of award agreements (including, without limitation, for the Company stock options vesting in six, semi-annual, equal installments and deferred share rights vesting in three, equal annual installments; provided, however, that no such grant shall contain terms providing for Single-Trigger Accelerated Vesting; provided, further, that in no event shall the aggregate number of shares of Company Common Stock to be granted under this subsection after the date hereof to all officers, directors and employees of Company and its Subsidiaries subject to such grants exceed 6,000,000.

(r) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(q) or any action which would result in any of the conditions set forth in Article VI not being satisfied or materially delay the Closing.

      4.2.     Conduct of Business of Purchaser Pending the Merger. Purchaser covenants and agrees that, during the period from the date hereof to the Effective Time and except as otherwise agreed to in writing by Company or as expressly contemplated by this Agreement, the businesses of Purchaser and its Subsidiaries shall be conducted only in, and Purchaser and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and Purchaser and its Subsidiaries, except as expressly contemplated by this Agreement, shall each use its commercially reasonable efforts to preserve substantially intact the business organization of Purchaser and its Subsidiaries, to keep available the services of the present officers and employees and to preserve the present relationships of Purchaser and its Subsidiaries with such of the customers, suppliers, licensors, licensees, or distributors with which Purchaser or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, without the prior written consent of Company (which shall not be unreasonably withheld or delayed), neither Purchaser nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, except as set forth in Section 4.2 of the Purchaser Disclosure Schedule, directly or indirectly do, or propose or commit to do, any of the following:

(a) Amend its articles of incorporation or bylaws or equivalent organizational documents, except for the Articles Amendment and the Bylaws Amendment;

(b) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of Purchaser or any of its Subsidiaries, except for (i) the issuance of securities issuable pursuant to options or other rights outstanding as of the date hereof under any Benefit Plan of Purchaser (including the Purchaser Employee Stock Purchase Plan (“Purchaser ESPP”)); (ii) grants of equity or equity-based awards, and the issuance of securities in settlement thereof, in each case in accordance with Section 4.2(b) of the Purchaser Disclosure Schedule or as permitted by Section 4.2(q) hereof; (iii) any issuance of any shares of Purchaser Common Stock in settlement of complaints or disputes arising out of the demutualization of Anthem Insurance Companies, Inc., a Subsidiary of Purchaser; (iv) the issuance of any securities in connection with the obligations of the holders of Purchaser’s 6% Equity Security Units issued on November 2, 2001 to purchase Purchaser Common Stock; and (v) the issuance of any securities after Company has, in accordance with Section 5.5 hereof, notified Purchaser (or Purchaser otherwise becomes aware) of any inquiries, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with, Company or any of its representatives regarding an Alternative Transaction;

(c) Declare, set aside, make or pay any dividend or other distribution (other than in connection with repurchases of Purchaser Common Stock made in accordance with Purchaser’s currently existing stock repurchase program pursuant to and in accordance with Rule 10b-18 of the Exchange Act), payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends payable by a directly or indirectly wholly owned Subsidiary of Purchaser to Purchaser or to another directly or indirectly wholly owned Subsidiary of Purchaser;

(d) Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business, except for cash acquisitions not to exceed $100 million per individual acquisition or $150 million in the aggregate;

(e) Modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable law;

(f) Transfer, sell, lease, mortgage, or otherwise dispose of or subject to any Lien any of its assets, including capital stock of its Subsidiaries, with a fair market value in excess of $30 million individually or

$50 million in the aggregate (except (i) by incurring Permitted Liens; (ii) in the ordinary course of business consistent with past practice; and (iii) equipment and property no longer used in the operation of Purchaser’s or any of its Subsidiaries’ business);

(g) Except as may be required as a result of a change in law or in generally accepted accounting or actuarial principles, make any material change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

(h) Settle or compromise any pending or threatened suit, action or claim involving a payment by Purchaser or its Subsidiaries in excess of $5,000,000;

(i) Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Purchaser or any of its Subsidiaries;

(j) Fail to use reasonable commercial efforts to maintain in full force and effect the existing insurance policies covering Purchaser or its Subsidiaries or their respective properties, assets and businesses or comparable replacement policies;

(k) Authorize or make capital expenditures other than aggregate capital expenditures during the fiscal years 2003 and 2004 not to exceed the amounts set forth in Section 4.2(k) of the Purchaser Disclosure Schedule, in each case plus $10 million;

(l) Make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change any method of Tax accounting in any material respect, enter into any closing agreement relating to any material amount of Tax, or surrender any right to claim a material Tax refund;

(m) Knowingly take, or knowingly permit any of its Subsidiaries to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(n) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, stock options or debt securities (other than in connection with repurchases of Purchaser Common Stock made in accordance with Purchaser’s currently existing stock repurchase program pursuant to and in accordance with Rule 10b-18 of the Exchange Act and repurchases or acquisitions of Purchaser’s 9.125% Surplus Notes due 2010 and Purchaser’s 9.00% Surplus Notes due 2027 in connection with Purchaser’s financing of the transactions contemplated by this Agreement and except pursuant to any stock-for-stock exercise of any employee or director stock options issued pursuant to the Purchaser Benefit Plans);

(o) (i) Repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities, except upon the maturity date of such indebtedness or as otherwise required by the terms of such indebtedness or securities or in connection with Purchaser’s financing of the transactions contemplated by this Agreement; (ii) incur any indebtedness for borrowed money or issue any debt securities, except for (x) indebtedness of borrowed money under Purchaser’s existing commercial paper program or credit facilities (the “Purchaser Short-Term Borrowings”) provided that the Purchaser Short-Term Borrowings may not exceed $600 million in the aggregate at any time, (y) indebtedness incurred in connection with Purchaser’s financing of the transactions contemplated by this Agreement or (z) after Company has, in accordance with Section 5.5 hereof, notified Purchaser (or Purchaser otherwise becomes aware) of any inquiries, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with, Company or any of its representatives regarding an Alternative Transaction, which Alternative Transaction is, or is reasonably likely to lead to, a Superior Proposal and such indebtedness is incurred in connection with any proposal by Purchaser to amend this Agreement by increasing the Cash Consideration; or (iii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person in excess of $5 million individually or $10 million in the aggregate, except in connection with Purchaser’s financing of the transactions contemplated by this Agreement or after Company has, in accordance with Section 5.5 hereof, notified Purchaser (or

Purchaser otherwise becomes aware) of any inquiries, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with, Company or any of its representatives regarding an Alternative Transaction (it being understood that (i) any commercial paper issued by Purchaser or any of its Subsidiaries shall be considered indebtedness for purposes of this provision and (ii) trade payables, ordinary course business funding mechanisms between Purchaser and its customers and providers and guarantees of indebtedness by Purchaser and its Subsidiaries to Purchaser and its Subsidiaries shall not be considered indebtedness for purposes of this provision);

(p) Except as may be permitted pursuant to any other subsection of this Section 4.1, enter into or amend in a manner materially adverse to Purchaser, any of its Subsidiaries or the Surviving Corporation (i) any contract or other agreement not made in the ordinary course of business which is material to Purchaser or any of its Subsidiaries; (ii) any contract or other agreement upon which Purchaser’s business is substantially dependent; (iii) any contract or other agreement expressly restricting the payment of dividends or the repurchase of stock or other equity; (iv) except as may be required by law or regulation, collective bargaining agreements that are not renewals or replacements of existing collective bargaining agreements; (v) material joint venture, partnership agreements or other similar agreements; (vi) leases for real property involving annual expense in excess of $2,500,000 that are not renewals or replacements of existing leases; (vii) any non-competition agreement or any other agreement or arrangement that by its express terms (A) materially limits or otherwise materially restricts Purchaser or any of its Subsidiaries or any successor thereto or (B) would, after the Effective Time, materially limit or otherwise materially restrict Purchaser or any of its Subsidiaries, from engaging or competing in any line of business material to Purchaser and its affiliates (taken as a whole) or in any geographic area material to Purchaser and its Subsidiaries (taken as a whole) (other than exclusivity provisions or arrangements with providers of health care services) or (viii) except for any agreement in the ordinary course of business, any contract or agreement with an affiliate of Purchaser;

(q) (i) except (X) as set forth in Section 4.2(q)(ii) below or in Section 4.2(q) of the Purchaser Disclosure Schedule, (Y) as required by this Agreement or by applicable law, or (Z) as otherwise required by any Purchaser Benefit Plan as in effect on the date hereof or collective bargaining agreement to which such party is subject:

(1) enter into, adopt, amend, renew, terminate or take any other action in respect of any Benefit Plan, or any other employee benefit plan or policy, that would materially increase the level of benefits under, the number of participants in or the annual cost to Purchaser and its Subsidiaries in the aggregate of such plan and similar plans maintained by them (e.g., for illustrative purposes, group health plans or retirement plans);

(2) enter into, adopt, amend or terminate any individual agreement or arrangement with one or more of directors, officers or employees holding a position of Vice President of Purchaser (or any equivalent position in a Subsidiary) or a more senior position (except as is consistent with paragraph (3) below);

(3) increase in any manner the compensation of any officer, director or employee, except for:

(a) individual salary adjustments (within salary bands (as such may be adjusted to reflect competitive information) for such position) made in the ordinary course of business consistent with past practice, including annual merit increases, promotional increases and equitable adjustments, provided that, for employees holding a position of Vice President of Purchaser (or an equivalent position in a Subsidiary) or a more senior position, such salary adjustments (on an annualized basis) do not exceed 8 percent of the aggregate salary amounts currently payable to such employees, and for employees in a more junior position, such salary adjustments (on an annualized basis) do not exceed 6 percent of the aggregate salary amounts currently payable to such employees;

(b) the establishment of individual annual target bonus awards (within the established range (as such may be adjusted to reflect competitive information) for such position) for participants in such party’s incentive compensation plans in the ordinary course of business consistent with past practice;

(c) the payment of a cash retention bonus to any employee other than an employee holding a position of Executive Vice President (or any equivalent position in a Subsidiary) of the Purchaser or more senior position, payable out of a retention bonus pool the amount of which pool will not be in excess of the aggregate amount set forth in Section 4.2(q) of the Purchaser Disclosure Schedule;

(4) take any action not expressly required by the terms of the Benefit Plans as in effect on the date of this Agreement to accelerate the vesting, exercisability or payment of any stock options, restricted stock or other equity-based or cash incentive awards or otherwise alter in any material respect the terms of any such award; or

(5) enter into a contract or agreement to do any of the foregoing.

(ii) Notwithstanding anything to the contrary set forth in Section 4.2(q)(i) above, Purchaser and its Subsidiaries shall be permitted to:

(1) operate in the ordinary course of business consistent with past practice with respect to hiring, promoting, severing and entering into individual employment, severance or separation letters or agreements in each case with respect to any employee holding a position below that of Executive Vice President (or any equivalent position in a Subsidiary), and

(2) with respect to employees holding a position of a senior vice president (or any equivalent position in a Subsidiary) or a more junior position, enter into individual employment offer letters or agreements with, and/or grant compensation (including equity compensation) and benefits to, any employee who is hired to replace a terminated employee or fill a vacancy or any employee who is promoted in the ordinary course of business consistent with past practice, which employment offer letters or agreements, compensation and benefits, are commensurate with the position to which the employees are being appointed and the terms of which are consistent with such party’s past practice in the ordinary course of business, except that in the case of (1) or (2), in no event shall any such offer letters, employment agreements, and/or grants of compensation or benefits, or separation or severance contain terms providing for Single-Trigger Accelerated Vesting;

(3) establish, pay and provide compensation and other benefits (other than equity grants; provided that equity grants may be made in accordance with paragraph (4) below) to its officers, directors and employees in the ordinary course of business consistent with past practice; and

(4) grant stock options and restricted stock grants in the ordinary course of business, using the standard form of award agreements (including, without limitation, for the Purchaser stock options vesting in three, annual, equal installments; provided, however, that no such grant shall contain terms providing for Single-Trigger Accelerated Vesting; provided, further, that in no event shall the aggregate number of shares of Purchaser Common Stock to be granted under this subsection after the date hereof to all officers, directors and employees of Purchaser and its Subsidiaries subject to such grants exceed 4,000,000.

(r) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.2(a) through 4.2(q) or any action which would result in any of the conditions set forth in Article VI not being satisfied or materially delay the Closing.

      4.3.     Operational Matters. From the date of this Agreement until the Effective Time, each of Purchaser and Company shall (a) confer on a regular and frequent basis with the other and (b) report (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. Purchaser and Company shall file or furnish all reports, proxy statements, communications, announcements, publications and other documents required to be filed or furnished by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and each of Purchaser and Company shall (to the extent any report, proxy statement, communication, announcement, publication or other document contains any statement relating to this Agreement or the Merger, and to the extent permitted by law or regulation or applicable confidentiality agreement) consult with each other for a reasonable time before filing or furnishing any such report, proxy statement, communication, announcement, publication or other document and mutually agree upon any such statement and deliver to the other party copies of all such reports, proxy statements, communications, announcements, publications and other documents promptly after the same are filed or furnished. Nothing contained in this Agreement shall give Purchaser or Company directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each of the Company and Purchaser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective businesses and operations.

ARTICLE V

ADDITIONAL AGREEMENTS

      5.1.     Preparation of Form S-4 and the Joint Proxy Statement; Stockholders/ Shareholders Meetings.

      (a) Promptly following the date of this Agreement, Purchaser and Company shall prepare and file with the SEC the Joint Proxy Statement, and Purchaser shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Purchaser and Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of Purchaser and Company will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its shareholders and stockholders, respectively, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Purchaser shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities law in connection with the Share Issuance, and Company shall furnish all information concerning Company and the holders of Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Stock Plans as may be reasonably required in connection with any such action. Each of Purchaser and Company shall furnish all information concerning itself and its Subsidiaries to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Form S-4 and the preparation, filing and distribution of the Joint Proxy Statement. Purchaser and Company each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders or stockholders, as applicable, and at the times of the meetings of shareholders or stockholders of Purchaser and Company, as applicable, to be held in connection with the Share Issuance and the Articles Amendment or the Merger, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Purchaser, Merger Sub and Company agrees to promptly correct any information provided by it for use in the Form S-4 or the Joint Proxy Statement that shall have become false or misleading. Purchaser and Company will cause the Form S-4 and the Joint Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

      (b) Company, acting through its Board of Directors, shall, subject to and in accordance with its certificate of incorporation and bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Form S-4 becomes effective a meeting of the holders of Company Common Stock (the “Company Stockholders Meeting”) for the purpose of voting to adopt this Agreement, and except as otherwise provided in the following sentence, (i) shall recommend adoption of this

Agreement by the stockholders of Company (the “Company Recommendation”) and include in the Joint Proxy Statement such Company Recommendation, (ii) shall use its reasonable best efforts to solicit and obtain such adoption and (iii) shall not withdraw, amend or modify (or publicly propose to or publicly state that it intends to withdraw, amend or modify) in any manner adverse to Purchaser such recommendation (collectively, a “Change in Company Recommendation”). In the event that prior to the adoption of this Agreement by the Company stockholders, the Board of Directors of Company determines in good faith by resolution duly adopted after consultation with its outside counsel that such action is reasonably likely to be required in order for the directors to comply with their respective fiduciary duties under Delaware law, the Board of Directors of Company may effect a Change in Company Recommendation; provided, however, that if the Change in Company Recommendation is in respect of an Alternative Transaction, the Board of Directors of Company may effect a Change in Company Recommendation only if Company shall have complied in all material respects with the applicable provisions of Section 5.5 with respect thereto and if the Board of Directors of Company has determined in good faith that such Alternative Transaction is a Superior Proposal; provided, further, however, that before effecting a Change in Company Recommendation, it gives Purchaser five business days’ prior written notice of its intention to do so (unless at the time such notice is otherwise required to be given there are less than five business days prior to the Company Stockholders Meeting, in which case Company shall provide as much notice as is reasonably practicable) and during such time, Company, if requested by Purchaser, shall have engaged in good faith negotiations to amend this Agreement (including by making its officers and its financial and legal advisors reasonably available to negotiate) such that the Board of Directors of Company may continue to recommend the adoption of this Agreement. The parties agree that nothing in this Section 5.1(b) shall in any way limit or otherwise affect Purchaser’s right to terminate this Agreement pursuant to Section 7.1(c) at such time as the requirements of such subsection have been met. Any such Change in Company Recommendation shall not (x) change the approval of this Agreement or any other approval of the Board of Directors of Company in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby, including the Merger, or (y) change the obligation of Company to present this Agreement for adoption at the Company Stockholders Meeting on the earliest practicable date after the Form S-4 becomes effective. Notwithstanding any Change in Company Recommendation, if this Agreement is not otherwise terminated by either Company or Purchaser in accordance with the terms hereof, this Agreement shall be submitted to the stockholders of Company at the Company Stockholders Meeting for the purpose of voting on adopting this Agreement, and nothing contained herein, including any rights of Company to take certain actions pursuant to Section 5.5, shall be deemed to relieve Company of such obligation. Nothing contained in this Agreement shall prohibit Company from taking and disclosing to its stockholders a position contemplated by complying with Rule 14a-9, Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making disclosure of the fact that a proposal for an Alternative Transaction (as defined in Section 8.13(a)) has been made, the identity of the party making the proposal or the material terms of such proposal in the Form S-4 or the Joint Proxy Statement, to the extent disclosure of such facts, identity or terms is advisable under applicable law (and the disclosure of such facts, by itself, shall not be deemed a Change in Company Recommendation or a withdrawal or adverse modification or amendment of its approval of this Agreement).

      (c) Purchaser, acting through its Board of Directors, shall, subject to and in accordance with its articles of incorporation and bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date on which the Form S-4 becomes effective, a meeting of the holders of Purchaser Common Stock (the “Purchaser Shareholders Meeting”) for the purpose of voting to approve the Share Issuance and the Articles Amendment. Purchaser shall recommend such approval to its shareholders (the “Purchaser Recommendation”) and use its reasonable best efforts to solicit and obtain such approval. The Board of Directors of Purchaser shall not withhold, withdraw, amend or modify in any manner adverse to Company its recommendation referred to in the preceding sentence (or announce publicly its intention to do so). Nothing contained in this Agreement shall prohibit Purchaser from making any factual disclosure regarding this Agreement, the parties hereto, or any of the transactions contemplated hereby, if such disclosure is advisable under applicable law (and the disclosure of such information, by itself, shall not be deemed a withholding, withdrawal or adverse modification or amendment of its approval or recommendation to its shareholders of the Share Issuance and the Articles Amendment).

      (d) During the term of this Agreement, Company shall not take any actions to exempt any Person other than Purchaser and Merger Sub from the threshold restrictions on Company Common Stock ownership or any other antitakeover provision in Company’s certificate of incorporation, or make any state takeover statute (including any Delaware state takeover statute) or similar statute inapplicable to any Alternative Transaction.

      (e) During the term of this Agreement, Purchaser shall not take any actions to exempt any Person from the threshold restrictions on Purchaser Common Stock ownership or any other antitakeover provision in Purchaser’s articles of incorporation, or make any state takeover statute (including any Indiana state takeover statute) or similar statute inapplicable to any Alternative Transaction.

      (f) Purchaser and Company shall endeavor to hold the Purchaser Shareholders Meeting and the Company Stockholders Meeting as closely together in time as practicable and, to the extent possible, on the same date.

      5.2.     Accountant’s Letters.

      (a) Purchaser shall use its reasonable best efforts to cause to be delivered to Company a letter from Purchaser’s independent public accountants, dated (i) the date on which the Form S-4 shall become effective, and (ii) the Closing Date, in each case addressed to Company and its Board of Directors, in form and substance customary for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

      (b) Company shall use its reasonable best efforts to cause to be delivered to Purchaser a letter from Company’s independent public accountants, dated (i) the date on which the Form S-4 shall become effective, and (ii) the Closing Date, in each case addressed to Purchaser and its Board of Directors, in form and substance customary for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

      5.3.     Access to Information. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to such of its properties, books, contracts, commitments, records, officers and employees as the other party may reasonably request and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information. The parties will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated October 8, 2003, between Purchaser and Company (the “Confidentiality Agreement”). Notwithstanding anything in this Agreement or in the Confidentiality Agreement to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that the preceding sentence shall not permit any party (or any employee, representative or other agent thereof) to disclose any information (i) that is not relevant to an understanding of the U.S. federal income tax treatment of any transaction contemplated by this Agreement, including the identity of Purchaser or Company (or their employees, representatives or agents) or other information that could lead any person to determine such identity or (ii) to the extent required to be kept confidential to comply with any applicable federal or state securities laws. Any investigation by Purchaser or Company shall not affect the representations and warranties of Company or Purchaser, respectively.

      5.4.     Reasonable Best Efforts.

      (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger and the other transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to do, or cause to be done, all things reasonably necessary to satisfy the conditions to Closing set forth herein and to consummate the Merger and the other transactions contemplated by this Agreement. Company and Purchaser shall provide the other party with the opportunity to participate in any meeting or substantive telephone call with any Governmental Entity in respect of any filings, investigations or other inquiry in connection with the transactions contemplated hereby.

      (b) In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act. Each of Purchaser and Company shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry under the HSR Act.

      (c) In furtherance and not in limitation of the foregoing, the parties agree that Purchaser and Company shall each make as promptly as practicable such filings as are required in connection with this Agreement and the transactions contemplated hereby. Purchaser and Company agree that Purchaser shall make the “Form A” and other regulatory filings to be made with the domiciliary insurance regulator of each Subsidiary of Company that is an insurance company or health maintenance organization, the substance of which shall be reasonably agreed between Purchaser and Company and shall, in consultation with Company, coordinate the conduct of any hearing or hearings required in connection with such filings. Purchaser and Company shall, as promptly as practicable after receipt thereof, provide each other with copies of any written comments and advise the other party of any oral comments with respect to the Form A or other regulatory filing from each applicable Governmental Entity. Purchaser and Company shall have the right to participate in any meetings or telephone conferences in which the substance of the Form A and other regulatory filings is discussed. Purchaser and Company will reasonably cooperate with regard to all other regulatory notice filings or approval requests necessary or desirable in connection with the transactions contemplated by this Agreement. Subject to applicable law relating to the sharing of information, Purchaser and Company, as the case may be, shall submit all such filings, requests and hearing testimony, witness lists and other similar materials relating to any hearing to the other for its review prior to filing the substance of each of the foregoing shall be reasonably agreed between Purchaser and Company.

      (d) Nothing contained in this Section 5.4 shall be construed as requiring Purchaser or Company to agree to any terms or conditions that would impose (i) any limitations on Purchaser’s or Company’s ownership or operation of all or any portion of their respective, or any of their respective Subsidiaries’, businesses or assets, or to compel Purchaser or Company to dispose of or hold separate all or any portion of their respective, or any of their respective Subsidiaries’, businesses or assets, (ii) any limitations on the ability of Purchaser to acquire or hold or to exercise full rights of ownership of the Company Common Stock, (iii) any obligations on Purchaser or any of its Subsidiaries or Company or any of its Subsidiaries to maintain facilities, operations, places of business, employment levels, products or businesses or (iv) any other obligation, restriction, limitation, qualification or other conditions, which, in the case of any such term or condition described in clauses (i) through (iv) above, would be, individually or in the aggregate with all other such terms and conditions, (A) reasonably likely to have a material and adverse effect on Purchaser and its Subsidiaries, taken as a whole, (B) reasonably likely to have a material and adverse effect on Company and its Subsidiaries, taken as a whole, or (C) reasonably likely to (1) have a material and adverse effect on the expected pro forma financial statements of Purchaser following consummation of the Merger as agreed by Purchaser and Company prior to the date hereof and (2) be materially different in character, degree or scope from terms or conditions generally imposed in connection with such consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings or authorizations (a “Burdensome Term or Condition”). Neither Purchaser nor Company shall agree to any terms or conditions described in clauses (i) through (iv) above without the prior written consent of the other party.

      5.5.     No Solicitation of Transactions. Each of Purchaser and Company agrees that, during the term of this Agreement, it shall not, and shall cause its respective Subsidiaries and its and its respective Subsidiaries’ directors, officers, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its respective Subsidiaries) not to, directly or indirectly, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any Alternative Transaction, or negotiate, explore or otherwise engage in discussions with any Person (other than Purchaser, Merger Sub, Company or their respective directors, officers, employees, agents and representatives) with respect to any Alternative Transaction, or approve, endorse, recommend or authorize any Alternative Transaction, or enter into any agreement, arrangement or understanding with respect to any Alternative Transaction or requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that, at any time prior to the adoption of this Agreement by Company’s stockholders, Company may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a bona fide written proposal for an Alternative Transaction which was not solicited or encouraged after the date of this Agreement, if and so long as the Board of Directors of Company determines in good faith by resolution duly adopted after consultation with its outside legal counsel that providing such information or engaging in such negotiations or discussions is reasonably likely to be required in order for the directors to comply with their respective fiduciary duties under Delaware law and determines in good faith that such a proposal is, or is reasonably likely to lead to, a Superior Proposal. Company shall notify Purchaser promptly (but in any event within 24 hours) of such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives, indicating the name of such Person and providing to Purchaser a summary of the material terms of such proposal or offer for an Alternative Transaction. Prior to providing any information or data to, or entering into any negotiations or discussions with, any Person, or making any such recommendation, in connection with a proposal or offer for an Alternative Transaction, Company shall receive from such Person an executed confidentiality agreement containing terms and provisions at least as restrictive as those contained in the Confidentiality Agreement (which shall not preclude discussions or negotiations relating to the proposal or offer from such Person and which shall not contain any exclusivity provision or other term that would restrict, in any manner, Company’s ability to consummate the transactions contemplated by this Agreement). Company agrees that it will keep Purchaser informed, on a prompt basis, of the status and material terms of any such proposals or offers and the status of any material developments in respect of any such discussions or negotiations and that it will deliver to Purchaser a summary of any material changes to any such proposals or offers and all nonpublic information being furnished to such Person. Purchaser agrees that it will keep Company informed, on a prompt basis, of the status and material terms of any proposals or offers for an Alternative Transaction in respect of Purchaser and that it will deliver to Company a summary of any material changes to any such proposals or offers. Company and Purchaser each agree that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Parties conducted prior to the date of this Agreement with respect to any Alternative Transaction and will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party and shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction. It is understood that participation by Company or its directors, officers, employees, advisors or other representatives in discussions or negotiations in compliance with the provisions of this Section 5.5 shall not be deemed “solicitations” for purposes of this Section and an Alternative Transaction proposal if initially unsolicited in compliance with this Section 5.5 shall continue to be deemed an unsolicited Alternative Transaction proposal notwithstanding changes in such Alternative Transaction proposal as a result of such discussions or negotiations.

      5.6.     Employee Benefits Matters.

      (a) Continuation of Benefits. From the Effective Time until December 31, 2005, the Surviving Corporation shall provide compensation and benefits to the current and former employees of Company and its Subsidiaries (other than those current and former employees whose terms and conditions of employment are subject to a collective bargaining agreement) that are in the aggregate no less favorable than those provided to the current and former employees of Company and its Subsidiaries as of the Effective Time, subject to any changes made following the Effective Time in order to integrate Cobalt employees into the Company Plans.

      (b) Pre-Existing Limitations; Service Credit. With respect to any Benefit Plans in which any employees of the Company or its Subsidiaries first become eligible to participate, on or after the Effective Time (the “New Company Plans”), Purchaser shall: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of the Company or its Subsidiaries under any health and welfare New Company Plans in which such employees may be eligible to participate after the Effective Time, and deductibles, coinsurance or maximum out-of-pocket payments made by such employees during the applicable plan year in which such employee first participates in the applicable New Company Plan occurs shall reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under the New Company Plans; provided that, for purposes of deductibles, coinsurance and out-of-pocket payments, such employee was enrolled under the Benefit Plans of Company immediately prior to the effective time of coverage in the New Company Plans, and (B) recognize service of present or former employees of Company or its Subsidiaries (or otherwise credited by Company or its Subsidiaries) accrued prior to the Effective Time for purposes of eligibility to participate and vesting credit (and levels of benefits) in any New Company Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service would have been taken into account under the applicable Company Benefit Plans; provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

      (c) Company Plans. From and after the Effective Time, Purchaser shall and shall cause its affiliates (including its Subsidiaries and the Surviving Corporation) to honor all Company Plans in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms.

      (d) Employee Stock Purchase Plan. Company shall take all action to the extent necessary (including amending the Company ESPP) such that the Company ESPP will terminate immediately prior to the Effective Time and all participants will automatically exercise their purchase rights immediately prior to the termination of the plan. Purchaser shall take all action to the extent necessary (including amending the Purchaser ESPP) such that the employees of Company or its Subsidiaries prior to the Effective Time who become employees of Purchaser or one of its Subsidiaries after the Effective Time shall be eligible to participate in the Purchaser ESPP no later than the beginning of the second quarterly cycle which begins after the Effective Time.

      (e) Annual Bonuses for Fiscal Year in which Effective Time Occurs. On or prior to the Effective Time, Company shall use reasonable best efforts to clarify certain of the Company Benefit Plans in the manner described in Section 5.6(e) of the Company Disclosure Schedule.

      5.7.     Directors’ and Officers’ Indemnification and Insurance.

      (a) For six years after the Effective Time Purchaser shall, and shall cause the Surviving Corporation to, (i) indemnify and hold harmless the present and former directors, officers and employees of Company and its Subsidiaries (the “Indemnified Persons”) for any costs and expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Indemnified Person was an officer, director or employee of Company or its Subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time (including those related to this Agreement and the transactions contemplated hereby), and shall advance expenses in respect thereof, in each case to the fullest extent permitted by applicable law and (ii) purchase as of the Effective Time a tail policy to the current policy of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Company which tail policy shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Effective Time, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy; provided, however, that in no event shall Purchaser be required to expend, for the entire tail policy, in excess of 900% of the annual premium currently paid by Company for its current policy of directors’ and officers’ liability insurance and fiduciary liability insurance as set forth on Section 5.7(a) of the Company Disclosure Schedule; and, provided, further that, if the premium of such insurance coverage exceeds such amount, Purchaser after consultation with Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

      (b) Any Indemnified Person wishing to claim indemnification under paragraph (a) of this Section 5.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser and the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Person if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Purchaser or the Surviving Corporation shall have the right to assume the defense thereof and neither Purchaser nor the Surviving Corporation shall be liable to such Indemnified Persons for any legal expenses of other counsel or any other expense subsequently incurred by such Indemnified Persons in connection with the defense thereof, except that if Purchaser or the Surviving Corporation elects not to assume such defense or counsel or the Indemnified Persons advise that there are issues which raise conflicts of interest between Purchaser or the Surviving Corporation and the Indemnified Persons, the Indemnified Persons may retain counsel satisfactory to them, and Purchaser shall and shall cause the Surviving Corporation to pay all reasonable fees and expenses of such counsel for the Indemnified Persons promptly as statements therefor are received; provided, however, the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Persons in any jurisdiction, (ii) the Indemnified Persons will cooperate in the defense of any such matter and (iii) neither Purchaser nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that neither Purchaser nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Person if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by applicable law.

      (c) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Persons on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

      (d) The covenants contained in this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to law, contract or otherwise.

      (e) In the event that Purchaser, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Purchaser or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7.

      5.8.     Notification of Certain Matters. Company shall use reasonable commercial efforts to give prompt notice to Purchaser, and Purchaser shall use reasonable commercial efforts to give prompt notice to Company, to the extent that either acquires actual knowledge of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of Purchaser, Merger Sub or Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      5.9.     Public Announcements. Purchaser and Company shall develop a joint communications plan and each party shall (i) ensure that all press releases and other public statements and communications (including any communications that would require a filing under Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act) with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other for a reasonable time before issuing any press release or otherwise making any public statement or communication (including any communication that would require a filing under Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act), and mutually agree upon any such press release or any such public statement or communication, with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in the Joint Proxy Statement in accordance with the provisions of Section 5.1, neither Purchaser nor Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party.

      5.10.     Listing of Shares of Purchaser Common Stock. Prior to the Closing Date, Purchaser shall use its best efforts to cause the shares of Purchaser Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

      5.11.     Affiliates. Promptly after execution and delivery of this Agreement, Company shall deliver to Purchaser a letter identifying all persons who, to the best of Company’s Knowledge, may be deemed as of the date hereof “affiliates” of Company for purposes of Rule 145 under the Securities Act, and such list shall be updated as necessary to reflect changes from the date thereof until the Effective Time. Company shall use its reasonable best efforts to cause each person identified on such list to deliver to Purchaser, on or before the date of mailing of the Joint Proxy Statement, a written agreement substantially in the form attached as Exhibit C hereto (an “Affiliate Agreement”).

      5.12.     Transition Team. Promptly following execution of this Agreement, the parties shall establish a transition planning team (the “Transition Team”) comprised of an equal number of representatives of Purchaser and Company. Subject to applicable law, the Transition Team shall be responsible for facilitating a transition and integration planning process to ensure the successful combination of the operations of Purchaser and Company. Subject to applicable law, the Transition Team shall be responsible for developing, and monitoring the development of, and deliverables due under, an action plan for the combination of the businesses.

      5.13.     Tax-Free Reorganization Treatment. The parties hereto shall use their commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and shall not knowingly take or fail to take any action which action or failure to act would prevent (a) the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or (b) the receipt of the opinions of tax counsel in such form and upon such matters as described in Section 6.2(c) and Section 6.3(c). Unless required by law, each of Purchaser, Merger Sub and Company shall not file any Tax Return or take any position inconsistent with the treatment of the Merger as a reorganization described in Section 368(a) of the Code. Prior to the Effective Time, the parties shall use their commercially reasonable efforts to obtain the opinions of tax counsel in such form and upon such matters as described in Section 6.2(c) and Section 6.3(c).

      5.14.     Takeover Statutes. Each of Company and Purchaser and their respective Boards of Directors shall, if any takeover statute or similar statute or regulation of any state becomes or may become applicable to this Agreement, the Merger, or any other transactions contemplated by this Agreement, grant such approvals and take such actions as are necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

      5.15.     Other Obligations. (i) Prior to the Closing, Company shall repurchase, by the Closing Date, for cash all commercial paper issued by Company or any of its Subsidiaries (whether outstanding as of the date hereof or issued hereafter with the consent of Purchaser in accordance with the terms of this Agreement) and shall repay all amounts outstanding under its credit facilities and (ii) from and after the date of this Agreement until the Closing, except with Purchaser’s prior written consent, Company shall cause each of its Subsidiaries that is an insurance company or health maintenance organization to pay Ordinary Dividends on its outstanding capital stock at the earliest practicable time, subject to any restrictions imposed by or agreed to with governmental authorities, unless already paid. For purposes of this Agreement, “Ordinary Dividends” with respect to a Subsidiary means the payment of ordinary dividends by such Subsidiary in the ordinary course of business consistent with the past practice of such Subsidiary plus additional amounts reasonably necessary to allow Company to satisfy its obligations in Section 5.15(i) above; provided that such amounts are permitted to be distributed without the approval or consent of any applicable regulatory authorities.

      5.16.     Stockholder Litigation. Company shall consult with Purchaser and keep Purchaser informed about the defense of any stockholder litigation against Company and/or its officers or directors relating to the transactions contemplated by this Agreement.

      5.17.     WellPoint Foundation. From and after the Effective Time, the WellPoint Foundation, a Delaware corporation and a wholly owned Subsidiary of Company (the “Foundation”), will continue to be named the WellPoint Foundation. Between the date of this Agreement and the Effective Time, Company agrees that it will cause the directors of the Foundation (other than Leonard D. Schaeffer) to resign from the Board of Directors of the Foundation, and any other charitable foundations established, controlled by or related to Company, in each case effective as of the Effective Time and will appoint the persons designated by Purchaser to fill the vacancies created by all such resignations effective as of the Effective Time. Leonard D. Schaeffer shall be Chairman of the Foundation until the end of the Chairmanship Period.

ARTICLE VI

CONDITIONS PRECEDENT

      6.1.     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Purchaser, Merger Sub and Company to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints, Illegality. (i) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger and (ii) no Governmental Entity shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any United States court or other Governmental Entity of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) NYSE Listing. The shares of Purchaser Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) Company Stockholder Approval. This Agreement shall have been adopted by the Required Company Vote at the Company Stockholders Meeting.

(f) Purchaser Shareholder Approval. The Share Issuance and the Articles Amendment shall have been approved by the Required Purchaser Votes at the Purchaser Shareholders Meeting.

(g) Required Governmental Consents. The Necessary Consents shall have been obtained and shall be in full force and effect, and the Necessary Consents and any required approval of the BCBSA referred to in Section 6.1(h) below shall not, individually or in the aggregate, impose any Burdensome Term or Condition.

(h) BCBSA. Any required approval of the BCBSA shall have been obtained, so that the right of the Company’s Subsidiaries to use the Blue Cross and Blue Shield name in Company’s Subsidiaries’ licensed service areas shall remain in full force and effect after the Merger, and any such required approval of the BCBSA and the Necessary Consents referred to in Section 6.1(g) above shall not, individually or in the aggregate, impose any Burdensome Term or Condition.

      6.2.     Additional Conditions to Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to effect the Merger are subject to the satisfaction or waiver by Purchaser, on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Company set forth in the last sentence of Section 3.2(a)(i), Section 3.2(b), Section 3.2(c)(i), Section 3.2(c)(ii)(A), Section 3.2(f) and Section 3.2(g) of this Agreement shall, in the aggregate, be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date); (ii) the representations and warranties of Company set forth in Section 3.2(j)(ii) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and (iii) the representations and warranties of Company (other than those set forth in clause (i) and clause (ii) above) (in each case, read without any materiality, material or Material Adverse Effect qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date), other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Purchaser shall have received a certificate of the chief executive officer and the chief financial officer of Company to such effect.

(b) Performance of Obligations of Company. Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date. Purchaser shall have received a certificate of the chief executive officer and the chief financial officer of Company to such effect.

(c) Tax Opinion. Purchaser shall have received from Baker & Daniels, counsel to Purchaser, on the Closing Date, a written opinion dated such date, based on customary representations of Purchaser and Company that Baker & Daniels deems relevant, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) Purchaser and Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

      6.3.     Additional Conditions to Obligations of Company. The obligations of Company to effect the Merger are subject to the satisfaction or waiver by Company, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Purchaser and Merger Sub set forth in the last sentence of Section 3.1(a)(i), Section 3.1(b), Section 3.1(c)(i), Section 3.1(c)(ii)(A), Section 3.1(f) and Section 3.1(g), Section 3.3(b) and Section 3.3(c) of this Agreement shall, in the aggregate, be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date); (ii) the representations and warranties of Purchaser set forth in Section 3.1(j)(ii) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and (iii) the representations and warranties of Purchaser and Merger Sub (other than those set forth in clause (i) and clause (ii) above) (in each case, read without any materiality, material or Material Adverse Effect qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date), other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. Company shall have received a certificate of the chief executive officer and the chief financial officer of Purchaser to such effect.

(b) Performance of Obligations of Purchaser and Merger Sub. Purchaser and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date. Company shall have received a certificate of the chief executive officer and the chief financial officer of Purchaser to such effect.

(c) Tax Opinion. Company shall have received from Simpson Thacher & Bartlett LLP, counsel to Company, on the Closing Date, a written opinion dated such date, based on customary representations of Purchaser and Company that Simpson Thacher & Bartlett LLP deems relevant, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) Purchaser and Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

(d) Bylaws Amendment. The Bylaws Amendment shall have been approved and adopted by the Board of Directors of Purchaser, subject to effectiveness of the Merger.

ARTICLE VII

TERMINATION AND AMENDMENT

      7.1.     Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of Company and the shareholders of Purchaser referred to in Sections 6.1(e) and 6.1(f), respectively:

(a) By mutual written consent of Purchaser, Merger Sub and Company;

(b) By either Purchaser or Company, if the Merger shall not have been consummated on or before November 30, 2004 (the “Termination Date”) (other than due principally to the failure of the party seeking to terminate this Agreement to perform any obligations under this Agreement required to be performed at or prior to the Effective Time);

(c) By Purchaser, if (i) the Board of Directors of Company shall fail to make the Company Recommendation referred to in Section 5.1(b) or shall fail to include in the Joint Proxy Statement the Company Recommendation or shall effect a Change in Company Recommendation or (ii) the Board of Directors of Company authorizes, endorses, approves or recommends to Company’s stockholders, or otherwise authorizes, endorses, approves or publicly recommends, an Alternative Transaction;

(d) By Company, if (i) the Board of Directors of Purchaser shall fail to make the Purchaser Recommendation referred to in Section 5.1(c) or shall fail to include in the Joint Proxy Statement the Purchaser Recommendation or (ii) the Purchaser shall be in breach of the third sentence of Section 5.1(c);

(e) By either Purchaser or Company, if the required approval of the stockholders of Company of the adoption of this Agreement shall not have been obtained by reason of the failure to obtain the Required Company Vote at the Company Stockholders Meeting or at any adjournment or postponement thereof;

(f) By either Purchaser or Company, if the required approval of the shareholders of Purchaser of the Share Issuance or the Articles Amendment shall not have been obtained by reason of the failure to obtain the Required Purchaser Votes at the Purchaser Shareholders Meeting or at any adjournment or postponement thereof;

(g) By either Purchaser or Company, if any court or other governmental body of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

(h) By Company, if (i) prior to the Closing Date there shall have been a breach of any representation, warranty, covenant or agreement on the part of Purchaser or Merger Sub contained in this Agreement or any representation or warranty of Purchaser or Merger Sub shall have become untrue after the date of this Agreement, which breach or untrue representation or warranty (A) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured prior to the Closing Date by Purchaser or is not cured within 30 days of notice of such breach, or (ii) any of the conditions set forth in Section 6.1 (other than 6.1(e)) shall have become incapable of fulfillment;

(i) By Purchaser, if (i) prior to the Closing Date there shall have been a breach of any representation, warranty, covenant or agreement on the part of Company contained in this Agreement or any representation or warranty of Company shall have become untrue after the date of this Agreement, which breach or untrue representation or warranty (A) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured prior to the Closing Date by Company or is not cured within 30 days of notice of such breach or (ii) any of the conditions set forth in Section 6.1 (other than 6.1(f)) shall have become incapable of fulfillment; and

(j) By either Purchaser or Company, if the Necessary Consents and any required approval of the BCBSA referred to in Section 6.1(h) above, individually or in the aggregate, impose a Burdensome Term or Condition and all avenues of appeal have been exhausted.

      7.2.     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, the obligations of the parties under this Agreement shall terminate, except for the obligations in the confidentiality provisions of Section 5.3, and all of the provisions of this Section 7.2, Section 7.3 and Section 8.1, and there shall be no liability on the part of any party hereto; provided, however, that except as provided in Section 7.3(d), no party hereto shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

      7.3.     Fees and Expenses.

      (a) If this Agreement is terminated pursuant to:

(i) (x) Section 7.1(c)(i) or (y) Section 7.1(c)(ii);

(ii) Section 7.1(e), if prior to the Company Stockholders Meeting there has been a public announcement or disclosure of a bona fide proposed Alternative Transaction in respect of Company or any of its Subsidiaries and not withdrawn prior to the date of the Company Stockholders Meeting; or

(iii) Section 7.1(i)(i), based on a material breach by Company of Section 5.1(b), Section 5.1(d) or Section 5.5;

then, (x) in the case of a termination contemplated by Section 7.3(a)(i), Company shall pay to Purchaser within one Business Day following termination of this Agreement, a fee, by wire transfer in immediately available funds to an account specified by Purchaser, in the amount of $550 million, (y) in the case of termination contemplated by Section 7.3(a)(ii), if Company, within 12 months after such termination either consummates an Alternative Transaction or enters into a definitive agreement with respect to an Alternative Transaction, Company shall pay to Purchaser a fee, by wire transfer in immediately available funds to an account specified by Purchaser, in the amount of $550 million simultaneously with such consummation or entering into such definitive agreement, as the case may be, and (z) in the case of termination contemplated by Section 7.3(a)(iii), if Company, within 12 months after such termination either consummates an Alternative Transaction or enters into a definitive agreement with respect to an Alternative Transaction, Company shall pay to Purchaser a fee, by wire transfer in immediately available funds to an account specified by Purchaser, in the amount of $550 million simultaneously with such consummation or entering into such definitive agreement, as the case may be.

      (b) If this Agreement is terminated pursuant to:

(i) Section 7.1(d);

(ii) Section 7.1(f), if prior to the Purchaser Shareholders Meeting there has been a public announcement or disclosure of a bona fide proposed Alternative Transaction in respect of Purchaser or any of its Subsidiaries and not withdrawn prior to the date of the Purchaser Shareholders Meeting; or

(iii) Section 7.1(h)(i), based on a material breach by Purchaser of Section 5.1(c) (other than the third sentence thereof), Section 5.1(e) or Section 5.5;

then, (x) in the case of a termination contemplated by Section 7.3(b)(i), Purchaser shall pay to Company within one Business Day following termination of this Agreement, a fee, by wire transfer in immediately available funds to an account specified by Company, in the amount of $550 million, (y) in the case of termination contemplated by Section 7.3(b)(ii), if Purchaser, within 12 months after such termination either consummates an Alternative Transaction or enters into a definitive agreement with respect to an Alternative Transaction, Purchaser shall pay to Company a fee, by wire transfer in immediately available funds to an account specified by Company, in the amount of $550 million simultaneously with such consummation or entering into such definitive agreement, as the case may be, and (z) in the case of termination contemplated by Section 7.3(b)(iii), if Purchaser, within 12 months after such termination either consummates an Alternative Transaction or enters into a definitive agreement with respect to an Alternative Transaction, Purchaser shall pay to Company a fee, by wire transfer in immediately available funds to an account specified by Company, in the amount of $550 million simultaneously with such consummation or entering into such definitive agreement, as the case may be.

      (c) Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, except that each of Purchaser and Company shall bear and pay one-half of the costs and expenses incurred in connection with (i) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement and (ii) the preparation and filing of any materials in connection with the HSR Act.

      (d) Each of Purchaser and Company agrees that the provisions contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement as set forth in Section 7.3(a) and Section 7.3(b) of this Agreement are uncertain and incapable of accurate calculation and that the amounts payable by Company pursuant to Section 7.3(a) hereof and by Purchaser pursuant to Section 7.3(b) hereof are reasonable forecasts of the actual damages which may be incurred by Purchaser and Company under such circumstances. The amounts payable pursuant to Section 7.3(a) and Section 7.3(b) hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event of termination of this Agreement on the bases specified in such Section, except for willful breaches as provided in the proviso in Section 7.2. If Company or Purchaser fails to pay to Purchaser or Company, as applicable, any amounts due under Section 7.3(a) or Section 7.3(b) in accordance with the terms hereof, Company or Purchaser shall pay the costs and expenses (including reasonable legal fees and expenses) of Purchaser or Company, as applicable, in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

      (e) Any amounts not paid when due pursuant to this Section 7.3 shall bear interest from the date such payment is due until the date paid at a rate equal to five percent.

ARTICLE VIII

GENERAL PROVISIONS

      8.1.     Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time or the termination of this Agreement, as the case may be, except (a) for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time (including the terms of this Article VIII) and (b) for the confidentiality provisions of Section 5.3 and all of the provisions of Section 7.2, Section 7.3 and Section 8.1 which shall survive termination.

      8.2.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy upon confirmation of receipt; (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service; or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Purchaser or Merger Sub, to

Anthem, Inc.
120 Monument Circle
Indianapolis, Indiana 46204

Attention:	David R. Frick, Executive Vice President

and Chief Legal and Administrative Officer

with a copy to

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

Attention:	Stephen M. Kotran, Esq.

William D. Torchiana, Esq.

and

Baker & Daniels
300 N. Meridian Street
Suite 2700
Indianapolis, Indiana 46204

Attention:	James A. Aschleman, Esq.

Tibor D. Klopfer, Esq.

(b) if to Company, to

WellPoint Health Networks Inc.
1 WellPoint Way
Thousand Oaks, California 91362

Attention:	Thomas C. Geiser, Executive Vice

President, General Counsel and Secretary

with a copy to

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017

Attention:	Gary I. Horowitz, Esq.

      8.3.     Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The parties have participated jointly in the negotiating and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

      8.4.     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

      8.5.     Entire Agreement; No Third-Party Beneficiaries.

      (a) This Agreement, including the schedules hereto, and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

      (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that Section 5.7 may be enforced against Purchaser or the Surviving Corporation, as the case may be, by the Persons identified or described therein.

      8.6.     Governing Law; Waiver of Jury Trial.

      (a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal laws of the State of New York, applicable to contracts executed in and to be performed entirely within the State of New York, except that the provisions of the DGCL and the IBCL shall govern the Merger.

      (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE,

THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

      8.7.     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

      8.8.     Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the stockholders of Company and approval of the matters presented in connection with the Merger by the shareholders of Purchaser, but, after any such adoption or approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders or shareholders, as applicable, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      8.9.     Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

      8.10.     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      8.11.     Submission to Jurisdiction; Waivers. (a) Each of the Company, Purchaser and Merger Sub hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined exclusively in any federal or state court of competent jurisdiction located in the Borough of Manhattan in the State of New York and each party hereto irrevocably consents to the jurisdiction and venue in the United States District Court for the Southern District of New York and in the courts hearing appeals therefrom. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with Section 8.2 and Section 8.11(b) hereof, that its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each party irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other party in any other jurisdiction in which the other party in any other jurisdiction in which the other party may be subject to suit.

      (b) Each of Company, Purchaser and Merger Sub hereby agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

      8.12.     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

      8.13.     Definitions. As used in this Agreement.

(a) “Alternative Transaction” means any of the following events: (i) any tender or exchange offer, merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Company or any of its Subsidiaries or Purchaser or any of its Subsidiaries, as applicable (any of the above, a “Business Combination Transaction”), with any person other than Purchaser, Merger Sub, Company or any affiliate thereof (a “Third Party”) or (ii) the acquisition by a Third Party of 10% or more of the outstanding shares of Company Common Stock or Purchaser Common Stock, as applicable, or of 10% or more of the assets or operations of Company and its Subsidiaries, taken as a whole, or Purchaser and its Subsidiaries, taken as a whole, as applicable, in a single transaction or a series of related transactions; it being understood and agreed that cash acquisitions permitted by Sections 4.1(d) and 4.2(d), respectively, are not Alternative Transactions for purposes of this definition.

(b) “BCBSA” means the Blue Cross Blue Shield Association.

(c) “Benefit Plans” means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA, and any vacation, bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract), which is maintained or contributed to by such Person or any of its ERISA Affiliates, or with respect to which such Person or any of its ERISA Affiliates could incur any liability.

(d) “Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

(e) “Business Day” means any day on which banks are not required or authorized to close in the City of New York.

(f) “good standing” means, when used with respect to the status of any entity domiciled or doing business in a particular state, that such entity has filed its most recent required annual report and (i) if a domestic entity, has not filed articles of dissolution, and (ii) if a foreign entity, has not applied for a certificate of withdrawal and is not the subject of a proceeding to revoke its certificate of authority.

(g) “Known” or “Knowledge” means, (i) with respect to Purchaser, the knowledge of Larry C. Glasscock, Michael L. Smith, David R. Frick, Michael C. Wyatt, George D. Martin, Cynthia S. Miller, John E. Gallina and Randall L. Brown and (ii) with respect to Company, the knowledge of Leonard D.

Schaeffer, David C. Colby, Robert A. Kelly, Alice D. Rosenblatt, Kenneth C. Zurek, Ronald J. Ponder and Thomas C. Geiser.

(h) “Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, or any capital lease having substantially the same economic effect as any of the foregoing).

(i) “Material Adverse Effect” means, with respect to Purchaser or Company, as the case may be, any effect that, individually or in the aggregate with all such other effects, is materially adverse to the business, assets, operations or condition (financial or otherwise) of Purchaser and its Subsidiaries, taken as a whole, or Company and its Subsidiaries, taken as a whole, respectively, other than any effect relating to (A) the United States or global economy or securities markets in general; (B) the announcement of this Agreement or the transactions contemplated hereby or the identity of Company or Purchaser, respectively; (C) changes in applicable law or regulations or in GAAP or regulatory accounting principles; or (D) general changes in the health benefits business, provided that, with respect to each of clauses (A), (C) and (D), such effect is not materially more adverse with respect to Company and its Subsidiaries, taken as a whole, or Purchaser and its Subsidiaries, taken as a whole, as the case may be, than the effect on comparable health benefits businesses generally.

(j) “the other party” means, with respect to Company, Purchaser and means, with respect to Purchaser, Company.

(k) “Permitted Liens” means (i) any liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation; and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto.

(l) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

(m) “SEC” means the Securities and Exchange Commission.

(n) “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. Subsidiaries shall have a correlative meaning.

(o) “Superior Proposal” means a bona fide written proposal made by a Person other than Purchaser, Merger Sub, or an affiliate thereof (i) which is for a Business Combination Transaction involving, or any purchase or acquisition of, (A) more than 50% of the voting power of Company’s capital stock or (B) all or substantially all of the consolidated assets or operations of Company and its Subsidiaries and (ii) which is otherwise on terms which Company’s Board of Directors determines in good faith after consultation with its financial advisors (A) would result in a transaction that, if consummated, is more favorable to Company’s stockholders from a financial point of view than the Merger or, if applicable, any proposal by Purchaser to amend the terms of this Agreement taking into account all the terms and conditions of such proposal and this Agreement and (B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

(p) “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means all federal, state, local and foreign income, profits, premium, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, estimated, capital gains, alternative minimum and other taxes, duties or governmental levies of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts or filing requirements and any interest in respect of such penalties and additions.

(q) “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, information returns, claims for refund, and amended returns) relating to Taxes.

      IN WITNESS WHEREOF, Purchaser, Merger Sub and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ANTHEM, INC.

By:	/s/ LARRY C. GLASSCOCK

Name: Larry C. Glasscock
Title: Chairman, President and Chief Executive Officer

ANTHEM HOLDING CORP.

By:	/s/ LARRY C. GLASSCOCK

Name: Larry C. Glasscock
Title: President and Chief Executive Officer

WELLPOINT HEALTH NETWORKS INC.

By:	/s/ LEONARD D. SCHAEFFER

Name: Leonard D. Schaeffer
Title: Chairman of the Board and Chief Executive Officer

[Amended and Restated Agreement and Plan of Merger]

EXHIBIT A

FORM OF AMENDMENT TO PURCHASER’S ARTICLES OF INCORPORATION

ARTICLES OF AMENDMENT

OF THE
ARTICLES OF INCORPORATION
OF
ANTHEM, INC.
(which name is hereby changed to WellPoint, Inc.)

      In compliance with the requirements of the Indiana Business Corporation Law, as amended (the “IBCL”), Anthem, Inc., an Indiana corporation incorporated on July 17, 2001 (the “Corporation”), desiring to give notice of corporate action effectuating the amendment of its Articles of Incorporation, certifies the following facts:

ARTICLE I

AMENDMENT TO THE ARTICLES OF INCORPORATION

      SECTION 1. The name of the Corporation is Anthem, Inc., which shall be changed hereby to WellPoint, Inc.

      SECTION 2. Article I of the Corporation’s Articles of Incorporation hereby is amended to read in its entirety as follows:

Name

      The name of the Corporation is WellPoint, Inc.

      SECTION 3. The Amendment was adopted by the Board of Directors of the Corporation on October 26, 2003, and approved by the shareholders of the Corporation on                     , 2004. The effective time of the Amendment hereby effected shall be                      [a.m./p.m.] on                     , 2004.

ARTICLE II

MANNER OF ADOPTION AND VOTE

      SECTION 1. At a meeting of the Board of Directors on October 26, 2003, the foregoing Amendment to the Corporation’s Articles of Incorporation was adopted by the Board of Directors. The Board of Directors submitted the Amendment, together with its recommendation for approval and adoption, to the shareholders of the Corporation.

      The foregoing Amendment to the Corporation’s Articles of Incorporation required shareholder approval. At a special meeting of the shareholders of the Corporation called by its Board of Directors and held on                     , 2004, the shareholders of the Corporation entitled to vote in respect to the foregoing Amendment approved and adopted the proposed Amendment. The result of such vote is as follows:

Common Stock,
$0.01 Par Value Per Share,
Designation of Each Voting Group	Voting as a Single Class

Number of Outstanding Shares
Number of Votes Entitled to be Cast
Number of Votes Represented at Meeting
Shares Voted in Favor
Shares Voted Against

      The number of votes cast in favor of the Amendment was sufficient for approval thereof pursuant to all applicable provisions of the IBCL and the Corporation’s Articles of Incorporation.

      SECTION 2. The manner of the adoption of the Amendment to the Corporation’s Articles of Incorporation and the vote by which it was adopted constitute full legal compliance with the provisions of the IBCL and the Corporation’s Articles of Incorporation and By-Laws.

      IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed these Articles of Amendment this                     day of                     , 2004.

Larry C. Glasscock
Chairman, President and Chief Executive Officer

EXHIBIT B

FORM OF PURCHASER BYLAWS AMENDMENT

      1.     Chairman of the Board and Presiding Director

      Section 3.3 of the Corporation’s By-Laws shall be amended so that, as amended, Section 3.3 shall read in its entirety as follows:

SECTION 3.3. Chairman of the Board and Presiding Director.

(a) Chairman of the Board. The Chairman of the Board, if any, shall, if present, preside at all meetings of the shareholders and of the Board of Directors and shall have such powers and perform such duties as are assigned to him by the Board of Directors.

(b) Presiding Director. The Presiding Director, if any, shall, if present, preside at the meetings of the shareholders and Board of Directors in the absence of the Chairman of the Board.

      2.     Addition of Articles X and XI

      The Corporation’s By-Laws shall be further amended to add Articles X and XI which shall read in their entirety as follows:

ARTICLE X

SPECIAL GOVERNANCE PROVISIONS

      10.1.     Effective Time; Expiration Date. The provisions of this Article X shall become effective (the “Effective Time”) if and when WellPoint Health Networks Inc., a Delaware corporation (“WHN”), merges with and into Anthem Holding Corp., an Indiana corporation and a direct wholly owned subsidiary of the Corporation (“Merger Sub”), pursuant to an Amended and Restated Agreement and Plan of Merger, effective as of October 26, 2003 (the “Merger Agreement”), by and among the Corporation, Merger Sub and WHN. The provisions of this Article X shall expire and become null and void on the date of the second anniversary of the Effective Time (the “Expiration Date”).

      10.2.     Effect of the Provisions in this Article X. Notwithstanding any other provisions of these By-Laws to the contrary, from the Effective Time until the Expiration Date the provisions of this Article X shall be controlling. The provisions of this Article X shall not be rescinded, changed or amended, nor may the provisions of this Article X be waived, except by the affirmative vote of not less than eighty percent (80%) of the Directors at the time.

      10.3.     Composition of Board of Directors. At the Effective Time, the Corporation’s Board of Directors shall be comprised of nineteen (19) Directors, to consist of eleven (11) of the then current members of the Corporation’s Board of Directors (including the then current Chairman, President and Chief Executive Officer of the Corporation), designated by the Corporation before the Effective Time, at least six (6) of whom must be “independent” under the rules of the New York Stock Exchange and the Securities and Exchange Commission with respect to the Corporation (the “Former Corporation Directors”), and eight (8) of the then current members of WHN’s Board of Directors (including the then current Chairman and Chief Executive Officer of WHN), designated by WHN before the Effective Time, at least five (5) of whom must be “independent” under the rules of the New York Stock Exchange and the Securities and Exchange Commission with respect to the Corporation (the “Former WHN Directors”). If any Former Corporation Director or Former WHN Director designated shall be unable or unwilling to serve as a Director at the Effective Time, the party which designated such individual as indicated above shall designate another individual reasonably acceptable to the Governance Committee to serve in such individual’s place. The Former Corporation Directors and Former WHN Directors who are designated shall be split such that one (1) of the three (3) classes of the Corporation’s Directors will be comprised of four (4) Former Corporation Directors and three (3) Former WHN Directors, one (1) of the three (3) classes of the Corporation’s

Directors will be comprised of four (4) Former Corporation Directors and two (2) Former WHN Directors and one (1) of the three (3) classes of the Corporation’s Directors will be comprised of three (3) Former Corporation Directors and three (3) Former WHN Directors. Prior to the Effective Time, each of the Corporation and WHN will designate in writing the class to which each individual Director designated by such party is to be assigned. The members of the Corporation’s Board of Directors as of the Effective Time will serve as Directors until their respective successors are duly elected and qualified in accordance with the Corporation’s Articles of Incorporation, By-Laws and applicable law unless he or she earlier resigns, retires, is removed or is unable to serve.

      10.4.     Nomination of Directors. As of the Effective Time and until the Expiration Date, unless the Board of Directors decides otherwise by an affirmative vote of not less then eighty percent (80%) of the Directors at the time, in the event that a Former Corporation Director or a Director otherwise elected or nominated to the Board of Directors by the Former Corporation Directors as set forth herein (such Directors together with the Former Corporation Directors, the “Corporation Aligned Directors”) or a Former WHN Director or a Director otherwise elected or nominated to the Board of Directors by the Former WHN Directors as set forth herein (such Directors together with the Former WHN Directors, the “WHN Aligned Directors”), shall resign, retire, be removed, no longer be able to serve or not stand or be standing for reelection (for whatever reason, including the failure of the Board of Directors to nominate such person), then (a) if such Director shall be a Corporation Aligned Director, then the Corporation Aligned Directors shall have the exclusive right to nominate an individual reasonably acceptable to the Governance Committee to fill such vacancy and the entire Board of Directors shall either elect such person a Director to fill such vacancy or, if applicable, nominate such person for election as a Director by the shareholders of the Corporation, and (b) if such Director shall be a WHN Aligned Director, then the WHN Aligned Directors shall have the exclusive right to nominate an individual reasonably acceptable to the Governance Committee to fill such vacancy and the entire Board of Directors shall either elect such person a Director to fill such vacancy or, if applicable, nominate such person for election as a Director by the shareholders of the Corporation. The term of any Director elected to fill a vacancy shall expire at the end of the term for which such Director’s predecessor was elected.

      10.5.     Chairmanship. Leonard D. Schaeffer shall be elected by the Board of Directors as the non-executive Chairman of the Board and the Executive Committee of the Board of Directors as of the Effective Time and, unless he earlier resigns, retires or is unable to serve, or unless the Board of Directors removes him by an affirmative vote of not less than eighty percent (80%) of the Directors at the time, shall occupy such position until the Expiration Date and shall retire from such position and as a member of the Board of Directors of the Executive Committee of the Board of Directors, of any other committees of the Board of Directors and as a director of the Foundation (as defined in the Merger Agreement) and any other foundations controlled, directly or indirectly, by the Corporation as of the Expiration Date. Upon the earlier of (a) Mr. Schaeffer’s resignation, retirement, removal or inability to serve as non-executive Chairman of the Board or as a Director, and (b) the Expiration Date, unless the Board of Directors decides otherwise by an affirmative vote of not less than eighty percent (80%) of the Directors at the time, the President and Chief Executive Officer of the Corporation shall be appointed by the Board of Directors as Chairman of the Board.

      10.6.     Officers. Larry C. Glasscock shall be President and Chief Executive Officer of the Corporation as of the Effective Time, and unless he earlier resigns, retires or is unable to serve, or unless the Board of Directors removes him by an affirmative vote of not less than eighty percent (80%) of the Directors at the time, shall occupy such position until at least the Expiration Date.

ARTICLE XI

CORPORATION HEADQUARTERS

      11.1.     Location of Headquarters. From the Effective Time (as defined in Section 10.1 hereof) and at least until the date that is five years following the Effective Time, the headquarters and principal executive offices of the Corporation shall be located in Indianapolis, Indiana, unless the Corporation’s Board of Directors decides otherwise by an affirmative vote of not less than eighty percent (80%) of the Directors at the time.

      11.2.     Effect of the Provisions in this Article XI. Notwithstanding any other provisions of these By-Laws to the contrary, from the Effective Time until the date that is five years following the Effective Time, the provisions of this Article XI shall be controlling. The provisions of this Article XI shall not be rescinded, changed or amended, nor may the provisions of this Article XI be waived, except by the affirmative vote of not less than eighty percent (80%) of the Directors at the time.

      3.     Name Change

      The Corporation’s By-Laws shall be further amended as required to reflect the changed name of the Corporation to WellPoint, Inc.

EXHIBIT C

FORM OF WELLPOINT HEALTH NETWORKS INC. AFFILIATE LETTER

October 26, 2003

Anthem, Inc.

120 Monument Circle
Indianapolis, IN 46204

Ladies and Gentlemen:

      I have been advised that, as of the date hereof, I may be deemed to be an “affiliate” of WellPoint Health Networks Inc., a Delaware corporation (the “Company”), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

      Pursuant to the terms of the Agreement and Plan of Merger, dated as of October 26, 2003 (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), among Anthem, Inc., an Indiana corporation (“Purchaser”), Anthem Holding Corp., an Indiana corporation (“Merger Sub”), and the Company, the Company will be merged with and into Merger Sub (the “Merger”). Capitalized terms used herein but not defined shall have the respective meanings ascribed to such terms in the Merger Agreement.

      In consideration of the agreements contained herein, Purchaser’s reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby represent, warrant and agree that I will not make any sale, transfer or other disposition of any shares of Purchaser Common Stock received by me pursuant to the Merger in violation of the Securities Act or the Rules and Regulations.

      I have been advised that the issuance of the shares of Purchaser Common Stock pursuant to the Merger will have been registered with the Commission under the Securities Act on a Registration Statement on Form S-4. I have also been advised, however, that since I may be deemed to be an affiliate of the Company at the time the Merger is submitted for a vote of the stockholders of the Company, the Purchaser Common Stock received by me in connection with the Merger may be disposed of by me only (i) pursuant to an effective registration under the Securities Act, (ii) in conformity with the provisions of Rule 145 promulgated by the Commission under the Securities Act (as such rule may hereafter be amended from time to time), (iii) in reliance upon an exemption from registration that is available under the Securities Act or (iv) after receipt of an opinion of counsel reasonably acceptable to Purchaser, or under a no-action or interpretative letter obtained from the Commission, stating that such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

      I also understand that instructions will be given to Purchaser’s transfer agent with respect to the Purchaser Common Stock to be received by me pursuant to the Merger and that there will be placed on the certificates representing such shares of Purchaser Common Stock, or any substitutes therefor, a legend stating in substance as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER THAT ACT OR AN EXEMPTION FROM SUCH REGISTRATION.”

      It is understood and agreed that the legend set forth above shall be removed at no cost to me upon surrender of certificates bearing such legend by delivery of substitute certificates without such legend if (i) one year shall have elapsed from the date that I received Purchaser Common Stock in the Merger and the provisions of Rule 145(d)(2) are then applicable to me, (ii) two years shall have elapsed from the date that I received Purchaser Common Stock in the Merger and the provisions of Rule 145(d)(3) are then applicable to me or (iii) I have delivered to Purchaser an opinion of counsel, in form and substance reasonably satisfactory to Purchaser, or a no-action or interpretative letter obtained from the Commission, to the effect that such legend is not required for purposes of the Securities Act.

      I further understand and agree that Purchaser is under no obligation to register the sale, transfer or other disposition of Purchaser Common Stock by me or on my behalf under the Securities Act.

      Neither execution of this letter nor any provisions set forth herein should be construed as an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter, or a waiver of any right I may have to object to any claim that I am such an affiliate on or after the date of this letter.

      By Purchaser’s acceptance of this letter, Purchaser hereby agrees with me that, for a period of two years after the Effective Time, it shall use its reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and (ii) furnish to me upon request a written statement as to whether Purchaser has complied with such reporting requirements during the 12 months preceding any proposed sale of Purchaser Common Stock by me under Rule 145.

      This letter agreement constitutes the complete understanding between Purchaser and me concerning the subject matter hereof. Any notice required to be sent to either party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This letter agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Indiana.

      If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to me, at which time this letter shall become a binding agreement between us.

Very truly yours,

Name:

Accepted this                     day

of                     , 2003 by

ANTHEM, INC.

By:

Name:

Title:

APPENDIX B

PERSONAL AND CONFIDENTIAL

October 26, 2003

Board of Directors

Anthem, Inc.
120 Monument Circle
Indianapolis, IN 46204

Ladies and Gentlemen:

      You have requested our opinion as to the fairness from a financial point of view to Anthem, Inc. (the “Company”) of the Merger Consideration (as defined below) to be paid by the Company for each outstanding share of common stock, par value $0.01 per share (the “WellPoint Common Stock”), of WellPoint Health Networks Inc. (“WellPoint”), pursuant to the Agreement and Plan of Merger, dated as of October 26, 2003 (the “Agreement”), among the Company, Anthem Holding Corp., a wholly owned subsidiary of the Company (“Merger Sub”), and WellPoint. Pursuant to the Agreement, WellPoint will be merged with and into Merger Sub and each share of WellPoint Common Stock will be converted into the right to receive $23.80 in cash (the “Cash Consideration”) and 1.000 share of the common stock, par value $0.01 per share (the “Company Common Stock”), of the Company (together with the Cash Consideration, the “Merger Consideration”).

      Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which fees are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as its financial advisor in connection with its terminated acquisition of Blue Cross and Blue Shield of Kansas, Inc., announced in January 2001; having acted as its financial advisor in connection with the sale of its TRICARE business to Humana Inc. in June 2001; having acted as its financial advisor in connection with its demutualization in June 2001; having acted as lead managing underwriter of the Company’s initial public offering of 55,200,000 shares of the Company Common Stock and 4,600,000 of the Company’s 6.00% Equity Security Units (the “Equity Security Units”) in October 2001; having coordinated a Large Holder Sale Program for the Company Common Stock since its initial public offering; having acted as its financial advisor in connection with its acquisition of Trigon Healthcare, Inc. (“Trigon”) in April 2002; having acted as sole lead arranger, bookrunner and administrative and syndication agent in connection with a $1,200,000,000 bridge loan facility in connection with the acquisition of Trigon; and having acted as lead managing underwriter in connection with an offering of $950,000,000 aggregate principal amount of notes in July 2002. Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., expects to participate in a portion of the Company’s $3,000,000,000 bridge loan facility in connection with the Transaction as well as to act as an agent and underwriter with respect to the indebtedness that may be issued to replace such facility. We also may provide investment banking and other services to the Company and WellPoint from time to time. In connection with the above-described services we have received, and may receive, compensation. In addition, Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of their trading, investment management, financing and brokerage activities, Goldman, Sachs & Co. and its affiliates may actively trade

B-1

the debt and equity securities (or related derivative securities) of the Company and WellPoint for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

      In connection with this opinion, we have reviewed, among other things, the Agreement; the annual report to Stockholders and Annual Report on Form 10-K of the Company for the two years ended December 31, 2002; the Company’s Registration Statement on Form S-1, including the prospectus contained therein dated October 26, 2001, relating to the initial public offering of the Company Common Stock and Equity Security Units; annual reports to Stockholders and Annual Reports on Form 10-K of WellPoint for the five fiscal years ended December 31, 2002; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and WellPoint; certain other communications from the Company and WellPoint to their respective stockholders; certain internal financial analyses and forecasts for WellPoint prepared by the management of WellPoint; and certain financial analyses and forecasts for the Company, WellPoint and the combined company prepared by the management of the Company (the “Forecasts”), including certain cost savings and operating synergies projected by the management of the Company to result from the Transaction (the “Synergies”). We also have held discussions with members of the senior managements of the Company and WellPoint regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Company Common Stock and WellPoint Common Stock, compared certain financial and stock market information for the Company and WellPoint with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the health benefits industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

      We have relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. We are not actuaries and our services did not include any actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions. In that regard, we have made no analyses of, and express no opinion as to, the adequacy of the reserves of the Company or WellPoint and have relied upon information supplied to us by the Company and WellPoint as to such adequacy. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance sheet assets or liabilities or insurance reserves) of the Company or WellPoint or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect on the Company or WellPoint or on the expected benefits to be realized from the Transaction in any way material to our analysis. Our opinion does not address the underlying business decision of the Company to engage in the Transaction. In addition, we are not expressing any opinion herein as to the prices at which shares of Company Common Stock or WellPoint Common Stock will trade at any time. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transaction.

      Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by the Company pursuant to the Agreement is fair from a financial point of view to the Company.

B-2

APPENDIX C

LEHMAN BROTHERS

October 26, 2003

Board of Directors

WellPoint Health Networks Inc.
1 WellPoint Way
Thousand Oaks, CA 91362

Members of the Board:

      We understand that WellPoint Health Networks Inc. (the “Company” or “WellPoint”) and Anthem, Inc. (“Anthem”) intend to enter into a business combination pursuant to which the Company will be merged with and into a wholly owned subsidiary of Anthem (“MergerCo”) (the “Proposed Transaction” or the “Merger”). We further understand that upon the effectiveness of the Merger, each share of common stock of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than treasury shares, shares of Company Common Stock held by subsidiaries of the Company, and shares of Company Common Stock held by persons who perfect their rights to appraisal pursuant to Section 262 of the Delaware General Corporation Law) will be converted into the right to receive (i) $23.80 in cash and (ii) 1 share of common stock of Anthem (the “Anthem Common Stock”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated October 26, 2003 (the “Agreement”) between Anthem, WellPoint and MergerCo.

      We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

      In arriving at our opinion, we reviewed and analyzed (1) the Agreement and the specific terms of the Proposed Transaction (including with respect to governance of the combined company), (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2003, (3) publicly available information concerning Anthem that we believe to be relevant to our analysis, including Anthem’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2003, (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “Company Projections”), (5) financial and operating information with respect to the business, operations and prospects of Anthem furnished to us by Anthem, including financial projections of Anthem prepared by management of Anthem (the “Anthem Projections”), (6) the trading histories of the Company Common Stock and Anthem Common Stock from October 31, 2001 to present and a comparison of those trading histories with each other and with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of the Company and Anthem with each other and with those of other companies that we deemed relevant, (8) financial and operating information with respect to business, operations and prospects of the combined company on a pro forma basis following consummation of the Proposed Transaction, including the cost savings and operating synergies which managements of the Company and Anthem estimate will result from a combination of the businesses of the Company and Anthem (the “Expected Synergies”), (9) the relative financial contributions of the Company and Anthem to the future financial performance of the combined company on a pro forma basis, and (10) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we

C-1

have had discussions with the managements of the Company and Anthem concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of the Company and Anthem that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and we have assumed that the Company will perform substantially in accordance with such projections. With respect to the Anthem Projections, upon advice of Anthem we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Anthem as to the future financial performance of Anthem and we have assumed that Anthem will perform substantially in accordance with such projections. Upon the advice of the Company and Anthem, we also have assumed that the Expected Synergies will be realized substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Anthem and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Anthem. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

      In addition, we express no opinion as to the prices at which shares of Anthem Common Stock will trade at any time following the announcement of the Proposed Transaction or the consummation of the Proposed Transaction. This opinion should not be viewed as providing any assurance that the market value of the shares of Anthem Common Stock to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of the shares of Company common stock owned by such stockholders at any time prior to the announcement or the consummation of the Proposed Transaction.

      Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the Company’s stockholders in the Proposed Transaction is fair to such stockholders.

      We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the remainder of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the securities of the Company and Anthem for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

C-2

APPENDIX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

APPRAISAL RIGHTS

      262 APPRAISAL RIGHTS. — (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      The Indiana Business Corporation Law (the “IBCL”) provides that a corporation, unless limited by its articles of incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the corporation.

      As permitted by the IBCL, Anthem’s (“Anthem”) articles of incorporation provide for indemnification of directors, officers, employees and agents of Anthem against any and all liability and reasonable expense that may be incurred by them, arising out of any claim or action, civil, criminal, administrative or investigative, in which they may become involved by reason of being or having been a director, officer, employee or agent. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the board of directors must have determined, based upon a written finding of legal counsel or another independent referee, or a court of competent jurisdiction must have determined, that such persons acted in good faith in what they reasonably believed to be the best interest of Anthem (or at least not opposed to its best interests) and, in addition, in any criminal action, had reasonable cause to believe their conduct was lawful (or had no reasonable cause to believe that their conduct was unlawful). The articles of incorporation authorize Anthem to advance funds for expenses to an indemnified person, but only upon receipt of an undertaking that he or she will repay the same if it is ultimately determined that such party is not entitled to indemnification.

      The rights of indemnification provided by the articles of incorporation of Anthem are not exhaustive and are in addition to any rights to which a director or officer may otherwise be entitled by contract or as a matter of law. Irrespective of the provisions of the articles of incorporation of Anthem, Anthem may, at any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions.

      In addition, Anthem has obtained a directors’ and officers’ liability and company reimbursement policy that insures against certain liabilities under the Securities Act of 1933, subject to applicable retentions.

Item 21.	Exhibits and Financial Statement Schedules.

      (a) Exhibits

      The list of exhibits is incorporated herein by reference to the Exhibit Index beginning on page E-1.

      (c) Report, Opinion or Appraisal. See Exhibits B and C. The opinions of Goldman, Sachs & Co. and Lehman Brothers Inc. are included as Exhibits B and C, respectively, to the joint proxy statement/ prospectus included as part of this registration statement.

Item 22.	Undertakings.

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) (1) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding; or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on May 11, 2004.

ANTHEM, INC.

By:	/s/ LARRY C. GLASSCOCK

Larry C. Glasscock
Chairman, President and Chief
Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LARRY C. GLASSCOCK Larry C. Glasscock	Chairman, President and Chief Executive Officer (Principal Executive Officer)	May 11, 2004

/s/ MICHAEL L. SMITH Michael L. Smith	Executive Vice President and Chief Financial and Accounting Officer (Principal Financial and Accounting Officer)	May 11, 2004

* L. Ben Lytle	Director	May 11, 2004

* Lenox D. Baker, Jr., M.D.	Director	May 11, 2004

* Susan B. Bayh	Director	May 11, 2004

* William B. Hart	Director	May 11, 2004

* Allan B. Hubbard	Director	May 11, 2004

* Victor S. Liss	Director	May 11, 2004

* William G. Mays	Director	May 11, 2004

Signature	Title	Date

* James W. McDowell, Jr.	Director	May 11, 2004

* Senator Donald W. Riegle, Jr.	Director	May 11, 2004

* William J. Ryan	Director	May 11, 2004

* George A. Schaefer, Jr.	Director	May 11, 2004

* John Sherman, Jr.	Director	May 11, 2004

* Dennis J. Sullivan, Jr.	Director	May 11, 2004

* Jackie M. Ward	Director	May 11, 2004

/s/ DAVID R. FRICK David R. Frick Attorney-In-Fact

*	The undersigned, by signing his name hereto, does hereby execute this amendment to the registration statement on behalf of the directors of Anthem listed above pursuant to the Powers of Attorney previously filed with the Securities and Exchange Commission.

EXHIBIT INDEX

Exhibit
Number	Document

2.1	Plan of Conversion(1)
2.2	Amended and Restated Agreement and Plan of Merger, effective as of October 26, 2003, among Anthem, Anthem Holding Corp. and WellPoint (included as Appendix A to the Joint Proxy Statement/ Prospectus which forms a part of this Registration Statement)
3.1	Restated Articles of Incorporation of Anthem(1)
3.2	Amended and Restated Bylaws of Anthem(8)
4.1	Form of certificate for the common stock, $0.01 par value per share, of Anthem(1)
4.2	Upon the request of the Securities and Exchange Commission, Anthem will furnish copies of all instruments defining the rights of holders of long-term debt of Anthem
4.3	Indenture, dated as of November 2, 2001, by and between Anthem and The Bank of New York, as Trustee(2)
4.4	First Supplemental Indenture, dated as of November 2, 2001, between Anthem and The Bank of New York, as Trustee(2)
4.5	Purchase Contract Agreement, dated as of November 2, 2001, between Anthem and The Bank of New York, as Purchase Contract Agent(2)
4.6	Pledge Agreement, dated as of November 2, 2001, among Anthem, The Chase Manhattan Bank, as Collateral Agent, as Custodial Agent and as Securities Intermediary, and The Bank of New York, as Purchase Contract Agent(2)
4.7	Form of Debenture (Included in Exhibit 4.4)
4.8	Form of Normal Unit (Included in Exhibit 4.5)
4.9	Form of Stripped Unit (Included in Exhibit 4.5)
4.10	Form of Remarketing Agreement(3)
4.11	Five-Year Credit Agreement, dated as of November 5, 2001, among Anthem Insurance Companies, Inc., Anthem, the lenders party thereto, The Chase Manhattan Bank, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Fleet National Bank, as Documentation Agent(2)
(i) First Amendment, dated as of July 2, 2002, to the Five-Year Credit Agreement, dated as of November 5, 2001, among Anthem Insurance Companies, Inc., Anthem, the banks party thereto, JPMorgan Chase Bank, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Fleet National Bank, as Documentation Agent(4)
4.12	Amended and Restated 364-Day Credit Agreement, dated as of July 1, 2003, among Anthem, the lender parties thereto, JPMorgan Chase Bank, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Wachovia Bank, N.A., as Syndication Agent, Fleet National Bank, as Documentation Agent, and William Street Commitment Corporation, as Documentation Agent(8)
4.13	Indenture, dated as of July 31, 2002, between Anthem and The Bank of New York, Trustee(5)
4.14	First Supplemental Indenture, dated as of July 31, 2002, between Anthem and The Bank of New York, Trustee(5)
4.15	Forms of Notes(4)
4.16	Form of Indenture by and between Anthem and The Bank of New York, Trustee, relating to the senior debt securities(6)
4.17	Form of Indenture by and between Anthem and The Bank of New York, Trustee, relating to the subordinated debt securities (6)
4.18	Commercial Paper Dealer Agreement, dated March 11, 2003, among Anthem, as Issuer, and J.P. Morgan Securities, Inc., Banc of America Securities LLC and Salomon Smith Barney, Inc., each as Dealer(7)

E-1

Exhibit
Number	Document

4.19	Issuing and Paying Agency Agreement, dated March 11, 2003, by and between Anthem and J.P. Morgan Chase Bank(7)
5	Opinion of Baker & Daniels regarding the validity of the shares of Anthem common stock registered hereunder(9)
8.1	Tax Opinion of Baker & Daniels
8.2	Tax Opinion of Simpson Thacher & Bartlett LLP
15	Letter from PricewaterhouseCoopers LLP regarding unaudited interim financial information
23.1	Consent of Ernst & Young LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Baker & Daniels (contained in Exhibit 5)(9)
23.4	Consent of Baker & Daniels (contained in Exhibit 8.1)
23.5	Consent of Simpson Thacher & Bartlett LLP (contained in Exhibit 8.2)
24	Power of Attorney(9)
99.1	Form of Proxy Card of Anthem
99.2	Form of Proxy Card of WellPoint
99.3	Consent of Goldman, Sachs & Co.
99.4	Consent of Lehman Brothers Inc.
99.5	Consent of Leonard D. Schaeffer(9)

(1)	The copy of this exhibit filed as the same exhibit number to Anthem’s Registration Statement on Form S-1 (Registration No. 333-67714) as filed with the Commission on August 16, 2001 is incorporated herein by reference.

(2)	The copy of this exhibit filed as the same exhibit number to Anthem’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, as filed with the Commission on December 11, 2001 is incorporated herein by reference.

(3)	The copy of this exhibit filed as the same exhibit number to Anthem’s Registration Statement on Form S-1 (Registration No. 333-70566) as filed with the Commission is incorporated herein by reference.

(4)	The copy of this exhibit filed as the same exhibit number to Anthem’s Registration Statement on Form S-1/ A (Registration No. 333-90478) as filed with the Commission on July 18, 2002, is incorporated herein by reference.

(5)	The copy of this exhibit filed as the same exhibit number to Anthem’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, as filed with the Commission on August 5, 2002, is incorporated herein by reference.

(6)	The copy of this exhibit filed as the same exhibit number to Anthem’s Registration Statement on Form S-3 (Registration No. 333-101969) as filed with the Commission on December 18, 2002, is incorporated herein by reference.

(7)	The copy of this exhibit filed as the same exhibit number to the Anthem’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as filed with the Commission on April 30, 2003, is incorporated herein by reference.

(8)	The copy of this exhibit filed as the same exhibit number to the Anthem’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as filed with the Commission on July 31, 2003, is incorporated herein by reference.

(9)	Previously filed.

E-2